      Filed with the Securities and Exchange Commission on August 26, 1999

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
             (Exact name of registrant as specified in its charter)

        California                    5141                  95-0615250
      (State or other           (Primary Standard        (I.R.S. Employer
      jurisdiction of       Industrial Classification Identification Number)
     incorporation or             Code Number)
       organization)

                               5200 Sheila Street
                           Commerce, California 90040
                                 (323) 264-5200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           Robert M. Ling, Jr., Esq.
              Senior Vice President, General Counsel and Secretary
                     Certified Grocers of California, Ltd.
                               5200 Sheila Street
                           Commerce, California 90040
                                 (323) 264-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                                    Mark A. Long, Esq.
          John D. Hussey, Esq.                  Carmen M. Calzacorta, Esq.
         Peter M. Menard, Esq.              Schwabe, Williamson & Wyatt, P.C.
Sheppard, Mullin, Richter & Hampton LLP            1211 SW Fifth Avenue
   333 South Hope Street, 48th Floor                 Suites 1600-1950
     Los Angeles, California 90071                Portland, Oregon 97204
             (213) 620-1780                           (503) 222-9981

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                          Proposed       Proposed
 Title of each Class of     Amount        Maximum        Maximum      Amount of
    Securities to be         to be     Offering Price   Aggregate    Registration
       Registered        Registered(1)  Per Unit(2)   Offering Price   Fee (3)
---------------------------------------------------------------------------------
Class A Shares.........
                            120,904       $253.95      $30,703,327    $8,535.52
Class B Shares.........

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The number of shares to be registered pursuant to this Registration Statement is based on the number of Class A Shares and Class B Shares of the Registrant issuable to shareholders of United Grocers, Inc. ("United") in the merger based on an exchange ratio of .228 Class A Shares or Class B Shares for each share of Common Stock of United.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the product of the estimated maximum number of shares of United to be canceled in the merger multiplied by the book value of United's Common Stock as of April 2, 1999.
(3) $6,140.67 of this fee previously paid with preliminary proxy materials.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO OF CERTIFIED GROCERS]

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                               5200 Sheila Street
                           Commerce, California 90040

                                                                  August  , 1999

Dear Shareholder:

   The Boards of Directors of Certified Grocers of California, Ltd. and United Grocers, Inc. have unanimously approved a merger agreement which will combine the two companies. A special meeting of the shareholders of Certified will be held on Monday, September 27, 1999 at 10:00 a.m. (Pacific Daylight Time). The meeting will be held at 5200 Sheila Street, Commerce, California to approve the merger and various amendments to the articles of incorporation and bylaws of Certified.

   This document provides detailed information concerning the merger and the amendments to the articles of incorporation and the bylaws of Certified. Please read this document carefully. In particular, please see the section entitled "Risk Factors" on page 12 for a discussion of risks associated with the merger.

   Your board of directors believes that this strategic business combination is an important and significant step toward the goal of better serving independent retailers which will become members and customers of the combined company. We expect the merger to achieve economies of scale in the purchasing and distribution of grocery products that will result in lower costs to independent retailers and strengthen their competitive position. The board of directors unanimously recommends that you vote FOR approval of the merger and FOR the amendments to the articles of incorporation and bylaws.

Sincerely,

Alfred A. Plamann,
President and Chief Executive Officer
                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Class A Shares or Class B Shares to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

   Joint proxy statement/prospectus dated August , 1999, and first mailed to shareholders on August , 1999.

[LOGO OF CERTIFIED GROCERS]

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                               5200 Sheila Street
                           Commerce, California 90040

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

   We are holding a special meeting of the shareholders of Certified Grocers of California, Ltd. on Monday, September 27, 1999 at 10:00 a.m. (Pacific Daylight
Time). The meeting will be held at 5200 Sheila Street, Commerce, California.

   The shareholders will consider and vote upon the following matters at the meeting:

  . The approval and adoption of an Agreement and Plan of Merger among Certified, United Grocers, Inc. and a wholly-owned subsidiary of Certified. In the merger:

      a Certified's wholly-owned subsidiary will merge into United;

      a Each share of United's Common Stock will be converted into
          0.228 shares of Certified's Class A Shares or Class B Shares. The first 100 shares issued to each shareholder at the exchange ratio will be Class A Shares and the balance, if any, will be Class B Shares; and

      a Certified's existing Class A Shares, Class B Shares and Class C
          Shares will remain outstanding as shares of the combined company.

  . The approval and adoption of amendments to the articles of incorporation and bylaws of Certified to:

      a Increase the authorized number of directors to 24,

      a Change the name of Certified to Unified Western Grocers, Inc.,

      a Modify the redemption price formula for Certified's Class A Shares and Class B Shares, and

      a Increase the authorized number of Class C Shares to 24.

  .  Such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on July 31, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement. The merger and the amendments to the articles of incorporation and bylaws must be approved by the holders of a majority of the Class A Shares, the Class B Shares and the Class C Shares outstanding and entitled to vote, each voting separately as a class. Certified can complete the merger only if the amendments to the articles of incorporation and bylaws are approved. The meeting may be adjourned or postponed from time to time.

                                      By Order of the Board of Directors,

                                      Robert M. Ling, Jr.
                                      Senior Vice President,
                                       General Counsel and Secretary

Commerce, California
August  , 1999

Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed, prepaid envelope. If you attend the meeting, you may vote in person if you wish, even if you previously have returned your proxy card.

[LOGO OF UNITED GROCERS]      UNITED GROCERS, INC.
                              6433 S.E. Lake Road
                             Post Office Box 97269
                             Portland, Oregon 97222

                                                                  August  , 1999

Dear Shareholder:

   The boards of directors of Certified Grocers of California, Ltd. and United Grocers, Inc. have unanimously approved a merger agreement which will combine the two companies. A special meeting of the shareholders of United will be held on Monday, September 27, 1999 at 10:00 a.m. (Pacific Daylight Time). The meeting will be held at 6433 S. E. Lake Road, Portland, Oregon.

   This document provides detailed information concerning the merger. Please read this document carefully. In particular, please see the section entitled "Risk Factors" on page 12 for a discussion of risks associated with the merger.

   Your board of directors believes that this strategic business combination is an important and significant step toward the goal of better serving independent retailers which will become members of the combined company. We expect the merger to achieve economies of scale in the purchasing and distribution of grocery products that should result in lower costs to independent retailers and strengthen their competitive position. The board of directors unanimously recommends that you vote FOR approval of the merger.

Sincerely,

T.W. Olsen,
President, Chief Executive Officer and Secretary

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Class A Shares or Class B Shares to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

   Joint proxy statement/prospectus dated August , 1999, and first mailed to shareholders on August , 1999.

                              UNITED GROCERS, INC.
[LOGO OF UNITED GROCERS]      6433 S.E. Lake Road
                             Post Office Box 97269
                             Portland, Oregon 97222

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

   We are holding a special meeting of the shareholders of United Grocers, Inc. on Monday, September 27, 1999 at 10:00 a.m. (Pacific Daylight Time). The meeting will be held at 6433 S. E. Lake Road, Portland, Oregon.

   The shareholders will consider and vote upon the following matters at the meeting:

  . The approval and adoption of an Agreement and Plan of Merger among United, Certified Grocers of California, Ltd. and a wholly-owned subsidiary of Certified and the merger contemplated by the merger agreement. In the merger, each share of United's Common Stock will be converted into 0.228 shares of the combined company's Class A Shares or Class B Shares. The first 100 shares issued to each shareholder at the exchange ratio will be Class A Shares and the balance, if any, will be Class B Shares. In the merger, Certified's existing Class A Shares, Class B Shares and Class C Shares will remain outstanding as shares of the combined company.

  .  Such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on August 23, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement. The merger must be approved by a majority of United's shareholders entitled to vote. The meeting may be adjourned or postponed from time to time.

   In accordance with the Oregon Business Corporation Act, holders of United's Common Stock may be entitled to exercise dissenters' rights in connection with the merger.

                                          By Order of the Board of Directors,

                                          T.W. Olsen,
                                          President, Chief Executive Officer
                                           and Secretary

Portland, Oregon
August  , 1999

Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed, prepaid envelope. If you attend the meeting, you may vote in person if you wish, even if you previously have returned your proxy card.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1

SUMMARY....................................................................   3

SUMMARY AND SELECTED FINANCIAL AND OPERATING DATA OF CERTIFIED.............   9

SUMMARY AND SELECTED FINANCIAL AND OPERATING DATA OF UNITED................  10

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA..............  11

RISK FACTORS...............................................................  12

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE............................  15

THE MEETINGS
  Date, Time and Place.....................................................  16
  The Purpose of the Meetings..............................................  16
  Who May Vote; What Vote is Required......................................  16
  Solicitation, Use and Revocation of Proxies; Solicitation Expenses.......  18

THE MERGER
  General..................................................................  19
  Background of the Merger.................................................  19
  Reasons for the Merger...................................................  21
  Recommendations of the Boards of Directors...............................  21
  Opinions of Financial Advisors...........................................  24
  Officers and Directors After the Merger..................................  33
  Interests of Certain Persons in the Merger...............................  33
  Material Federal Income Tax Considerations...............................  36
  Accounting Treatment.....................................................  38
  Regulatory Approvals.....................................................  38
  Impact of the Merger on the Members of Unified Western...................  38
  Financing of the Merger..................................................  41
  Rights of Dissenting Shareholders........................................  42
  Comparison of Rights of Shareholders.....................................  46

THE AMENDMENTS.............................................................  53

THE MERGER AGREEMENT
  General..................................................................  56
  The Merger...............................................................  56
  Conversion of United Shares..............................................  56
  Effect on Certified Shares...............................................  57
  Representations and Warranties...........................................  57
  Conduct of Business Pending the Merger...................................  58
  Material Covenants.......................................................  59
  No Solicitation of Transactions..........................................  59
  Director and Officer Indemnification.....................................  60

                                      (i)

                                                                           Page
                                                                           ----
  Tax Treatment...........................................................   60
  Conditions to the Merger................................................   60
  Termination of the Merger Agreement.....................................   63
  Termination Fees and Expenses...........................................   64
  Termination Fee Payable by Certified....................................   64
  Amendment and Waiver....................................................   65

INFORMATION CONCERNING CERTIFIED
  Business................................................................   66
  Selected Financial Data.................................................   73
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................   74
  Directors and Executive Officers........................................   82

INFORMATION CONCERNING UNITED
  Business................................................................   84
  Selected Financial Data.................................................   91
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................   92
  Changes in and Disagreements with Accountants on Accounting and
   Financial Disclosure...................................................  101
  Directors and Executive Officers........................................  103
  Executive Compensation..................................................  105
  Security Ownership of Certain Beneficial Owners and Management..........  109
  Certain Relationships and Related Transactions..........................  110

LEGAL MATTERS.............................................................  112

EXPERTS...................................................................  112

WHERE YOU CAN FIND MORE INFORMATION.......................................  113

INDEX TO FINANCIAL STATEMENTS.............................................  F-1
  Certified...............................................................  F-2
  United.................................................................. F-29
  Unaudited Pro Forma Condensed Combined Financial Statements............. F-58

ANNEX A:  Agreement and Plan of Merger
ANNEX B:  Opinion of Rabobank International, New York Branch
ANNEX C: Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ANNEX D: Selected Provisions of the California General Corporation Law
          Regarding Dissenters' Rights
ANNEX E: Selected Provisions of the Oregon Business Corporation Act Regarding Dissenters' Rights

                                      (ii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are the two companies proposing to merge?

A: Competitive pressures on the independent retailer continue to increase due to the rapid consolidation among supermarket chains and the continued growth of alternative formats. We expect the merger to provide to the independent retailer the benefits of economies of scale and an expanded range of products and services by:

  .Eliminating duplicative facilities and transportation equipment in overlapping service areas;

  .Eliminating duplicative functions, including legal and accounting services and management information systems;

  .Increasing purchasing volume in order to obtain more favorable pricing on product purchases;

  .Offering to all members the opportunity to purchase specialized products and services currently offered by Certified or United alone; and

  .Uniting the management and operational experience of both Certified and United.

Q:  What will be the name of the combined company?

A: The combined company will be named Unified Western Grocers, Inc. and will continue to do business regionally under both the Certified and United names.

Q: Will the combined company continue to operate as a cooperative owned by participating retailer members?

A: Yes. The combined company will continue to operate as a cooperative owned by its retailer member-shareholders. A common board of directors will manage the combined company and will be advised by retailer advisory committees selected by geographic regions. The combined company also will continue to do business with non-shareholder retailers either on an associate-patron basis or on a non-patronage basis.

Q:  When do you expect the merger to be completed?

A: We hope to complete the merger by September 29, 1999. We are working towards completing the merger as quickly as possible.

Q:  What do I need to do now?

A: Please carefully review this document. Then indicate on your proxy card how you want to vote, and sign and mail it in the enclosed, prepaid envelope as soon as possible so that your shares will be represented at your shareholder meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and, for Certified's shareholders, the amendments. If you fail to sign and send in your proxy or you sign and send in your proxy but you abstain from voting, it will be the equivalent of a vote against the merger and, for Certified's shareholders, the amendments.

Q:  What if I have further questions?

A: If you have more questions about the merger or the amendments, or if you would like additional copies of this document, you should contact:

  For Certified:

  Robert M. Ling, Jr.
  Senior Vice President, General Counsel  and Secretary
  Certified Grocers of California, Ltd.
  5200 Sheila Street
  Commerce, California 90040
  Telephone: (323) 264-5200 Ext. 4285

  For United:

  T. W. Olsen
  President, Chief Executive Officer  and Secretary
  United Grocers, Inc.
  6433 S.E. Lake Road
  Portland, Oregon 97222
  Telephone: (503) 833-1000

                                    SUMMARY

   This summary highlights selected information found in greater detail elsewhere in this document. This summary may not contain all of the information that is important to you. Before you decide how to vote, you should read carefully this entire document as well as the additional documents attached hereto or incorporated by reference. See "WHERE YOU CAN FIND MORE INFORMATION" (page 113). We have included page references parenthetically to direct you to a more complete description of the topics in this summary.
The Companies

Certified Grocers of California, Ltd.
5200 Sheila Street
Commerce, California 90040
(323) 264-5200
(page 66)

Certified is a grocery wholesaler serving independent supermarket operators in California, Nevada, Arizona, Hawaii and various foreign countries in the South Pacific and elsewhere. In addition to offering a complete line of dry grocery, frozen food, deli, meat, dairy, bakery, gourmet/specialty foods and general merchandise products, Certified also provides finance, insurance, store design and real estate services to retailers. Certified operates as a cooperative and is owned by its member-patron shareholders who are primarily independent grocers. As of June 30, 1999, Certified provided products and services to 2,216 retail food stores operated by 648 patrons and customers.

United Grocers, Inc.
6433 S.E. Lake Road
Post Office Box 97269
Portland, Oregon 97222
(503) 833-1000
(page 84)

United supplies groceries and related products to independent retail grocers located in Oregon, Western Washington and Northern California. In addition, United provides certain ancillary services to support the operation of a grocery business. These services include marketing assistance, store design and development, security services, information services, accounting and financing. United operates as a cooperative and is owned by its member-shareholders. As of July 2, 1999, United provided products and services to 324 retail food stores operated by 247 member-shareholders and to approximately 1,400 retail food stores operated by non-members.

The Meetings (page 16)

Certified will hold its meeting on Monday, September 27, 1999 at 10:00 a.m. (Pacific Daylight Time) at 5200 Sheila Street, Commerce, California.

United will hold its meeting on Monday, September 27, 1999 at 10:00 a.m. (Pacific Daylight Time) at 6433 S.E. Lake Road, Portland, Oregon.

Only shareholders of record at the close of business on July 31, 1999 for Certified, and August 23, 1999 for United are entitled to notice of, and to vote at, the meetings or any adjournments or postponements.

Recommendations of the Boards (page 21)

The board of directors of both Certified and United believe that the merger is in the best interests of their respective shareholders and unanimously recommend that you vote FOR the merger.

The board of directors of both Certified and United believe that the adoption of the amendments to the articles of incorporation and bylaws is a necessary condition to the merger and is in the best interests of the shareholders of the combined company and unanimously recommend that Certified's shareholders vote FOR the amendments to the articles of incorporation and bylaws.

Opinions of Financial Advisors (page 24)

In deciding to approve the merger, the board of directors of both Certified and United considered the opinions from their respective financial advisors as to the fairness, from a financial point of view, of the merger to the shareholders of their respective companies.

The board of directors of Certified received an opinion from Rabobank International, New York Branch, and the board of directors of United received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. We attached these opinions as Annexes B and C to this document, and encourage you to read them.

Votes Required to Approve the Merger and the Amendments (page 16)

The affirmative vote of a majority of United's shareholders entitled to vote is required to approve the merger.

The affirmative vote of a majority of Certified's outstanding Class A Shares, Class B Shares and Class C Shares, each voting as a separate class, is required to approve the merger and the amendments to the articles of incorporation and bylaws. Directors of Certified hold 3.2%, 23.6% and 100% of the Certified Class A Shares, Class B Shares and Class C Shares, respectively, and 6.4%, 48.2% and 100% of the Class A, Class B, and Class C votes, respectively, required to approve the merger as Certified shareholders. Directors of United hold 11.7% of the United Common Stock and 9.5% of the votes required to approve the merger as United shareholders.

Your abstention or failure to vote will have the effect of a vote against the proposals.

What United's Shareholders Will Receive in the Merger (page 56)

In the merger, each share of United's Common Stock will convert into
0.228 shares of Unified Western's capital stock. The first 100 shares received by each United shareholder will be Class A Shares. Additional shares, if any, will be Class B Shares. You will receive only whole shares. The combined company will apply the value of any fractional share to your deposit account. Each United shareholder that becomes a director of the combined company will receive one Class C Share.

Example: If you own 600 shares of United's Common Stock, this transaction will entitle you to receive:

  .  100 of Unified Western's Class A Shares;

  .  36 of Unified Western's Class B Shares; and

  . The value of 0.8 shares of United's Common Stock credited to your deposit account.

If you are a shareholder of United, you should not send in your stock certificates with your proxy card. When the merger is completed you will receive written instructions for exchanging your United stock certificates.

What Certified's Shareholders Will Receive in the Merger (page 57)

In the merger, Certified's existing Class A Shares, Class B Shares and Class C Shares will remain outstanding. Immediately prior to the merger, Certified will redeem shares previously tendered for redemption by terminated member-patrons for cash at the current redemption price.

Ownership of Unified Western After the Merger (page 56)

The current shareholders of United will own approximately 25% of the combined Class A

Shares and Class B Shares and approximately 37% of the Class C Shares of the combined company. The current shareholders of Certified will own approximately 75% of the combined Class A Shares and Class B Shares and approximately 63% of the Class C Shares of the combined company.

Material Federal Income Tax Considerations (page 36)

We have structured the merger so that United's shareholders will recognize no gain or loss for United States federal income tax purposes on the exchange of United's Common Stock for Class A Shares and Class B Shares of the combined company, except to the extent of deposit account credit received for fractional shares. Certified's shareholders will recognize no gain or loss in connection with retaining their shares.

Dissenters' Rights (page 42)

The shareholders of both Certified and United may exercise dissenters' rights and receive cash for their shares of Certified's or United's capital stock. In order to do so, a dissenting shareholder must strictly follow the procedures prescribed by applicable law. Shareholders who exercise dissenters' rights will not be eligible to purchase from the combined company as a member-patron.

Amendments of Articles and Bylaws (page 53)

The proposed amendments to the articles of incorporation and bylaws will:

  .  Increase the authorized number of directors to 24;

  .  Change the name of Certified to Unified Western Grocers, Inc.

  .  Change the redemption price formula for Class A Shares and Class B
     Shares.

Class A Shares and Class B Shares held by terminating member-patrons generally will be redeemed at the book value at Unified Western's fiscal year end preceding the date of termination. However, in the first full fiscal year following the merger the Class A Shares and Class B Shares will be valued at Certified's book value at the year end preceding the date of the merger.

Excess Class B Shares tendered for redemption by continuing member-patrons will be redeemed at Unified Western's book value at the fiscal year end prior to the date of tender, and will not be redeemed until after the end of three full fiscal years following the effective date of the merger unless the member elects to have the shares redeemed at Certified's book value at the fiscal year end prior to the merger.

In addition, the board of directors of Certified will amend the redemption policy in the bylaws to:

  . Suspend the redemption of Class B Shares held by terminated member-patrons until after the third full fiscal year following the merger;

  . Restrict the repurchase of excess Class B Shares held by continuing member-patrons for the same period unless Unified Western repurchases the shares at the redemption value existing at Certified's fiscal year end prior to the merger; and

  . Permit redemption of excess Class B Shares held by former United members at the pre-merger book value of the United shares for which they were exchanged until 120 days after the end of the fiscal year following completion of the merger.

The Merger Agreement (page 56)

We attached the Agreement and Plan of Merger as Annex A to this document, and encourage you to read it carefully since it is the legal document governing the merger. The merger agreement includes important provisions relating to the merger including the following.

Conditions to Closing (page 60)

We will not complete the merger unless certain conditions are met or waived, including the following:

  . Shareholder approval of the merger agreement by the shareholders of both Certified and United;

  . The approval of the amendments to Certified's articles of incorporation and bylaws by the shareholders of Certified necessary to effect the merger;

  . The closing of financing necessary to complete the merger. Certified has received commitments with respect to the necessary financing;

  . Not greater than 5% of the outstanding shares of United's Common Stock and not greater than 5% of the outstanding shares of Certified's combined Class A Shares and Class B Shares having perfected dissenters' rights with respect to the merger;

  . The receipt of required regulatory approvals and third party consents, including the consent of Western Family. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was satisfied on June 28, 1999; and

  . The receipt of opinions of counsel with respect to the tax consequences of the merger at closing. If the receipt of either opinion is waived and the tax consequences differ materially from those described below, Certified and United will resolicit shareholder approval of the merger.

Termination of the Merger Agreement (page 63)

The boards of directors of Certified and United together may agree to terminate the merger agreement at any time prior to completing the merger. Either party may also terminate the merger agreement for various reasons, including:

  . Failure to complete the merger before October 12, 1999, except that neither Certified nor United may terminate the merger agreement if either's breach of the merger agreement is the reason the merger has not been completed by that date;

  . Any nonappealable final governmental order, decree, ruling or action permanently prevents the merger;

  . Failure to obtain the approval of the merger by the shareholders of Certified or United;

  . The other party breaches any representation, warranty, covenant or agreement, which breach would cause the conditions to closing not to be satisfied;

  . The other party fails to hold a shareholder meeting under the circumstances described on page 63;

  .  The other party breaches the non-solicitation covenant;

  . The other party decides to recommend an alternative superior transaction; and

  .  The occurrence of a material adverse event.

Termination Fees (page 64)

The merger agreement provides that under the circumstances described on page 64, if the merger agreement is terminated and either Certified or United enters into a business combination with another party, the party entering into the business combination will be required to pay a termination fee of $2.5 million.

Officers and Directors After the Merger (page 33)

As part of the merger, Certified's articles of incorporation will be amended to provide for nine additional directors, for a total of 24 directors. All current directors of United will fill the vacancies created by the amendment, to serve until the next annual meeting of the shareholders of Unified Western to be held in February 2000. In addition, Certified's bylaws will be amended to require the nominating committee to consider geographic representation in selecting candidates for nomination as directors. See "THE AMENDMENTS" (page 53).

Alfred A. Plamann, the current President and Chief Executive Officer of Certified, will serve as President and Chief Executive Officer of the combined company. The board of directors will appoint the combined company's executive officers and management, which will include members of the existing management of Certified and United.

Classes of Members (page 38)

The bylaws of the combined company will provide for:

  . Member-patrons, who are the shareholders of the combined company and participate in the patronage dividend programs; and

  . Associate-patrons, who do not own shares but do participate in the patronage dividend programs.

For a description of the relative rights of member-patrons and associate-patrons, see "THE MERGER--Impact of the Merger on the Members of Unified Western" (page 38).

Patronage Dividends Policy After the Merger (page 38 )

The combined company will pay its patronage earnings to member-patrons and associate-patrons on the basis of patronage business transacted with the combined company's two patronage earnings divisions: the Dairy Division and the Cooperative Division.

  . The Dairy Division will be associated with patronage earnings generated by the fluid milk and juice bottling plant located in Los Angeles, California. Patronage dividends for this division will be paid solely to patrons who purchase manufactured and related products from the Dairy Division.

  . The Cooperative Division will be associated with patronage earnings generated from all other patronage activities of the combined company, including sales of general merchandise previously sold through a subsidiary, and will not give distinction to geographic location.

In 1997 and 1998, Certified paid patronage dividends in the amount of $9,154,000 and $9,169,000, respectively, to Certified's shareholders with respect to purchases from the Dairy Division. Due to logistics and geographic constraints, the shareholders who purchase from the Dairy Division are primarily in Southern California. Shareholders of Certified outside of Southern California generally do not participate in the Dairy Division. It is not likely that shareholders of the combined company outside of Southern California will participate in the Dairy Division in the future.

We expect the merger to generate significant benefits and savings, primarily in the Cooperative Division. As a result, we expect shareholders from all market regions to benefit in proportion to their purchase volume in the patronage earnings of the Cooperative Division.

Credit Facility (page 41)

Certified has received financing commitments from financial institutions to provide financing necessary to complete the merger. Under these commitments, Certified will increase its bank revolving credit line to $200 million, secured by accounts receivable and inventory. Certified's existing institutionally placed $80 million of 7.22% senior unsecured notes due 2008 will be secured by property, plant and equipment and the interest rate will be increased to 7.72%. A new issue of $40 million in ten year senior mortgage notes would be issued with an interest rate of 280 basis points over U.S. Treasury issues with a corresponding maturity. These notes would also be secured by property, plant and equipment. Approximately $37.6 million of United's capital investment notes and capital stock residual notes will continue to be outstanding after the merger.

Comparison of Rights of Shareholders (page 46)

Oregon law currently governs the rights of United's shareholders, articles of incorporation and bylaws. If Certified and United complete the merger, California law will determine the rights of United's former shareholders who become shareholders of Unified Western, and govern Unified Western's articles of incorporation and bylaws, which differ from Oregon law and United's articles of incorporation and bylaws. The material differences are described starting on page 46.

Anticipated Accounting Treatment (page 38 )

Due to the terms of the transaction, we expect to account for the merger using the purchase method of accounting.

         SUMMARY AND SELECTED FINANCIAL AND OPERATING DATA OF CERTIFIED

   We derived the summary financial information below regarding Certified from the audited consolidated financial statements of Certified as of and for its fiscal years ended September 3, 1994, September 2, 1995, August 31, 1996, August 30, 1997 and August 29, 1998, and from the unaudited financial statements of Certified as of and for the nine months ended May 30, 1998 and May 29, 1999. The unaudited interim financial statements include all adjustments, consisting of only normal recurring accruals, which Certified considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the nine months ended May 29, 1999 do not necessarily indicate the results that may be expected for the entire year ending August 28, 1999.

   This information is only a summary and you should read it in conjunction with Certified's historical financial statements and related notes contained elsewhere in this document.

(In thousands, except book value per share and operating data)

                                             Fiscal Year(1)                       Nine Months Ended
                         ------------------------------------------------------ ---------------------
                                                                                 May 30,    May 29,
                            1994       1995       1996       1997       1998       1998       1999
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Statement of Operations
 Data
Net sales                $1,873,872 $1,822,804 $1,948,919 $1,927,092 $1,831,686 $1,401,219 $1,381,531
Operating income             25,639     27,197     29,502     31,549     26,252     20,562     20,851
Patronage dividends          10,837     11,571     13,200     14,464     10,149      7,986     10,580
Net earnings                     94        769      1,517      2,307      3,389      3,027      1,934

Balance Sheet Data
Working capital          $  107,139 $  107,685 $   66,859 $   59,026 $   85,783 $   94,474 $   96,701
Total assets                398,569    398,603    374,737    394,002    389,218    385,220    441,396
Long-term notes payable     149,673    129,686     75,617     92,217    125,130    136,321    150,792
Shareholders' equity         71,306     72,160     72,706     76,027     78,333     75,463     76,689
Book value per share(2)      163.03     165.86     167.94     175.22     183.47     182.82     188.04

Operating Data
Member patrons
 Number of stores             2,372      2,320      2,361      2,152      2,101      2,099      2,099
 Number of member-
  patrons                       491        503        491        479        468        461        467
Total stores                  3,007      3,045      2,985      2,781      2,759      2,794      2,549
Total patrons and
 customers                      776        807        756        729        684        693        642

--------
(1) Fiscal year 1994 contained 53 weeks. Fiscal years 1995 through 1998 each contained 52 weeks.
(2) According to Certified's current bylaws, shares are redeemed at the book value per share at the close of the fiscal year last ended. For a description of the proposed amendments to Certified's redemption policy, see "THE AMENDMENTS" (page 53).

          SUMMARY AND SELECTED FINANCIAL AND OPERATING DATA OF UNITED

   We derived the summary financial information below regarding United from the audited financial statements of United as of and for its fiscal years ended September 27, 1996, October 3, 1997 and October 2, 1998, and from the unaudited financial statements of United as of and for its fiscal years ended September 30, 1994 and September 29, 1995 and the nine months ended July 3, 1998 and July 2, 1999. The unaudited interim financial statements include all adjustments, consisting of only normal recurring accruals, which United considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the nine months ended July 2, 1999 do not necessarily indicate the results that may be expected for the entire year ending October 1, 1999.

   This information is only a summary and you should read it in conjunction with United's historical financial statements and related notes included elsewhere in this document.

(In thousands, except book value per share and operating data)

                                                 Fiscal Year                          Nine Months Ended
                         ------------------------------------------------------------ -----------------
                                                                                      July 3,  July 2,
                            1994        1995         1996         1997        1998      1998     1999
                         ----------- ----------- ------------- ----------  ---------- -------- --------
                         (Unaudited) (Unaudited) (Restated)(2)
Statement of Operations
 Data(1)
Net sales                 $935,432    $995,453    $1,280,453   $1,306,602  $1,175,279 $892,279 $773,475
Operating income
 (loss)(3)                  16,244      20,340         9,948       (1,668)      1,327    3,842     (487)
Patronage dividends          8,730       8,350         4,000            0           0        0        0
Net earnings (loss)          2,044       3,685        (5,569)      (8,660)     19,760   14,369   (2,213)

Balance Sheet Data
Working capital           $ 45,678    $ 53,264    $   56,329   $  107,213  $   31,152 $ 47,979 $ 24,834
Total assets               307,255     323,209       379,264      365,427     233,642  305,752  215,829
Long-term notes payable    114,669     115,624       143,134      187,995      74,434   98,887   56,596
Shareholders' equity        28,114      32,352        25,733       14,651      31,343   28,968   27,485
Book value per share(4)      43.17       49.34         40.31        24.97       59.82    49.36    54.05

Operating Data
 (Unaudited)
Patrons
 Number of stores              360         368           353          359         353      355      324
 Number of patrons             250         253           248          254         250      251      247
Total stores(5)                454         463         1,614        1,585       1,630    1,686    1,724
Total patrons and
 customers(5)                  344         348         1,502        1,471       1,516    1,582    1,647

--------
(1) Operating data for all years is for continuing operations only.
(2) See Note 2 to Notes to Consolidated Financial Statements of United (page F-
    38).
(3) Operating income is comprised of net sales less costs and expenses and members' allowances.
(4) According to United's bylaws, shares are redeemed at the adjusted book value per share at the close of the fiscal year last ended. For the purposes of this table, book value per share equals the members' equity divided by outstanding common shares at the corresponding date.
(5) The number of stores and customers increased significantly beginning in 1996 with the acquisition of Market Wholesale, Inc. in December 1995.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

   Unified Western will account for the proposed merger of Certified and United as a "purchase." Under purchase accounting, the combined company will allocate consideration to the assets acquired and the liabilities assumed based on their estimated fair values. For a description of purchase accounting, see "THE MERGER--Accounting Treatment" (page 38).

   We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This unaudited pro forma condensed combined financial data combines Certified's fiscal year ended August 29, 1998 with United's fiscal year ended October 2, 1998 and Certified's nine months ended May 29, 1999 with United's nine months ended July 2, 1999. The information is only a summary of the unaudited pro forma condensed combined financial information presented elsewhere in this document (page F-58), and you should read it in conjunction with our historical financial statements presented elsewhere in this document (page F-1).

   While we prepared this unaudited pro forma condensed combined financial information based upon currently available information using assumptions which we believe are appropriate, you should be aware that this unaudited pro forma condensed combined financial information may not be indicative of what actual results will be in the future or would have been for the periods presented. Unaudited pro forma condensed combined financial information includes the impact of transaction costs related to the merger, amortization of goodwill, interest expense, depreciation expense, patronage dividends and the tax impact related to these items. The unaudited pro forma condensed combined financial information does not include any cost savings or operating benefits we expect the combined company to realize.

   You should read the notes to the unaudited pro forma condensed combined financial statements for further discussion of the assumptions we made to prepare this information (page F-58).

(In thousands)

                                          Fiscal Year Ended Nine Months Ended
                                           August 29, 1998    May 29, 1999
                                          ----------------- -----------------
Pro Forma Operating Data
Net sales                                    $3,006,965        $2,156,918
Operating income                                 26,769            21,669
Interest expense                                 24,327            18,041
Patronage dividends                               8,823             7,901
Earnings (loss) before discontinued
 operations, cumulative effect of change
 in accounting principle and
 extraordinary item                              17,363              (549)

Pro Forma Balance Sheet Data
Working capital                                                $  167,652
Total assets                                                      697,973
Long-term notes payable                                           281,993
Shareholders' equity                                              117,894

                                  RISK FACTORS

   You should carefully consider the risks described below before voting on the merger or the proposed amendments to Certified's articles of incorporation and bylaws. The risks described below are not the only risks facing us. Additional risks and uncertainties that we do not presently know or that we do not presently believe are important may also harm us. If any of the events or conditions described in the following risks actually occur, our business, financial condition, results of operations or prospects could be seriously harmed.

Integrating business operations may prove difficult and may harm operating results.

   The merger will require integrating the operations and systems of the two companies and eliminating duplicate facilities in Northern California. The costs of eliminating duplicative facilities in Northern California may be greater than Certified or United anticipated. If the combined company is not successful in eliminating duplicate personnel in administrative functions, anticipated cost savings will not be realized. If planned efficiencies in distribution can not be realized, cost saving will not be realized and prepatronage dividend income would be reduced or eliminated. These and other difficulties associated with the merger, including the challenges in assimilating personnel, may harm operating results.

The merger may harm the ability of the combined company to pay patronage dividends.

   The ability of the combined company to pay patronage dividends will be dependent upon the existence of operating income from patronage activities. United has been unable to pay patronage dividends to its members in the past two years due to insufficient net patronage earnings. Unless cost savings or operating benefits are realized in the merger, the historical level of patronage dividends paid by Certified will decline. In the event of a loss in one of the two patronage earnings divisions, Unified Western will deal with the loss as determined by the board of directors in view of the attendant circumstances. The board of directors may offset the loss in one division against earnings in the other division in order to determine net earnings available for patronage dividends. There can be no assurance that the combined company will have, in any year, sufficient net patronage earnings to permit the payment of patronage dividends.

United's shareholders are unlikely to participate in patronage dividends attributable to Unified Western's Dairy Division.

   For purposes of calculating and paying patronage dividends, Unified Western will segregate its Dairy Division from all other cooperative activities of the combined company. Because of logistics and geographic considerations, it is unlikely that any of United's shareholders or Certified's shareholders beyond the current geographic service area will make purchases from the Dairy Division and, therefore, will not participate in any patronage dividends attributable to the Dairy Division. See "THE MERGER--Impact of the Merger on the Members of Unified Western" (page 38).

The proposed amendments to the articles of incorporation and bylaws will limit the redemption rights of shareholders of the combined company.

   The proposed amendments to the articles of incorporation and bylaws of Unified Western will change the redemption rights of both Certified's and United's shareholders. If the shareholders of Certified and United approve the merger and the amendments to Unified Western's articles of incorporation, member-shareholders of the combined company which terminate their membership after the merger will not be able to have their shares redeemed until after the third full fiscal year following the merger. In addition, the redemption price will be the book value at the year end prior to the termination of the member-patron rather than the book value at the year end prior to the date of repurchase. Such changes could adversely affect the redemption rights of shareholders depending on their individual circumstances. See "THE AMENDMENTS" (page 53).

There will be no market for the stock of the combined company.

   There currently is no established market for either Certified's or United's outstanding capital stock, and we do not expect there to be a trading market for the stock of the combined company. In order to liquidate shares, shareholders will be dependent on the ability of the combined company to redeem its capital stock or upon the sale of the stock to a successor retailer in connection with the sale of the shareholder's business.

You may not be able to redeem your shares.

   Consistent with Certified's and United's current redemption policies, the ability of the combined company to redeem shares pursuant to its redemption policy will continue to depend upon the ability of the combined operations to generate cash and operating results sufficient to maintain compliance with loan covenants and applicable legal restrictions. There is no assurance that the combined company will be able to redeem its shares at any future date.

We are dependent on key personnel.

   The combined company will be dependent upon the continuing services of key management personnel, including Alfred A. Plamann. The success of the cooperative food distribution business is dependent upon management's knowledge of customers, suppliers and competitive factors and its ability to manage a business characterized by narrow margins and very competitive pricing. The loss of services of any of the experienced key members of our management team or our failure to attract other qualified personnel could harm our business, financial condition and results of operations.

Certain shareholders of United may be underinvested following the merger and may be required to purchase additional shares to maintain their status as member-patrons.

   A shareholder must own 100 Class A Shares to qualify as a member-patron of Unified Western with full voting rights. The combined company will give those United shareholders who receive less than 100 Class A Shares in the merger three options, each with differing consequences:

  . Purchase additional Class A Shares, if the shareholder meets the member-patron minimum purchase requirement; or

  . Elect to be an associate-patron, with the right to participate in patronage dividends but without the right to vote, if the shareholder meets the associate-patron minimum purchase requirement and does not exceed the member-patron minimum purchase requirement. The Class A Shares received in the merger will be repurchased at a price equal to the book value of United's shares for which they were exchanged as of April 2, 1999; or

  . Elect to be served on a non-patronage basis, with neither the right to vote nor the right to participate in patronage dividends, if the shareholder does not meet the associate-patron minimum purchase requirement. The Class A Shares received in the merger will be repurchased at a price equal to the book value of United's shares for which they were exchanged as of April 2, 1999.

   As of April 2, 1999, the book value of each share of United's Common Stock was $57.90. See "THE MERGER--Impact of the Merger on the Members of Unified Western" (page 38).

United's shareholders who become patrons will be permitted to build a minimum deposit over time, increasing the credit risk to Unified Western.

   Unified Western will require that each patron maintain a minimum deposit tied to the volume of purchases by the patron. United members will be able to build the required minimum deposit over time through the reinvestment of 80% of patronage dividends received, provided that during the period of reinvestment the member has in place a supply agreement with Unified Western. See "THE MERGER--Impact of the Merger on the Members of Unified Western" (page 38).

   Certified members have generally been required to meet the deposit requirement as a condition to membership. The delay afforded to former United members will increase the credit risk to Unified Western if a former United member defaults in paying for merchandise before the deposit requirement is met and the then existing deposit proves to be inadequate to cover the member's obligations to Unified Western.

Your required minimum deposit will be at risk.

   Unified Western will require each patron, whether a member-patron or an associate-patron, to execute a subordination agreement which provides for the subordination of the patron's right to repayment of its deposit to the prior payment in full of certain indebtedness of the combined company. If the combined company goes into default on its other indebtedness, member patrons will not receive back their deposit unless the other creditors holding indebtedness are paid in full. In addition, the combined company will require each shareholder to pledge the Class A Shares and Class B Shares of the combined company to secure its obligations to Unified Western, and individual shareholders of corporate members will be required to guaranty the obligations of the corporate member. As a condition to enjoying the full rights of a patron of the combined company, Unified Western will require United's shareholders to execute a similar subordination agreement. In the event the combined company encounters financial difficulties, your deposit and your investment in Unified Western's Class A Shares and Class B Shares will be at risk. See "THE MERGER-- Impact of the Merger on the Members of Unified Western" (page 38).

We may fail to identify and resolve significant Year 2000 computer issues.

   Any unresolved or undetected Year 2000 problems experienced by Certified, or its customers or vendors could have a material adverse effect on Unified Western's operations. In addition, any unresolved or undetected Year 2000 problems experienced by United or its customers or vendors could have a material adverse effect on Unified Western's operations. The Year 2000 issue exists because the date codes used in some computer hardware and software systems use only two digits and, therefore, are unable to distinguish between the years 1900 and 2000. The failure of Certified, United or their members, customers or vendors to identify and resolve Year 2000 problems could result in the following problems:

  . the inability of our members to place, or the combined company to accept, orders;

  . our inability to place, or our vendors' inability to accept and ship, orders; and

  . the disruption of our warehouse and manufacturing facilities and trucking operations.

Any of these problems could result in the following adverse consequences to us, which could have a material adverse effect on our operations and financial performance:

  .  delayed or lost revenue;

  .  diversion of resources;

  .  damage to our reputation;

  .  increased administrative and processing costs; and

  .  liability to members or vendors.

   Both Certified and United have active Year 2000 programs which include detailed reviews of their respective hardware, operating systems, applications software, electronic data interchange with members and vendors and embedded systems. After the merger, Unified Western will depend on the computer hardware and software systems of both Certified and United. For a description of Certified's Year 2000 program, see "INFORMATION CONCERNING CERTIFIED-- Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" (page 80). For a description of United's Year 2000 program, see "INFORMATION CONCERNING UNITED--Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Preparations" (page 93).

We will continue to be subject to risk of loss of member volume.

   The combined company will continue to be subject to the risks associated with the consolidation of the grocery industry. When independent retailers are acquired by large chains with self distribution capacity, are driven from business by larger grocery chains, or become large enough to develop their own self-distribution system, the combined company will lose distribution volume. Members may also select other wholesale providers. Reduced volume is normally injurious to profitable operations since fixed costs must be spread over a lower volume of transactions.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   This document, the documents of Certified incorporated by reference herein and other communications to shareholders of Certified and United, respectively, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Although each of Certified and United believes that the expectations reflected in such forward-looking statements are reasonable, neither can give you any assurance that such expectations will prove correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this document, including, the documents of Certified incorporated by reference, and any other communication, including the information contained in "RISK FACTORS" (page 12), "INFORMATION CONCERNING CERTIFIED--Management's Discussion and Analysis of Financial Condition and Results of Operations" (page 74) and "INFORMATION CONCERNING UNITED--Business." (page 84) All forward-looking statements attributable to Certified or United are expressly qualified in their entirety by the factors which may cause actual results to differ materially.

                                  THE MEETINGS

Date, Time and Place

  Certified

   The special meeting of Certified's shareholders will be held at 10:00 a.m. (Pacific Daylight Time) on Monday, September 27, 1999, at 5200 Sheila Street, Commerce, California.

  United

   The special meeting of United's shareholders will be held at 10:00 a.m. (Pacific Daylight Time) on Monday, September 27, 1999, at 6433 S.E. Lake Road, Portland, Oregon.

The Purpose of the Meetings

  Certified

   The purpose of the special meeting of the shareholders of Certified is to consider and to vote upon the following matters:

  . Approval of the Agreement and Plan of Merger among United, Certified and a wholly-owned subsidiary of Certified;

  . Approval of amendments to the articles of incorporation and bylaws of Certified to:

    . increase the authorized number of directors to a number between 15 and 24, with the initial number to be 24,

    .  change the name of Certified to Unified Western Grocers, Inc.,

    . modify the redemption price formula for Class A Shares and Class B Shares, and

    .  increase the authorized number of Class C Shares to 24; and

  .  Other business as properly may come before the meeting.

  United

   The purpose of the special meeting of the shareholders of United is to consider and to vote upon the following matters:

  . Approval of the Agreement and Plan of Merger among United, Certified and a wholly-owned subsidiary of Certified and the merger contemplated by the merger agreement; and

  .  Other business as properly may come before the meeting.

Who May Vote; What Vote is Required

  Certified

   Only holders of record of Certified's Class A Shares, Class B Shares and Class C Shares as of the record date, the close of business on July 31, 1999, may vote at Certified's meeting. On the record date, there were outstanding 46,800 Class A Shares, 361,139 Class B Shares and 15 Class C Shares.

   Shareholders are entitled to one vote for each of Certified's Class A Shares, Class B Shares and Class C Shares held by them on all matters to be voted upon at Certified's meeting. A majority of the shares of Certified's Class A Shares, Class B Shares and Class C Shares must be present, in person or by proxy, at the meeting to have a quorum to transact business.

   Approval of the Agreement and Plan of Merger, the merger and the amendments to Certified's articles of incorporation and bylaws require the affirmative vote of each of:

  . The holders of a majority of Certified's Class A Shares outstanding and entitled to vote at the meeting;

  . The holders of a majority of Certified's Class B Shares outstanding and entitled to vote at the meeting; and

  . The holders of a majority of Certified's Class C Shares outstanding and entitled to vote at the meeting.

   Abstentions will be counted as present for quorum purposes, but will have the same effect as a vote "against" the proposal as to which the shareholder abstains.

  United

   Only United's shareholders of record as of the record date, the close of business on August 23, 1999, may vote at United's meeting. On the record date, there were 483,307 shares of United's Common Stock outstanding and 252 shareholders of United.

   Each of United's shareholders is entitled to one vote on all matters to be voted upon at United's meeting, regardless of the number of shares of United's Common Stock owned. One third of United's shareholders must be present, in person or by proxy, at the meeting to have a quorum to transact business.

   Approval of the Agreement and Plan of Merger and the merger requires the affirmative vote of a majority of United's shareholders.

   Abstentions will be counted as present for quorum purposes, but will have the same effect as a vote "against" the proposal as to which the shareholder abstains.

  Votes Held by Directors

                 Number of votes required to approve each
                      item covered by this document                  Number of votes held by directors
                 ------------------------------------------------   ------------------------------------
                 Certified     Certified     Certified   United     Certified Certified Certified United
                  Class A       Class B       Class C    Common      Class A   Class B   Class C  Common
                   Shares        Shares        Shares     Stock      Shares    Shares    Shares   Stock
                 -----------   ------------  ----------  --------   --------- --------- --------- ------
Certified.......       23,400        176,671           8        --    1,500    85,150       15      --
United..........           --             --          --       127       --        --       --      12
                      Percent of required votes
                          held by directors
                 ------------------------------------
                 Certified Certified Certified United
                  Class A   Class B   Class C  Common
                  Shares    Shares    Shares   Stock
                 --------- --------- --------- ------
Certified.......    6.4%     48.2%     100.0%    --
United..........     --        --         --    9.5%

   The board of directors of both Certified and United have unanimously approved each matter described in this document that their respective shareholders will consider and act upon. In addition, each director of Certified and United has stated that any member with whom he or she is affiliated will vote FOR the merger and, in the case of each director of Certified, FOR the proposed amendments to Certified's articles of incorporation and bylaws.

Solicitation, Use and Revocation of Proxies; Solicitation Expenses

   This document is furnished in connection with the solicitation of proxies for use at the meetings and at any and all adjournments or postponements of the meetings:

  . from the holders of Certified's Class A Shares, Class B Shares and Class C Shares by Certified's board of directors, and

  . from the holders of United's Common Stock by United's board of directors.

   Any person who has executed a proxy card may revoke it prior to the meetings by delivering prior to or at the meetings either a letter revoking the proxy or a new signed proxy bearing a later date. The shareholder should deliver the letter or new proxy to the Secretary of Certified or United, respectively, at the address given on the cover page above. Attendance at the meetings does not by itself revoke a proxy.

   Your proxy will be voted as you instruct, unless you revoke it properly. If you return a proxy without instructions, it will be voted FOR the merger and, for the shareholders of Certified, FOR the amendments. If you properly mark your proxy "ABSTAIN," it will be treated as an abstention.

   The meetings may be adjourned for a number of purposes, including for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval of the merger will be voted against a proposal to adjourn the meetings for the purpose of soliciting additional proxies.

   Certified and United will equally bear costs and expenses incurred in connection with the filing, printing and mailing of this document, provided that if the merger is completed all of these expenses will be paid by the combined company. In addition to solicitation by use of the mail, directors, officers and employees, Certified and United may solicit proxies from shareholders in person or by telephone, facsimile or other means of communication. Certified and United will not additionally compensate these directors, officers and employees, but may reimburse them for reasonable out-of-pocket expenses in connection with the solicitation of proxies. We urge shareholders to send in their proxies as soon as possible after considering this document.

   United's shareholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of stock certificates for United's Common Stock will be mailed to United's shareholders as soon as practicable after the completion of the merger.

                                   THE MERGER

General

   The merger agreement provides for the merger of a wholly-owned subsidiary of Certified with and into United, with United surviving the merger. The merger will become effective in accordance with the articles of merger to be filed with the Secretary of State of the State of Oregon. A condition precedent to the merger will be the filing with the California Secretary of State of a Certificate of Amendment of the Articles of Incorporation of Certified to amend the articles of incorporation. We anticipate that the parties will make these filings as soon as practicable after the last of the conditions precedent to the merger contained in the merger agreement has been satisfied or waived. We have attached a copy of the Agreement and Plan of Merger as Annex A to this document. We urge all shareholders of Certified and United to read the merger agreement in its entirety because it is the legal document governing the merger. The amendments to the articles of incorporation are described in more detail elsewhere in this document. See "THE AMENDMENTS" (page 53).

Background of the Merger

   In the 1990's the grocery industry witnessed a consolidation among the larger supermarket chains resulting in a consolidation of buying power among the large chains and increased competitive pressure on independent grocers and smaller grocery chains.

   During this period the managements of Certified and United, and other grocery wholesalers that conduct business as cooperatives for the benefit of their independent retailer members, experienced increased financial pressures as large independent retailer members were acquired by large chains with internal purchasing and distribution capabilities. The ongoing consolidation of supermarket chains gives the chains, with which independent retailers compete, greater buying power and economies of scale in the marketing and distribution process.

   In April 1998, six wholesale grocery cooperatives located in the Western United States started discussions as to possible means of achieving economies of scale in order to improve pricing to member-retailers. These discussions included the possibility of combining in a joint venture or other form various administrative functions such as purchasing, information systems and member services. In October 1998, the cooperatives held a meeting in Portland to discuss the subject of cooperative financing, in which the chief executive officers, chief financial officers and board members participated. This was followed by meetings in late October, 1998, in Las Vegas, and in early November, in Portland, to gather information about possible efficiencies of combined operations or specific aspects of various cooperative functions.

   In early December 1998, the chairmen, chief executive officers and chief financial officers of the cooperatives held a meeting to report on the study of possible efficiencies of combination. Following that meeting, representatives of Certified and United Grocers concluded that a transaction involving all six cooperatives was probably not feasible at that time. After discussions as to the possible benefits of a combination between the Certified and United, the chief executive officers and board chairmen of the two companies concluded that a possible merger should be explored.

   On January 8, 1999, United executives met in Los Angeles with Certified executives to discuss the possibility of a combination.

   On February 15 and 16, 1999, executives of Certified met with executives of United in Portland. Certified proposed a transaction in which United shareholders would receive approximately 25% of the stock of the combined entity in a merger transaction. This proposal was based on a review by Certified of the relative contributions of the two companies to the combined company based on a variety of relative contribution factors including EBITDAP, EBITDAP based on market multiples, book value, capitalization, and estimated real property and asset values. After reviewing various alternatives, including a combination based on comparative book values only, the parties agreed upon the exchange ratio resulting in Certified shareholders owning approximately 75% and United shareholders owning approximately 25% of the combined company. The parties used fiscal 1998 actual EBITDAP and 1999 estimated EBITDAP. The estimated fiscal 1999 EBITDAP for Certified was $41,810,000 and for United was $19,921,000. Subsequently, but after the exchange ratio had been determined, the parties revised the fiscal 1999 estimated EBITDAP to $44,774,000 for Certified and $16,843,000 for United.

   In March 1999, the parties reached preliminary agreement on the outline of a merger transaction which incorporated the concept of a 75%/25% ownership structure, and began preparation of a Letter of Understanding with respect to the transaction structure.

   On March 23, 1999, the parties executed a Letter of Understanding and presented the Letter of Understanding to the board of directors of United on March 25, 1999, and to the board of directors of Certified on March 26, 1999. Both boards of directors unanimously approved the Letter of Understanding.

   Between March 23, 1999 and June 9, 1999 the parties continued to conduct due diligence, and negotiated the terms of the Agreement and Plan of Merger. During this period, Certified and United each held meetings of their boards of directors to report on the progress of negotiations and the status of the due diligence investigation. Certified's board meetings were held on March 26, 1999, May 6, 1999 and May 26, 1999. The parties and their advisors held numerous meetings and conference calls in order to negotiate various aspects of the merger agreement, the amendments to the articles of incorporation and bylaws, and the operating policies of the combined company with respect to membership, patronage dividends and other issues. A meeting of the directors of both companies to discuss issues common to independent retailers was held on June 2, 1999.

   On June 9, 1999, Certified's board of directors held a meeting in Commerce, California to consider and vote upon the proposed merger agreement and related amendments. At the meeting, Rabobank presented its opinion regarding the fairness to the shareholders of Certified, from a financial point of view, of the exchange ratio pursuant to the merger agreement. Additionally, management made a report on its due diligence investigation and Certified's legal counsel made a presentation regarding the significant terms of the merger agreement and the amendments to the articles of incorporation and bylaws. Following these presentations and further discussion, Certified's board of directors unanimously approved the execution of the merger agreement and the amendments to the articles of incorporation and bylaws. The material analyses presented in connection with the opinion by Rabobank to Certified's board of directors are summarized under "THE MERGER--Opinions of Financial Advisors--Certified" (page
24).

   On June 9, 1999, United's board of directors held a meeting to consider and vote upon the proposed merger agreement. At the meeting, representatives of Houlihan Lokey presented their opinion regarding the fairness, from a financial point of view, of the exchange ratio to the holders of United's Common Stock. United's management also reported on the results of their due diligence investigation of Certified. Additionally, United's outside legal counsel reviewed the fiduciary duties of United's board of directors in considering a strategic business combination, and the significant terms of the merger agreement and the amendments to Certified's articles of incorporation and bylaws. Following these presentations, and further discussion, United's board of directors unanimously approved the execution of the merger agreement and related matters. The material analyses presented in connection with the opinion by Houlihan Lokey to United's board of directors are summarized under "THE MERGER--Opinions of Financial Advisors--United" (page 29).

   Following their respective board meetings, each of the parties executed the merger agreement. All parties adopted technical amendments to the merger agreement in July and August, 1999.

Reasons for the Merger

   The board of directors of both Certified and United believe that the combined company will be able to respond more effectively to the competitive pressures caused by the continuing consolidation of the grocery industry than either Certified or United could on its own. The boards of directors identified a number of potential benefits of the merger which they believe could contribute to the success of the combined company, including the following:

  . The geographic areas Certified and United serve overlap in Northern California. We expect Unified Western to significantly reduce fixed costs by eliminating duplicative facilities and transportation equipment in this geographic area.

  . We expect Unified Western to further reduce fixed costs by eliminating duplicative functions, including legal and accounting services and management information systems.

  . Certified and United each have experienced a continuing decline in volume while the chain stores with which their members compete have grown as the grocery industry continues to consolidate. We expect Unified Western to be able to obtain more favorable pricing from its vendors and thereby enable its members to compete more effectively.

  . We expect Unified Western to be able to offer to all members selected products which currently are offered by either Certified or United alone. For example, United currently offers produce, while Certified does not; and Certified has an expanded specialty/gourmet food offering, while United does not.

  . Unified Western will benefit from the combined managerial and operational expertise of both Certified and United.

   In addition to the benefits of the merger listed above, the board of directors of Certified and United each considered various additional benefits and risks of the merger to their respective companies. These additional benefits and risks are described directly below under "THE MERGER-- Recommendations of the Boards of Directors".

Recommendations of the Boards of Directors

  Certified

   The board of directors of Certified believes that the merger and the amendments to the articles of incorporation and bylaws are in the best interests of Certified and its shareholders. Accordingly, the board of directors has unanimously approved the merger and the amendments to the articles of incorporation and bylaws and recommends that Certified's shareholders vote FOR the merger and FOR the amendments to the articles of incorporation and bylaws.

   In reaching its decision to approve the merger and related amendments, the board of directors of Certified considered and reviewed with management the operating benefits described directly above under "THE MERGER--Reasons for the Merger", as well as the following factors:

  . The board reviewed historical information concerning United's business, financial condition and prospects. The board considered favorably the expertise of United's management, its position with retailers in its geographic markets and the proximity and overlap of the geographic markets served by Certified and United.

  . The board reviewed the principal terms and conditions of the merger agreement and concluded that they are reasonable and adequately protect the interests of Certified's shareholders.

  . The board considered the opinion of Rabobank, dated June 9, 1999, including the related financial analyses, as to the fairness, from a financial point of view, of the merger to the shareholders of Certified. The board believes that the opinion of an independent, internationally recognized financial advisor such as Rabobank is an important factor in approving the merger.

  . The board received reports from the management of Certified as to the results of the due diligence investigations of United conducted by Certified's management and advisors and concluded that these reports do not contain issues that would preclude its approval of the merger.

   The board of directors of Certified also considered and reviewed with management the risks and uncertainties of the merger described above in "RISK FACTORS" (page 12), including the following:

  . The board considered the risk that the combined company may not realize the operating benefits and cost savings anticipated by management or that difficulties in integrating operations may disrupt the business of the combined company.

  . The board considered that United has been unable to pay patronage dividends to its members for the past two years due to insufficient net earnings. Realization of cost savings and operating benefits resulting from the merger will be necessary to avoid a decline in the historical level of patronage dividends paid by Certified.

  . The board considered that modifications to Certified's articles of incorporation and bylaws would restrict the ability of terminating members to have Class B Shares redeemed until after three fiscal years following the merger and that the redemption price formula would be revised as to both terminating members and redemption of excess shares.

  . The board considered that costs associated with the combination would adversely affect operating results in the short term and that savings and improved operating results would be necessary in order to avoid negatively affecting patronage dividends in future periods.

  . The board considered the risk that the requisite shareholder vote would not be obtained or that dissenting shares could be in excess of 5% with respect to outstanding capital stock of Certified or United.

  . The board considered that the ability of the combined company to redeem shares will continue to be dependent upon its ability to comply with loan covenants and applicable legal restrictions.

   We do not intend the foregoing discussion of the factors considered by the board of directors of Certified to be exhaustive, but we do believe it includes the material factors considered. In view of the wide variety of factors considered, the board of directors of Certified did not find it practical to, and did not, assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. The board of directors of Certified did not attempt to analyze the fairness of the exchange ratio in isolation from its consideration of the businesses of Certified and United, the strategic merits of the merger or the other considerations referred to above. The board of directors of Certified did, however, take into account, and placed reliance upon, the analyses performed by, and the opinion rendered by, Rabobank as to the fairness from a financial point of view of the exchange ratio to Certified and its shareholders.

  United

   The board of directors of United believes that the merger is in the best interests of United and its shareholders. Accordingly, the board of directors has unanimously approved the merger and recommends that United's shareholders vote FOR the merger.


   In reaching its decision to approve the merger, the board of directors of United considered and reviewed with management the factors described above under "THE MERGER--Reasons for the Merger" (page 21), as well as the following factors:

  . The board reviewed historical information concerning Certified's business, financial condition and prospects. The board considered favorably the expertise of Certified's management, its competitive position in its geographic markets and the proximity and overlap of the geographic markets served by Certified and United, and the capacities of United and Certified in evaluating the prospects for enhanced operating efficiencies.

  . The board reviewed the principal terms and conditions of the merger agreement and concluded that they are reasonable and adequately protect United's interests.

  . The board considered favorably the opinion of Houlihan Lokey, dated June 9, 1999, including the related financial analyses, as to the fairness, from a financial point of view, of the merger to the shareholders of United. The board believes that the opinion of an independent, nationally recognized financial advisor such as Houlihan Lokey is an important factor in approving the merger.

  . The board received reports from the management of United as to the results of the due diligence investigations of Certified conducted by United's management and advisors and concluded that these reports do not contain issues that would preclude its approval of the merger.

  . The board reviewed the recent financial difficulties encountered by United. Although the board acknowledges some improvement in United's operating results, the board believes that the operating enhancements offered by the merger will aid United's competitive position and strengthen the financial position of the combined company.

   The board of directors of United also considered and reviewed with management the risks and uncertainties of the merger described above in "RISK FACTORS" (page 12), including the following:

  . The board considered the risk that the combined company may not fully realize the operating benefits and cost savings anticipated by management or that difficulties in integrating operations may disrupt the business of the combined company.

  . The board considered that some United shareholders would be underinvested and would be required to purchase additional shares in order to vote or share in patronage earnings of the combined company.

  . The board considered that the ability of the combined company to redeem shares will continue to be dependent upon its ability to comply with loan covenants and applicable legal restrictions.

   We do not intend the foregoing discussion of the factors considered by the board of directors of United to be exhaustive, but we do believe it includes all material factors considered. In view of the wide variety of factors considered, the board of directors of United did not find it practical to, and did not, assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. The board of directors of United did not attempt to analyze the fairness of the exchange ratio in isolation from its consideration of the businesses of Certified and United, the strategic merits of the merger or the other considerations referred to above. The board of directors of United did, however, take into account, and placed reliance upon, the analyses performed by, and the opinion rendered by, Houlihan Lokey as to the fairness from a financial point of view of the exchange ratio to United and its shareholders.

Opinions of Financial Advisors

  Certified

   On June 9, 1999, Rabobank International, New York Branch delivered its written opinion to Certified's board of directors that as of the date of the opinion, the exchange ratio in the merger agreement was fair from a financial point of view to the shareholders of Certified.

   The full text of Rabobank's opinion is attached as Annex B to this document. This summary is qualified in its entirety by the opinion. We urge shareholders of Certified to read the opinion in its entirety.

   In connection with its opinion, Rabobank reviewed among other things:

  .  A draft of the merger agreement dated June 3, 1999;

  . The annual reports to shareholders of Certified for the three fiscal years ended August 29, 1998 and the Annual Reports on Form 10-K of Certified for the three fiscal years ended August 29, 1998;

  . The annual reports to shareholders of United for the three fiscal years ended October 2, 1998 and the Annual Reports on Form 10-K of United for its fiscal years ended October 2, 1998 and September 27, 1996;

  . Interim reports to shareholders and Quarterly Reports on Form 10-Q of Certified and United;

  . Other communications from Certified and United to their respective shareholders; and

  . Internal financial analyses and forecasts for Certified and United prepared by their respective managements.

   In addition, Rabobank:

  . Held discussions with members of the senior management of Certified and United regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies;

  . Compared financial information for Certified and United with publicly available financial and stock market information for other companies that Rabobank deemed relevant;

  . Reviewed the financial terms of recent business combinations that Rabobank deemed relevant;

  . Compared the relative contributions to the combined company of both Certified and United's earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; book value; and other financial information, with the relative ownership of the combined company upon giving effect to the transaction; and

  .  Performed other studies and analyses as it considered appropriate.

   Rabobank assumed the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Rabobank assumed, with the consent of Certified's board of directors, the reasonableness and accuracy of the financial forecasts prepared by Certified and United, including the cost savings and other operating benefits projected by the managements of Certified and United to result from the merger. Certified and United informed Rabobank that they prepared their forecasts based on their best available estimates and judgments. Rabobank did not make an independent evaluation or appraisal of the assets and liabilities of Certified or United or any of their respective subsidiaries. Rabobank did not participate in the negotiation of the exchange ratio between Certified and United. Certified did not impose any restrictions or limitations on Rabobank regarding the investigations made or the procedures followed by Rabobank in rendering its opinion. Rabobank's opinion was provided for the information and assistance of Certified's board of directors in connection with its consideration of the transaction contemplated by the merger agreement. Rabobank's opinion does not constitute a recommendation as to how any shareholder of Certified should vote with respect to the merger. The exchange ratio was determined through arm's-length negotiations between Certified and United.

   The following is a summary of the material financial analyses presented by Rabobank to Certified's board of directors on June 9, 1999. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the text accompanying each summary.

   Contribution Analysis. Rabobank compared United's contribution to the projected financial performance of the combined company resulting from the merger with the pro forma ownership of United's shareholders in the combined company following the merger. Rabobank reviewed specific financial information, including, among other things, sales, EBITDA, EBIT, book value and members' capitalization utilizing United's results for the last twelve month period ended April 2, 1999 and Certified's results for the last twelve month period ended February 27, 1999. Rabobank also reviewed and compared the estimated real property values and the value of the discounted cash flow of each company. The analysis was made prior to the board meeting on June 9, 1999, based on second quarter information.

   The analysis indicated, and the following table presents, the percentage of sales, EBITDA, EBIT, book value, members' capitalization, real property values, and value of the discounted cash flow that United would have contributed to the combined company.

                                                   United
                                                   ------
            Sales.................................  37.8%
            EBITDA................................  25.9%
            EBIT..................................  13.4%
            Book value............................  28.0%
            Members' capitalization...............  26.2%
            Real property value...................  25.6%
            Discounted cash flow..................  35.5%

   The analysis compared these percentage contributions to the exchange ratio which results in approximately 25% of the shares of the combined company held by former United shareholders and 75% by Certified shareholders.

   Selected Companies Analysis. This analysis compared specific financial information of United with several public companies. The companies selected all are public companies engaged in the distribution of food products. None of the companies operate on a cooperative basis. Comparative market data on cooperatives was not available since the stock of none of the regional grocery cooperatives trades in the open market. A number of the companies selected are substantially larger than Certified and United. Rabobank reviewed and compared specific financial information relating to United with corresponding financial information, ratios, and public market multiples for the following companies which it considered relevant:

    .  Fleming Companies Inc.

    .  Richfood Holdings, Inc.

    .  United Natural Foods Inc.

    .  Nash-Finch Company

    .  Supervalu Inc.

    .  Fresh America Corp.

    .  United Foods Inc.

   Rabobank compared United's EBITDA and EBIT over the last five years with industry multiples derived from examining the above publicly traded companies based on an enterprise value which is calculated as equity value, plus debt, less cash, as a multiple of EBITDA and EBIT.

                                         Ranges for Selected
                                              Companies            United
                                         ------------------- -------------------
                                                               (In thousands)
   EBITDA...............................    10.8x to 5.2x    $196,916 to $94,812
   EBIT.................................    13.5x to 9.2x    $137,916 to $93,987

   This analysis was applicable to companies in which earnings from operations belonged to the shareholders and the shares traded based on the perceived value of the earnings stream utilizing either an EBITDA multiple or a EBIT multiple. By contrast, earnings of cooperatives generally belong to the members based on volume of business done with the cooperative. The cooperative is required to pay out patronage earnings in the form of dividends based on usage. As a result, the values which resulted from this analysis were considered to not be fully comparable. The proforma book value of the aggregate shares to be received by United shareholders would approximate $29 million, which is approximately the book value of shares of United at April 2, 1999, which would equate to an enterprise value of approximately $141 million. Utilizing the book value of member's equity of approximately
$30 million as of April 2, 1999 and adding total outstanding debt, net of cash, of approximately $111 million as of April 2, 1999, results in an implied enterprise value of United of approximately $141 million.

   Selected Transaction Analysis. This analysis utilized publicly available information concerning selected completed business combinations. The selected transactions represent business combinations of companies engaged in the food distribution business for which information was publicly available. Rabobank analyzed purchase prices paid, or proposed to be paid, and implied transaction multiples in the following selected transactions:

    .  ProSource, Inc./Ameriserve Food Distribution

    .  Rykoff-Sexton/JP Foodservice

    .  Super Food Services/Nash-Finch Company

    .  Super Rite Inc./Richfood Holdings, Inc.

   Rabobank compared the purchase prices as a multiple of EBITDA and EBIT and then derived a range of implied enterprise values for United based on its financial condition and results for the last twelve month period ended of April 2, 1999.

                                        Ranges for Selected
                                           Transactions            United
                                        ------------------- --------------------
                                                               (In thousands)
   EBITDA..............................    16.6x to 7.4x    $232,018 to $103,430
   EBIT................................    16.4x to 9.8x    $ 63,042 to $ 37,671

   This analysis was applicable to transactions in which the price paid to purchase shares was based on the earnings stream attributable to those shares assuming that profits from operations belonged to shareholders. By contrast, in the combination of United and Certified, both companies have operated as cooperatives in which profits from operations do not belong to the shareholders but to the member-patrons based on customer usage. After the transaction is completed, the combined entity will continue to operate as a cooperative. As a result, the values which would be derived from transactions in which shares transferred represented the right to earnings from operations were not considered to be fully comparable.

   Discounted Cash Flow Analysis. This analysis generated implied valuations of United based upon a discounted cash flow methodology. Rabobank performed a discounted cash flow analysis using management projections. Rabobank calculated a net present value of the free cash flows for the years 1999 through 2003 using discount rates ranging from 10% to 15%. Rabobank calculated terminal values in the year 2003 based on multiples ranging from 7x EBITDA to 9x EBITDA. These terminal values were then discounted to present value using discount rates from 10% to 15%. Adding the net present value of free cash flows to the net present value of United's terminal value in 2003,

Rabobank calculated the implied enterprise value for United, which ranged from $191.9 million to $132.3 million.

   Pro Forma Merger Analysis. Rabobank also analyzed the potential impact of the merger on Certified's earnings per share during the years 1999 through 2003. The analysis was based on Certified's and United's management's projections and assumed cost savings and operating benefits between 1999 and 2003 as prepared by Certified and United's managements. Based on such assumptions, Rabobank's pro forma analysis of the financial effects of the merger before considering assumed cost savings and other operating benefits indicated that these effects were dilutive to Certified's pro forma earnings per share for the forecast period of 1999 through 2001 and accretive to Certified's pro forma earnings per share for the forecast period of 2002 and 2003. Based on the assumed cost savings and other operating benefits, Rabobank's pro forma analysis of the financial effects of the merger indicated that these effects were dilutive to Certified's pro forma earnings per share for the forecast period of 1999 and accretive to Certified's pro forma earnings per share for the forecast period of 2000 through 2003. The midpoints of Certified management's projected cost savings and other operating benefits were $7.7 million for the year 2000, $18.9 million for the year 2001, $22.1 million for the year 2002, and $22.1 million for the year 2003. Certified's management did not include any cost savings and operating benefits for 1999. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing and amount of cost savings, related expenses and range of operating benefits expected to result from the merger, the costs associated with achieving the operating benefits and other factors.

   The forecast and projections furnished to Rabobank for Certified were prepared by the management of Certified. As a matter of policy, Certified does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Rabobank in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

   The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Rabobank's opinion. In arriving at its determination, Rabobank considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Certified or United or the contemplated transaction. None of the selected companies analyzed, and none of the selected transactions analyzed, involved the combination, on a strategic basis, of food distribution companies organized and operated as cooperatives. All of the selected companies and transactions involved companies engaged in supplying grocery products to retailers or restaurant operators in which profits inured to the benefit of shareholders and were not distributed as patronage dividends based on usage. Rabobank prepared the analyses solely for purposes of providing its opinion to Certified's board of directors as to the fairness to Certified's shareholders from a financial point of view of the exchange ratio. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, actual future results may differ materially from those forecasted. As described above, Rabobank's opinion to Certified's board of directors was one of many factors taken into consideration by Certified's board of directors in making its determination to approve the merger agreement. This summary is not a complete description of the analysis performed by Rabobank. You should read the entire opinion of Rabobank in Annex B.

   Rabobank is an international bank with over 90 offices in 32 countries. Rabobank is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Certified selected Rabobank to evaluate the fairness of the exchange ratio provided in the merger from a financial point of view to the shareholders of Certified based on its experience, expertise and its familiarity with Certified and its business and paid Rabobank a fee of $200,000 for those services. Certified did not impose any restrictions or limitations upon Rabobank regarding the investigations made or procedures followed by Rabobank in rendering its opinion. In addition, Certified has agreed to reimburse Rabobank for its reasonable out-of-pocket expenses, including fees and expenses of its counsel, and to indemnify Rabobank against various liabilities, including liabilities under the federal securities laws. In the past, Rabobank and its affiliates have provided financial advisory and corporate banking services to Certified and have received customary compensation for the rendering of these services.

  United

   On June 9, 1999, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. delivered to United's board of directors its written opinion that as of the date of the opinion, the merger was fair to the holders of United's Common Stock from a financial point of view.

   The full text of the Houlihan Lokey opinion is contained in Annex C. You are urged to read the Houlihan Lokey opinion in its entirety. Houlihan Lokey provided its opinion for the information and assistance of United's board of directors in connection with its consideration of the merger. It is not a recommendation to any shareholder of United as to how one should vote on the merger. United did not retain Houlihan Lokey as an advisor or agent to United's shareholders or any person other than United's board of directors. Houlihan Lokey did not participate in the negotiations between United and Certified and the Houlihan Lokey opinion does not address United's underlying business decision to effect the merger. Houlihan Lokey based its opinion upon financial, economic, market and other conditions that existed and could be evaluated as of the date of the opinion. Houlihan Lokey does not have any obligation to update, revise or reaffirm its opinion as a result of any change in those conditions or otherwise. United did not impose any restrictions or limitations upon Houlihan Lokey regarding the investigations made or the procedures followed by Houlihan Lokey in rendering its opinion. Houlihan Lokey was not requested to, and did not, solicit the interest of any other party in any other transaction with United. The summary of the Houlihan Lokey opinion below is qualified by its full text, which is set forth at Annex C.

   In connection with the opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey reviewed:

  .  A draft of the Agreement and Plan of Merger dated as of May 23, 1999;

  . The audited financial statements of United for fiscal years 1996, 1997 and 1998 and the Annual Report on Form 10-K of United for fiscal year 1998, and of Certified for fiscal years ended 1996, 1997 and 1998;

  . A number of Quarterly Reports on Form 10-Q of United and Certified, including all quarterly reports issued since the date of the most recent Annual Reports on Form 10-K;

  . A number of internal financial analyses and forecasts for United and Certified prepared by their respective managements;

  . A draft of the Registration Statement on Form S-4, including this joint proxy statement/ prospectus, dated June 3, 1999, relating to the special meetings of shareholders of United and Certified;

  . The historical and pro forma book values, the implied per share redemption prices, as well as managements' estimates of adjusted book value for United and Certified;

  . Certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to United and Certified; and

  . The existing and proposed articles of incorporation and bylaws of United and Certified.

   Houlihan Lokey also held discussions with members of the senior managements of United and Certified regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Houlihan Lokey compared certain financial information for United and Certified and similar information for several other companies with publicly traded securities. Houlihan Lokey also performed other studies and analyses which it considered appropriate.

   Houlihan Lokey assumed the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. In that regard, Houlihan Lokey assumed, with United's board of directors' consent, that the financial forecasts prepared by the managements of United and Certified, including the cost savings and benefits to be realized, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of United and Certified, and that these forecasts and cost savings and benefits would be realized in the amounts and time periods forecasted. Houlihan Lokey did not make an independent evaluation or appraisal of the assets and liabilities of United or Certified or any of their subsidiaries nor was it furnished with any evaluation or appraisal. Houlihan Lokey also assumed, with United's board of directors' consent, that the merger will be accounted for using the purchase method of accounting under generally accepted accounting principles and will be treated as a reorganization under Internal Revenue Code Section 368(a) for federal income tax purposes. Houlihan Lokey noted that as of the date of its opinion letter, the number of shares of Certified to be received in the merger for each share of United was 0.228.

   Houlihan Lokey assumed that by virtue of logistic and geographic considerations, it is unlikely that United's shareholders will make purchases from Certified's dairy manufacturing plant, and, accordingly, will likely not participate in patronage dividends attributable to Certified's Dairy Division. Consequently, in its financial analyses described below, Houlihan Lokey adjusted the historical and pro forma financial results of Certified to remove the incremental revenues and cash flows associated with Certified's Dairy Division.

   The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its written opinion to United's board of directors, but does not purport to be a complete description of all the analyses Houlihan Lokey performed.

   Selected Public Companies Analysis. Houlihan Lokey reviewed and compared financial information relating to United and Certified to corresponding financial information, ratios and public market multiples for six publicly traded corporations: Fleming Companies, Inc., Fresh America Corp., Nash-Finch Co., Richfood Holdings Inc., Supervalu, Inc. and United Natural Foods, Inc. Houlihan Lokey calculated these multiples and ratios using closing stock prices as of June 1, 1999, and based the multiples and ratios on the most recent publicly available information. Houlihan Lokey selected these six companies because they are engaged primarily in the food distribution business. However, none of the selected companies is directly comparable to United or Certified, because they are substantially larger than United or Certified and because the shares of neither United nor Certified are actively traded on any public market. In addition both are cooperatives with legal and financial structures significantly different from those of the selected companies.

   The financial information compared by Houlihan Lokey included, among other things, enterprise value as a multiple of EBITDA and market value of equity to earnings. Houlihan Lokey examined these market multiples for the latest twelve month period as well as the projected fiscal 1999 period. The following table presents the ranges and the median market multiples for the selected companies for the latest twelve months and estimated fiscal 1999 EBITDA and earnings multiples:

                                                               Selected Company
                                                              ------------------
                                                                 Range    Median
                                                              ----------- ------
   Latest Twelve Months:
     Enterprise Value/EBITDA................................. 5.2x--12.9x  6.6x
     Price/Earnings.......................................... 8.8x--27.6x 13.9x
   Projected Fiscal 1999:
     Enterprise Value/EBITDA................................. 4.7x--10.1x  6.0x
     Price/Earnings.......................................... 8.1x--18.4x 12.7x

   Based on its selected market multiples, Houlihan Lokey calculated the equity value of United to be in a range of $3 million to $14 million and the equity value of Certified to be in a range of $78 million to $82 million. In comparison, the United shareholders would receive in the merger total shares of Certified with a proforma book value of approximately $29 million.

   Discounted Cash Flow Analysis. Houlihan Lokey performed discounted cash flow analyses of United and Certified utilizing their managements' projections for the fiscal years 1999 through 2004. Houlihan Lokey calculated the net present value of free cash flows for the years 1999 through 2004 using discount rates ranging from 10% to 14%. Houlihan Lokey calculated implied enterprise values in the year 2004 based on multiples ranging from 2.5x EBITDA to 5.5x EBITDA and then discounted these terminal values using discount rates ranging from 10% to 14%. Houlihan Lokey arrived at such discount rates based on its analysis of the expected rates of return from investments with similar risk characteristics. Based on this analysis, Houlihan Lokey calculated the equity value of United to be in a range of $6 million to $24 million and the equity value of Certified to be in a range of $61 million to $91 million. In comparison, the United shareholders would receive in the merger total shares of Certified with a proforma book value of approximately $29 million.

   Pro Forma Merger Analysis. Houlihan Lokey prepared a pro forma analysis of the financial impact of the merger. The analysis was prepared using projections for the combined entity provided by United and Certified managements and based on United and Certified business plans as adjusted to reflect the merger savings and benefits, but without giving effect to non-recurring costs related to the merger. Houlihan Lokey compared the per-share redemption price for each of United and Certified on a stand-alone basis, assuming the merger had not occurred, to that of the combined company on a pro forma basis. The analysis indicated that the merger would be neutral to slightly accretive on a per share redemption value basis to the former shareholders of United in fiscal year 1999, and accretive to such shareholders in fiscal years 2000 through 2003.

   Contribution Analysis. Houlihan Lokey reviewed selected historical and estimated future operating and financial information, including revenues, EBITDA, book value and earnings for United and Certified, based on their respective managements' estimates, and the pro forma combined entity. Houlihan Lokey performed this analysis prior to the United board of directors meeting on June 9, 1999, based on second quarter financial information for both United and Certified.

   Given the more speculative nature of projections for years beyond 1999, Houlihan Lokey focused its attention on the relative contributions of United and Certified on a pro forma basis for the last twelve months of historical results and for fiscal 1999 projected results, excluding the effect of any operating benefits that may be realized as a result of the merger and non-recurring expenses related to the merger. Houlihan Lokey's analysis indicated that on a combined pro forma basis, United would account for a percentage of the combined company's pro forma book value and EBITDA somewhat greater than the percentage interest that United's shareholders will receive in the combined company as a result of the merger. However, Houlihan Lokey's selected public companies analysis and discounted cash flows analysis indicated that United would account for a substantially lower percentage of the combined company's pro forma equity value than the percentage interest that United's shareholders will receive in the combined company as a result of the merger. Houlihan Lokey also noted, given historical and projected net losses by United, that Certified would account for all of the pro forma combined company net income for the last twelve months and as projected for fiscal 1999.

   The forecasts and projections furnished to Houlihan Lokey for United were prepared by the management of United. As a matter of policy, United does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Houlihan Lokey in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

   The preparation of fairness opinions involves various determinations as to the most appropriate and relative quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; therefore, such opinions are not readily susceptible to summary description. Houlihan Lokey did not form a conclusion as to whether any individual analysis supported or failed to support its opinion. Rather, Houlihan Lokey considered the results of the analyses in light of each other and reached its opinion based on the results of all of the analyses considered together. Houlihan Lokey's conclusions also involved elements of judgment and qualitative analyses. In addition, even though the separate analyses are summarized above, Houlihan Lokey believes that its analyses must be considered as a whole. Houlihan Lokey also believes that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the evaluation process underlying its opinion.

   In performing its analyses, Houlihan Lokey made numerous assumptions regarding industry performance, general business, financial, economic and market conditions and other matters. Many of these matters are beyond the control of United and Certified. In addition, mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using selected company or transaction data. Analyses relating to the value of businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities can actually be sold. The analyses performed by Houlihan Lokey do not indicate actual values or future results, which may be significantly more or less favorable than those suggested by the analyses.

   Houlihan Lokey, as part of its investment banking business, regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of debt and equity, financial restructurings, leveraged transactions, and merchant banking. Houlihan Lokey is not affiliated with United or Certified and has not provided financial advisory or investment banking services to United or Certified in the past. United has agreed to pay Houlihan Lokey $150,000 in connection with its opinion. In addition, United has agreed to reimburse Houlihan Lokey for its reasonable out-of-pocket expenses, including the fees and expenses of Houlihan Lokey's attorneys, and to indemnify Houlihan Lokey against various liabilities, including certain liabilities under the federal securities laws. Houlihan Lokey is independent of United and Certified and no part of Houlihan Lokey's opinion fee is contingent upon the consummation of the merger. This summary is not a complete description of the analysis performed by Houlihan Lokey. You should read the entire opinion of Houlihan Lokey which appears as Annex C.

Officers and Directors After the Merger

   The combined company will:

  . expand the number of directors to 24 and appoint the nine current directors of United to the board of directors of the combined company, and

  . announce officers of the combined companies which will be selected from among the current officers of Certified and United.

   Information regarding the directors is provided under "INFORMATION CONCERNING CERTIFIED--Directors and Executive Officers" (page 82) and "INFORMATION CONCERNING UNITED--Directors and Executive Officers" (page 103).

Interests of Certain Persons in the Merger

   In considering the recommendations of Certified's board of directors and United's board of directors with respect to the merger, you should be aware that the directors of United have interests in the merger that are in addition to their interests as shareholders of United generally and that some members of Certified's and United's managements also have interests in the merger. The names and titles of the individuals who are directors or executive officers of United and who are known to have these additional interests are listed on the tables located on pages 103 and 104 of this document. Certified's and United's boards of directors were aware of these interests and considered them, among other matters, in approving the merger.

  Combined Company Board of Directors

   The merger agreement provides that, as of the effective time of the merger, all of the current members of United's board of directors are to become members of the board of directors of the combined company. Upon the election of these individuals, Certified's board of directors will consist of 24 directors, including the former directors of United.

  Severance--United

   United has entered into agreements with Messrs. Thomas, Olsen, Tweedie and Miller and Carolyn S. Fox which provide for severance benefits in the amounts and circumstances described in the table below. The merger is a change in control which may result in the duty to pay these severance benefits.

   The following table summarizes the severance provisions applicable upon a change in control of United:

 Name and Title of      Event Triggering
 Executive Officer     Severance Payments        Description of Severance Payments
 -----------------  ------------------------ ----------------------------------------
Terrence W. Olsen,  Termination*             . Payment of base compensation from the
President and       without cause following    date of termination until age 65 or
Chief Executive     a change in control        death, whichever is earlier--Mr.
Officer             prior to retirement or     Olsen's base compensation is currently
                    age 65, whichever is       $300,000 per year.
                    earlier
                                             . Payment of benefit at retirement equal
                                               to the benefit which would have been
                                               payable under existing retirement
                                               plans if employment had continued
                                               until retirement
                    Mr. Olsen is 59 years    . Payment of life insurance premiums
                    old                        from date of termination until age 65
                                               or death, whichever is earlier

                                             . Continuation of medical and dental
                                               insurance coverage for Mr. Olsen and
                                               spouse until Mr. Olsen reaches age 65
                                               so long as medical and dental plan
                                               coverage can be continued or
                                               comparable insurance coverage can be
                                               obtained at a reasonable cost
                                             Under Internal Revenue Code Section
                                             280G, a substantial portion of the
                                             severance benefits payable to Mr. Olsen,
                                             and the amounts received by Mr. Olsen,
                                             would constitute excess parachute
                                             payments and would not be deductible by
                                             United. In addition, Internal Revenue
                                             Code Section 4999 will impose excise
                                             taxes on Mr. Olsen for these amounts.
Mark Tweedie,       Termination*             . Payment of base compensation for a
Chief Financial     without cause within       period of 18 months following
Officer             three years following a    termination--Mr. Tweedie's base
                    change in control          compensation is currently $150,000 and
and                                            Mr. Miller's base compensation is
                                               currently $140,000
Keith A. Miller,                             . Contribution to the supplemental
Vice President,                                executive retirement plan to cause
Business Strategy                              employee's retirement benefit to be
                                               equal to that which would have been
                                               payable to the employee under United's
                                               retirement plans if employee had been
                                               fully vested as of the date of
                                               termination
                                             . Life insurance premiums and health
                                               benefits during the 18 months
                                               following termination provided such
                                               coverage can be obtained at reasonable
                                               costs

 Name and Title of        Event Triggering
 Executive Officer       Severance Payments        Description of Severance Payments
 -----------------    ------------------------ ----------------------------------------
Robin Thomas,         Termination in           Base compensation and medical and dental
Vice President,       connection with a        benefits for a period of four months
Sales                 merger, acquisition or   following termination
                      other business
                      combination
Carolyn S. Fox:       Termination*             None specified in the agreement
President, United     prior to July 6, 2000 or
Resources, Inc.;      a reduction in
Assistant Secretary,  compensation
United

--------
* Termination following a change in control includes any diminution in, or any substantial adverse change in the employee's duties and responsibilities, salary and benefits, or a requirement that the employee move to a location outside of the Portland metropolitan area without his or her consent.

  Indemnification and Insurance--United

   Under the merger agreement, Certified has agreed to, or cause United to:

  . Indemnify and hold harmless the present and former directors and officers of United and its subsidiaries, serving in the past two years, for all acts or omissions occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the same extent such persons are indemnified and held harmless in United's Articles of Incorporation, Bylaws or indemnity agreement as of the date of the merger agreement; and

  . Procure extended reporting (or "tail") coverage for United's current director and officer liability policy to provide continuing coverage for six years for United's directors and officers for pre-merger acts and omissions.

  Employment Agreement--United

   The board of directors of Certified and United, respectively, have approved an employment agreement with Terrence W. Olsen, the Chief Executive Officer of United, to be effective as of the effective date of the merger. The initial term of the contract is three years, commencing on the effective date of the merger. The term will be extended automatically for successive one year terms on each anniversary of the effective date of the merger unless either party gives notice of an intention to terminate Mr. Olsen's employment at least eleven months prior to such anniversary date. Under the contract, Mr. Olsen serves as Certified's Executive Vice President--Chief Operating Officer and receives a base salary, currently $300,000, subject to annual review and upward adjustment at the discretion of the board of directors. Mr. Olsen is also eligible to participate in Certified's Senior Management Incentive Compensation Plan and Executive Salary Protection Plan. Additionally, Mr. Olsen will receive employee benefits such as life insurance and pension and retirement contributions. Upon effectiveness of the merger, Mr. Olsen's contract with United will terminate.

   The contract is terminable at any time by Certified, with or without cause, and will also terminate upon Mr. Olsen's resignation, death or disability. Except where termination is for cause or is due to Mr. Olsen's resignation (other than a resignation following designated actions of Certified or its successor which trigger a right by the executive to resign and receive severance benefits), death or disability, the contract provides that Mr. Olsen will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Olsen would also continue to receive employee benefits such as life insurance and pension and retirement contributions throughout the balance of the term of the agreement.

  Employment Agreement--Certified

   The Letter of Understanding provided that the board of directors of Certified and United would select the Chief Executive Officer of the combined company by March 30, 1999. The boards of directors of Certified and United unanimously selected Alfred A. Plamann as Chief Executive Officer. An effective employment agreement between Unified Western and Mr. Plamann is a condition precedent to completing the merger.

   The board of directors of Certified and United, respectively, have approved amending Mr. Plamann's existing employment agreement effective as of the effective date of the merger. The initial term of the amended contract is three years, commencing on the effective date of the merger. The term will be extended automatically for successive one year terms on each anniversary of the effective date of the merger unless either party gives notice of an intention to terminate Mr. Plamann's employment at least eleven months prior to such anniversary date. Under the amended contract, Mr. Plamann will serve as President and Chief Executive Officer of the combined company and receive an initial salary of $500,000, beginning as of the effective date of the merger subject to annual review and upward adjustment at the discretion of the board of directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 60% of base salary, based on performance criteria established by the board of directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and pension and retirement contributions.

   The contract is terminable at any time by Certified, with or without cause, and will also terminate upon Mr. Plamann's resignation (other than a resignation following designated actions of Certified or its successor which trigger a right by the executive to resign and receive severance benefits), death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and pension and retirement contributions throughout the balance of the term of the agreement.

  Early Retirement Proposal--Certified

   Certified has adopted an early retirement proposal in connection with the merger which would be offered to eligible non-union employees who are age 50 or over. The proposal will only be implemented if the merger is completed. Employee acceptance of the proposal is voluntary. The proposal is designed to give employees an incentive to retire early primarily by enhancing pension and retiree medical benefits otherwise available through existing plans. The goal of the proposal is to reduce the number of employees in connection with the merger through voluntary employee action. Benefits offered under the proposal are determined based on a formula tied to the combined total of age and years of service of the participant. The Certified officers who are eligible to accept the proposal have indicated they do not intend to accept the proposal.

Material Federal Income Tax Considerations

  Treatment of United's Shareholders and the Corporations

   We have structured the merger so that it will constitute a "reorganization" within the meaning of Section 368(a) of the federal tax code. We have also assumed that United Common Stock and Certified Class A Shares and Class B Shares are capital assets in the hands of the United shareholders and the Certified shareholders. Accordingly, subject to the limitations and qualifications referred to below, the following tax consequences will result:

  . Certified, United and the wholly-owned subsidiary of Certified to be merged with United will recognize no gain or loss solely as a result of the merger.

  . Holders of United Common Stock will recognize no gain or loss upon the receipt of Certified Class A Shares or Class B Shares in the merger, except to the extent of cash applied to the holder's deposit account in lieu of fractional shares.

  . Cash applied to the holder's deposit account in lieu of fractional shares will be taxable as capital gain (or loss) measured by the difference between the cash applied and the portion of the tax basis in the shares of United's Common Stock surrendered that is allocable to such fractional share. Such capital gain (or loss) will be long-term capital gain (or loss) if such fractional share is considered to have been held for more than one year at the effective date of the merger.

  . The aggregate tax basis of Unified Western Class A Shares and Class B Shares received by a United shareholder in the merger will be the same as the aggregate tax basis of United Common Stock surrendered in exchange.

  . The holding period of Unified Western Class A Shares and Class B Shares received by a United shareholder will include the period for United Common Stock surrendered in exchange for Unified Western Class A Shares or Class B Shares.

  . Cash payments received by a holder of United or Certified common stock in connection with the exercise of dissenters' rights will be treated as capital gain (or loss) measured by the difference between the cash payment received and the tax basis in the shares of such common stock for which dissenters' rights are exercised. The capital gain (or loss) will be long-term capital gain (or loss) if the shares are considered to have been held for more than one year when exchanged for such cash payments.

   The discussion above summarizes the opinions of Schwabe, Williamson & Wyatt, P.C. and Sheppard, Mullin, Richter & Hampton LLP included as Exhibits 8.1 and
8.2 to the registration statement of which this document is a part. The discussion and opinion is based upon current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated under it, and judicial and administrative decisions and rulings. Schwabe, Williamson & Wyatt, P.C. and Sheppard, Mullin, Richter & Hampton LLP have based their opinions on the facts, representations and assumptions set forth or referred to in the opinions, including representations contained in certificates executed by officers of Certified and United. The opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. Neither Schwabe Williamson & Wyatt, P.C., nor Sheppard, Mullin, Richter & Hampton LLP has or will seek a ruling from the Internal Revenue Service. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth above, and any such changes or interpretations could be retroactive and could affect the tax consequences to the shareholders of United.

   A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in a United shareholder recognizing gain or loss with respect to each share of United's Common Stock surrendered in the merger equal to the difference between the shareholder's basis in the share and the fair market value, as of the effective date of the merger, of Unified Western's Class A Shares or Class B Shares received in exchange therefor. In this event, a United shareholder's aggregate tax basis in the Class A Shares or Class B Shares received would equal its fair market value, and the United shareholder's holding period for the stock would begin the day after the merger.

   The discussion above and the opinions of Schwabe, Williamson & Wyatt, P.C. and Sheppard, Mullin, Richter & Hampton LLP do not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and are not intended for shareholders subject to special treatment under the federal income tax law. In addition, the discussion above and the opinions do not consider the effect of any applicable state, local or foreign tax laws.

   The merger agreement conditions the completion of the merger upon United's receipt of a further opinion on the closing date from Schwabe, Williamson & Wyatt, P.C. and Certified's receipt of a further opinion on the closing date from Sheppard, Mullin, Richter & Hampton LLP to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Internal Revenue Code Section 368(a). In the unlikely event that the receipt of either closing date opinion is waived and the tax consequences differ materially from those described above, Certified and United will resolicit shareholder approval of the merger.

   We urge each holder of United's Common Stock to consult his, her or its own tax advisors as to the particular tax consequences to him, her or it of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

  Treatment of Holders of Certified's Class A Shares, Class B Shares or Class C Shares

   The merger will not result in United States income tax consequences to the holders of Certified's Class A Shares, Class B Shares or Class C Shares who do not exercise dissenters' rights.

Accounting Treatment

   Unified Western will account for the proposed merger as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, Unified Western will allocate the consideration to assets and liabilities based upon their relative fair values.

Regulatory Approvals

   Certified and United may not merge unless they make all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the waiting period requirements under that Act have expired or have been earlier terminated by the Federal Trade Commission and The Antitrust Division of the Department of Justice. On June 28, 1999, the waiting period ended.

Impact of the Merger on the Members of Unified Western

   The bylaws of the combined company will provide for:

  . Member-patrons, who are the shareholders of the combined company and participate in the patronage dividend programs; and

  . Associate-patrons, who do not own shares but do participate in the patronage dividend programs.

   Both member-patrons and associate-patrons are required to maintain minimum deposits based on their volume of purchases from the cooperative. The following summarizes important provisions of the bylaws of the combined company applicable to patrons.

  Patronage Dividends Policy

   Unified Western will pay its patronage earnings to member-patrons and associate-patrons on the basis of patronage business transacted with the combined company's two patronage earnings divisions: the Dairy Division and the Cooperative Division.

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

  . Unified Western will associate the Dairy Division with patronage earnings generated by the fluid milk and juice bottling plant located in Los Angeles, California. Patronage dividends for this division will be paid solely to patrons who purchase manufactured and related products from the Dairy Division.

  . Unified Western will associate the Cooperative Division with patronage earnings generated from all other patronage activities of the combined company and will not give distinction to geographic location. The Cooperative Division will include the general merchandise activity which previously was conducted in a non-patronage subsidiary of Certified.

   In the event of losses in one of these divisions, the loss will be offset against earnings of the other division to determine net earnings available for patronage dividends.

   In 1997 and 1998, Certified paid patronage dividends in the amount of $9,154,000 and $9,169,000, respectively, to Certified's shareholders with respect to purchases from the Dairy Division. Due to logistics and geographic constraints, the shareholders who purchase from the Dairy Division are primarily in Southern California. Generally, no shareholder of Certified outside of Southern California currently participates in the Dairy Division, and it is not likely that shareholders of the combined company outside of Southern California will participate in the Dairy Division.

   We expect the merger to generate significant cost savings and operating benefits, primarily in the Cooperative Division. As a result, we expect shareholders from all market regions to benefit in proportion to their purchase volume in the patronage earnings of the Cooperative Division.

  Minimum Purchase Requirements

   The combined company will require that each patron meet the minimum purchase requirements established by the board of directors from time to time. Currently, Certified's minimum purchase requirement for member-patrons is $5,000 per week and for associate-patrons is $3,500 per week. Exceptions to the minimum purchase requirements may be granted by the board of directors after the merger. Entities not meeting these minimum purchase requirements may be eligible to purchase product on a non-patronage basis.

  Minimum Deposit Requirement

   The combined company will require that each patron meet the minimum deposit requirement at the time and in the manner established from time to time by the board of directors. Currently, Certified's minimum deposit requirement generally is equal to twice the average weekly purchases of selected products by the patron or, if the patron does not purchase from Certified on a regular basis, twice the average purchases.

   Member-patrons may satisfy the minimum deposit requirement through a combination of a cash deposit and the ownership of Class B Shares. For Certified's shareholders, the deposit value of a Class B Share is based upon its book value at the year end prior to the initial issuance of the Class B Shares. For United's shareholders, the deposit value of the Class B Shares received in the merger will be equal to the book value of the shares of United's Common Stock for which they were exchanged calculated as of April 2, 1999. As of April 2, 1999, the book value for each share of United's Common Stock was $57.90. United shareholders who do not have sufficient Class B Shares immediately following the merger to meet the minimum deposit requirements will have the following alternatives:

  .  Provide a cash deposit for the deficiency; or

  .  Purchase additional Class B Shares to cover the deficiency; or

  . Agree to assign 80% of the patronage dividends the shareholder will receive in the future to the combined company to purchase Class B Shares for the account of the shareholder until the deficiency is eliminated. During that period, Unified Western will require the member to purchase at least the percentage of product purchased during the most recent
     12 month period under a supply agreement with Unified Western.

   Associate-patrons may only satisfy the minimum deposit requirement through a cash deposit.

  Ownership of 100 Shares of Class A Stock

   A member-patron of the combined company must own 100 Class A Shares. Those United shareholders who receive less than 100 Class A Shares in the merger will be given three options, each with differing consequences:

  . Purchase additional Class A Shares to reach 100 Class A Shares, if the shareholder meets the member-patron minimum purchase requirement; or

  . Elect to be served as an associate-patron, if the shareholder meets the associate-patron minimum purchase requirement and does not exceed the member-patron minimum purchase requirement. Unified Western will repurchase the Class A Shares received in the merger at a price equal to the book value of United's shares for which they were exchanged as of April 2, 1999; or

  . Elect to be served on a non-patronage basis, if the shareholder does not meet the associate-patron minimum purchase requirements. Unified Western will repurchase the Class A Shares received in the merger at a price equal to the book value of United's shares for which they were exchanged as of April 2, 1999.

   As of April 2, 1999, the book value for each share of United's Common Stock was $57.90.

  Repurchase of Excess Shares

   If a holder decides to tender its excess Class B Shares for redemption in the first three years following the merger, that holder may elect to have those shares redeemed at Certified's book value as of the fiscal year end preceding the effective date of the merger, or at Unified Western's book value as of the year end preceding the date the excess shares are tendered for redemption. In the latter case, purchase of the shares will be deferred until three full fiscal years following the effective date of the merger. In either case, the redemption will be subject to limitations imposed by Unified Western's credit agreements, bylaws and applicable law.

   During the period commencing on the effective date of the merger and ending 120 days after the end of the first fiscal year following the merger, Unified Western will repurchase excess Class B Shares held by former shareholders of United at the book value as of April 2, 1999 of the shares of United's Common Stock for which the excess Class B Shares were exchanged in the merger. A promissory note of the combined company will evidence the purchase price, which will be payable in 20 equal quarterly principal installments and will bear interest at 6% per year.

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

  Subordination Agreement and Pledge of Shares

   Unified Western will require each patron, whether a member-patron or an associate-patron, to execute a subordination agreement which provides for the subordination in certain circumstances of the patron's right to repayment of its deposit to the prior payment in full of certain indebtedness of Unified Western. In addition, Unified Western will require each shareholder to pledge the Class A Shares and Class B Shares of Unified Western to secure its obligations to Unified Western, and individual shareholders of corporate members will be required to guaranty the obligations of the corporate member. With respect to continuing shareholders of United who are in compliance with their obligations to United and its subsidiaries, Unified Western will not require individual guarantees in the absence of financing transactions. As a condition to enjoying the full rights of a patron of Unified Western, United's shareholders will be required to execute similar subordination and pledge agreements.

Financing of the Merger

   In connection with the Merger, Certified has secured financing commitments from institutional lenders, known as the term commitment, and from banks, known as the revolver commitment, to facilitate the merger. Funding under these commitments is subject to the satisfaction of a variety of customary borrowing conditions including the execution of definitive borrowing agreements and the absence of a material adverse change in the business, assets, operations or affairs of Certified and United. The obligation of Certified and United to complete the merger is subject to obtaining funding under these commitments.

   The revolver commitment provides for a five-year, $200 million revolving credit secured by accounts receivables and inventory. Borrowings will bear interest at either:

  . LIBOR plus an applicable margin based on a funded debt to operating cash flow ratio; or

   . the higher of the lender's base rate or .50% above the lender's federal funds borrowing rate.

   The revolver commitment contemplates advances at up to 85% of eligible accounts receivable and at 40-60% of eligible inventory. The security interest would be released if the combined entity achieves designated investment grade ratings for a period of not less than one year. The pricing, structure and terms of the facility can be modified, if necessary, to achieve syndication provided that interest expense cannot increase more than 50 basis points.

   The term commitment from Certified's existing term lenders provides for collateralization of Certified's existing $80 million 7.22% senior unsecured notes with property, plant and equipment and the issuance of $40 million of new ten year senior mortgage notes. The interest rate on the existing $80 million senior notes will increase by .50% and the senior mortgage notes will bear interest at 2.8% over the applicable U.S. Treasury Rate for ten year notes. The interest rate increase on the existing $80 million senior notes and the securitization of both notes would be eliminated in the event the combined entity achieves designated investment grade ratings for a period of not less than one year.

   Certified's existing revolver lender, Rabobank Nederland, an affiliate of Rabobank International, New York Branch, will receive a fee of $1,750,000 at closing of which $100,000 has been paid. In addition, Rabobank will receive an annual administrative fee of $50,000.

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

   The credit agreements are expected to contain customary representations, warranties, covenants and default provisions for financings of this type, including financial ratio covenants which are modeled after covenants contained in Certified's existing loan agreements, modified to reflect the merger and the additional extension of credit reflected by the commitments.

   The borrowings under these commitments are intended to provide funds to meet the on-going borrowing requirements of the combined company, to repay existing institutional indebtedness of United, to fund redemption of shares of terminated members and to meet other cash requirements of the merger.

Rights of Dissenting Shareholders

  Certified

   Under California law, Certified's shareholders may, under certain circumstances and by following the procedure prescribed by California law, exercise appraisal rights and receive cash for their Class A Shares, Class B Shares or Class C Shares. In order to do so, the shareholders must comply with Chapter 13 of the California Code, which entitles the shareholders to receive an amount equal to the fair market value of their shares as of March 30, 1999, the last day before the public announcement of the merger. Fair value of shareholder's shares is not necessarily equal to book value as historically determined by Certified. Instead, fair value is determined by a court or by agreement of Certified and the shareholder. Fair value may be more or less than book value. A copy of Chapter 13 is attached as Annex D and should be read for more complete information concerning dissenters' rights. The required procedures set forth in Chapter 13 of the California Code must be followed exactly or any dissenters' rights may be lost. The information set forth below is a general summary of dissenters' rights as they apply to Certified's shareholders and is qualified in its entirety by reference to Annex D.

   Shareholders who exercise dissenters' rights will not be eligible to purchase from Unified Western as a member-patron.

   In order to be entitled to exercise dissenters' rights, a Certified shareholder must not vote "FOR" the merger. If the Certified shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, his or her shares will be voted in favor of the merger and the shareholder will lose any dissenters' rights.

   Certified will have ten days after approval of the merger by Certified's shareholders to send to those shareholders who have not voted for the approval of the merger a written notice of the approval accompanied by a copy of Chapter 13, a statement of the price determined by Certified to represent the fair market value of the dissenting shares as of March 30, 1999 and a brief description of the procedure to be followed if a Certified shareholder desires to exercise dissenters' rights. In order to preserve his or her dissenters' rights, a Certified shareholder must make a written demand upon Certified for the purchase of dissenting shares and payment to such Certified shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of March 30, 1999. This demand must be addressed to Certified Grocers of California, Ltd., 5200 Sheila Street, Commerce, California 90040, Attention: Robert M. Ling, Jr., Senior Vice President, General Counsel and Secretary, and must be received by Certified within 30 days after the date on which the notice of approval by Certified's shareholders is mailed to those shareholders who have not voted in favor of

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

the approval of the merger. Within this 30 day period, the dissenting shareholder must surrender to Certified, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Certified that are transferred prior to their submission for endorsement lose their status as dissenting shares.

   If Certified and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares, less any amount the dissenting shareholder owes to Certified, shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates, unless provided otherwise by agreement.

   If Certified denies that the shares surrendered are dissenting shares, or Certified and the dissenting shareholder fail to agree upon a fair market value of these shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

   A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Certified consents to the withdrawal.

   Any Certified shareholder who effectively dissents from the merger and who receives cash for his or her shares will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds, or is less than, the shareholder's tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time the shares are held by the dissenter, whether the shares are held as a capital asset, and whether the dissenter is deemed to own shares of Certified pursuant to the attribution rules of Internal Revenue Code Section
318. A dissenter may be considered for tax purposes to own shares that are actually owned by a non-dissenter that is related to the dissenter, with the possible result that the cash received in the exercise of the dissenter's rights could be treated as a dividend received pursuant to a corporate distribution rather than an amount received pursuant to a sale or exchange of shares of Certified.

  United

   The following discussion is not a complete statement of the Oregon Business Corporation Act relating to dissenters' rights. The following discussion is qualified in its entirety by reference to Sections 60.551 through 60.594 of the Oregon Business Corporation Act attached to this document as Annex E and incorporated herein by reference.

   Any United shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, should carefully review this discussion and Annex E, since failure to comply with the procedures of the statute will result in the loss of dissenters' rights.

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

   Under the Oregon Business Corporation Act, a shareholder who is a record shareholder or beneficial owner of shares held in a voting trust or a nominee as the record shareholder may dissent from and obtain payment for the fair value of the shareholder's shares in the event of completion of a plan of merger if the shareholder is entitled to vote on the merger. Fair value of a shareholder's shares is not necessarily equal to adjusted book value as historically determined by United. Instead, fair value is determined by a court or by agreement of United and the shareholder. Fair value may be more or less than adjusted book value. A shareholder who wishes to assert dissenters' rights must perform the following:

  . Deliver to United, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed merger is completed; and

  .  Not vote the shares in favor of the merger.

   Pursuant to Sections 60.551 through 60.594 of the Oregon Business Corporation Act, United's dissenting shareholders may require United to repurchase their shares of United's Common Stock at a price equal to the fair value of such shares determined as of March 30, 1999, the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the proposed merger.

   Within ten days following approval of the merger by the shareholders of United, United is required to deliver a dissenters' notice to each person who provided written notice prior to the vote of his or her intent to demand payment for his or her dissenting shares and who did not vote in favor of the merger. The dissenters' notice must contain the following:

  .  A statement describing:

    .  Where the payment demand must be sent;

    .  Where and when United's Common Stock certificates must be deposited;
       and

    . To what extent the transfer of uncertificated shares, if any, will be restricted after the payment demand is received.

  . A form for demanding payment, which must include the date of the first announcement of the terms of the proposed merger to the media or to the shareholders and require that any person asserting dissenters' rights certify whether the person acquired beneficial ownership of the shares before that date;

  . A date by which United must receive the payment demand, which date may not be less than 30 nor more than 60 days after the dissenters' notice is delivered; and

  . A copy of Sections 60.551 through 60.594 of the Oregon Business Corporation Act.

   A shareholder who has received a dissenters' notice must:

  . Demand payment by sending the demand to the address provided in the dissenters' notice;

  . Certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement of the terms of the proposed merger to the media or to shareholders; and

  . Deposit the stock certificates in accordance with the terms of the dissenters' notice.

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

   As soon as the merger is completed or upon receipt of a payment demand, United must pay to each United dissenting shareholder the amount United estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. The payment must be accompanied by:

  . United's balance sheet as of the end of the fiscal year ending not more than 16 months before the date of payment and an income statement for that year and the latest available interim financial statements, if any;

  .  A statement of United's estimate of the fair value of the shares;

  .  An explanation of how the interest was calculated;

  . A statement of the dissenting shareholder's rights in the event the dissenting shareholder is dissatisfied with the payment offer; and

  . A copy of Sections 60.551 through 60.594 of the Oregon Business Corporation Act.

   If United does not complete the merger within 60 days after the date set for demanding payment and depositing share certificates, United must return the share certificates and release transfer restrictions on uncertificated shares, if any. If United completes the merger after this action, United must send a new dissenters' notice and repeat the payment demand procedure.

   United may elect to withhold payment from a dissenting shareholder who was not the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement of the proposed merger to the media or to the shareholders. If United elects to withhold payment, then, after completion of the merger, United must estimate the fair value of the shares held by such dissenting shareholder plus accrued interest and pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of such demand.

   Within 30 days after United makes or offers payment for the dissenting shares, a dissenting shareholder may notify United in writing of the dissenting shareholder's own estimate of the fair value of such dissenting shares and the amount of interest due and demand payment of such estimate less any payment received from United for such dissenting shares, or if United has withheld payment pursuant to the foregoing paragraph, reject United's offer and demand payment of such estimate, if:

  . The dissenting shareholder believes that the amount paid or offered is less than the fair value of the dissenting shares or that the interest was incorrectly calculated;

  . United fails to make payment within 60 days after the date set for demanding payment; or

  . United, having failed to consummate the merger, does not return the share certificates or release transfer restrictions on uncertificated shares, if any, within 60 days after the date set for demanding payment.

   In the event a demand for payment remains unsettled after the dissenting shareholder exercises the rights as set forth in the foregoing paragraph, United must either:

  . Commence a proceeding within 60 days after receiving the dissenting shareholder's payment demand and petition the court to determine the fair value of the dissenting shares and accrued interest; or

  . Pay the dissenting shareholder the amount demanded by such dissenting shareholder.

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

   United must begin the proceeding in the circuit court of Clackamas County, Oregon and make all dissenting shareholders whose demands remain unsettled parties to the proceeding. The circuit court may appoint one or more appraisers to receive evidence and recommend the fair value of the dissenting shares. Each dissenting shareholder is entitled to judgment for either the amount, if any, by which the court finds fair value of the dissenting shares exceeds the amount paid by the corporation, or for the fair value plus accrued interest of the dissenting shareholders' after-acquired shares for which the corporation elected to withhold payment. The court in an appraisal proceeding shall assess all costs of the proceeding against United except that the court may assess costs against dissenting shareholders if the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith. The court may assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable.

   Any shareholder who fails to follow the procedures detailed above will lose the right to dissent from the merger. A negative vote, alone, will not constitute written objection required prior to the special meeting of shareholders. Any shareholder making a written demand for payment is thereafter entitled only to payment as provided in the Oregon Business Corporation Act and is no longer entitled to vote or otherwise exercise any shareholder rights with respect to United's Common Stock. The consent of United is required for the withdrawal of a demand for payment.

Comparison of Rights of Shareholders

   Certified is incorporated under the laws of the State of California and United is incorporated under the laws of the State of Oregon. As a result of the merger, United's shareholders will become shareholders of Certified. Therefore, the rights of United's shareholders will be governed by California law and the provisions of Certified's articles of incorporation and Certified's bylaws, as amended, rather than United's articles of incorporation and United's bylaws. The following summary, which does not purport to be a complete statement of each difference between the rights of the shareholders of Certified and United, sets forth the material differences between California and Oregon law and between Certified's articles of incorporation and United's articles of incorporation and between Certified's bylaws and United's bylaws. We qualify this summary in its entirety by reference to the full text of each such document and the California General Corporation Law and the Oregon Business Corporation Act. For information as to how such documents may be obtained, see "WHERE YOU CAN FIND MORE INFORMATION" (page 113).

  Capital Stock; Membership; Voting Rights

   Certified Capital Stock

   California law requires that a corporation's articles of incorporation set forth the total number of shares the corporation is authorized to issue if there is only one class of shares for the corporation. If the corporation is authorized to issue more than one class of shares, the articles of incorporation must set forth, or the articles of incorporation may authorize the board to set forth, the total number of shares of all classes of stock which the corporation has authority to issue, and a statement of the designations and the powers, preferences, rights, qualifications, limitations or restrictions of each class.

   The capital stock authorized by Certified's articles of incorporation consists of:

  .  500,000 Class A Shares, no par value;

  .  2,000,000 Class B Shares, no par value; and

  .  15 Class C Shares, no par value.

   As of May 29, 1999, 46,700 Class A Shares were outstanding, 361,139 Class B Shares were outstanding, and 15 Class C Shares were outstanding. After giving effect to the transactions contemplated by the merger agreement, and assuming no other issuances of any class of stock after May 29, 1999, and assuming that no shares of Certified or United are repurchased under dissenters' rights, there will be approximately 67,800 Class A Shares, 395,117 Class B Shares and 24 Class C Shares outstanding.

   Class A Shares. Class A Shares may only be held by member-patrons of Certified. Certified's bylaws provide that member-patrons must have approved financial standing, engage in the selling of groceries, patronize Certified in the amounts to be determined by the board of directors, and comply with various other membership conditions and application procedures. Each member-patron is required to hold 100 Class A Shares. Subject to the voting rights of the Class B Shares described below and except as provided by law, the holders of the Class A Shares have exclusive voting rights and powers with respect to Certified, including the exclusive right to notice of shareholders' meetings. Each holder of Class A Shares is entitled to one vote per share on all matters to be voted upon by the shareholders. Certified's shareholders may cumulate votes in connection with the election of directors. See "--Cumulative Voting" (page 49) and "--Nomination and Election of Directors" (page 51). Certified's shareholders do not have any preemptive or preferential rights to purchase or subscribe to any shares of Certified.

   Class B Shares. Each holder of Class A Shares is also required to hold a number of Class B Shares determined by the board of directors of Certified. The board of directors establishes the number of Class B Shares that each member-patron must hold, whether based on average weekly purchases or on some other basis. Ownership of Class B Shares is limited to member-patrons or former member-patrons who have tendered these shares to Certified for redemption. Class B Shares currently have the right to elect three directors. In connection with the merger, Certified will amend the articles of incorporation to provide that Class B Shares have the right to elect 20% of the authorized number of directors. Except as provided in Certified's articles of incorporation or California law, the holders of Class B Shares do not have voting rights. See "--Number of Directors (page 50) and "--Nomination and Election of Directors" (page 51).

   Class C Shares. Each member of the Certified's board of directors is issued one Class C Share. Except as provided by California law, the holders of Class C Shares do not have voting rights.

   United Capital Stock

   Oregon law requires that a corporation's articles of incorporation set forth the total number of shares of all classes of stock which the corporation has authority to issue and if more than one class of shares is authorized, to include a statement, the contents of which may be determined by the board of directors if so authorized, of the designations, preferences, limitations and relative rights of each class of shares prior to the issuance of any such shares.

   The capital stock authorized by United's articles of incorporation consists of 10,000,000 shares of Common Stock, par value $5.00 per share. As of July 2, 1999, 508,479 shares of Common Stock were outstanding. Each shareholder is entitled to one vote on all matters to be voted upon by the shareholders irrespective of the number of shares owned. Under Oregon law, shareholders do not have a right to cumulative voting unless the articles of incorporation provide otherwise. United's articles of incorporation do not provide for cumulative voting for the election of directors. See "--Cumulative Voting" (page 49) and "--Nomination and Election of Directors" (page 51).

United's shareholders do not have any preemptive or preferential rights to purchase or subscribe to any shares of United.

   United's bylaws provide that the board of directors must approve member-shareholders and member-shareholders must engage in the retail grocery business. United's bylaws provide the board of directors with the right to expel any member who:

  . Reveals United's confidential matters, or any other matter likely to be a detriment to United if revealed, to anyone other than to a United shareholder in good standing;

  .  Purchases United goods for the use and benefit of a non-shareholder;

  .  Commits a felony under Oregon or federal law; or

  . Acts to the detriment of United by his or her conduct with respect to his or her business.

  Restrictions on Transfer

   Certified's bylaws provide that shareholders may not transfer Class A Shares or Class B Shares except to Certified or with the consent of Certified to an approved transferee, and such consent will not normally be given.

   United's bylaws provide that United's Common Stock is non-transferable and non-negotiable and any member who assigns or transfers the Common Stock will have its membership immediately terminated. In addition, any shareholder who does not make a purchase of warehoused merchandise from United for a period of 30 days or more must resign his or her membership and surrender his or her Common Stock to United upon order of the board of directors.

  Redemption

   Certified

   For a description of the provisions of Certified's articles of incorporation regarding the redemption of Class A Shares and Class B Shares, see "THE AMENDMENTS" (page 53).

   United

   Subject to the general restrictions imposed by Oregon law with respect to a corporation's right to repurchase its own shares and certain restrictions placed on United by its lender, United retains the sole and exclusive right to redeem, repurchase, take-up, cancel, and control United's Common Stock. Any shareholder resigning his or her membership or whose membership is terminated for any reason is required to surrender his or her Common Stock. Under United's bylaws, the following will occur upon delivery of Common Stock and acceptance of the resignation by the board of directors:

  . United will pay the shareholder the adjusted book value of the surrendered United Common Stock as of the date of resignation or termination less any indebtedness owed by the shareholder to United or its subsidiaries;

  . United may elect to pay the adjusted book value for shares in excess of the number initially required of the resigning or terminating shareholder, less any indebtedness to United or its subsidiaries, in 20 equal quarterly principal installments, together with a variable interest rate provided in United's capital investment notes; or

  . United may pay for such shares in such other manner as the board of directors determines.

  Cumulative Voting

   In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

   Certified

   Under California law, the availability of the option of cumulative voting in the election of directors is mandatory. Certified's shareholders may cumulate votes in connection with the election of directors.

   United

   Under Oregon law, shareholders do not have a right to cumulative voting unless the articles of incorporation provide otherwise. Under its existing articles of incorporation and bylaws, United's shareholders may not cumulate votes in connection with the election of directors.

  Power to Call a Special Meeting of Shareholders

   Under California law, the board, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at a meeting or such additional persons as may be provided in the articles of incorporation or the bylaws may call a special meeting. Certified's bylaws provide that the board of directors, the Chairman of the Board, the Vice Chairman of the Board, the President, or the holders of shares entitled to cast not less than 10% of the votes at a meeting may call a special meeting of the shareholders at any time. Under Oregon law, the board of directors or any other person authorized to do so in the articles of incorporation or the bylaws or the holder of at least 10% of all votes entitled to be cast at a meeting may call a special meeting of shareholders. United's bylaws provide that a special meeting of shareholders may be called at any time by the Chairman or by a majority of the board of directors or by at least 10% of the shareholders.

  Shareholder Action Without a Meeting

   Certified

   Under California law, unless otherwise provided for in a corporation's articles of incorporation, any action by a corporation's shareholders must be taken at a meeting of the shareholders, unless the shareholders of the corporation sign a consent in writing setting forth the action so taken having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

   Certified's bylaws provide that any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting and without notice, if a consent in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

   United

   Under Oregon law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken and signed by all the shareholders entitled to vote on the action.

   United's bylaws do not contain a provision relating to shareholder action without a meeting.

  Quorum Requirements

   Certified

   Under California law, unless otherwise provided in the articles of incorporation, a majority of the shares entitled to vote shall constitute a quorum. In no event may a quorum constitute less than one-third of, or more than a majority of, the shares entitled to vote. Certified's bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.

   United

   Under Oregon law, unless the articles of incorporation or the Oregon Business Corporation Act provide for a lesser or greater number, a majority of votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. United's articles of incorporation provide that one-third of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at any meeting of shareholders.

  Number of Directors; Election of Directors

   Under both California and Oregon law, unless a corporation's articles of incorporation specifies the number of directors, the number shall be fixed by, or in the manner provided in, its bylaws. A corporation's shareholders or its board of directors may change the authorized number of directors by an amendment to the corporation's bylaws or in such manner as is provided therein. If the articles of incorporation specify the number of directors, the number of directors can only be changed by amending the articles of incorporation.

   Certified

   In connection with the merger, Certified is proposing an amendment to its articles of incorporation. For a description of the proposed provisions of Certified's articles of incorporation regarding the number and election of directors, see "THE AMENDMENTS" (page 53).

   Certified's articles of incorporation and bylaws do not provide for a classified board.

   United

   United's bylaws provide for a classified board of directors consisting of nine members, each elected for a term of three years. Three of the nine directors are elected each year, and any director whose term has expired cannot be eligible for re-election for one year from the date of the expiration of his term.

  Nomination and Election of Directors

   Certified

   Certified's bylaws establish a procedure by which a nominating committee appointed by the board of directors, consisting of three or more members of the board of directors, selects nominees for election as directors. The nominating committee then submits the nominees to the entire board of directors which selects from those nominees a set of nominees for submission to the shareholders for a vote. Under Certified's bylaws, the President of Certified is an ex-officio member of the nominating committee. The proposed amendments to the Bylaws will require the nominating committee to give due consideration to geographic representation in selecting nominees for election to the board of directors.

   United

   United's bylaws provide for a nominating committee, appointed by the Chairman of the board of directors, consisting of three shareholders, none of whom may be directors unless they are in the last year of their term as director. The nominating committee then selects at least two qualified shareholders to be nominated for each vacancy on the board of directors. The nominating committee's selections may be supplemented by a written petition signed by at least five shareholders, with the supplemented selections presented, together with the nominating committee's selections, to the shareholders for a vote at the annual shareholders' meeting.

  Amendment of the Articles of Incorporation and Bylaws

   Certified

   California law allows amendment of a corporation's articles of incorporation upon board of director approval together with approval by a majority of the outstanding shares entitled to vote. If an amendment to the articles of incorporation has any of the following effects it will entitle the holders of the outstanding shares of the affected class of stock to vote as a separate class upon the proposed amendment, whether or not they are entitled to vote on the amendment by the articles of incorporation:

  . increase or decrease the aggregate number of authorized shares of a class of the corporation's stock;

  . effect an exchange, reclassification, or cancellation of any of the shares of a class;

  . effect an exchange or a right of exchange of any shares of another class into the shares of a class;

  . change the rights, preferences, privileges or restrictions of the shares of a class;

  .  create a new class; or

  . increase the rights, preferences, or privileges of a class of shares having rights, preferences or privileges prior to the shares of a class.

   Under California law, unless otherwise provided in the articles of incorporation or bylaws, the board of directors or a majority of the outstanding shares entitled to vote may amend a corporation's bylaws.

   Certified's bylaws provide that they may be altered, amended or repealed by the affirmative vote of the holders of not less than a majority of the voting power. Certified's bylaws may be altered, amended or repealed by the board of directors, other than for a change to the authorized number of directors or to amend provisions with respect to patronage dividends.

   United

   Oregon law generally requires that in order to amend a corporation's articles of incorporation, a corporation's board must adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at either an annual or special meeting of the shareholders. To effect an amendment to a corporation's articles of incorporation, Oregon law provides that if a quorum exists at a shareholders meeting and if the votes cast in favor of an amendment exceed the votes cast in opposition to the amendment then the amendment is approved. However, if the amendment would create dissenters' rights, a majority of the votes entitled to be cast on the amendment are required for approval. Oregon law does not generally require separate class votes of all voting classes in order to approve charter amendments or to approve the sale of substantially all of a corporation's assets. Oregon law, however, provides that all classes of stock, even nonvoting classes of stock, vote on charter amendments, mergers and share exchanges that affect the rights of holders of the class.

   United's articles of incorporation do not alter the manner in which amendments to them are effected under Oregon law. Under Oregon law, the board of directors or the shareholders may amend a corporation's bylaws unless otherwise provided in the articles of incorporation. The shareholders, in amending the bylaws, may expressly provide that the bylaws may not be amended by the board of directors. United's bylaws authorize a bylaw amendment at any regular or special meeting of the shareholders upon a two-thirds vote of the quorum present, provided that the corporation submits ten days notice of the meeting to the shareholders in writing. United's board of directors may not amend United's bylaws.

  Limitation of Liability of Directors

   California and Oregon law permit a corporation, subject to limitations described below, to include a provision in its articles of incorporation limiting the personal liability of a director or officer to the corporation or its shareholders for damages for a breach of the director's fiduciary duty. Certified's articles of incorporation include such a provision. United's articles of incorporation do not limit a director's liability under any circumstances. While such a provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, such a provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

  Indemnification of Directors and Officers

   Certified

   California law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in the best interests of the corporation. With respect to any criminal action, the indemnified party may not have had any reasonable cause to believe the action was unlawful. California law provides, upon receipt of an undertaking to reimburse the corporation if indemnification is not appropriate, that a corporation may advance expenses of defense. In addition, a corporation must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. California law also permits a corporation to purchase liability insurance for its directors and officers. California law provides that a corporation may not indemnify for any matter as to which a person has been adjudged to be liable to the corporation, but only to the extent a court determines that the person is entitled to indemnity.

   Certified's bylaws provide that Certified will indemnify and hold harmless each person who is involved in any actual or threatened proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, was an agent of Certified or was serving at the request of Certified as a director, officer or employee of another person, to the full extent permitted by California law against all expenses, liabilities and losses, including, attorneys' fees, judgments, fines, settlements and amounts expended in seeking indemnification.

   United

   Under Oregon law, a corporation may indemnify a director for actions taken in good faith and which the individual reasonably believed to be in the best interests of the corporation. In the case of a criminal proceeding, the individual may not have had any reasonable cause to believe the conduct was unlawful. A director may not be indemnified in connection with a proceeding in which the director was found liable to the corporation or in which the director was found to have improperly received a personal benefit. Oregon law provides for mandatory indemnification of officers and directors when the indemnified party is wholly successful in the defense of the proceeding.

   United's articles of incorporation provide indemnification rights similar to those provided by Certified and described above.

   These indemnification rights are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Each of Certified and United is authorized to purchase insurance on behalf of its directors and officers.

                                 THE AMENDMENTS

   At Certified's shareholder meeting, Certified will ask its shareholders to approve a proposal to amend the articles of incorporation and bylaws. The merger agreement conditions the completion of the merger on the adoption of the amendments. The proposed amendments are:

  . To change the authorized number of directors to a flexible number not less than 15 nor more than 24. The board of directors will fix the exact number of directors within that range. The holders of Class A Shares, voting as a class, will be entitled to elect 80%, rounded up to the nearest whole number, of the authorized directors. The holders of Class B Shares, voting as a class, will be entitled to elect the remaining directors. If there are no Class B Shares issued and outstanding, the holders of Class A Shares will be entitled to elect all authorized directors. The initial number of directors will be established at 24. All current directors of United will fill the vacancies created by the amendment, to serve until the next annual meeting of shareholders to be held in February 2000. The articles of incorporation currently provide for 15 directors, 12 of which are elected by the Class A Shares and three of which are elected by the Class B Shares. In connection with this amendment, the authorized number of Class C Shares will be increased to 24, and each additional member of the board of directors will be issued one Class C Share. Effective upon shareholder approval of these amendments to the articles of incorporation, the board of directors has amended the bylaws to require the nominating committee to consider geographic representation in selecting candidates for nomination as directors.

  . To change the redemption price formula for Class A Shares and Class B Shares in the following respects:

    . Class A Shares and Class B Shares held by a shareholder who is no longer a qualified and active member-patron will be redeemed at the book value of the combined company as of the close of the fiscal year last ended prior to termination of member status. However, with respect to terminations occurring in the first full fiscal year following the effective date of the merger, the repurchase price will be Certified's book value at the fiscal year end prior to the effective date of the merger. The articles of incorporation currently provide for repurchase at the book value as of the close of the fiscal year last ended prior to the date of repurchase.

    . Until the end of the third full fiscal year following the effective date of the merger, Unified Western will redeem excess Class B Shares at the option of the shareholder, at either:

           . an amount equal to Certified's book value as of the close of the fiscal year prior to the effective date of the merger; or

           . an amount equal to the book value as of the close of the fiscal year prior to the date the shares are tendered to the combined company for repurchase, provided the repurchase price will not be paid until after the end of the third full fiscal year following the effective date of the merger.

    . After the end of the third full fiscal year following the effective date of the merger, Unified Western will repurchase excess Class B Shares tendered for redemption at the book value as of the close of the fiscal year prior to the date the shares are tendered for repurchase. Excess Class B Shares currently are redeemed at the book value at the end of the fiscal year preceding the date of repurchase.

    . During the period beginning on the effective date of the merger and ending 120 days after the end of the first fiscal year following the merger, Unified Western will repurchase excess Class B Shares tendered for redemption which are held by former shareholders of United at the book value as of April 2, 1999 of the shares of United's Common Stock for which the excess Class B Shares were exchanged in the merger. The purchase price will be evidenced by the promissory note of the combined company which will be payable in twenty equal quarterly principal installments and will bear interest at 6% per year.

    . The redemption policy will continue to provide that the amount of Class B Shares which the combined company will be obligated to redeem in any fiscal year will be limited to 5% of the sum of:

           . the number of Class B Shares outstanding as of the close of the preceding fiscal year, and

           . the number of Class B Shares issued as a part of the patronage dividend for such preceding fiscal year.

           During the period beginning on the effective date of the merger and ending 120 days after the end of the first fiscal year following the merger, the 5% limit will not apply to excess Class B Shares received in the merger by former United shareholders which are tendered for repurchase by Unified Western. The board of directors will continue to have discretion to exceed the 5% limit.

    . Effective upon shareholder approval of these amendments to the articles of incorporation and the consummation of the merger, the board of directors has amended the redemption policy to eliminate the obligation to redeem Class B Shares of terminated members until after the end of the third full fiscal year following the effective date of the merger.

  . To remove provisions of the articles of incorporation which are no longer required to be contained in the articles of incorporation and which do not affect shareholders' rights.

                              THE MERGER AGREEMENT

General

   The following is a brief summary of the material provisions of the Agreement and Plan of Merger, a copy of which is attached as Annex A to this document and is incorporated by reference. This summary is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

   Pursuant to the merger agreement and, subject to the terms and conditions of the merger agreement, when articles of merger are filed in Oregon, a wholly-owned subsidiary of Certified will merge with and into United, and the separate corporate existence of the merger sub will cease. United will be the surviving corporation in the merger and will be a wholly owned subsidiary of Unified Western. United and Unified Western will operate as a single cooperative for all purposes, including determining patronage dividends. The merger will have the effects specified under the Oregon Business Corporation Act. The time at which the merger becomes effective is referred to as the effective time.

Conversion of United Shares

   As a result of the merger, and without any action on the part of the United shareholders, each share of United's Common Stock issued and outstanding immediately prior to the effective time will be converted into 0.228 shares of Unified Western's Class A Shares and Class B Shares. The first 100 shares Unified Western issues to each shareholder at the exchange ratio will be Class A Shares and the balance, if any, will be Class B Shares. All shares of United's Common Stock when converted will cease to be outstanding and will be canceled and retired. Each holder of a certificate representing shares of United's Common Stock will cease to have any rights with respect to these shares of United's Common Stock, except the right to receive, without interest, Unified Western's Class A Shares and Class B Shares, if any, and deposit account credit for fractional interests of Unified Western's Class A Shares and Class B Shares upon the surrender of the certificate. United will cancel and retire, without payment or consideration, each share of Common Stock held in United's treasury at the effective time.

   For each fractional share that Unified Western would otherwise issue to a shareholder of United, the shareholder will receive deposit account credit, rounded up to the nearest whole cent, equal to the product obtained by multiplying (i) the book value of a share of United's Common Stock as of April 2, 1999 (i.e., $57.90) by (ii) the fractional share interest to which the shareholder would otherwise be entitled after taking into account all shares of United's Common Stock then held of record by the shareholder.

Example: If you own 600 shares of United's Common Stock, you will be entitled to receive:

  .  100 of Unified Western's Class A Shares;

  .  36 of Unified Western's Class B Shares; and

  . The value of 0.8 shares of United's Common Stock credited to your deposit account.

   Promptly after the effective time of the merger, Unified Western will mail to each holder of record of United's Common Stock a letter of transmittal and instructions. Upon surrender of each

United Common Stock certificate to the exchange agent, together with the executed letter of transmittal, each holder of United's Common Stock will be entitled to receive in exchange certificates evidencing the number of whole Unified Western Class A Shares and Class B Shares, if any, to which the holder is entitled and deposit account credit in lieu of fractional shares. Possession of the share certificates will be retained by Unified Western for the account of the holder in accordance with the Bylaws of Unified Western. United's shareholders should not send in their certificates until they receive a transmittal form.

   Any former United shareholder who has not complied with these exchange procedures may only look to Unified Western for payment of the merger consideration. Neither Certified, United nor merger sub will be liable to any holder of United's Common Stock for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   In the event that any certificate has been lost, stolen or destroyed, Unified Western will pay the merger consideration only if the claimant makes an affidavit that the certificate was lost, stolen or destroyed and, at Unified Western's discretion, posts a bond in such reasonable amount as Unified Western may direct as indemnity against any claim that may be made against Unified Western or United after the merger with respect to such certificate.

Effect on Certified Shares

   In the merger, Certified's existing Class A Shares, Class B Shares and Class C Shares will remain outstanding. Immediately prior to the merger, Certified will redeem shares previously tendered for redemption by Certified's terminated member-patrons for cash at the current redemption price.

Representations and Warranties

   The merger agreement contains various standard representations and warranties of Certified and United relating to, among other things:

  . Due organization, valid existence and good standing of Certified and United and other similar corporate matters;

  .  The capital structure of Certified and United;

  . The authorization, execution, delivery and enforceability of the merger agreement;

  . The absence of conflicts under charters or bylaws and violations of any instruments, contracts or agreements, and the obtaining of required consents or approvals;

  . Certain documents filed by each of Certified and United with the Securities and Exchange Commission and the accuracy of the information contained in these documents;

  .  The absence of certain material changes or events;

  .  Taxes;

  .  Litigation;

  .  Environmental matters;

  .  Retirement and other employee benefit plans of Certified and United;

  .  Labor matters;

  .  Year 2000 issues; and

  .  Brokers' and finders' fees with respect to the merger.

   See Articles III and IV of the merger agreement for additional information regarding the representations and warranties of Certified and United, respectively.

Conduct of Business Pending the Merger

   Pursuant to the merger agreement, each of Certified and United has agreed, among other things, that during the period from the date of the merger agreement until the effective time of the merger, except as consented to in writing by the other party or as permitted by the merger agreement, it will:

  . Carry on its business in the ordinary course in substantially the same manner as previously conducted;

  . Pay its debts and taxes when due, subject to good faith disputes, in the ordinary course in substantially the same manner as previously paid;

  .  Preserve intact its present business organization;

  .  Keep available the services of its present officers and key employees;
     and

  . Preserve its current relationships with customers, suppliers, distributors and others having business dealings with it.

   In addition, Certified and United have agreed that neither will:

  . Amend its articles of incorporation or bylaws, except for the amendments described in this document;

  . Issue shares of capital stock other than upon acceptance of a new member in accordance with its existing policies;

  . Issue dividends other than patronage dividends consistent with past practices;

  . Purchase any shares of its capital stock other than pursuant to existing member redemption policies;

  . Increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, or enter into any employment or severance agreement with, any director, officer or employee or adopt or amend any employee benefit plan;

  .  Sell or pledge assets other than in the ordinary course of business;

  .  Acquire any corporation, partnership or other business organization;

  . Incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, other than in the ordinary course of business consistent with past practices;

  . Guarantee the obligations of any other person other than in the ordinary course of business;

  . Make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice, including advances to employees; or

  . Take other specified actions which are not in the ordinary course of business and consistent with past practice.

   Certified expects to pay a patronage dividend for the fiscal year ended prior to the effective date of the merger. United does not anticipate having sufficient earnings available to pay patronage dividends for that portion of its fiscal year occurring prior to the effective date of the merger.

Material Covenants

   The merger agreement contains a number covenants, including covenants relating to meetings of shareholders, public announcements, access to information and cooperation regarding certain filings with and approvals from governmental and other agencies and organizations.

No Solicitation of Transactions

   Neither Certified nor United may, directly or indirectly:

  . Solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock, including without limitation by way of a tender offer, or similar transaction of such party, other than the transactions contemplated by the merger agreement. Any of the above inquiries or proposals are referred to as an "acquisition proposal";

  . Engage in negotiations or discussions with any person other than Certified or United or their respective affiliates (a "third party") concerning, provide any non-public information to any person or entity relating to, or take any other action to facilitate inquiries or the making of any proposal that constitutes, an acquisition proposal; or

  .  Enter into any agreement with respect to any acquisition proposal.

   However, the merger agreement does not prohibit either Certified or United from furnishing non-public information to, or entering into discussions or negotiations with, any third party in connection with an unsolicited bona fide written proposal for an acquisition proposal by such third party, if and only to the extent that:

  . Such third party has made a written proposal to the board of directors of such party to consummate an acquisition proposal, which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of Certified or United;

  . The board of directors of such party determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such acquisition proposal is reasonably capable of being completed on substantially the terms proposed, and would, if completed, result in a transaction that would provide greater benefit to the holders of Certified's capital stock or United's Common Stock than the transaction contemplated by the merger agreement (a "superior proposal");

  . The board of directors of such party determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to its shareholders under applicable law; and

  . Prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the board of directors receives from the person or entity an executed confidentiality and standstill agreement, unless the board of directors determines, in good faith upon the advice of counsel, that requiring the person or entity to enter into a standstill agreement would violate the board's fiduciary duty, with material terms no less favorable to such party than those contained in the confidentiality agreements between Certified and United.

   In the event either Certified or United terminates the merger agreement prior to the approval of the merger by its shareholders in order to accept a superior proposal, the terminating party will pay the other party a termination fee of $2.5 million upon completion of a business combination with a third party if an agreement is entered into with respect to the business combination within 12 months of the date of the merger agreement. See "THE MERGER AGREEMENT--Termination of the Merger Agreement" (page 63) and "THE MERGER AGREEMENT--Termination Fees and Expenses" (page 64).

   In addition, the merger agreement does not prohibit Certified or United from complying with Rule 14e-2 under the Securities Exchange Act of 1934.

Director and Officer Indemnification

   Certified will, and will cause Unified Western to, indemnify, defend and hold harmless each present director and officer of United and each person serving as a director or officer within the last two years against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to wrongful acts or omissions, and which relate to:

  . The indemnified party's status as an officer or director of United, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that United would have been permitted to indemnify such indemnified party under applicable law, or under United's articles of incorporation, its bylaws or any indemnity agreements with United (and Certified will advance expenses prior to the final disposition of any such action or proceeding to each indemnified party to the full extent permitted by Oregon law upon receipt of any undertaking required by applicable Oregon law); or

  . All liability based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transaction contemplated by the merger agreement.

   Immediately prior to the effective time of the merger, United will purchase a six year extension of coverage and the reporting period under its existing directors' and officers' liability insurance policy for a cost not to exceed 100% of the current annual premium.

Tax Treatment

   Certified and United intend, and will use their best efforts to cause, the merger to qualify as a reorganization under Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(E).

Conditions to the Merger

  Conditions to Each Party's Obligations to Effect the Merger

   Certified's, United's and the merger sub's respective obligations to effect the merger are subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

  . Shareholder Approval. The merger agreement and the merger having been approved by the shareholders of Certified and United. Certified's shareholders having approved the amendments to Certified's articles of incorporation discussed under "The Amendments."

  . No Injunctions. No governmental entity having enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

  . Governmental Approvals. All governmental approvals applicable to the merger having been obtained and remaining in full force and effect; all statutory waiting periods having expired.

  . Registration Statement. The registration statement having become effective under the Securities Act of 1933 and not being the subject of any stop order or proceeding seeking a stop order.

  . Financing. The financing contemplated by the financing commitments having been completed at the effective time of the merger.

  . Dissenters. Not greater than 5% of the outstanding shares of United's Common Stock or not greater than 5% of Certified's combined Class A Shares and Class B Shares having perfected dissenters' rights with respect to the merger.

  . Certified Shareholders. Shares previously tendered for redemption by terminated member-patrons having been redeemed for cash at the current redemption price.

  Additional Conditions to the Obligations of United

   United's obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  . Representations and Warranties. The representations and warranties of Certified and the merger sub in the merger agreement having been true and correct and United having received a certificate signed on behalf of Certified by the Chief Executive Officer and the Chief Financial Officer of Certified to that effect.

  . Performance of Obligations. Certified having performed in all material respects all obligations required to be performed by it prior to the closing date and United having received a certificate signed on behalf of Certified by the Chief Executive Officer and the Chief Financial Officer of Certified to that effect.

  . Tax Opinion Regarding Merger. United having received an opinion from Schwabe, Williamson & Wyatt, P.C. to the effect that, based upon representations, assumptions and conditions customary for transactions such as the merger, the merger will qualify for federal income tax purposes as a reorganization within the meaning of Internal Revenue Code
     Section 368(a).

  . No Material Adverse Change. Prior to the effective time of the merger, there not having been any event, development, condition or state of affairs which resulted in or is reasonably likely to result in a material adverse change in the business, properties, financial condition or results of operations of Certified and its subsidiaries, taken as a whole. The failure of Certified to maintain performance consistent with its performance prior to the date of the merger agreement will be considered to have violated this condition.

  . Third-Party Consents. Certified having received all third-party consents and approvals required to be obtained by Certified in connection with the transactions contemplated by the merger agreement, under any contract to which Certified (or any of its subsidiaries) may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in a material adverse effect.

  . Articles of Incorporation and Bylaws of Certified; Adoption of Redemption Policy. The approval by Certified's board of directors of the amendments to Certified's bylaws described under "THE AMENDMENTS" and the adoption of the amendments to Certified's redemption policy described under "THE MERGER--Impact of the Merger on the Members of Unified Western."

  . Articles of Incorporation and Bylaws of Merger Sub. The board of directors of United having approved the content and substance of the articles of incorporation and bylaws of the merger sub.

  . Consent of Western Family. Western Family Holding Company having consented to the transfer of its shares of capital stock owned by United to Certified as part of the merger, and committed to continuing availability after the merger of products bearing the "Western Family" private label for resale to those of Unified Western's shareholders who were United members prior to the merger. Western Family Holding Company sells products bearing selected private labels to United for resale to United's members. See "INFORMATION CONCERNING UNITED--Business (page
     84)."

  Additional Conditions to the Obligations of Certified

   Certified's obligations to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  . Representations and Warranties. The representations and warranties of United in the merger agreement having been true and correct and Certified having received a certificate signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to that effect.

  . Performance of Obligations. United having performed in all material respects all obligations required to be performed by it prior to the closing date and Certified having received a certificate signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to that effect.

  . Tax Opinion Regarding Merger. Certified having received an opinion of Sheppard, Mullin, Richter & Hampton llp to the effect that, based upon representations, assumptions and conditions customary for transactions such as the merger, the merger will qualify for federal income tax purposes as a reorganization within the meaning of Internal Revenue Code
     Section 368(a).

  . No Material Adverse Change. Prior to the effective time of the merger, there not having been any event, development, condition or state of affairs which resulted in or is reasonably likely to result in a material adverse change in the business or properties, financial condition or results of operations of United and its subsidiaries, taken as a whole. The failure of United to maintain performance consistent with its performance prior to the date of the merger agreement will be considered to have violated this condition.

  . No Impediment to Conducting Insurance Business. The parties having taken satisfactory steps to ensure Certified that, following the merger, Certified will not be excluded from continuing to operate its insurance business in structure or arrangement as is satisfactory to Certified.

  . Third-Party Consents. United having received all third-party consents and approvals required to be obtained by United in connection with the transactions contemplated by the merger agreement, under any contract to which United, or any of its subsidiaries, may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in a material adverse effect.

Termination of the Merger Agreement

   Prior to the effective time of the merger, notwithstanding any requisite adoption of the merger agreement, the merger agreement may be terminated as follows:

  .  By mutual written consent of Certified and United;

  . By either of Certified or United, if the effective time has not occurred on or before October 12, 1999; provided, however, that:

    . the right to terminate under this provision shall not be available to any party whose failure to fulfill any obligation under the merger agreement shall have caused, or resulted in, the failure of the effective time of the merger to occur on or before such date; and

    . the merger agreement may be extended to December 10, 1999 by Certified or United by written notice to the other party if the merger shall not have been completed as a direct result of the failure to obtain the requisite governmental approvals or consents and are still being pursued;

  . By either Certified or United if any order, decree or ruling has been entered into and such action is final and nonappealable in each case having the effect of permanently restraining, enjoining or prohibiting the merger;

  . The required approval of Certified's or United's shareholders has not been obtained at Certified's or United's shareholders meeting (including any adjournments of the shareholders meeting);

  . By either of Certified or United, if for any reason either party fails to call and hold its shareholders meeting by September 29, 1999, unless such failure is due to the fact that:

    . the registration statement or this document was not declared effective or cleared sufficiently in advance to enable either Certified or United to hold their respective shareholders meeting; or

    . a court has enjoined or temporarily restrained the merger and any such occurrence has not resulted by any breach of the merger agreement by either Certified or United;

    Provided, however, that neither party may terminate pursuant to this provision if it has materially breached any representation, warranty, covenant or agreement in the merger agreement;

  . By Certified or United, if Certified or United receives a superior proposal and its board of directors determines in good faith that it must terminate the merger agreement in order to comply with its fiduciary duties;

  . By Certified or United, if the other has materially breached any representation, warranty, covenant or agreement in the merger agreement; or

  . By Certified or United, if financing commitments substantially consistent with the financing described in the documents jointly submitted to potential lenders are not obtained within thirty (30) days of the execution of the merger agreement.

Termination Fees and Expenses

  Termination Fee Payable by United

   The merger agreement obligates United to pay to Certified $2.5 million if:

  . Certified terminates the merger agreement under the fifth bullet point in the "--Termination of the Merger Agreement" above,

  . United terminates the merger agreement under the sixth bullet point in the "--Termination of the Merger Agreement" above, or

  . Certified terminates the merger agreement pursuant to a breach by United of the nonsolicitation provisions of the merger agreement discussed above and, notwithstanding anything to the contrary described above, such amount shall be payable by United only if United thereafter is acquired by or combines with another entity based upon a letter of intent or any other form of agreement with respect to such acquisition or combination executed within twelve months of the date of the merger agreement.

  Termination Fee Payable by Certified

   The merger agreement obligates Certified to pay to United $2.5 million if:

  . United terminates the merger agreement under the fifth bullet point in the "--Termination of the Merger Agreement" above,

  . Certified terminates the merger agreement under the sixth bullet point in the "--Termination of the Merger Agreement" above, or

  . United terminates the merger agreement pursuant to a breach by Certified of the nonsolicitation provisions of the merger agreement discussed above and, notwithstanding anything to the contrary described above, such amount shall be payable by Certified only if Certified thereafter is acquired by or combines with another entity based upon a letter of intent or any other form of agreement with respect to such acquisition or combination within twelve months of the date of the merger agreement.

  Expenses

   All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, except as provided above and except that if the merger is completed these reorganization expenses incurred by United will be paid by the combined company. If the merger is not completed, Certified and United will share equally the costs and expenses in connection with the filing, printing and mailing of this document, and the Hart-Scott-Rodino filing fee.

Amendment and Waiver

   The merger agreement may be amended by a written instrument signed by the parties, by action taken or authorized by their respective board of directors, at any time prior to or after approval by the shareholders of Certified or United; provided, however, that after adoption of the merger agreement by the Certified or United shareholders no amendment may be made except amendments that have received the requisite shareholder approval or are permitted to be made without shareholder approval.

   At any time prior to the effective time of the merger, Certified and United may, by action taken or authorized by their respective board of directors, by written instrument signed by the parties, extend the time for or waive compliance with performance of the obligations or other acts of the other parties to the merger agreement or may waive inaccuracies in the representations or warranties contained in the merger agreement or in any document delivered pursuant thereto.

                        INFORMATION CONCERNING CERTIFIED

Business

  General

   Certified is a grocery wholesaler serving independent supermarket operators in California. Certified also serves retail food stores in Nevada, Arizona, Hawaii and various foreign countries in the South Pacific and elsewhere. In addition to offering a complete line of dry grocery, frozen food, deli, meat, dairy, bakery, gourmet/specialty foods and general merchandise products, Certified also provides finance, insurance, store design and real estate services to its patrons. As of June 30, 1999, Certified provided products and services to 2,216 retail food stores operated by 648 patrons and customers. Certified's marketing platform is built on offering its patrons greater value than found elsewhere by combining competitive pricing with superior selection, quality, service and convenience.

   A California corporation organized in 1922 and incorporated in 1925, Certified does business primarily with those patrons who qualify and have been accepted as "member-patrons." Certified is owned by its member-patrons who are primarily independent grocers. Certified is operated and, with the exception of its subsidiaries, is taxed on a cooperative basis. The primary businesses operated by Certified's subsidiary companies include the distribution of general merchandise, health and beauty care and specialty products and the sale of insurance, finance and store planning services primarily to operators of retail food stores. Certified establishes minimum purchase requirements for the member-patrons, which may be modified from time to time. Patrons not meeting member-patron purchasing requirements conduct business with Certified either as "associate-patrons" or as customers on a non-patronage basis. The earnings of Certified's subsidiaries are generally retained by Certified, while the earnings of the parent company are generally distributed to its patrons in the form of patronage dividends. The benefit of this structure is that taxes are paid on the Certified earnings only once, that is, when notice of a patronage dividend payout is received by the patron. See "Business--Tax Matters" (page
70), and for a description of the relative rights of member-patrons and associate-patrons see "THE MERGER--Impact of the Merger on the Members of Unified Western" (page 38).

  Wholesale Distribution

   Certified's wholesale distribution business represented approximately 95% and 98% of sales for the nine month period ended May 29, 1999 and for fiscal 1998, respectively. The wholesale business includes a broad range of branded and private label products in dry grocery, frozen, delicatessen, general merchandise, boxed meat, service deli, ice cream, bakery and dairy.

   Certified distributes its various product lines from warehouse and manufacturing complexes located in Los Angeles, Commerce, Stockton and Fresno, California.

   Certified sells a full line of branded grocery and nonfood items supplied by unrelated manufacturers and also sells merchandise under its own private labels, including the Springfield, Gingham, Special Value, La Corona, and Golden Creme labels. Certified also operates its own bakery and dairy facilities. Certified is not dependent upon any single source of supply in any of its businesses, except for the dairy. Most of the raw milk is purchased from a dairy cooperative which provides such products at prices established by the State of California. Management believes that alternative suppliers are available for substantially all of Certified's products and that the loss of any one supplier would not have a material adverse effect on Certified's business.

   Certified currently makes certain charges in addition to the listed prices for merchandise, including fees for warehousing and delivery, based on published schedules. Warehousing fees, also known as service fees, are primarily based on average order sizes and frequency of orders, while delivery fees are based primarily on the distance from Certified's supplying warehouse and the amount of capacity or cube used by the load.

   During the course of its business, Certified may enter into supply agreements with certain members of Certified. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from Certified and obligate Certified to supply such merchandise under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowance. These terms and conditions may vary from standard terms and conditions, and these supply agreements may vary in terms and length.

  Support Businesses

   Certified's retail support businesses collectively accounted for approximately 2% of Certified's total sales for the nine month period ended May 29, 1999 and for fiscal 1998. Retail support operations include Grocers Capital Company, which provides financing for inventory purchases, equipment purchases, store remodeling and new store acquisitions, and Grocers Equipment Company, which provides store planning and development services, retail pricing comparisons and scanning support and also sells equipment to Certified's customers. Certified also provides insurance brokerage services for retailers through Grocers and Merchants Insurance Services, Inc., and underwrites selected insurance risks through two insurance subsidiaries.

  Retail Business

   Certified, through its subsidiaries, currently owns all of the common stock of Sav Max Foods, Inc. which operates seven retail grocery stores in Northern California. Certified expects the seven stores to have retail sales of approximately $110 million in fiscal 1999. The retail sales represented approximately 3% of sales for the nine month period ended May 29, 1999. The ownership of SavMax is temporary. Certified plans to sell the retail operations to a qualified buyer(s) and secure the volume within the cooperative membership. Periodically, Certified makes investments in retail grocery businesses and temporarily manages these businesses until a suitable new owner can be located.

   In May 1999, Certified entered into an agreement to purchase certain assets related to 32 stores being divested in connection with Albertson's, Inc. merger with American Stores, Inc. Coincident to the closing of the transaction, 26 of the subject stores will be transferred to Certified members. The remaining six stores will be retained until a suitable buyer is identified.

  Retail Development

   Certified offers a banner store program designed to convert older stores into state-of-the-art retail operations. Operating under the common name "Apple Markets," the stores are owned and operated by patrons of Certified or by Certified. Certified intends them to have the look of a chain store because each store carries the same name and logo and utilizes the same design layout.

  Competition

   The food industry is characterized by intense competition and low profit margins. In order to compete effectively, Certified must provide its patrons with the capability to meet rapidly fluctuating competitive market prices, provide a wide range of perishable and nonperishable products, make prompt and efficient deliveries, and provide the services which are required by modern market operations. Certified competes with local, regional and national grocery wholesalers and with a number of major manufacturers which market their products directly to retailers. Certified's success is dependent upon its ability to supply food and nonfood products and services to its patrons in a cost-effective manner and upon the ability of its independent retail customers to compete with large chain store operations.

  Customers

   Certified's patrons are primarily retail grocery store operators ranging in size from single store operators to multiple store chains. Certified's largest customer and ten largest customers accounted for approximately 6% and 31%, respectively, of net sales in fiscal 1998, and 6% and 27%, respectively, of net sales for the nine month period ending May 29, 1999.

  Capital Stock

   Class A Shares. Class A Shares are issued to and may be held only by member-patrons of Certified. In order to qualify for and retain membership as a member-patron, a person or other entity (1) must patronize Certified in amounts and in a manner as may be established by the Board of Directors; (2) must have approved financial standing; (3) must make application in such form as is prescribed; and (4) must be accepted as a member after approval by the board of directors.

   Certified requires each of its member-patrons to hold 100 Class A Shares. The price for these shares is the book value per share of the outstanding shares at the close of the fiscal year ended prior to acceptance as a member-patron.

   Class B Shares. The board of directors may approve the issuance of Class B Shares to any person and for any purpose. However, the board of directors currently does not intend to authorize the issuance of Class B Shares except to member-patrons.

   With the exception of new members, Certified requires each member-patron to hold Class B Shares having combined issuance values in an amount equal to the lesser of the member-patron's required subordinated cash deposit or twice the member-patron's average weekly purchases. For purposes of this requirement, each Class B Share held by a member-patron is valued at the book value of Certified's outstanding shares as of the close of the fiscal year ended prior to the issuance of such Class B Share.

   Class B Shares are generally issued to a new member-patron as part of the patronage dividends paid to the member-patron over a period of five consecutive fiscal years, beginning with the second fiscal year following admission as a member-patron. The Class B issuance formula provides that the member-patron will hold Class B Shares having issuance values equal to 20% of the member-patron's Class B share requirement after the first patronage dividend, 40% of the Class B share requirement after the second patronage dividend, and so on until the member-patron reaches 100% of its Class B share requirement after the fifth patronage dividend.

   If following the issuance of Class B Shares as part of the patronage dividend for any given fiscal year, the member-patron would not hold Class B Shares having combined issuance values equal to the amount of Class B Shares required to be held by the member-patron, then additional Class B Shares will be issued to the member-patron in a quantity sufficient to achieve the required amount. Issuance of these additional Class B Shares will be paid for by charging the member-patron's cash deposit account in an amount equal to the issuance value of the additional Class B Shares.

   At May 29, 1999, the book value per share of Certified's Class A and Class B Shares was $188.04.

   Class C Shares. Class C Shares are held by members of the board of directors. Each board member purchases one Class C Share for $10. Class C Shares are nonvoting shares and share in liquidation only to the extent of $10 per share.

  Patronage Dividends

   Certified distributes patronage dividends based upon the net patronage earnings of the parent company during the fiscal year. The board of directors approves divisional dividends. Certified distributes patronage dividends to each patron in proportion to the dollar volume of patronage purchases from each division of the parent company by the patron. Patronage dividends are distributed after the close of the fiscal year, except for dividends on dairy products which are distributed after the close of each fiscal quarter.

   The following table shows the patronage dividend experience of Certified during the past three fiscal years.

 (In thousands)

Division                                                 1996(1) 1997(1) 1998(1)
--------                                                 ------- ------- -------
Dairy................................................... $ 8,100 $ 9,154 $ 9,169
Dry grocery.............................................   2,940   2,970     562
Beans and rice..........................................     390     400     190
Delicatessen............................................     940   1,030     182
Frozen food.............................................     660     730      46
Ice cream...............................................     170     180     --
                                                         ------- ------- -------
    Total(1)............................................ $13,200 $14,464 $10,149
                                                         ======= ======= =======

--------
(1) Results in prior periods are not necessarily indicative of results in future periods.

   After the merger, the combined company will pay its patronage earnings to member-patrons and associate-patrons on the basis of patronage business transacted with the combined company's two patronage earnings divisions: the Dairy Division and the Cooperative Division.

  . Unified Western will associate the Dairy Division with patronage earnings generated by the fluid milk and juice bottling plant located in Los Angeles, California. Patronage dividends for this division will be paid solely to patrons who purchase manufactured and related products from the Dairy Division.

  . Unified Western will associate the Cooperative Division with patronage earnings generated from all other patronage activities of the combined company and will not give distinction to geographic location. The Cooperative Division will include the general merchandise activity which previously was conducted in a non-patronage subsidiary of Certified.

   Due to logistics and geographic constraints, patrons who purchase from the Dairy Division are primarily in Southern California. Patrons of Certified outside of Southern California generally do not participate in the Dairy Division, and it is not likely that patrons of the combined company outside of Southern California will participate in the Dairy Division. See "THE MERGER-- Impact of the Merger on the Members of Unified Western" (page 38).

   Certified's bylaws provide that patronage dividends may be distributed in cash or in any other form that constitutes a written notice of allocation under
Section 1388 of the Internal Revenue Code. Section 1388 defines the term "written notice of allocation" to mean any capital stock, revolving fund certificate, retain certificate, certificate of indebtedness, letter of advice, or other written notice, that discloses to the recipient the stated dollar amount allocated to the recipient by Certified and the portion thereof, if any, which constitutes a patronage dividend.

   Dairy patronage dividends are generally paid in cash. Patronage dividends for the remaining divisions are currently paid out in the following order and manner: first, member-patrons receive 20% in cash; second, member-patrons receive the required amount of Class B Shares; third, the remainder is credited to the member-patron's deposit account. In addition, Certified issued subordinated patronage dividend certificates evidencing the retention of a portion of patronage dividends for fiscal years 1993, 1994 and 1995. The amounts retained as patronage certificates in those years were deducted from each member-patron's patronage dividend prior to the issuance of Class B Shares to such member-patron. See Note 8 to the consolidated financial statements included elsewhere in this document.

  Patron Deposits

   Certified generally requires that its patrons maintain a subordinated cash deposit equal to the greater of twice the amount of each patron's average weekly purchases or twice the amount of the patron's average purchases, if the purchases are not on a regular basis. Required deposits are determined twice a year, at the end of Certified's second and fourth fiscal quarters, based upon a review of the patron's purchases from certain of the cooperative divisions during the preceding two quarters. Member-patrons meeting certain qualifications established by the Board of Directors may elect to maintain a reduced required deposit of $500,000 or one and one-quarter weeks' average purchases, whichever is greater.

   Member-patrons holding Class B Shares are presently given credit against the above described cash deposit requirement based upon the respective book values of the shares as of the fiscal years last ended prior to their issuance. Certified pays no interest on the required deposits. Interest is paid on cash deposits which are in excess of patrons' required deposits.

   In addition, patrons who participate in Certified's price reservation program are required to maintain a noninterest-bearing deposit based upon the value of their inventory included in this program. Under Certified's price reservation program, patrons are permitted to submit price reservations in advance for their dry grocery, frozen, delicatessen and general merchandise purchases. For the patron to get the benefit of the price reservation, an actual order must be placed. The price which the patron will be charged is the price in effect at the time of the reservation.

   The required deposits of patrons are contractually subordinated and subject to the prior payment in full of certain senior indebtedness of Certified. As a condition of becoming a patron, each patron is required to execute a subordination agreement providing for the subordination of the patron's required deposits. Generally, the subordination is such that no payment can be made by Certified with respect to the required deposits in the event of an uncured default by Certified with respect to senior indebtedness, or in the event of dissolution, liquidation, insolvency or other similar proceedings, until all senior indebtedness has been paid in full.

   Upon request, Certified will return to patrons the amount of cash deposits that are in excess of the required deposits, provided the patron is not in default of its obligations to Certified. On termination of membership, patrons are entitled to a return of deposits, less all amounts that may be owing by the patron to Certified. In all cases, however, return of that portion of the patron's cash deposits which consists of required deposits will be governed by the applicable subordination provisions.

  Tax Matters

   Certified is a corporation operating primarily on a cooperative basis. Certified is subject to federal and state income and franchise taxes and must pay other taxes applicable to corporations, such as sales, excise and real and personal property taxes.

   As a corporation operating on a cooperative basis, Certified is subject to Subchapter T of the Internal Revenue Code. Under Subchapter T, Certified pays patronage dividends to patrons pertaining to its fiscal year within 8 1/2 months of the close of such fiscal year. To qualify as patronage dividends, payments are made on the basis of the value of the business done with or for patrons, under a pre-existing obligation to make such payment, and with reference to the net earnings from business done with or for the cooperative's patrons. Patronage dividends are paid in cash or written notices of allocation. A written notice of allocation is distributed to the patron and provides notice of the amount allocated to the patron by Certified and the portion thereof which constitutes a patronage dividend.

   Under Subchapter T, Certified may deduct, in the fiscal year for which they are paid, the amount of patronage dividends paid in cash and qualified notices of allocation. A written notice of allocation will be qualified if Certified pays at least 20% of the patronage dividend in cash, and the patron consents to take the stated dollar amount of the written notice into income in the year in which it is received. Certified deducts for tax purposes the entire amount of its patronage dividends by paying at least 20% in cash and issuing qualified notices of allocation for the remainder.

   Certified currently intends to continue to make patronage distributions to member-patrons comprised of cash and qualified notices of allocation, including its Class B Shares. At least 20% of patronage dividends are expected to be paid in cash. Certified will notify patrons of the stated dollar amount allocated to them and the portion thereof which is a patronage dividend. Patrons are required to consent to include in their gross income, in the year received, all cash as well as the stated dollar amount of all qualified notices of allocation including the patronage certificates and the book value of the Class B Shares distributed to them as patronage dividends.

   Patronage certificates and Class B Shares distributed as part of the patronage dividend are also subject to state income and corporation franchise taxes in California and may be subject to these taxes in other states.

   Certified is subject to federal income tax and California franchise tax on net earnings of business with or for patrons which is not distributed as deductible patronage dividends and on net earnings derived from nonpatronage business. Certified files consolidated income tax returns with its subsidiaries, none of which is a cooperative and each of which is therefore subject to tax.

   To the extent that Class B Shares are received by the patron as patronage dividends under Subchapter T, the Internal Revenue Service has held that if such Class B Shares are redeemed in full or in part or are otherwise disposed of, there will be included in the computation of the gross income of the patron, as ordinary income, in the year of redemption or other disposition, the excess of the amount realized on the redemption or other disposition over the amount previously included in the computation of gross income. However, since Class B Shares may be issued other than as a part of patronage dividends, it is possible that the IRS could take the position that the proceeds from a partial redemption of Class B Shares should be taxed as a dividend. Patrons are strongly urged to consult with their tax advisors for further clarification of this issue and for the impact the position of the IRS may have on their own federal and state tax returns.

   Certified's subsidiaries do not pay patronage dividends and are not taxed in accordance with Subchapter T.

  Employees

   Certified employs approximately 2,800 employees, of whom approximately 1,640 are members of one of several unions, the largest being the International Brotherhood of Teamsters. The Teamsters' contracts cover approximately 1,285 employees and have various expiration dates. The Stockton and Southern California Teamsters' contract covers approximately 1,080 warehouse workers and truck drivers and expires on September 15, 2002. The Teamsters' contract which covers approximately 120 Fresno warehouse workers and truck drivers expires on February 1, 2003. The Teamsters' contract which covers approximately 30 mechanical maintenance workers expires on March 29, 2003. The Teamsters' contract which covers approximately 55 Hayward warehouse workers and truck drivers expires on February 29, 2000. In addition, approximately 475 employees employed at the company's SavMax retail stores are subject to collective bargaining agreements between SavMax and the United Food and Commercial Workers Union. A contract impacting approximately 50 employees expires in October 1999, with the remaining employees subject to a contract which expires in June 2001. Certified believes its labor relations to be good.

  Energy Matters

   Certified's operations are dependent upon the continued availability of electric power, diesel fuel, and gasoline. Certified's trucking operations are extensive. Diesel fuel storage capacity represents approximately two weeks average usage. A shortage of diesel fuel and gasoline could materially affect deliveries of merchandise and the activities of Certified's service representatives and, thus, adversely affect Certified's sales.

  Properties

   Certified's corporate offices, warehouses, retail stores and manufacturing facilities as of May 29, 1999 are summarized as follows:

                                                                  Approximate
                                                                Square Footage
                                                               -----------------
                         Description                             Owned   Leased
                         -----------                           --------- -------
  Corporate offices...........................................    17,000 153,000
  Dry grocery................................................. 1,361,000 784,000
  General merchandise.........................................       --  323,000
  Frozen foods, ice cream, delicatessen and meat..............   454,000  66,000
  Bakery......................................................    91,000     --
  Dairy.......................................................    74,000     --
  Retail stores...............................................           360,000

   All of Certified's warehouse facilities are located in California.

   On May 19, 1998, Certified completed the sale of approximately 24 acres of property located in Commerce, California. This transaction required certain administrative offices and distribution facilities to be relocated. Certified is utilizing its remaining properties to accommodate most of the displaced facilities.

  Legal Proceedings

   Certified is a defendant in a number of cases currently in litigation or potential claims encountered in the normal course of business that are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material adverse effect on Certified's financial position or results of operations.

   The United States Environmental Protection Agency notified Certified in 1993 that, together with others, it was a potentially responsible party for the disposal of hazardous substances at a landfill site located in Monterey Park, California. Certified believes that its share of cost for the remaining phases of cleanup will not exceed the amounts which Certified has reserved.

Selected Financial Data

   The selected financial information below regarding Certified has been derived from the audited consolidated financial statements of Certified as of and for its fiscal years ended August 31, 1996, August 30, 1997 and August 29, 1998, and from the unaudited financial statements of Certified as of and for the nine months ended May 30, 1998 and May 29, 1999. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which Certified considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the nine months ended May 29, 1999 do not necessarily indicate the results that may be expected for the entire year ending August 28, 1999.

   This information is only a summary and should be read in conjunction with Certified's historical financial statements, and related notes, contained elsewhere in this document. See "INDEX TO FINANCIAL STATEMENTS" (page F-1).

(In thousands, except book value per share)

                                  Fiscal Year(1)            Nine Months Ended
                         -------------------------------- ---------------------
                         August 31, August 30, August 29,  May 30,    May 29,
                            1996       1997       1998       1998       1999
                         ---------- ---------- ---------- ---------- ----------
Net sales............... $1,948,919 $1,927,092 $1,831,686 $1,401,219 $1,381,531
Operating income........     29,502     31,549     26,252     20,562     20,851
Patronage dividends.....     13,200     14,464     10,149      7,986     10,580
Net earnings............      1,517      2,307      3,389      3,027      1,934
Total assets............    374,737    394,002    389,218    385,220    441,396
Long-term notes pay-
 able...................     75,617     92,217    125,130    136,321    150,792
Book value per
 share(2)...............     167.94     175.22     183.47     182.82     188.04

--------
(1) Fiscal years 1996 through 1998 each contained 52 weeks.
(2) According to Certified's current Bylaws, shares are redeemed at the book value per share at the close of the fiscal year last ended. For a description of the proposed amendments to Certified's redemption policy, see "THE AMENDMENTS" (page 53).

Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following discussion of Certified's financial condition and results of operations should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this document. The discussion reflects a restatement of previously filed information with respect to the unaudited period ended May 29, 1999. The restatement reflects the consolidation of SavMax from the date of its acquisition in December, 1998.

  Results of Operations

   The following table sets forth selected financial data of Certified expressed as a percentage of net sales for the periods indicated below:

                                Fiscal Year Ended            Nine Months Ended
                         -------------------------------- -----------------------
                         August 31, August 30, August 29,   May 30,     May 29,
                            1996       1997       1998       1998        1999
                         ---------- ---------- ---------- ----------- -----------
                                                          (Unaudited) (Unaudited)
Net sales...............   100.0%     100.0%     100.0%      100.0%      100.0%
Cost of sales...........    90.8       91.0       91.1        91.1        90.9
Distribution, selling
 and administrative
 expenses...............     7.7        7.4        7.5         7.4         7.6
Operating income........     1.5        1.6        1.4         1.5         1.5
Interest expense........     0.7        0.7        0.7         0.7         0.6
Other income............                           0.2         0.2         0.1
Earnings before
 patronage dividends,
 provision for income
 taxes and extraordinary
 item...................     0.8        0.9        0.9         1.0         1.0
Patronage dividends.....     0.7        0.7        0.5         0.5         0.8
Provision for income
 taxes..................                0.1        0.1         0.2         0.1
Extraordinary item, net
 of taxes...............                           0.1         0.1
Net earnings............     0.1        0.1        0.2         0.2         0.1

  Nine Month Period Ended May 29, 1999 ("1999 period") Compared to Nine Month Period Ended May 30, 1998 ("1998 period")

   Net Sales. Net sales totaled $1.38 billion for the 1999 period and $1.4 billion in the 1998 period. The sales decrease of $19.7 million represents a 1.4% decrease over the 1998 period. Hughes Markets and Nob Hill Markets were acquired by entities that have self-distribution programs; accordingly, product supply to the Hughes and Nob Hill stores migrated into the corresponding self-distribution facilities in the period between March 1998 through November 1998. The $81.3 million sales volume lost as a result of the Hughes and Nob Hill transactions has been partially offset by $24.8 million from the addition of North State Grocery Company as a member-patron in October 1998 and increased sales to the ongoing membership base.

   Cost of Sales. In the 1999 period cost of sales were $1.3 billion, or 90.9% of net sales, compared to $1.3 billion, or 91.1% of net sales, in the 1998 period. The overall gross margin as a percentage of net sales is slightly higher compared to the comparable period in 1998. The increase in gross margin is due to additional gross margin from retail sales generated by Sav Max Foods, Inc., which Certified acquired in December 1998. The increased margins were partially offset by increased claims expense of $4.0 million in one of Certified's insurance subsidiaries and lower margins in the cooperative divisions.

   Distribution, Selling and Administrative. Distribution, selling and administrative expenses were $104.4 million, or 7.6% of net sales in the 1999 period, as compared to $103.7 million, or 7.4% of net sales, in the 1998 period. The increase is due to additional costs of $9.3 million related to retail operations of Sav Max. These costs were partially offset by efficiency improvements in warehouse and delivery expenses in the 1999 period, and nonrecurring charges relating to a settlement of litigation that occurred in the 1998 period.

   Interest. Interest expense decreased from $9.4 million, or 0.7% of net sales, in the 1998 period to $8.8 million, or 0.6% of net sales, in the 1999 period. The decrease is due to lower interest rates associated with the $180.0 million refinancing completed in April 1998. Interest rates related to the senior notes and revolving credit in the 1998 period were 8.29% and 6.91% in the 1999 period.

   Other Income (Expense). During the 1999 period, Certified sold its 10% investment in common stock of K.V. Mart Co. for $4.5 million. The sale resulted in a pretax gain of $1.5 million. Other income in the 1998 period was $3.3 million. In May 1998, Certified completed the sale of approximately 24 acres of property located in Commerce, California. This sale resulted in a gain (net of expenses related to the sale) of $3.2 million. Additionally, GCC periodically sells loans in its portfolio to a third party. These loan sales resulted in a net gain of $147,000 in the 1998 period.

   Estimated Patronage Dividends. Estimated patronage dividends totaled $10.6 million for the 1999 period as compared to $8.0 million for the 1998 period. The increase is due to lower distribution, selling and administrative expenses, and interest expense, offset by lower gross margins.

   Net Earnings. Net earnings for the 1999 period were $1.93 million compared to $3.0 million for the 1998 period. Net earnings are generated by the Company's subsidiaries and nonpatronage activities, which do not distribute patronage dividends.

   Fiscal Year 1998 Compared to Fiscal Year 1997

   Net Sales. Net sales totaled $1.8 billion for fiscal 1998 as compared to $1.9 billion in fiscal 1997. Sales decreased 4.9% from fiscal 1997. The reduction in sales is the result of reduced sales to

Megafoods Stores, Nob Hill and Hughes which amounted to $86.3 million. Megafoods, Nob Hill and Hughes were all acquired by entities that have self-distribution programs. Accordingly, product supply to their respective stores migrated into the corresponding self-distribution facilities in the period between February 1997 through August 1998.

   Cost of Sales. In fiscal 1998, the overall gross margin as a percentage of net sales is consistent with fiscal 1997. An increase in service fees implemented mid-year was offset by a substantial reduction in margins from retail operations that were disposed of in fiscal 1997.

   Distribution, Selling and Administrative. Distribution, selling and administrative expenses were $137.2 million, or 7.5% of net sales, in fiscal 1998, as compared to $142.6 million, or 7.4% of net sales, in fiscal 1997. The level of expense as a percentage of sales for fiscal 1998 is greater than fiscal 1997 primarily due to the lower volume levels discussed under "Net Sales," nonrecurring charges relating to a settlement of litigation and costs to update computer programs that will be impacted by the Year 2000 issue. These increased costs were partially offset by reduced costs resulting from the implementation of radio frequency and automated routing programs in several of Certified's distribution facilities.

   Interest. Interest expense decreased from $13.0 million in fiscal 1997 to $12.3 million in fiscal 1998. The decrease is primarily due to lower interest rates associated with Certified's refinancing of its debt completed in April 1998 and reduced average borrowing requirements resulting from reductions in inventories and accounts receivable. See "--Liquidity and Capital Resources."

   Other Income (Expense), Net. Net other income in fiscal 1998 was $3.2 million as compared to other expense of $655,000 in fiscal 1997. In May 1998, Certified completed the sale of approximately 24 acres of property located in Commerce, California. This sale resulted in a gain, net of expenses related to the sale, of $3.2 million. Other expense of $655,000 in fiscal 1997 resulted from a $1.5 million reduction in the fair value of Certified's investment in Sav Max, offset by gains realized from the sale of finance receivables ($387,000) and the remainder of Certified's interest in Major Market, Inc. ($458,000).

   Patronage Dividends. Patronage dividends totaled $10.1 million for fiscal 1998 as compared to $14.5 million for fiscal 1997. The reduction is primarily due to lower sales through the cooperative divisions, the refinancing charge and the nonrecurring charges discussed previously, offset by reduced interest costs.

   Extraordinary Charge. The extraordinary loss of $1.08 million, net of income taxes, in fiscal 1998 is related to the early extinguishment of debt in connection with Certified's refinancing transaction. This charge covers prepayment premiums paid and the write-off of financing costs relating to debt refinanced in the transaction.

   Net Earnings. Net earnings were $3.4 million for fiscal 1998 as compared to $2.3 million for fiscal 1997. The increase reflects the earnings generated by Certified's subsidiaries and the gain on the sale of the Commerce property, which are not subject to patronage distribution but are retained and serve to increase book value per share.

   Fiscal Year 1997 Compared to Fiscal Year 1996

   Net Sales. Fiscal 1997 sales decreased $21.8 million or 1.1% from fiscal 1996. This decrease is a result of reduced purchases by Food 4 Less GM, Inc., Megafoods and the sale of Certified's Hawaiian subsidiary, Hawaiian Grocery Stores, Ltd., in May 1996. During fiscal 1997, sales relating to Food 4 Less, Megafoods and Hawaiian Grocery were approximately $120 million below fiscal 1996. These sales decreases were partially offset by additional sales in all divisions resulting from the benefits of Certified's impact-based pricing strategy, which was implemented at the beginning of fiscal 1997. Impact-based pricing is a volume incentive pricing program that recognizes the benefits and efficiencies of order size and calculates fees primarily at category level. The pricing program has resulted in increased sales, due to lower fees on price sensitive items that retailers were purchasing through alternate channels. Sales have also increased as a result of three Northern California retail stores acquired at the beginning of fiscal 1997, the addition of a significant dairy customer in February 1996, and the expansion of meat distribution in Northern California in September 1996.

   Cost of Sales. Cost of sales increased from 90.8% of sales in fiscal 1996 to 91.0% of sales in fiscal 1997. The impact-based pricing program has resulted in an increase in the cost of sales as a percent of sales due to the reduced fees charged to customers who contribute to the efficiency of the warehouse. This fee reduction has been partially offset by the reduced cost of sales associated with the retail stores operated by Certified in Northern California. Beginning in July 1996, Certified acquired and operated three retail stores in Northern California. The gross profit margins at retail were higher than the margins related to the wholesale sales. In November 1997, the stores were sold to an independent retail store operator.

   Distribution, Selling and Administrative. Distribution, selling and administrative expenses were $142.6 million or 7.4% of net sales in fiscal 1997, as compared to $149.1 million or 7.7% of net sales in fiscal 1996. Certified has implemented several new programs and procedures in its distribution facilities that have impacted the level of operating costs as a percentage of sales. Two significant examples of these changes, and the associated benefits are:

  . radio frequency transmitters have been installed on forklifts in some facilities, which facilitates the receiving and selection process; and

  . plastic pallets have replaced wooden pallets in most facilities, which reduces the cost of pallet repairs and allows for greater utilization of truck space for backhauls.

   Operating Income. Operating income increased to $31.5 million in fiscal 1997, representing a $2.0 million increase over fiscal 1996. This increase is due to the reduction in operating costs, which more than offset the impact of lost sales and reduced margins.

   Interest. Interest expense decreased from $14.4 million in fiscal 1996 to $13.0 million in fiscal 1997. The decrease is due to lower borrowing requirements resulting from the sale of finance receivables in August 1996, January 1997 and August 1997.

   Other (Expense) Income, Net. Net other expense of $655,000 in fiscal 1997 resulted from a $1.5 million reduction in the fair value of Certified's investment in Sav Max offset by gains realized from the sale of finance receivables and the remainder of Certified's minority interest in Major Market. In fiscal 1996, Certified sold 100% of its common stock ownership in Hawaiian Grocery for $2.4 million. The sale resulted in a pretax gain of $366,000. Pursuant to this transaction, Certified retained an ownership interest in Hawaiian Grocery represented by 1,000 shares of preferred stock with a total book value of $1 million.

   Patronage Dividends. Patronage dividends totaled $14.5 million in fiscal 1997 as compared to $13.2 million in fiscal 1996. The increase is primarily due to cost control measures and lower interest expense.

   Net Earnings. Net earnings for fiscal 1997 were $2.3 million as compared to net earnings of $1.5 million for fiscal 1996, an increase of 52%. The increase reflects the earnings generated by Certified's subsidiaries, which are not subject to patronage distribution but are retained and serve to increase book value per share.

  Liquidity and Capital Resources

   Certified relies upon cash flow from operations, patron deposits, shareholdings and borrowings under Certified's credit lines, to finance operations. Net cash utilized by operating activities totaled $21.3 million for the 1998 period. Net cash provided by operating activities totaled $14.3 million for the 1999 period. Net cash provided for the 1999 period is primarily due to decreased long-term notes receivable in the distribution operations, increased accrued liabilities in the distribution, insurance and SavMax operations, and increased long-term liabilities in the distribution and SavMax operations. At May 29, 1999, working capital was $96.7 million. The current ratio was 1.6 to 1 at the 1998 period and 1999 period. Working capital varies primarily as a result of seasonal inventory requirements.

   Capital expenditures totaled $11.8 million in the 1999 period, $18.4 million in fiscal 1998, and $15.2 million in fiscal 1997.

   Certified has $80,000,000 in senior notes outstanding to certain insurance companies and pension funds. The proceeds of the senior notes were utilized to pay off substantially all existing senior, subordinated and secured long-term notes payable and a portion of amounts due under Certified's revolving credit agreement with banks. The senior notes are unsecured, due in April 2008 and bear interest at 7.22% per annum. Certified also has a $100,000,000 revolving credit facility with a group of banks. The revolving credit is unsecured, expires in April of 2003 and bears interest at the bank's base rate or at an adjusted LIBOR rate plus a margin ranging from 0.375% to 0.90% depending on Certified's leverage ratio. Both the senior notes and the revolving credit limit the incurrence of additional funded debt, restrict the issuance of secured indebtedness and prohibit the payment of dividends (other than patronage dividends). These credit agreements contain various financial covenants. Obligations under the credit agreements are senior to the rights of member-patrons with respect to deposits and patronage dividend certificates.

   Certified will refinance its senior notes and revolving credit in connection with the merger. See "THE MERGER--Financing of the Merger" (page 41).

   Certified entered into a five-year interest rate collar agreement during February 1999 in relation to certain borrowings on its variable rate revolving credit. The collar agreement was put in place without incurring any costs. The hedge agreement is structured such that Certified pays a variable rate of interest between 6% (cap rate) and 4.94% (floor rate) based on a notional amount of $50,000,000. The weighted average interest rate on borrowings on the revolving credit were 5.96% at May 29, 1999.

   A $10 million credit agreement is collateralized by Grocers Capital Company's member loan receivables. The primary function of Grocers Capital is to provide loan financing to Certified's member-patrons. The funding for loans made by Grocers Capital is provided by Grocers Capital's cash reserves as well as the $10 million credit agreement. The maturity date of the credit agreement is September 20, 2001, but is subject to an annual extension of one year by the mutual consent of Grocers Capital and the bank. No amounts were outstanding under this credit line at May 29, 1999. The unused portion of this credit line is subject to commitment fees of 0.125% plus $25,000 annually.

   In May 1999 Certified entered into an agreement with Albertson's, Inc. to purchase certain assets related to 32 stores being sold as a result of a required divestiture of stores associated with Albertson's merger with American Stores, Inc. Certified will sell or otherwise permit the direct transfer of a total of 26 of the stores to Certified members coincident to the closing of the transaction. Certified will retain six stores until it locates a suitable buyer for the stores. Certified has provided some members with financing support from Grocers Capital Company in connection with this transaction. Financing support is provided on a member by member basis. In addition, Certified will provide credit enhancement with respect to certain of the leases involved in the transaction in the form of guarantees or as a sublessee/sublessor.

   Member loans receivable are periodically sold by Grocers Capital to a bank through a loan purchase agreement. The maturity date of the loan purchase agreement is August 29, 2001, but is subject to extension by mutual agreement of Certified and the bank for an additional one year on each anniversary date of the initial purchase date. Total loan purchases under the agreement are limited to a total aggregate principal outstanding of $50 million. Grocers Capital entered into another loan purchase agreement with a different bank in January 1999. This loan purchase agreement can be terminated upon ninety days prior written notice. There is no maximum limitation on the loan purchases. At August 29, 1998 and May 29, 1999, the aggregate principal outstanding balance of loans purchased by the banks was $17 million and $25 million, respectively. The loan sales are subject to limited recourse provisions.

   Certified distributes at least 20% of the patronage dividends in cash and distributes Class B Shares as a portion of the patronage dividends distributed to its member-patrons.

   Patrons are generally required to maintain subordinated deposits with Certified and member-patrons purchase Class B shares to satisfy this requirement. Upon termination of patron status, the withdrawing patron will be entitled to recover deposits in excess of its obligations to Certified if permitted by the applicable subordination provisions, and a member-patron also will be entitled to have its shares redeemed, subject to applicable legal requirements, company policies and credit agreement limitations. Certified's current redemption policy limits the Class B Shares that Certified is obligated to redeem in any fiscal year to 5% of the number of Class B Shares deemed outstanding at the end of the preceding fiscal year. In fiscal 1998, this limitation restricted Certified's redemption of shares to 19,300 shares for $3.4 million. In fiscal 1999, the 5% limitation will restrict Certified's redemption of shares to 19,007 shares for $3.5 million. The number of shares tendered for redemption at May 29, 1999 totaled 66,022, which exceeds the amount that can be redeemed in fiscal 2000. Consequently, under its current redemption policy Certified will be required to make redemptions in fiscal 2000, 2001 and 2002, with such redemptions approximating $12.1 million based on fiscal 1998 year-end book value. The redemption price for shares is based upon their book value as of the end of the year preceding redemption. Cash flow to fund redemption of shares is provided from operations, patron deposits, patronage certificates, current shareholdings and borrowings under Certified's credit lines.

  Recent Accounting Pronouncements

   The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments and requires reporting for selected information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management is in the process of determining the effects on Certified's financial statement disclosures of adopting this statement.

   The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that Certified recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. As amended by SFAS No. 137, this statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management is in the process of determining the effects on Certified's financial statements.

  Year 2000

   Certified has had an active Year 2000 program since August 1996. This program includes a detailed review of Certified's software applications, hardware, and embedded technology. Certified has utilized an outside consultant to assess the embedded chip technology within its facilities. This assessment found 95% of the chips to be either already compliant or in the process of being updated by various vendors.

   In 1996, Certified began assessing the application software of Certified to determine risk of Year 2000 failure. The assessment process was used to identify the business applications that would be at risk for potential century date impact and to prioritize the critical, moderate, and low risk applications for remediation or replacement. Applications that will be impacted by Year 2000 are scheduled for remediation or replacement. Certified is approximately 85% complete with replacing or remediating business critical applications, 75% complete with respect to applications that were identified as moderate risk and 50% complete as to low risk applications. The schedules for remediation or replacement are reviewed monthly by management. With the exception of one system that is being replaced and will be completed by December 1999, the Company expects that 100% of all critical and moderate risk applications will be completed by August 1999.

   Certified had decided to replace certain systems that were not Year 2000 compliant. The systems being replaced are older systems that would have been replaced prior to Year 2000 regardless of the non-compliant issue. The estimated total cost of the Year 2000 project, including replacement of the systems, is approximately $6.8 million. The estimated total cost of the new systems is approximately $3.1 million, which is being capitalized. The remaining $3.7 million has been or will be expensed. The total amount incurred on the project through May 29, 1999 was $5.4 million, of which $2.7 million related to the cost to remediate software, which cost has been expensed, and $2.7 million related to the replacement of systems including hardware.

   Certified has notified its members of the Year 2000 issues through newsletters, meetings, and discussions. Certified's Interactive Ordering Program, which allows retailers to order electronically, and CertiNet, which is a comprehensive in-store system, are Year 2000 compliant.

   The Year 2000 project team is also addressing interaction with vendors and the potential impact of Year 2000 issues. Certified has completed the upgrade and implementation of the Year 2000 compliant version of the Uniform Commercial Standard transactions. Certified is working with UCS vendors to make sure that processing of orders, invoices, and payments via electronic data interchange will be Year 2000 compliant. For those UCS vendors that are not ready for Year 2000, Certified has a contingency plan that converts the vendor's data into Year 2000 compliant data before processing through Certified's systems.

   Additionally, Certified is a member of the National Grocers Association's Year 2000 Task Force, which was formed to assist retailers in resolving the Year 2000 problem in their businesses through the sharing of information. The objectives of this group are to:

  .  identify the hardware and software systems at risk;

  . communicate with the vendor community and establish definitive position statements regarding cash systems; and

  . communicate these findings to NGA members. Many of Certified's members are members of NGA. A comprehensive report of the findings of the Task Force is available to all members and vendors that are associated with Certified and the contents thereof have been discussed at several recent industry meetings. Certified has set up an electronic bulletin board with information on Year 2000 issues for its members.

   As the Year 2000 program progresses, Certified will be developing additional contingency plans. Certified's contingency plans will be intended to address both remediation of systems and the overall business operating risk.

   Certified has not initiated a formal confirmation process with its members or vendors on their state of readiness for Year 2000. However, Certified has been meeting with its members during the last two years to raise their awareness of the potential for business interruption due to Year 2000. Transactions with vendors are being reviewed vendor by vendor. Certified has established contingency plans that will convert member and vendor data into Year 2000 compliant data before processing through Certified's systems. Failure of Certified's members or vendors to be Year 2000 compliant could have a material adverse impact on Certified's operations. However, as discussed above, Certified is actively working with members and vendors to address the Year 2000 issues.

  Forward-Looking Information

   This document includes forward-looking statements concerning Certified that
(a) predict or forecast future events or results, (b) depend on future events for their accuracy, or (c) embody assumptions which may prove to have been inaccurate. For a description of the forward-looking information, see "FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE" (page 15).

  Quantitative and Qualitative Disclosures About Market Risk

   Certified has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risks. Certified entered into a five-year interest rate collar agreement during February 1999 in relation to certain borrowings on its variable rate revolving credit. The collar agreement was put in place without incurring a fee with respect to the collar transaction. The hedge agreement is structured such that Certified pays a variable rate of interest between 6% (cap rate) and 4.94% (floor rate) based on a notional amount of $50,000,000. The weighted average interest rate on borrowings on the revolving credit were 5.96% at May 29, 1999.

Directors and Executive Officers

   The current bylaws of Certified provide that twelve directors are to be elected by the holders of Certified's Class A Shares and three directors are to be elected by the holders of Certified's Class B Shares. Each director is elected at Certified's annual meeting to serve until the next annual meeting and until their successors are elected and qualified. For a description of a proposed amendment to Certified's articles of incorporation and bylaws to change the authorized number of directors, see "THE AMENDMENTS" (page 53).

   The following table sets forth information concerning the directors of Certified as of August 15, 1999.

                              Year
                              First             Principal Occupation
Name                     Age Elected             During Last 5 Years
----                     --- -------            --------------------
CLASS A DIRECTORS
Louis A. Amen...........  70  1974   President, Super A Foods, Inc.

Bill Andronico..........  41  1999   President, Andronico's Markets

David Bennett...........  45  1999   Vice President and Secretary, Albeco, Inc.,
                                     operating Mollie Stone's Markets

John Berberian..........  48  1991   President, Berberian Enterprises, Inc.,
                                     operating Jons Markets

Edmund Kevin Davis......  45  1998   President, Chairman and Chief Executive
                                     Officer, Bristol Farms Markets

David M. Goodwin........  49  1999   President, Goodwin & Sons, Inc.

Mark Kidd...............  49  1992   President, Mar-Val Food Stores, Inc.

Jay McCormack...........  49  1993   Owner-Operator, Alamo Market; Co-owner,
                                     Glen Avon Apple Market

Morrie Notrica..........  70  1988   President and Chief Operating Officer, Joe
                                     Notrica, Inc.

Michael A. Provenzano...  57  1986   President, Pro & Son's, Inc., President,
                                     Provo, Inc. and President Pro and Family,
                                     Inc.

Edward J. Quijada.......  51  1998   Executive Vice President, Tresierras Bros.
                                     Corp., operating Tresierras Markets

James R. Stump..........  61  1982   President, Stump's Market, Inc.

CLASS B DIRECTORS
Darioush Khaledi........  53  1993   Chairman of the Board and Chief Executive
                                     Officer, K.V. Mart Co., operating Top Valu
                                     Markets and Valu Plus Food Warehouse

Mimi R. Song............  42  1998   President and Chief Executive Officer,
                                     Super Center Concepts, Inc.

Robert E. Stiles........  59  1999   President, Gelson's Markets Inc.

   The following table sets forth information concerning the officers of Certified as of August 15, 1999

                                           Principal Occupation
Name                   Age                  During Last 5 Years
----                   ---                 --------------------
Alfred A. Plamann.....  57 Corporate President and Chief Executive Officer
                           since 1994; previously Senior Vice President--
                           Finance and Chief Financial Officer.

George D. Gardner.....  45 Vice President--Non Foods and Specialty Products
                           since May 1996; General Manager of Grocers Specialty
                           Co., June 1995 to May 1996; Vice President & General
                           Manager Ingro Mexican Foods, Inc., May 1993 to June
                           1995.

Corwin J. Karaffa.....  44 Vice President--Distribution since January 1995;
                           previously Facilities Manager, Procter and Gamble
                           Distribution Co.

Robert M. Ling, Jr....  42 Senior Vice President, General Counsel and Secretary
                           since October 1997; Vice President, General Counsel
                           and Secretary since August 1996; Vice President and
                           General Counsel, April 1996 to August 1996; Vice
                           President, General Counsel and Secretary, Megafood
                           Stores, Inc., July 1994 to April 1996; previously
                           Vice President, General Counsel and Secretary,
                           Reliable Drug Stores, Inc.

Richard J. Martin.....  53 Senior Vice President, Finance and Administration
                           and Chief Financial Officer since May 1998;
                           previously Executive Vice President and Chief
                           Financial Officer, Rykoff-Sexton, Inc. through mid-
                           December 1997 when it merged with J.P. Foodservice
                           to form what is now US Foodservice and Executive
                           Vice President Finance and Administration of the
                           combined entity until early January 1998.

Joseph A. Ney.........  51 Vice President--Insurance since November 1998;
                           previously President, Grocers and Merchants
                           Insurance Service, Springfield Insurance Company,
                           and Springfield Insurance Company, Ltd.

Charles J. Pilliter...  51 Senior Vice President and President--Northern
                           California

Jack E. Scott II......  48 Vice President and Chief Information Officer since
                           June 1996; Chief Information Officer, World Vision
                           United States, November 1993 to May 1996.

Phillip S. Smith......  48 Vice President--Procurement since October 1997;
                           Executive Director--Purchasing, July 1997 to October
                           1997; General Manager--Northern California, June
                           1996 to July 1997; Manager--Product Sales, September
                           1994 to June 1996; previously Division Manager,
                           Market Wholesale.

David A. Woodward.....  56 Treasurer since August 1996; previously Corporate
                           Secretary/Treasurer.

                         INFORMATION CONCERNING UNITED

Business

  General

   United is an Oregon business corporation engaged primarily in the wholesale grocery and food service distribution business. United was organized in 1915 and is operated and taxed as a cooperative.

   United supplies groceries and related products to independent retail grocers located in Oregon, Western Washington and Northern California. In addition, United and its wholly owned subsidiaries provide various services ancillary to the operation of a retail grocery business. These services include marketing assistance, store design and development, security services, information services, accounting and financing.

   During the first fiscal quarter of 1999, United sold its Medford distribution center. With the exception of dairy and produce, the business previously handled through the Medford distribution center has been consolidated into the Tracy and Modesto, California, and Portland, Oregon distribution centers. United estimates the closure costs associated with closing the Medford distribution center to be $700,000.

   During fiscal 1998, United sold its Cash & Carry division, Rich and Rhine subsidiary, and insurance subsidiaries. United has entered into supply agreements with the purchasers of Cash & Carry and Rich and Rhine.

  Membership

   Independent retail grocers within United's market area are eligible to apply for membership. All applicants for membership are subject to approval by United's board of directors on the basis of financial responsibility and operational ability. On approval, and subject to compliance with applicable securities laws, applicants are required to purchase shares of United Common Stock. The following table summarizes the number of United members and member-owned retail grocery stores:

                                                                    Number of
                                                        Number of Member Retail
  As of                                                  Members  Grocery Stores
  -----                                                 --------- --------------
July 2, 1999...........................................    247         324
October 2, 1998........................................    250         353
October 3, 1997........................................    254         359

   By pooling the buying power of its member and non-member customers, United is able to purchase goods in large quantities at prices lower than the prices generally available to individual independent retail grocers. The savings from the consolidated purchases are passed along to members through product pricing in the form of rebates, allowances and patronage dividends. United may also pay its members annual patronage dividends, based on the overage, or excess of net sales over cost of goods sold less expenses, on sales to members for the year. Each year, United's board of directors determines the portion of the overage which may be distributed as patronage dividends. Decisions concerning the portion of the overage to be retained are based upon various factors, including United's future capital needs and the amount of earnings available from operations which do not qualify for distribution as patronage dividends. The patronage dividends, if any, are allocated among the members in proportion to their contribution to United's patronage activities. United has historically paid patronage dividends partly in cash and partly in United Common Stock. United did not pay any patronage dividends during the fiscal 1997 or 1998 periods.

   Generally, United's membership consists of a range of small to large volume retail grocery stores. Members generally have single stores but some members have several stores. Members accounted for approximately 70% of United's wholesale distribution business in fiscal 1998.

   United's largest member is Ray's Food Place which accounted for nearly 10% of United's annual revenue in fiscal 1998. United's largest customer is Smart & Final, a non-member, which accounted for nearly 20% of United's annual revenue in fiscal 1998. United's management believes that, with the exception of these two customers, the loss of any one or a few of its members or other customers would not have a material effect on its business or financial condition.

  Products and Services

   Consolidated revenues by principal product lines and services appear in the following table:

(In thousands)

                                                 Fiscal Year Ended
                          September 27, 1996      October 3, 1997       October 2, 1998
                         --------------------- --------------------- ---------------------
                                    Percentage            Percentage            Percentage
                                     of Total              of Total              of Total
   Product or Service     Revenue    Revenue    Revenue    Revenue    Revenue    Revenue
   ------------------    ---------- ---------- ---------- ---------- ---------- ----------
Grocery(1) ............. $  668,321    52.20%  $  715,340    54.75%  $  562,121    47.83%
Dairy and deli..........    113,094     8.83      114,045     8.73      137,933    11.74
Meat....................     76,850     6.00       59,990     4.59       73,040     6.21
Produce.................     48,456     3.78       45,772     3.50       50,970     4.34
Frozen foods............     71,602     5.59       63,136     4.83       80,708     6.87
General merchandise.....     48,396     3.78       47,044     3.60       47,190     4.02
Institutional(2)........    232,913    18.19      247,509    18.94      212,045    18.04
Retail services.........     18,249     1.43       11,124     0.85       10,010     0.84
Store finance...........      2,572     0.20        2,642     0.21        1,262     0.11
                         ----------   ------   ----------   ------   ----------   ------
    Total............... $1,280,453   100.00%  $1,306,602   100.00%  $1,175,279   100.00%
                         ==========   ======   ==========   ======   ==========   ======

--------
(1) Grocery revenues include sales from retail stores operated on a temporary basis.
(2) Institutional revenues include sales of all product lines.

  Wholesale Distribution

   United purchases and distributes grocery products to its member and non-member customers. United offers a broad selection of the following products: groceries, ice cream, dairy, frozen food, deli, service deli/bakery, bread, general merchandise, health and beauty care, candy, tobacco, fresh meat, fresh produce, eggs, and gourmet foods. United offers a full line of private brand goods including Western Family, Home & Garden, Valley Fare and Better Buy labels.

   Products are distributed from one of three locations: a full line facility in Portland, Oregon, a perishables facility located in Tracy, California and a grocery facility in Modesto, California. United closed its Medford produce facility in July 1999. In addition to products stored in United's distribution facilities, United's suppliers ship complete customer orders to United for immediate delivery by United to the customer.

   Wholesale distribution accounted for approximately 81% and 87% of annual revenues in fiscal 1998 and 1997. United expects wholesale distribution to represent approximately 97% of United's revenues in fiscal 1999.

  Member Services

   General United provides a number of services to its members, either directly or through one or more of its subsidiaries, to support the activities and operations of its members' retail grocery stores. Services that do not carry a specific fee include marketing information, retail store counseling and merchandising assistance.

   United also offers its members, for a fee, the following:

  .  Advertising services;

  .  Complete bookkeeping, accounting and tax services;

  .  Graphic design and printing services;

  .  Security services;

  .  Retail pricing and retail shelf "unit pricing" services;

  .  Payroll services;

  .  Retail information network and applications services; and

  .  Education and training programs.

   Finance Services United's subsidiary, United Resources, Inc. offers finance services to members including loans for store remodeling, store acquisitions, equipment purchases and other financial services. Loans to members are generally made at rates based on the prime interest rate. Such loans generally are for terms of one to ten years. United has a note purchase arrangement with National Consumer Cooperative Bank. United makes loans directly and sells certain of the loans to National Consumer Cooperative Bank with limited recourse to United. As of July 2, 1999, the aggregate principal amount of direct and limited recourse loans outstanding was $29,380,071, consisting of $10,054,757 in direct loans and $19,325,314 in limited recourse loans. As of October 2, 1998, the aggregate principal amount of direct and limited recourse loans outstanding was $40,170,218, consisting of $15,744,218 in direct loans and $24,426,000 in limited recourse loans. United Resources' interest income for the year ended 1998 was approximately $1,261,000. In the normal course of its business, United Resources acquires retail stores through foreclosure or purchase. Occasionally, United Resources operates these stores on a temporary basis.

   As of July 2, 1999, United Resources was operating four stores. During 1999, United Resources acquired three stores through foreclosure, and disposed of three stores through sale or closure. United Resources owned and operated four stores during 1998. In 1998, United Resources acquired three stores through foreclosure, and disposed of three stores through sale or closure. During 1997, United Resources acquired two stores through foreclosure, and disposed of two stores through sale or closure.

   United, in order to enable members to obtain prime commercial space, leases retail space and subleases the space to qualified members. At July 31, 1999, United was obligated on 45 retail leases. At October 2, 1998, United was obligated on 47 retail leases, compared to 49 retail leases at October 3, 1997. During 1996, the Company changed its policy from requiring lease insurance on subleases where United is the main lessee to a policy of charging premiums on its subleases to compensate the Company for its sublease risk.

   Retail Development Services United offers a variety of advertising group solutions. Advertising groups are designed to offer the retail owner a "chain"- like identity, combined with effective and professional advertising, consolidated buying power, consistent standards and disciplined operational plans. United offers Thriftway, Sentry, Select, U.S.A. and Quality Plus for its various advertising groups. United also offers a less structured advertising program under the name of United West.

   Technology Services United provides a high quality, standard computing package for its retail customers. This standard platform is marketed under the name of Project Enterprise.

   Project Enterprise bundles software, hardware, network connections, and maintenance together into a single product offering. The Project Enterprise platform includes an integrated store processor, United's U-Link family of services, a laser printer, and United's Ready Pay electronic payment system. This entire system is placed in the retail location and store personnel are trained by United staff. The retailer's only financial responsibility is to pay a weekly fee for the use of the system. Project Enterprise has allowed United to make a computing system affordable to its retailers while providing volume discounts for hardware and maintenance. As of July 31, 1999, there are 161 Project Enterprise systems in place.

  Food Service Distribution

   United's wholesale/retail food service division, Cash & Carry, was sold in May of 1998 to a national operator, Smart & Final. United continues to supply wholesale grocery products to the previously owned Cash & Carry stores pursuant to a five year supply agreement with Smart & Final.

  Convenience Store Distribution

   United sold its convenience store distributor, Rich and Rhine, in 1998. United entered into a two year supply agreement with the purchaser of Rich and Rhine and continues to supply a small portion of wholesale grocery products to the purchaser.

  Insurance

   United sold its insurance operations in July of 1998 to Orion Capital Corporation. United entered into an agreement to purchase insurance from Orion as part of the sale. Results of insurance operations for the 1997 and 1998 fiscal years are included under the heading "Discontinued Operations," in United's consolidated financial statements included in this document. As part of the sale, United agreed to restrict its activities in the insurance business. United and Orion are in on-going negotiations and have reached a tentative agreement with respect to the continuing insurance business of Certified's insurance subsidiary. Satisfactory resolution of this matter is a condition to Certified's obligation to complete the merger.

  Competition

   The grocery industry is characterized by intense competition. United's wholesale grocery marketing area includes Oregon, Northern California, and Western Washington. Principal wholesale competitors include two national grocery wholesalers, which because of their operations in other areas are larger than United, and three regional grocery wholesalers.

   Other competitors include a number of local grocery wholesalers, many of whom are limited to special product lines, such as candy and tobacco, meat, produce, service deli/bakery or sell only to limited market segments, such as restaurants, hospitals, schools and other institutional customers. United also competes with a significant number of producers which market their products directly to retailers and with several chain store organizations that control both their wholesale and retail operations.

   Based on available information, United estimates that its members, many of whom are in competition with one another, account for approximately 13% of the retail grocery market within United's marketing area. Although members are free to purchase from sources other than United, members generally purchase goods (except goods which United does not supply, such as beer and wine), principally from United. United does not account for a significant percentage of the national wholesale grocery market.

   Past trends in the results of United's member stores have continued. In general, members outside major metropolitan areas, and those operating newer stores, price oriented stores or super stores registered various gains in unit volume. Members operating average sized conventional stores generally registered smaller unit volume increases.

   United's success is dependent on the ability to supply goods and services to customers in a cost efficient manner and the ability of its customers to compete effectively with other independents, chain stores and non-traditional retailers.

  Employees

   United employed approximately 1,363 persons at July 31, 1999. Approximately 990 of its employees are members of a union and subject to collective bargaining agreements.

   The following table summarizes the status of United's collective bargaining agreements as of July 31, 1999:

                                                     Approximate
                                                      Number of
                                                      Employees
Union                                 Location         Covered   Expiration Date
-----                           -------------------- ----------- ---------------
Joint Council of Teamsters
 Local 37 and a number of
 Teamsters Local Unions.......  All Oregon locations     488          4/1/01
Office and Professional
 Employees International Union
 Local 11.....................  Oregon locations          55         1/31/01
Teamsters Local 439...........  Tracy, CA                 41        12/31/99
Teamsters Local 386...........  Modesto, CA              148         4/15/01
Teamsters Local 624...........  Santa Rosa, CA             6        10/15/01
UFCW Local 588................  Oroville, CA              85         1/31/02
UFCW Local 588................  North Highlands, CA       44         1/31/02
UFCW Local 555................  Longview, WA             123        12/30/00

   Teamsters Local 439 has recently ratified an extension of the existing agreement covering the Tracy, California location through December 31, 1999.

   United has not experienced a strike or similar labor disruption since 1978. United considers its relations with its employees to be satisfactory.

  Suppliers

   United purchases goods from a wide variety of sources, ranging from local farmers to large multinational corporations. United attempts to obtain the lowest possible price by pooling the buying power of its members. United is not dependent on any single supplier. The loss of any single supplier would not have a material effect on its business.

   United is one of six shareholders of Western Family Holding Company, a corporation that pools the buying power of its shareholders in order to obtain lower cost merchandise. United owns approximately 21% of the stock in Western Family Holding Company. United purchases private label products under the labels such as "Western Family." Purchases from Western Family Holding Company accounted for about 14% of United's wholesale merchandise, exclusive of direct store delivered merchandise such as dairy, eggs and bread. Total purchases of Western Family products is approximately 17-18% of all wholesale purchases, including dairy, eggs and bread.

  Environmental

   United's operations are not of a type which ordinarily result in the discharge of significant quantities of pollutants. United believes that its operations meet or exceed all applicable environmental regulations.

  Income Taxes

   United operates and is taxed as a cooperative. Accordingly, patronage dividends are not included in United's taxable income, but are instead taxed to the individual members receiving the patronage dividends. The Internal Revenue Code of 1986 requires that not less than 20% of each member's patronage dividend be paid in cash. United's patronage dividend policy meets that requirement, providing for cash payments of up to 100% of dividends based on ratios of the value of stock holdings by member stores to their average weekly purchases, and total number of shares of stock owned. Patronage dividends not paid in cash are paid in additional United Common Stock, subject to compliance with applicable securities laws. Members are required to agree to abide by all United's Bylaw provisions, including those applicable to Federal income taxation of patronage dividends. Accordingly, members must report as taxable income that total amount of patronage dividends, whether paid in cash or United Common Stock, in the year such patronage dividends are received, and such amounts are not taxable to United.

   United is taxed on income that does not qualify for distribution as patronage dividends and on the portion of income that is not distributed to members. Profits or (losses) from operations of United's subsidiaries are retained.

  Government Contract Business

   United does not generate significant business based upon contracts with local, state or federal government entities.

  Properties

   As of July 31, 1999, United operated three distribution centers. One of the distribution centers is owned and the other two are leased. United's distribution centers are modern, one floor, concrete construction buildings, with internal sprinkler systems.

   The main distribution center, located at corporate headquarters in Milwaukie, Oregon, contains over 904,500 square feet of warehouse space. It is situated on a 62 acre site owned by United. Also at this location are 43,000 square feet of office space, a small credit union office building and a small truck repair shop. United distributes frozen food, dairy, produce, meat, groceries, deli, general merchandise, health and beauty care, store supplies, candy, tobacco, and gourmet foods from this location. This facility is subject to various mortgages, the terms of which are summarized in the Notes to United's Consolidated Financial Statements. See "INDEX TO FINANCIAL STATEMENTS--United."

   United's Southern Oregon division distribution center was located in Medford, Oregon on a site which United previously owned. United now leases a portion of a building consisting of 64,000 square feet of refrigerated space. The facility was closed in July of 1999. United will retain the business through its Portland, Oregon distribution center and an arrangement with NorCal Produce Company of California.

   United's California Division is split between two sites: Modesto, California and Tracy, California. Both facilities are leased.

   The Modesto, California distribution center contains over 252,100 square feet of warehouse space, situated on a 30 acre site. Also at this location are 12,900 square feet of office space, and a 10,000 square foot truck repair shop. Dry groceries, store supplies, candy, tobacco and merchandise originating from the Portland distribution center are distributed from the Modesto location.

   The Tracy, California distribution center is approximately 160,166 square feet. Meat, frozen food, and deli products are distributed from this center. Also on this site are a truck repair shop and office space.

   United also operates from three other facilities. One of these is in Milwaukie, Oregon and houses the Creative Process subsidiary. Another is located in Woodland, California and houses Western Passage Express, the transportation subsidiary. The final property is in Milwaukie, Oregon and is the home for the U.G. data center.

   United and its subsidiaries operate a truck fleet, consisting of 205 tractors and 401 dry and refrigerated semi-trailers, including both owned and leased units.

   United leases a mainframe computer, together with related peripheral equipment, under various leases expiring in August 2001.

   United is also the prime lessee of certain retail stores, which are subleased to members, totaling approximately 1.2 million square feet. Further, United and its subsidiaries are the lessees and operators of four retail stores acquired through foreclosure. These four stores have approximately 160,000 square feet of retail selling space.

   United leases several distribution and office locations with lease terms and rents as follows:

Location                          Use  Square Feet Lease Expiration Monthly Rent
--------                          ---- ----------- ---------------- ------------
Santa Rosa, CA................... D.C.   244,000        7/27/05       $80,250
Modesto, CA...................... D.C.   275,000        7/27/05       $74,250
Tracy, CA........................ D.C.   160,166        7/27/05       $84,888
Milwaukie, OR.................... C.P.    16,000        6/30/02       $ 7,236
Medford, OR...................... D.C.    64,000       12/31/08       $48,000
Milwaukie, OR.................... Rec.     9,600        9/30/00       $ 3,119
Milwaukie, OR.................... I.S.    14,097       12/31/02       $15,272
Woodland, CA.....................  WPX    68,400        9/30/05       $25,286

--------

D.C. = Product Distribution Center           Rec. = Reclamation Center
C.P. = Creative Process Subsidiary           I.S. = Information Services Office
WPX = Western Passage Express Subsidiary

  Legal Proceedings

   United is a party to routine legal proceedings which are not expected to have a material effect on the business.

Selected Financial Data
(In thousands, except book value per share and operating data)

                                                  Fiscal Year                          Nine Months Ended
                          ------------------------------------------------------------ -----------------
                                                                                       July 3,  July 2,
                             1994        1995         1996         1997        1998      1998     1999
                          ----------- ----------- ------------- ----------  ---------- -------- --------
                          (Unaudited) (Unaudited) (Restated)(2)
Statement of Operations
 Data(1)
Net sales...............   $935,432    $995,453    $1,280,453   $1,306,602  $1,175,279 $892,279 $773,475
Operating income
 (loss)(3)..............     16,244      20,340         9,948       (1,668)      1,327    3,842     (487)
Patronage dividends.....      8,730       8,350         4,000            0           0        0        0
Net earnings (loss).....      2,044       3,685        (5,569)      (8,660)     19,760   14,369   (2,213)
Balance Sheet Data
Working capital.........   $ 45,678    $ 53,264    $   56,329   $  107,213  $   31,152 $ 47,979 $ 24,834
Total assets............    307,255     323,209       379,264      365,427     233,642  305,752  215,829
Long-term notes
 payable................    114,669     115,624       143,134      187,995      74,434   98,887   56,596
Members' equity.........     28,114      32,352        25,733       14,651      31,343   28,968   27,485
Book value per
 share(4)...............      43.17       49.34         40.31        24.97       59.82    49.36    54.05
Operating Data
 (Unaudited)
Patrons
 Number of stores.......        360         368           353          359         353      355      324
 Number of patrons......        250         253           248          254         250      251      247
Total stores(5).........        454         463         1,614        1,585       1,630    1,686    1,724
Total patrons and
 customers(5)...........        344         348         1,502        1,471       1,516    1,582    1,647

--------
(1) Operating data for all years is for continuing operations only.
(2) See Note 2 to Notes to Consolidated Financial Statements of United (page F-
    38).
(3) Operating income is comprised of net sales less costs and expenses and members' allowances.
(4) According to United's Bylaws, shares are redeemed at the adjusted book value per share at the close of the fiscal year last ended. For the purposes of this table, book value per share equals the members' equity divided by outstanding common shares at the corresponding date.
(5) The number of stores and customers increased significantly beginning in 1996 with the acquisition of Market Wholesale, Inc. in December 1995.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  Overview

   Fiscal 1998 was a year of major changes for United. These changes were a result of United's decision to increase the emphasis on the "core" business activity, grocery product distribution. The result of these changes on the financial statements is to make some of the results of operations and balance sheet items less comparable when reviewing years side by side. The effect of these changes on the financial statements will be described as part of this discussion in the appropriate sections.

   During fiscal 1997, United experienced significant losses from adjustments to the reserve for uncollectible receivables.

   The financial data for fiscal 1996 referenced in this item has been restated. The changes are summarized in Note 2 of the Notes to Consolidated Financial Statements following the consolidated financial statements filed in this document. See "INDEX TO FINANCIAL STATEMENTS--United" (page F-1).

  Discontinued Operations

   In September 1997, United's management and Board of Directors approved a plan whereby the insurance operations would be sold to an unrelated party. Accordingly, the results of operations of the insurance segment for the annual and year-to-date periods have been presented as "discontinued operations" in the accompanying consolidated statements of operations.

   The sale was completed on July 8, 1998 to Orion Capital Corporation. Net proceeds from the sale of the stock of United's insurance subsidiary totaled approximately $36 million, resulting in a pre-tax gain of approximately $5.4 million, which was recorded in the fourth quarter of fiscal 1998, and is shown on the Consolidated Statements of Operations following the heading "Gain on disposal of insurance segment." Proceeds from the sale were used to reduce United's long-term debt. See "INDEX TO FINANCIAL STATEMENTS--United" (page F-
1).

   The following is a summary of the assets and liabilities of the insurance segment as of July 3, 1998:

   Assets:
   Investments..................................................... $45,993,000
   Receivables and other current assets............................  28,646,000
   Long-term assets................................................     733,000
                                                                    -----------
                                                                     75,372,000
   Liabilities:
   Insurance reserves supported by investments.....................  27,762,000
   Accounts payable and other current liabilities..................  16,393,000
                                                                    -----------
   Net investment in insurance segment............................. $31,217,000
                                                                    ===========

   The sale of the insurance segment is estimated to have a positive effect on the income of United during fiscal year 1999. In fiscal 1999, United estimates that there will be a decline in operating income of $3.0 million which will be offset by a reduction of interest expense related to the reduction in debt levels of approximately $3.1 million. United estimates that sales will decline approximately $23.9 million in fiscal year 1999 as a result of the sale of the insurance segment.

  Sale of Retail Operations

   On May 1, 1998, United completed the sale of its Rich and Rhine, Inc. subsidiary to Kero Corporation. The purchase price consisted of $3.5 million in cash, plus a promissory note of approximately $1.4 million. The promissory note is collateralized by a pledge of the common stock of the buyer.

   On May 15, 1998, United completed the sale of its Cash & Carry division to Smart & Final, Inc. The gross sales proceeds consisted of $42.5 million in cash, plus a $17.5 million, 5-year unsecured note. In May 1999, United and Smart & Final settled a dispute arising out of the sale. United has agreed to accept a reduction of $250,000 in each of the next four installments under the 5-year unsecured note. This reduction will be charged to earnings in the third quarter of fiscal 1999. The gain is shown on the "Gain on sale of Cash & Carry division" line of the Consolidated Statements of Operations. See "INDEX TO FINANCIAL STATEMENTS--United" (page F-1).

   In connection with the sale of its Cash & Carry division, United entered into a five-year supply agreement with Smart & Final, Inc.

  Year 2000 Preparations

   This section captioned "Year 2000 Preparations" and other statements about Year 2000 issues are "Year 2000 Readiness Disclosures" pursuant to the Year 2000 Information and Readiness Disclosure Act.

   United is addressing the possible Year 2000 problems with a systematic approach. To make a smooth transition into the next century, United has entered into the "Year 2000 Project," which is comprised of four major areas of concern:

  1. Infrastructure (Hardware & System Operating Software);

  2. Applications Software;

  3. Third Party Suppliers (Trading Partners, Banks, Utilities); and

  4. Process Control and Instrumentation (Embedded Systems).

   Area 1--The Infrastructure area consists of hardware and operating system software. Updating in this area was completed on April 15, 1999.

   Area 2--The Application Software area consists of conversion of software that is not Year 2000 compliant, and where available, the replacement of such software from the vendor. United has engaged Applied Decisions USA, Inc. to assist in project management, and in conversion and testing of certain non-compliant application software code.

   The conversion phase was completed on March 31, 1999. The testing phase is progressing in an organized fashion as the software is repaired or replaced. The testing was 99% complete as of June 30, 1999.

   United uses software from the Armature Company for warehousing and purchasing functions. Year 2000 compliant software installation was completed on November 21, 1998.

   Area 3--The Third Party Suppliers area includes the identification and prioritizing of critical suppliers, financial institutions, and utilities, and communicating with them about their plans and progress in addressing the Year 2000 issue. United has identified and contacted 4,324 suppliers requesting information on their plans and progress on the Year 2000 issue. As of June 30, 1999, United has received a response from 85% of the identified suppliers. Responses from the identified suppliers indicate progress in addressing the Year 2000 issue, with a majority of the respondents expecting full compliance by September 30, 1999. United has a follow up plan in place scheduled through the remainder of 1999. Contingency planning in this area began in February 1999 with the completed plan estimated to be in place by August 31, 1999.

   Area 4--The Process Control and Instrumentation area consists of identification and prioritization of hardware and software associated with embedded chips used in operation of all facilities of United. United estimates it has identified and corrected 99% of the identified items. The remaining 1% is expected to be completed by September 30, 1999. Contingency planning in this area began in January 1999 and will be completed by September 30, 1999.

   The major phases associated with the Project are:

  A. Inventory of potential Year 2000 items;

  B. Assigning priorities to the items identified as material to United;

  C. Assessing the Year 2000 compliance of the inventoried items;

  D. Repairing or replacing material items that are determined not to be Year 2000 compliant;

  E. Testing material items; and

  F. Developing contingency and business continuation plans for each functional area and location.

   On November 21, 1998 the Inventory, Prioritization, and Assessment phases, phases A, B and C, of the Project were declared completed.

   Phase D--Material items are those identified by United that affect the ability of United to perform its core business functions that support United's customer base, or affect revenues. All material items have been repaired or replaced as of December 31, 1998.

   Phase E--Full systems testing commenced in January 1999, and completion is expected by August 31, 1999. Vendor software upgrades continue on schedule.

   Phase F--Contingency planning for all areas is ongoing and is expected to be completed by September 30, 1999.

   Costs--The estimated cost of the Year 2000 Project is approximately $4.9 million. The total amount expended on the project through June 30, 1999 was $3.8 million related to the cost of conversion or replacement of application software, $200,000 related to the replacement of hardware, and $75,000 related to the cost of identifying and communicating with third party suppliers. The estimated future costs of completing the Year 2000 project is estimated to be $800,000 for replacement of software and related hardware, $50,000 to identify and communicate with third party suppliers and to repair or replace embedded systems.

   Risks--The failure to correct material Year 2000 issues could result in interruption in or failure of, key core business processes. The most reasonably likely worst case scenario is business being partially or totally disrupted for a period of a few hours to one week. There can be no assurance that actual results will not differ materially from those projected.

   Safety Net Preparation--The Year 2000 team has, as part of their project, been identifying manual or modified processes that would need to be employed in the unlikely event that some of the upgrades fail.

  Nine months ended July 2, 1999 ("1999 period") compared to nine months ended July 3, 1998 ("1998 period")

   Results of Operations

   Overview. In March 1999, United executed a letter of intent with respect to a proposed merger with Certified Grocers of California, Ltd., a grocery cooperative headquartered in Commerce, California. The completion of the merger is conditional upon the approval of a definitive merger agreement by the shareholders of both entities, required filings with regulatory entities and other customary conditions.

   During 1999, United incurred significant expenses related to the proposed merger and Year 2000 remediation. During 1998, United's financial condition and results of operations were affected by implementation of the closure of the Medford, Oregon grocery distribution operations, the consolidation of selected California operations with Oregon operations, the implementation of a new marketing plan and the sales of the Cash & Carry and Rich and Rhine, Inc. retail operations.

   Net Sales and Operations. The decrease in sales is due to the sale of the Rich and Rhine, Inc. subsidiary (approximately $21 million) and lower volume due to the elimination of certain unprofitable accounts (approximately $97 million).

   Costs and Expenses. Total costs and expenses decreased $114.5 million (12.9%) from the 1998 period to $774.0 million for the 1999 period (99.8% of sales). This compares to $888.4 million (99.4% of sales) in the 1998 period. The components of costs and expenses are outlined below.

   Costs and expenses as a percent of net sales and operations were as follows:

                                                         Nine Months Nine Months
                                                            Ended       Ended
                                                           July 2,     July 3,
                                                            1999        1998
                                                         ----------- -----------
Cost of sales...........................................    86.1%       86.3%
Member's allowances.....................................     1.8         1.0
Operating expenses......................................     8.8         9.3
Selling and administrative expenses.....................     2.1         1.9
Depreciation and amortization...........................     1.0         0.9
                                                            ----        ----
  Total.................................................    99.8%       99.4%
                                                            ====        ====

   Cost of sales as a percent of net sales and operations decreased from 86.3% to 86.1% from the 1998 period to the 1999 period. The decrease in cost of sales and increase in members' allowances are attributable to changes in United's marketing plan. Operating expenses as a percent of net sales and operations decreased from 9.3% to 8.8% from the 1998 period to the 1999 period. The net decrease in operating expenses is due to internal cost efficiencies, including the consolidation of the procurement and accounting staffs of United's California division with those of the Oregon operations. In addition, the 1998 period included costs incurred in connection with the closure of United's Medford grocery distribution facility.

   Other Income/Expense. Interest expense decreased $4.2 million from the 1998 period to the 1999 period, due to debt reductions resulting from the sale of United's Cash & Carry division and certain non-core assets. Interest income increased $.6 million from the 1998 period to the 1999 period as a result of an increase in United's notes receivable. Gain on sale of retail operations of $26.2 million in the 1998 period is due to the sale of the Cash & Carry and Rich and Rhine, Inc. retail operations, as described above.

   Liquidity and Capital Resources

   United believes that anticipated needs for working capital, capital expenditures and repayment of long-term debt through fiscal 1999 will be met from funds generated by operations and borrowings under the credit facility. At July 2, 1999, approximately $36.4 million was available for borrowing under the bank lines of credit.

   Cash Flows From Operating Activities. In the 1999 period, United used $5.1 million in cash in its operating activities, resulting from a decrease of approximately $5.0 million in accrued expenses. In the 1998 period, United provided $1.3 million from its operating activities, resulting from increases in accrued expenses.

   Cash Flows From Investing Activities. In the 1999 period, United provided $14.7 million in cash from investing activities, compared to the $59.3 million in cash provided by investing activities in the 1998 period. The decrease of $44.6 million is due to a decrease in the net sales of investments of $5.5 million and a decrease of $45.3 million in net proceeds from the sale of assets, offset by a net increase of $6.1 million in net collections on loans.

   Cash Flows From Financing Activities. In the 1999 period, United's financing activities used $7.0 million in cash compared to $55.2 million used in the 1998 period. In the 1998 period, net proceeds from the sale of retail operations and property, plant and equipment were used to reduce debt by $55.1 million. In the 1999 period, proceeds from collections on loans and sales of property, plant and equipment were used to reduce debt by $3.3 million and for net repurchases of common stock of $3.7 million.

  Year ended October 2, 1998 ("1998") compared to year ended October 3, 1997 ("1997")

   Results of Operations

   Net Sales and Operations. Net sales and operations decreased to $1,175.3 million from $1,306.6 million in 1997, a decline of 10.1%. Income from continuing operations before members' allowances and income taxes increased $46.6 million to $35.3 million (3.0% of net sales). This compares to a loss of $11.3 million (0.9% of net sales) in 1997.

   During 1998, $131.3 million, or 100%, of the decrease in net sales and operations was attributable to the distribution segment. The distribution segment experienced a decline in sales of $50.7 million due to the elimination of certain unprofitable accounts. United has a supply agreement with the purchaser of the Cash & Carry operations and does not expect any reduction of sales volume during fiscal 1999 related to the sale of the Cash & Carry division.

   In 1998, United had increased profits within its distribution segment from one time gains on sales of its Cash & Carry division and other businesses and properties, and lower operating losses at United-owned retail stores. These profit gains were partially offset by increased operating expenses of approximately $17.0 million in the distribution segment due to cost inflation and system integration activities.

   Gross Operating Income. Gross operating income (net sales less cost of sales and member allowances) decreased to $145.9 million (12.4% of net sales) in 1998 from $162.6 million (12.4% of net sales) in 1997. The decline in gross operating income is consistent with the decline in net sales discussed above. During 1999, United expects gross operating income to decline slightly as the sales from the former Cash & Carry division are reported at a wholesale level, which is lower than the retail sale level, which was used through the time of sale of the division.

   Operating, Selling and Administrative Expenses. In 1998, operating, selling, and administrative expenses decreased $18.5 million to $134.2 million (11.4% of net sales). In 1997, these expenses were $152.7 million (11.7% of net sales). The dispositions of the insurance segment and the retail operations are expected to have a negligible effect on these expenses in fiscal 1999.

   The components of these expenses are summarized below:

                                                                  Percent of
                                                                 Net Sales and
                                                                  Operations
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
   Salaries and wages...........................................    6.3%    6.0%
   Rents, maintenance and repairs...............................    2.0     2.0
   Taxes, other than income.....................................    0.8     0.8
   Utilities, supplies and services.............................    1.0     1.1
   Other expenses...............................................    1.1     1.0
   Provision for doubtful accounts..............................    0.2     0.8
                                                                 ------  ------
     Total......................................................   11.4%   11.7%
                                                                 ======  ======

   During 1998, total operating, selling, and administrative expenses decreased approximately $10.6 million due to lower unit volume in the distribution segments.

   The provision for doubtful accounts was $2.4 million (0.2% of net sales) in 1998. This compares to $10.8 million (0.8% of net sales) in 1997. The decrease in the provision from 1997 to 1998 relates to one-time adjustments recorded in fiscal 1997 to the reserve for uncollectible accounts.

   Interest expense decreased $2.7 million to $13.6 million (1.2% of net sales) in 1998. This decrease was due to lower debt levels associated with sales of assets and the insurance segment and reduced inventory levels.

   Net income from continuing operations before income taxes was $21.2 million compared to a loss of $21.6 million in 1997. The increase is due to the gain on sale of the Cash & Carry Division of $29.0 million, a $2.7 million decrease in interest expense and a gain on the disposition of assets of $2.2 million in 1998 as compared to a loss of $5.2 million in 1997.

   Discontinued operations include net income from the operations of the insurance segment, which decreased from $2.5 million in 1997 to $1.4 million in 1998, due to the sale of the insurance operations in July 1998. In addition, a $3.4 million net gain was realized in 1998 as a result of the sale.

   In 1998, United recognized $1.7 million, net of income taxes of $1.2 million, as the cumulative effect on prior years of changing the method of amortizing the unrecognized net gain on United's defined benefit pension plan. This change was recorded in the fourth quarter of fiscal 1998 in connection with United's decision to utilize a 3-year amortization of the unrecognized gain, versus the minimum allowed under generally accepted accounting principles. United believes the change more currently recognizes the effects of changes in the actuarial assumptions and differences between the assumptions used and the actual experience. The effect of this change on 1998 results of operations was to increase net income before cumulative effect of change in accounting principles by $996,000.

   Net income was $19.8 million (1.7% of net sales) in 1998, an increase of $28.4 million from a loss of $8.7 million (0.7% of net sales) in 1997.

   The effective income tax rate changed from a 50.4% benefit in 1997 to a 37.8% provision in 1998. The higher effective rate in 1997 was due to the reversal of a valuation allowance in 1997, due to the implementation of a tax planning strategy.

   Liquidity and Capital Resources

   Cash Flows From Operating Activities. In 1998, United used $13.5 million in cash in its operating activities. A decrease in accounts payable partially offset by a decrease in inventory were the major factors involved. In 1997 United was provided $12.9 million from operating activities. The major components were loss on disposition of assets and increase in accounts payable.

   Cash Flows From Investing Activities. In 1998, United was provided $88.2 million from its investing activities, with the sale of business units, investments and other assets being the biggest factors. In 1997, United used $1.9 million in investing, with the proceeds of asset sales being offset with purchases of property, plant and equipment.

   Cash Flows From Financing Activities. In 1998, United used $83.7 million in its financing activities. Repayments of debt in 1998 totaled $82.6 million, $64.8 million of which was repaid using proceeds from sales of the insurance segment and Cash & Carry division. In 1997, United used $17.3 million in similar efforts.

   Capital Resources. In 1998, United's working capital decreased $76.1 million from $107.2 million at October 3, 1997 to $31.2 million at October 2, 1998. The reasons for the decrease were the sale of the insurance segment and the Cash & Carry division, the proceeds from which were used to reduce debt, and the reclassification of an additional $31.0 million of long-term debt as notes payable under current liabilities.

   As of October 2, 1998, United had $36.1 million in unused credit lines available. Amounts available under the Company's credit facilities are subject to reduction by the lender being permitted to establish availability reserves based upon certain events, conditions, contingencies or risks which it may in good faith determine.

   At October 2, 1998, United was in compliance with all financial covenants with its lenders.

  Year ended October 3, 1997 ("1997") compared to year ended September 27, 1996 ("1996")

   Results of Operations

   Net Sales and Operations. Net sales and operations increased 2.0% in 1997 to $1,306.6 million from $1,280.5 million in 1996. The increase included $24.0 million attributable to the distribution segment, which experienced an increase in sales due to the addition of volume in California with the purchase of Market Wholesale. Income from continuing operations before members' allowances and income taxes decreased $18.8 million to a loss of $11.3 million (0.86 % of sales). This compares to an income of $7.6 million (0.59% of net sales) in 1996. During fiscal 1997, United experienced significant losses of $10.8 million from adjustments in the reserve for uncollectible receivables.

   Gross Operating Income. Gross operating income (net sales less cost of sales and member allowances) increased $9.5 million to $162.6 million from the 1996 gross operating income of $153.1 million.

   Operating, Selling and Administrative Expenses. Operating, selling, and administrative expenses increased $17.6 million to $152.7 million (11.7% of sales) from the 1996 level of $135.1 million (10.6% of sales).

   The components of these expenses are summarized below:

                                                         Percent of Net Sales
                                                            and Operations
                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
Salaries and wages......................................        6.0%        5.5%
Rents, maintenance and repairs..........................        2.0         1.3
Taxes, other than income................................        0.8         0.9
Utilities, supplies and services........................        1.1         1.2
Other expenses..........................................        1.0         1.1
Provision for doubtful accounts.........................        0.8         0.6
                                                         ----------  ----------
  Total.................................................       11.7%       10.6%
                                                         ==========  ==========

   During 1997 the operating, selling, and administrative expenses increased due to increases in the provision for doubtful accounts of $3.5 million, increases in salaries and wages of $8.1 million and increases in rents, maintenance and repairs of $6.0 million.

   The provision for doubtful accounts was $10.8 million (0.8% of net sales) in 1997. This compares to $7.3 million (0.6% of net sales) in 1996. The increase in the provision relates to additional adjustments of $3.5 million recorded in fiscal 1997 to reserve for uncollectible accounts.

   In 1997 interest expense increased $1.5 million to $16.3 million (1.2% of net sales) due to increases in debt borrowings during the year.

   Net income from continuing operations before taxes was a loss of $21.6 million in 1997 compared to a loss of $8.0 million in 1996. The increased loss was due to additional operating, selling and administrative expenses of $17.6 million, a $3.5 million increase in depreciation and amortization expense, a $1.5 million increase in interest expense and an increase of $4.4 million in losses or write-down on disposition of assets, which was offset by a $4.0 million reduction in patronage dividends and a $9.5 million increase in gross operating income.

   In 1996, United recorded a valuation allowance which resulted in no income tax benefit. In 1997 the valuation allowance was reversed due to the implementation of a tax planning strategy and a tax benefit of $10.5 million was recognized.

   Net loss was $8.7 million (0.7% of net sales) in 1997 and $5.6 million (0.4% of net sales) in 1996. The net loss in 1997 increased due to the changes noted above for net income from continuing operations affected by the increased tax benefit.

   Liquidity and Capital Resources

   Cash Flows From Operating Activities. In 1997, United was provided $12.9 million by its operating activities, compared to $12.6 million provided in 1996. The major factor in both years was the increase in accounts payable.

   Cash Flows From Investing Activities. In 1997, United used $1.9 million in investing activities, with the proceeds of asset sales being offset with purchases of property, plant and equipment and other assets. In 1996, United used $46.6 million in investing, including $16.2 million for purchases of property, plant and equipment and other assets, and $23.3 million for the acquisition of the California operations.

   Cash Flows From Financing Activities. In 1997, United used $17.3 million in its financing activities, including $15.2 million for the net repayment of notes payable. In 1996, United was provided with $37.5 million from financing activities, including $39.4 million provided by net increases in notes payable, which was offset by $1.9 million, net, used in repurchasing common stock.

  Recent Accounting Pronouncements

   During the first quarter of 1998, United adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes requirements for disclosure of comprehensive income. The objective of SFAS No. 130 is to report a measure of all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. Comprehensive income did not differ significantly from reported net income in the period presented.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and earns revenues, and its major customers. The statement is effective for fiscal years beginning after December 15, 1997.

   In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. The statement is effective for fiscal years beginning after December 15, 1997, but is not required to be presented in interim financial information in the year of adoption.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheets as either an asset or liability measured at its fair market value. SFAS No. 133 also requires that changes in the derivative instrument's fair market value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000.

   United's management has studied the implications of SFAS Nos. 131 and 132, and based on the initial evaluation, expects the adoption to have no impact on United's financial condition or results of operations, but will require revised disclosures when the respective statements become effective. United's management has studied the implications of SFAS No. 133 and based on the initial evaluation, expects the adoption to have no impact on United's financial condition or the results of operations.

  Quantitative And Qualitative Disclosures About Market Risk

   United does not currently use derivative financial instruments for speculative purposes which expose United to market risk. United is exposed to cash flow and fair value risk due to changes in interest rates with respect to its long-term debt. Information required by this item is set forth in Notes 7 and 20 of the Notes to Consolidated Financial Statements. See "INDEX TO FINANCIAL STATEMENTS--United" (page F-1).

  Forward-looking Statements

   Statements above and elsewhere in this document regarding future events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For a description of the forward-looking information, see "FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE" (page 15).

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

   DeLap, White & Raish, the independent accounting firm that was previously engaged as the principal accountants to audit United's financial statements, was dismissed effective June 17, 1997. The Board of Directors of United recommended and approved the change of accountants.

   None of the reports of DeLap, White & Raish for the past two years contained any adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles.

   During United's two most recent fiscal years and subsequent interim periods preceding the dismissal of DeLap, White & Raish, there were no disagreements between United and DeLap, White & Raish on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of DeLap, White & Raish, would have caused DeLap, White & Raish to make reference to the subject matter of the disagreement or disagreements in its report.

   After the completion of the audit for the fiscal year ended September 27, 1996, United and DeLap, White & Raish learned additional information concerning the collectibility of certain advertising notes receivable that led both United and DeLap, White & Raish to believe further information was required to determine the appropriate treatment of those items for financial statements for subsequent periods. At the time Delap, White & Raish was dismissed, such further information had not been obtained and, accordingly, constituted unresolved material items as of the date of dismissal.

   Except as set forth in the preceding paragraph, during United's two most recent fiscal years and subsequent interim periods preceding its dismissal, DeLap, White & Raish, did not:

  . Advise United that the internal controls necessary for United to develop reliable financial statements did not exist;

  . Advise United that information had come to DeLap, White & Raish's attention that led it to no longer be able to rely on management's representations or made it unwilling to be associated with the financial statements prepared by management;

  . Advise United of the need to expand significantly the scope of its audit, in a case where the scope of its audit was not subsequently expanded;

  . Advise United that information had come to DeLap, White & Raish's attention within United's two most recent fiscal years and succeeding period that if further investigated may have:

    . Materially impacted the fairness or reliability of either a previously issued report or the underlying financial statements or subsequent financial statements issued or to be issued and covered by an audit report; or

    . Caused DeLap, White & Raish to be unwilling to rely on management's representations or be associated with United's financial statements, in a case where DeLap, White & Raish did not conduct such further investigation; or

  . Advise United that information had come to DeLap, White & Raish's attention that it concluded materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements or subsequent financial statements issued or to be issued and covered by an audit report, which issue was not resolved to DeLap, White & Raish's satisfaction prior to its dismissal.

   Effective June 17, 1997, United engaged PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) as its principal accountants to audit United's financial statements. During United's two most recent fiscal years and subsequent interim periods prior to the engagement of PricewaterhouseCoopers LLP, United did not, nor did anyone on United's behalf, consult
PricewaterhouseCoopers LLP regarding either:

  . The application of accounting principles to a specified completed or proposed transaction, or the type of audit opinion that might be rendered on United's financial statements as to which a written report or oral advice was provided to United that was an important factor considered by United in reaching a decision as to an accounting, auditing or financial reporting issue; or

  . Any matter that was the subject of a disagreement between United and DeLap, White & Raish or a reportable event under the preceding paragraph.

   United provided DeLap, White & Raish with a copy of the above disclosures. United requested that DeLap, White & Raish furnish United with a letter addressed to the SEC stating whether DeLap, White & Raish agrees with the statements made by United in the above disclosures and, if not, stating the respects in which it does not agree.

Directors and Executive Officers

   The bylaws of United provide that the number of directors of United shall be nine and shall be divided into three classes which are elected for staggered three year terms. The term of each class expires at the annual meeting of shareholders in the year 2000 (Class I), 2001 (Class II) and 2002 (Class III).

   The following table sets forth certain information concerning the directors of United as of July 31, 1999:

Name                               Age Class Principal Occupation
----                               --- ----- --------------------
James F. Glassel..................  58  I    President, Fatewell, Inc.
Kenneth W. Findley................  59  I    President, Bales for Food, Inc.
Gaylon G. Baese...................  62  I    President, Howards on Scholls, Inc.
Peter J. O'Neal...................  54  II   President, Estacada Foods, Inc.
Mary McDonald.....................  64  II   President, M & S Grocers, Inc.
Floyd West........................  58  II   President, Pioneer Super Save, Inc.
Gordon Smith......................  54  III  President, Marlea Foods, Inc.
Kenneth Tucker....................  51  III  President, Evergreen Markets, Inc.
Richard L. Wright.................  62  III  President, Wright's Foodliner, Inc.

   Each director has been principally engaged in the retail grocery business for more than the past five years with the firm shown opposite his or her name above. Except as described below, no such firm is a parent, subsidiary or other affiliate of United.

   The following table sets forth certain information concerning the executive officers of United as of July 31, 1999:

 Name                Age Position                   Period Held       Prior Business Experience(1)
 ----                --- ------------------------   ----------------- ---------------------------------
 Terrence W. Olsen.. 59  President, Chief           January 1999 to   United A. G. Coop, Inc.,
                         Executive Officer and      Present           President
                         Secretary

                         Executive Vice President   August 1997 to
                         and Chief Operating        January 1999
                         Officer

 Mark Tweedie....... 41  Chief Financial Officer    1998 to Present   Foodland Distributors, Director
                         and Vice President                           of Finance

 Paula Anctil....... 43  Senior Vice                1997 to Present   Brown & Cole, Inc., Vice
                         President/Marketing                          President; Fleming Companies,
                                                                      Sales Manager

                         Director of Sales and      1996 to 1997
                         Business Development

 Keith A. Miller.... 39  Vice President/Business    April 1998 to
                         Strategy                   Present

                         Director of Business       April 1997 to
                         Strategy                   April 1998

                         Director of Marketing      1989 to 1997

 Ron McKillip....... 44  Vice                       May 1998 to       Thrifty Payless, VP Distribution
                         President/Distribution     Present           and Transportation
                         Operations
                         Director of Distribution   June 1997 to
                         Operations                 May 1998

 Robin Thomas....... 50  Vice President/Sales       September 1998 to Supervalu, Inc., Marketing
                                                    Present           Director

 William A. Seidl... 33  Vice President/Business    January 1997 to   1996--Sheri's Restaurants,
                         Development Services       Present           developed stores; 1989-1996, Fred
                                                                      Meyer, various finance and real
                                                                      estate functions

 Carolyn S. Fox..... 58  Assistant Secretary and    July 1998 to      Evergreen International Aviation,
                         President of United        Present           Director, Vice President/Finance
                         Resources, Inc.                              and Corporate Treasurer

--------
(1) Prior to employment by United, each officer was employed as set forth. Each such former employer was of a similar or larger size as United, with the exception of Brown & Cole, Inc., which is a regional operator of supermarkets. The duties and responsibilities of the named officers were of similar scope to those they are performing for United.

   None of United's directors or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of United acting within their capacity as such. There are no family relationships among directors or executive officers of United and, except as set forth above, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the board of directors.

Executive Compensation

  Summary Compensation Table

   The following table shows the compensation, during each of the fiscal years in the three year period ended October 2, 1998, earned by the chief executive officer and the four most highly compensated executive officers of United whose total annual salary and bonus for any such year exceeded $100,000. The table excludes individuals who were not officers at fiscal year end but includes individuals who served as chief executive officer at any time during fiscal 1998. United does not provide long term compensation to its executive officers other than retirement benefits, as discussed below.


                                            Annual Compensation
                                           -------------------------    All Other
Name of Individual and Principal Position  Year     Salary   Bonus   Compensation(1)
-----------------------------------------  ----    -------- -------- ---------------
Charles E. Carlbom....................     1998    $180,000 $200,000     $ 2,908
 Former President, Secretary,              1997      55,385      -0-         -0-
 Treasurer and Chief Executive Officer     1996(2)      -0-      -0-         -0-

Terrence W. Olsen.....................     1998     150,000   25,000       3,462
 Executive Vice President and Chief        1997      11,077      -0-         -0-
 Operating Officer                         1996(2)      -0-      -0-         -0-

Mark Tweedie..........................     1998     120,000   18,067         -0-
 Chief Financial Officer and Vice          1997      79,644      -0-         -0-
 President                                 1996(2)      -0-      -0-         -0-

Ron McKillip..........................     1998     122,692      -0-       2,213
 Vice President/Distribution               1997      34,615      -0-       1,131
 Operations                                1996(2)      -0-      -0-         -0-

Keith A. Miller.......................     1998     100,154   18,067       2,328
 Vice President/Business Strategy          1997      96,575      -0-       1,871
                                           1996      94,962   20,000       2,020

Paula Anctil..........................     1998     114,385      -0-       1,917
 Senior Vice President                     1997      92,111      -0-         -0-
                                           1996      43,077   12,000         840

Alan Jones(3).........................     1998         -0-      -0-     325,877
 Former Secretary,                         1997     229,200      -0-     119,457
 Treasurer and Chief                       1996     268,676   60,000      37,228
 Executive Officer

--------
(1) Includes amounts paid pursuant to programs generally available to employees of United, including 401(k) matching contributions. Also includes $43,700 paid in 1998, $43,700 paid in 1997, and $30,000 paid in 1996 for the benefit of Mr. Jones as insurance benefits. United provides Mr. Jones with a company car and provided him with a social membership at a local golf club through 1997. See note (3) below.
(2) Was not employed by United during the fiscal year.
(3) Mr. Jones' employment terminated in July 1997. He received payments in the amount of $275,000 in 1998 and $45,000 in 1997 pursuant to the severance provisions of an employment contract in place at the time his employment ceased, which amounts are included under "All Other Compensation" above. Beginning October 3, 1998, United is obligated to pay Mr. Jones approximately $137,500 per year through February 2003, plus certain insurance benefits.

  Retirement Plan

   United's retirement plan is an actuarially funded defined benefit plan. The following table shows the estimated annual benefits payable upon retirement, assuming normal retirement at age 65, for employees at specified annual salary levels, based upon the highest average of five consecutive years, with various years of service.

                                      Years of Service(1)
                    ------------------------------------------------------------------
      Annual
   Remuneration       10         15          20          25          30          35
   ------------     ------     -------     -------     -------     -------     -------
    $ 50,000        $7,432     $11,148     $14,863     $18,579     $22,395     $26,011
      75,000        12,057      18,085      24,113      30,142      36,170      42,198
     100,000        16,682      25,022      33,363      41,704      50,045      58,386
     125,000        21,306      31,960      42,613      53,267      63,920      74,573
     150,000        25,932      38,898      51,863      64,829      77,795      90,791

  --------
  (1) Under the present terms of United's retirement plan, the maximum salary level and number of years of service considered for the purposes of determining benefits are $150,000 and 35 years, respectively.

   The number of years of service under the plan for the officers listed above is as follows:

                                                 Years of
              Name                               Service
              ----                               --------
            Charles E. Carlbom..................     2
            Terrence W. Olsen...................     2
            Mark Tweedie........................     2
            Ron McKillip........................     2
            Keith A. Miller.....................    10
            Paula Anctil........................     3

   The amount of compensation used in the calculation of pension benefits for all officers is the dollar amount shown above, subject to plan limitations. Amounts payable under the plan are not subject to deduction for social security or other offset amounts.

  Employment Agreements

   United has employment agreements with its current Chief Executive Officer (Terrence W. Olsen), its former Chief Executive Officer (Charles E. Carlbom) and two of its four most highly compensated executive officers, Mark Tweedie and Keith A. Miller, other than its Chief Executive Officer. Set out below is a summary of the terms of the employment agreements. Certified has entered into an employment agreement with Mr. Olsen, to be effective as of the effective date of the merger. Upon the effective date of the merger, Mr. Olsen's current employment agreement will terminate. See "THE MERGER--Interests of Certain Persons in the Merger" (page 33).

   Terrence W. Olsen

   Position: President and Chief Executive Officer.

   Compensation: Mr. Olsen receives a base salary of $300,000, subject to mutual adjustment, and participates in benefits generally available to key employees, any supplemental pension or bonus plan available to key employees and in any incentive bonus plan developed by the Board of Directors, and receives other specified benefits.

   Term of employment: Mr. Olsen's term of employment is 3 years. Beginning March 1, 2002, Mr. Olsen's term of employment will be automatically extended each year unless United notifies Mr. Olsen no sooner than 240 days and no less than 180 days prior to March 1 each year.

   Termination by United without cause: The board of directors may terminate Mr. Olsen without cause by notifying him 180 days in advance of his termination. If Mr. Olsen is terminated without cause he will receive his base compensation and health and insurance benefits for the longer of the remaining term of the agreement, as extended, or 180 days.

   Termination by United for cause: Mr. Olsen may be terminated at any time for cause which includes fraud, dishonesty, conduct involving moral turpitude related to employment and breach of the employment agreement by the employee. If Mr. Olsen is terminated for cause he will receive his base salary earned up until the date of termination and other specified benefits.

   Termination by Mr. Olsen: Mr. Olsen may terminate his employment for any reason by notifying United 60 days in advance of his termination.

   Termination upon a change in control: For a description of severance provisions applicable upon a change of control see "THE MERGER--Severance-- United" (page 34).

   Nondisclosure and Noncompetition: Mr. Olsen is prohibited from disclosing any confidential information concerning United during the term of his employment and until two years after his employment is terminated. If Mr. Olsen is terminated for cause or he voluntarily terminates employment then he is prohibited from competing with United for a period of two years.

   Mark Tweedie

   Position: Chief Financial Officer.

   Compensation: Mr. Tweedie receives a base salary of $150,000, subject to mutual adjustment, and participates in benefits generally available to key employees and in any supplemental pension or bonus plan available to key employees, and receives other specified benefits.

   Term of employment: Mr. Tweedie's term of employment is 3 years. Beginning March 22, 2002, Mr. Tweedie's term of employment will be automatically extended each year unless United notifies Mr. Tweedie no sooner than 240 days and no less than 180 days prior to March 22 each year.

   Termination by United without cause: The Board of Directors may terminate Mr. Tweedie without cause by notifying him 180 days in advance of his termination. If Mr. Tweedie is terminated without cause he will receive his base compensation and health and insurance benefits for the longer of:

  .  the remaining term of the agreement or 18 months, whichever is less;

  .  the remaining term of any extension of the agreement; or

  .  one year after notice of termination.

   Termination by United for cause: Mr. Tweedie may be terminated at any time for cause which includes fraud, dishonesty, conduct involving moral turpitude related to employment and breach of the employment agreement by the employee. If Mr. Tweedie is terminated for cause he will receive his base salary earned up until the date of termination and other specified benefits.

   Termination by Mr. Tweedie: Mr. Tweedie may terminate his employment for any reason by notifying United 60 days in advance of his termination.

   Termination upon a change in control: For a description of severance provisions applicable upon a change of control see "THE MERGER--United-- Severance" (page 34).

   Nondisclosure and Noncompetition: Mr. Tweedie is prohibited from disclosing any confidential information concerning United during the term of his employment and until two years after his employment is terminated. If Mr. Tweedie is terminated for cause or he voluntarily terminates employment then he is prohibited from competing with United for a period of two years.

   Keith A. Miller

   Position: Vice President/Business Strategy.

   Compensation: Mr. Miller receives a base salary of $140,000, subject to mutual adjustment, and participates in benefits generally available to key employees, and any supplemental pension or bonus plan available to key employees, and receives other specified benefits.

   Term of employment: Mr. Miller's term of employment is 3 years beginning in March 1999. Beginning March 22, 2002, Mr. Miller's term of employment will be automatically extended each year unless United notifies Mr. Miller no sooner than 240 days and no less than 180 days prior to March 22 each year.

   Termination by United without cause: The Board of Directors may terminate Mr. Miller without cause by notifying him 180 days in advance of his termination. If Mr. Miller is terminated without cause he will receive his base compensation and health and insurance benefits for the longer of:

  .  the remaining term of the agreement or 18 months, whichever is less,

  .  the remaining term of any extension of the agreement, or

  .  one year after notice of termination.

   Termination by United for cause: Mr. Miller may be terminated at any time for cause which includes fraud, dishonesty, conduct involving moral turpitude related to employment and breach of the employment agreement by the employee. If Mr. Miller is terminated for cause he will receive his base salary earned up until the date of termination and other specified benefits.

   Termination by Mr. Miller: Mr. Miller may terminate his employment for any reason by notifying United 60 days in advance of his termination.

   Termination upon a change in control: For a description of severance provisions applicable upon a change of control see "THE MERGER--United-- Severance" (page 34).

   Nondisclosure and Noncompetition: Mr. Miller is prohibited from disclosing any confidential information concerning United during the term of his employment and until two years after his employment is terminated. If Mr. Miller is terminated for cause or he voluntarily terminates employment then he is prohibited from competing with United for a period of two years.

   Charles E. Carlbom

   Position: Mr. Carlbom was hired as President and Chief Executive Officer. However, he is not currently an officer of United. Mr. Carlbom currently serves as Senior Executive, Mergers and Acquisitions of United.

   Compensation: Mr. Carlbom receives a base salary of $180,000, subject to mutual adjustment, and participates in benefits generally available to key employees, any supplemental pension or bonus plan available to key employees, and receives other specified benefits.

   Term of employment: Mr. Carlbom's term began on July 1, 1997 and will continue through August 30, 1999.

   Termination by United: Mr. Carlbom may be terminated with or without cause by a two-thirds vote of the Board of Directors. If Mr. Carlbom is terminated without cause he will receive his base compensation for a period of six months following termination. Termination for cause includes termination for disclosure of privileged information, failure to perform or meet reasonable objectives and measurable standards and disloyalty, dishonesty and illegal conduct.

   Nondisclosure: Mr. Carlbom is prohibited from disclosing any confidential information concerning United during the term of his employment and until five years after his employment is terminated.

   Remuneration of Directors

   Directors, except the Chairman of the Board, received $10, plus expenses, for each board meeting attended. The Chairman received $25, plus expenses, for each board meeting attended and for each additional day spent on the conduct of United's business.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information as of July 31, 1999, regarding each person known to United to be the beneficial owner of more than five percent of United's Common Stock.

   Name and Address                        Amount and Nature of
   of Beneficial Owner                     Beneficial Ownership Percent of Class
   -------------------                     -------------------- ----------------
   Raymond L. Nidiffer....................   57,637 shares(1)         10.3%
    P. O. Box 730
    Brookings, OR 97415

--------
(1) Mr. Nidiffer has sole voting and investment power with respect to the shares indicated in the table.

   As of July 31, 1999, the directors of United owned United Common Stock as follows:

                                      Amount and Nature of
   Name of Beneficial Owner        Beneficial Ownership(1)(2) Percent of Class
   ------------------------        -------------------------- ----------------
   Kenneth Tucker.................          526 shares                .1(3)
   Floyd West.....................        3,273 shares                .6(3)
   Peter J. O'Neal................          683 shares                .1(3)
   Mary McDonald..................        4,212 shares                .8(3)
   Gaylon G. Baese................        4,216 shares                .8(3)
   Kenneth W. Findley.............       11,499 shares               2.1(4)
   James Glassel..................        1,155 shares                .2(3)
   Richard L. Wright..............       26,447 shares               4.7(3)
   Gordon Smith...................        4,349 shares                .8(5)
   Directors and officers as a
    group.........................       56,360 shares              10.1

--------
(1) According to the bylaws, each shareholder of record is entitled to one vote and one vote only, irrespective of number of shares owned. All of the above-named individuals have only one vote, except for Messrs. O'Neal, Wright and Findley, who may have two votes each because they have interests in various entities that own shares.
(2) Except as indicated below, all of the above-named individuals have sole voting and investment power with respect to the shares indicated in the table.
(3) These shares are owned jointly by the person named and his spouse or by a corporation whose stock is owned jointly by the person named and his spouse.
(4) These shares are owned by two corporations in which Mr. Findley has a voting interest.
(5) Includes shares owned by a corporation in which Mr. Smith has an equity interest.

Certain Relationships and Related Transactions

   Each of the completed transactions described below was approved by the board of directors of United and was made on terms comparable to what United might obtain from unaffiliated parties. United expects that the proposed transaction described below, if completed, will be approved by the board of directors and will be made on terms comparable to what United might obtain from an unaffiliated party.

  Transactions with Management and Others

   All directors (or their firms), as members of United, purchase groceries and related products from United in the ordinary course of business at prices available to members generally.

   In the ordinary course of business, United enters into prime leases and subleases property to qualified members. United presently is a party to subleases with entities affiliated with Richard L. Wright and Gaylon Baese, directors of United, and Robert Lamb, a former director of United. At October 2, 1998, monthly payments due pursuant to the subleases were $62,903, $20,625 and $95,452, respectively.

   Pursuant to a stock purchase agreement dated September 17, 1997, United sold 145,256 shares of stock of C & K Market, Inc. to C&K for $6,023,000. The purchase price was determined by negotiation between United and C&K. United had acquired the shares from C&K in 1994 for $5,750,000. Raymond L. Nidiffer, a holder of more than five percent of United's Common Stock, is a controlling shareholder of C&K.

   United sold a retail store and real property in Cloverdale, California to C&K pursuant to an agreement dated September 17, 1997, for a net purchase price of approximately $4.7 million. The purchase price was determined by negotiation between United and C&K. United had acquired the real property in 1994 and had constructed the store and related improvements. United recognized a loss of approximately $500,000 in connection with the transaction in fiscal year 1997.

   In June 1999, C&K purchased a store from United for $1.4 million plus an additional amount based on the value of inventory at closing. United acquired the store, located in Tillamook, Oregon, by foreclosure. In connection with the purchase, United has committed to finance $1 million of the purchase price pursuant to a promissory note over a 10 year period at a variable interest rate equal to prime. The promissory note is secured by the purchased real property. In connection with the purchase, United and C&K entered into a supply agreement to supply product to the purchased store. The term of the supply agreement is equal to the term of the promissory note.

   There is a proposed transaction with Lambko, LLC, a company controlled by Robert Lamb, in which United may guaranty a loan made by a third party lender to Lambko, LLC of up to $600,000 to remodel a store. United has not entered into an agreement and specific terms of the transaction have not been proposed. Robert Lamb is a former director of United who served during fiscal 1998.

  Certain Business Relationships

   During fiscal year 1998, RAF, LLC, a company controlled by Wright's Foodliner, Inc., purchased groceries and other products in the ordinary course of business from United in the amount of $2,933,180. The terms of sale for these products were identical to terms offered to all members of United. United owns a 94% equity interest in RAF, LLC. Wright's Foodliner, Inc. is controlled by Richard L. Wright, a director of United.

  Indebtedness of Management

   The following directors, officers, or related persons or entities were indebted to United during the fiscal year ended October 2, 1998 as follows:


                        Largest aggregate amount
                       of debt outstanding during
                         year ended October 2,     Balance at       Rate of
    Name of Debtor                1998            July 31, 1999    Interest
    --------------     -------------------------- ------------- ---------------
  Lambko, LLC*........          $184,000            $129,702    Variable, prime
                                                                plus 2%
  Robert Lamb,
  Former Director

--------
* Robert Lamb, a former director of United who served during fiscal year 1998, controls Lambko, LLC.

   The above loan was for purchase of equipment and is collateralized by real estate.

   United guarantees a commercial loan from a bank to Garden Home Enterprises, Inc. in the original amount of approximately $4.9 million. The loan is also personally guaranteed by Lamb's Inc. and relatives of Robert Lamb. Robert Lamb controls Lambs, Inc. The loan proceeds were used to remodel a shopping complex owned by Garden Home Enterprises, Inc., including grocery store space leased by Lambs, Inc. Remodeling the grocery store space allowed Lambs, Inc. to increase its purchases from United. In addition, United guarantees an equipment lease between a commercial equipment lessor and Garden Home Enterprises, Inc., for approximately $2 million worth of equipment used by Lambs, Inc. In order to protect its obligations under the guaranties, United has the right to cure a breach of the equipment lease by Garden Home Enterprises, Inc.

   United has entered into various agreements under which it sells notes receivable from members, including directors, subject to limited recourse provisions. These notes are collateralized by real and personal property, securities and guaranties. United is currently subject to limited recourse liability on two loans owed by Peter O'Neal to National Consumer Cooperative Bank. The balance of the loans as of April 30, 1999 was $1,069,411. Peter O'Neal is a director of United.

                                 LEGAL MATTERS

   Certain legal matters in connection with the issuance of Certified's Class A Shares and Class B Shares in the merger will be passed upon by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

                                    EXPERTS

   The financial statements of Certified as of August 29, 1998 and August 30, 1997, and for each of the three years in the period ended August 29, 1998, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of United at October 2, 1998 and October 3, 1997, and for each of the three years in the period ended October 2, 1998, included in this document, have been included in reliance upon the report (which includes an explanatory paragraph related to the restatement of the 1996 financial statements as described in Note 2 to United's financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Certified and United each files annual, quarterly and current reports and other information with the Securities and Exchange Commission ("SEC"). In addition, Certified files proxy statements with the SEC. You may read and copy any reports, statements or other information filed by Certified at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W.,
Washington, D.C. 20549 and at the following regional offices of the SEC:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048.

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Certified's and United's filings are also available to you from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

   The rules of the SEC do not allow United to "incorporate by reference" any information into this document. You should only rely on the information concerning United contained in this document.

   The rules of the SEC allow Certified to "incorporate by reference" information into this document. This means that Certified may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information modified or replaced by information in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that previously have been filed by Certified with the SEC and any future filings Certified makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this document and before the shareholder meetings. These documents contain important information about Certified and its finances.

  . Certified's Annual Report on Form 10-K for the fiscal year ended August 29, 1998; and

  . Certified's Quarterly Report on Form 10-Q for the quarter ended February 27, 1999.

  .  Certified's Quarterly Report on Form 10-Q for the quarter ended May 29,
     1999.

  . Certified's Proxy Statement on Schedule 14A with respect to the annual meeting held on February 23, 1999.

   Certified will provide, without charge, a copy of any or all of these documents (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Certified at the following address:

                     Certified Grocers of California, Ltd.
                               5200 Sheila Street
                           Commerce, California 90040
                        Attention: Robert M. Ling, Jr.,
              Senior Vice President, General Counsel and Secretary
                           Telephone: (323) 264-5200

   If you would like to request documents, please do so by September 10, 1999 to receive them before your shareholder meeting.

   You can also get more information about Certified by visiting Certified's web site at www.certifiedgrocers.com. Web site materials are not part of this document.

   Certified filed a Registration Statement on Form S-4 to register with the SEC Certified's Class A Shares and Class B Shares to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Certified for those shares in addition to being a proxy statement for each of Certified and United for their respective shareholder meetings. As allowed by the SEC's rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This document summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

   Certified has supplied all information contained or incorporated by reference in this document relating to Certified, and United has supplied all information contained in this document relating to United.

   You should rely only on the information contained or incorporated by reference in this document. We have authorized no one to provide you with different information. This joint proxy statement/prospectus is dated August , 1999. You should not assume that the information in this joint proxy statement/prospectus is accurate as of any date other than such date.

                         INDEX TO FINANCIAL STATEMENTS

Certified

Independent Auditors' Report..............................................   F-2
Consolidated Balance Sheets at August 30, 1997, August 29, 1998 and May
 29, 1999 (Unaudited).....................................................   F-3
Consolidated Statements of Earnings and Comprehensive Earnings for the
 years ended August 31, 1996, August 30, 1997 and August 29, 1998 and for
 the nine months ended May 30, 1998 and May 29, 1999 (Unaudited)..........   F-4
Consolidated Statements of Shareholders' Equity for the years ended August
 31, 1996, August 30, 1997 and August 29, 1998 and for the nine months
 ended May 29, 1999 (Unaudited)...........................................   F-5
Consolidated Statements of Cash Flows for the years ended August 31, 1996,
 August 30, 1997 and August 29, 1998 and for the nine months ended May 30,
 1998 and May 29, 1999 (Unaudited)........................................   F-6
Notes to Consolidated Financial Statements................................   F-7

United

Report of Independent Accountants.........................................  F-29
Consolidated Balance Sheets at October 3, 1997, October 2, 1998 and July
 2, 1999..................................................................  F-30
Consolidated Statements of Operations for the years ended September 27,
 1996 (as restated), October 3, 1997 and October 2, 1998 and the nine month periods ended July 3, 1998 and July 2, 1999 (Unaudited)............  F-31
Consolidated Statements of Members' Equity for the years ended September
 27, 1996 (as restated), October 3, 1997 and October 2, 1998 and the nine month period ended July 2, 1999 (Unaudited)..............................  F-32
Consolidated Statements of Cash Flows for the years ended September 27,
 1996 (as restated), October 3, 1997 and October 2, 1998, and the nine month periods ended July 3, 1998 and July 2, 1999 (Unaudited)............  F-33
Notes to Consolidated Financial Statements................................  F-34

Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Balance Sheet at May 29, 1999......  F-59
Notes to Unaudited Pro Forma Condensed Combined Balance Sheet at May 29,
 1999.....................................................................  F-60
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 nine months ended May 29, 1999...........................................  F-62
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
 for the nine months ended May 29, 1999...................................  F-63
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 year ended August 29, 1998...............................................  F-65
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
 for the year ended August 29, 1998.......................................  F-66

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Certified Grocers of California, Ltd.

   We have audited the accompanying consolidated balance sheets of Certified Grocers of California, Ltd. and subsidiaries (the "Company") as of August 30, 1997 and August 29, 1998, and the related consolidated statements of earnings and comprehensive earnings, shareholders' equity, and cash flows for the years ended August 31, 1996, August 30, 1997, and August 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 30, 1997 and August 29, 1998, and the results of its operations and its cash flows for the years ended August 31, 1996, August 30, 1997, and August 29, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
October 30, 1998

Certified Grocers of California, Ltd. and Subsidiaries

Consolidated Balance Sheets
(dollars in thousands)

                                                                     May 29,
                                                                      1999
                                            August 30, August 29, (as restated,
                                               1997       1998    see Note 17)
                                            ---------- ---------- -------------
                                                                   (Unaudited)
                  ASSETS
Current Assets:
  Cash and cash equivalents................ $   7,900  $   4,105    $  8,401
  Accounts and notes receivable, net.......    94,493     95,672     105,152
  Inventories..............................   135,272    124,419     140,192
  Prepaid expenses.........................     4,907      4,744       6,950
  Deferred taxes...........................     3,427      3,853       4,277
                                            ---------  ---------    --------
    Total current assets...................   245,999    232,793     264,972
Properties, net............................    76,135     76,299      79,277
Investments................................    36,714     41,341      35,707
Notes receivable...........................    19,515     21,792      19,090
Other assets...............................    15,639     16,993      42,350
                                            ---------  ---------    --------
    Total Assets........................... $ 394,002  $ 389,218    $441,396
                                            =========  =========    ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................... $ 104,498  $  80,870    $ 85,831
  Accrued liabilities......................    54,320     51,767      62,209
  Current portion of notes payable.........    11,329        743       5,798
  Patrons' excess deposits and declared
   patronage dividends.....................    16,826     13,630      14,433
                                            ---------  ---------    --------
    Total current liabilities..............   186,973    147,010     168,271
Notes payable, due after one year..........    92,217    125,130     150,792
Long-term liabilities, other...............    18,151     20,440      24,149
Commitments and contingencies (Note 12)
Patrons' deposits and certificates:
  Patrons' required deposits...............    14,358     12,147      15,509
  Subordinated patronage dividend
   certificates............................     6,276      6,158       5,986
Shareholders' equity:
  Class A Shares...........................     5,361      5,479       5,622
  Class B Shares...........................    57,349     56,992      54,404
  Retained earnings........................    13,162     15,685      16,557
  Accumulated other comprehensive
   earnings................................       155        177         106
                                            ---------  ---------    --------
    Total shareholders' equity.............    76,027     78,333      76,689
                                            ---------  ---------    --------
    Total Liabilities and Shareholders'
     Equity................................ $ 394,002  $ 389,218    $441,396
                                            =========  =========    ========

        The accompanying notes are an integral part of these statements.

Certified Grocers of California, Ltd. and Subsidiaries

Consolidated Statements of Earnings and Comprehensive Earnings
(dollars in thousands)

                                    Years Ended                  Nine months ended
                          ----------------------------------  -------------------------
                                                                          May 29, 1999
                          August 31,  August 30,  August 29,   May 30,    (as restated,
                             1996        1997        1998        1998     see Note 17)
                          ----------  ----------  ----------  ----------  -------------
                                                                    (Unaudited)
Net sales...............  $1,948,919  $1,927,092  $1,831,686  $1,401,219   $1,381,531
Costs and expenses:
  Cost of sales.........   1,770,339   1,752,899   1,668,202   1,276,960    1,256,294
  Distribution, selling
   and administrative...     149,078     142,644     137,232     103,697      104,386
                          ----------  ----------  ----------  ----------   ----------
Operating income........      29,502      31,549      26,252      20,562       20,851
Interest expense........     (14,406)    (13,020)    (12,320)     (9,444)      (8,816)
Other income (expense),
 net....................         366        (655)      3,200       3,347        1,500
                          ----------  ----------  ----------  ----------   ----------
Earnings before
 patronage dividends,
 provision for income
 taxes and extraordinary
 item...................      15,462      17,874      17,132      14,465       13,535
Patronage dividends.....     (13,200)    (14,464)    (10,149)     (7,986)     (10,580)
                          ----------  ----------  ----------  ----------   ----------
Earnings before
 provision for income
 taxes and extraordinary
 item...................       2,262       3,410       6,983       6,479        2,955
Provision for income
 taxes..................         745       1,103       2,515       2,373        1,021
                          ----------  ----------  ----------  ----------   ----------
Earnings before
 extraordinary item.....       1,517       2,307       4,468       4,106        1,934
                          ----------  ----------  ----------  ----------   ----------
Extraordinary item (net
 of income taxes of
 $714)..................                               1,079       1,079
                          ----------  ----------  ----------  ----------   ----------
Net earnings............       1,517       2,307       3,389       3,027        1,934
                          ----------  ----------  ----------  ----------   ----------
Other comprehensive
 earnings, net of income
 tax:
  Unrealized holding
   (losses) gains.......        (398)        522          (5)        109          (71)
  Minimum pension
   liability
   adjustment...........        (255)        172          27
                          ----------  ----------  ----------  ----------   ----------
Comprehensive earnings..  $      864  $    3,001  $    3,411  $    3,136   $    1,863
                          ==========  ==========  ==========  ==========   ==========


        The accompanying notes are an integral part of these statements.

Certified Grocers of California, Ltd. and Subsidiaries

Consolidated Statements of Shareholders' Equity for the years ended August 31, 1996, August 30, 1997 and August 29, 1998 and for the nine month period ended May 29, 1999 (unaudited)
(dollars in thousands)

                                                                        Accumulated
                            Class A           Class B                       Other
                         ---------------  -----------------  Retained   Comprehensive
                         Shares  Amount   Shares    Amount   Earnings     Earnings
                         ------  -------  -------  --------  --------  --------------
Balance, September 2,
 1995................... 50,300  $ 5,292  384,767  $ 56,266  $ 10,488      $ 114
  Class A Shares
   issued...............  4,800      796
  Class A Shares
   redeemed............. (6,000)    (783)                        (212)
  Class B Shares
   issued...............                   18,286     3,072
  Class B Shares
   redeemed.............                  (19,238)   (2,834)     (357)
  Net earnings..........                                        1,517
  Net unrealized loss on
   depreciation of
   investments (net of
   deferred tax benefit
   of $205).............                                                    (398)
  Minimum pension
   liability adjustment
   (net of deferred tax
   benefit of $195).....                                                    (255)
                         ------  -------  -------  --------  --------      -----
Balance, August 31,
 1996................... 49,100    5,305  383,815    56,504    11,436       (539)
  Class A Shares
   issued...............  4,100      689
  Class A Shares
   redeemed............. (5,300)    (633)                        (257)
  Class B Shares
   issued...............                   21,366     3,744
  Class B Shares
   redeemed.............                  (19,191)   (2,899)     (324)
  Net earnings..........                                        2,307
  Net unrealized gain on
   appreciation of
   investments (net of
   deferred tax
   liability of $271)...                                                     522
  Minimum pension
   liability adjustment
   (net of deferred tax
   liability of $132)...                                                     172
                         ------  -------  -------  --------  --------      -----
Balance, August 30,
 1997................... 47,900    5,361  385,990    57,349    13,162        155
  Class A Shares
   issued...............  4,800      841
  Class A Shares
   redeemed............. (5,900)    (723)                        (311)
  Class B Shares
   issued...............                   13,456     2,470
  Class B Shares
   redeemed.............                  (19,300)   (2,827)     (555)
  Net earnings..........                                        3,389
  Net unrealized loss on
   depreciation of
   investments (net of
   deferred tax
   liability of $5).....                                                      (5)
  Minimum pension
   liability adjustment
   (net of deferred tax
   liability of $17)....                                                      27
                         ------  -------  -------  --------  --------      -----
Balance, August 29,
 1998................... 46,800    5,479  380,146    56,992    15,685        177
  Class A Shares issued
   (unaudited)..........  3,200      586
  Class A Shares
   redeemed
   (unaudited).......... (3,300)    (443)                        (162)
  Class B Shares
   redeemed
   (unaudited)..........                  (19,007)   (2,588)     (900)
  Net earnings
   (unaudited)..........                                        1,934
  Net unrealized loss on
   depreciation of
   investments (net of
   deferred tax benefit
   of $39) (unaudited)..                                                     (71)
                         ------  -------  -------  --------  --------      -----
Balance, May 29, 1999
 (as restated, see Note
 17) (unaudited)........ 46,700  $ 5,622  361,139  $ 54,404  $ 16,557       $106
                         ======  =======  =======  ========  ========      =====

        The accompanying notes are an integral part of these statements.

Certified Grocers of California, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows
(dollars in thousands)

                                    Years ended              Nine months ended
                          -------------------------------- ----------------------
                                                                       May 29,
                                                                        1999
                          August 31, August 30, August 29, May 30,  (as restated,
                             1996       1997       1998     1998    see Note 17)
                          ---------- ---------- ---------- -------  -------------
                                                                (unaudited)
Cash flows from
 operating activities:
Net earnings............   $ 1,517    $ 2,307    $ 3,389   $ 3,027     $ 1,934
 Adjustments to
  reconcile net earnings
  to net cash provided
  (utilized) provided by
  operating activities:
 Depreciation and
  amortization..........    10,022     12,204     14,792    11,163      12,300
 Deferred taxes.........    (3,819)      (107)    (1,219)                 (424)
 Gain on sale of
  investments in
  affiliates, member
  loan receivables, and
  properties, net.......      (524)      (562)    (2,460)   (3,078)     (1,490)
 Reduction in fair value
  of investment.........                1,500
 (Increase) decrease in
  assets:
 Accounts and notes
  receivable, net.......     1,892        (93)    (1,297)    8,248      (5,178)
 Inventories............     6,893      1,031     10,853     9,025     (10,413)
 Prepaid expenses.......       131       (282)       163       151      (1,937)
 Notes receivable.......   (10,547)   (13,462)    (5,057)   (3,958)      3,650
 Increase (decrease) in
  liabilities:
 Accounts payable.......    14,905      6,030    (23,628)  (43,744)        877
 Accrued liabilities....     9,846     (2,474)    (7,293)   (2,878)     10,442
 Patrons' excess
  deposits and declared
  patronage dividends...     2,943      1,669     (3,196)     (924)        803
 Long-term liabilities,
  other.................     4,963     (1,586)     2,329     1,664       3,709
                           -------    -------    -------   -------     -------
Net cash provided
 (utilized) by operating
 activities.............    38,222      6,175    (12,624)  (21,304)     14,273
                           -------    -------    -------   -------     -------
Cash flows from
 investing activities:
 Purchase of
  properties............   (13,350)   (15,166)   (18,414)  (17,596)    (11,752)
 Investment in
  securities, net.......    (4,888)    (9,839)    (4,632)   (3,546)      4,499
 Proceeds from sales of
  notes receivable......    27,860      6,256      2,780     2,780       2,652
 Proceeds from sales of
  properties............     1,846      1,229     12,320    11,914          61
 Increase in other
  assets................    (1,635)    (3,100)    (2,236)   (2,455)    (25,847)
 Sales of investments in
  affiliates, net of
  cash disposed*........     1,785        500
 Acquisition of net
  assets from wholesale
  distribution
  company**.............                                                (8,954)
                           -------    -------    -------   -------     -------
Net cash provided
 (utilized) by investing
 activities.............    11,618    (20,120)   (10,182)   (8,903)    (39,341)
                           -------    -------    -------   -------     -------
Cash flows from
 financing activities:
 Additions to long-term
  notes payable.........               27,944    124,000   135,000      26,605
 Reduction of long-term
  notes payable.........   (37,329)       (15)   (90,344)  (90,344)
 Additions to short-term
  notes payable.........                                                 3,628
 Reduction of short-term
  notes payable.........   (11,573)   (11,440)   (11,329)  (11,151)       (552)
 Redemption of patronage
  dividend
  certificates..........                 (249)                            (172)
 Repurchase of shares
  from members..........    (4,186)    (4,112)    (4,416)   (4,100)     (4,093)
 (Decrease) increase in
  members' required
  deposits..............    (1,498)    (1,166)    (2,211)     (242)      3,362
 Issuance of shares to
  members...............     3,868      4,432      3,311       400         586
                           -------    -------    -------   -------     -------
Net cash (utilized)
 provided by financing
 activities.............   (50,718)    15,394     19,011    29,563      29,364
                           -------    -------    -------   -------     -------
Net (decrease) increase
 in cash and cash
 equivalents............      (878)     1,449     (3,795)     (644)      4,296
Cash and cash
 equivalents at
 beginning of year......     7,329      6,451      7,900     7,900       4,105
                           -------    -------    -------   -------     -------
Cash and cash
 equivalents at end of
 year...................   $ 6,451    $ 7,900    $ 4,105   $ 7,256     $ 8,401
                           -------    -------    -------   -------     -------
Supplemental disclosure
 of cash flow
 information:
Cash paid during the
 year for:
 Interest...............   $14,929    $13,264    $12,790   $10,210     $ 9,344
 Income taxes...........   $   980    $ 2,688    $ 3,179   $ 1,497     $   763
*Sales of investments in
 affiliates, net of cash
 disposed:
**Acquisition of net
 assets from wholesale
 distribution company:
 Working capital, other
  than cash.............   $ 7,188                                     $(5,847)
 Property, plant and
  equipment.............       460                                      (1,734)
 Investment in preferred
  stock.................    (1,000)
 Other assets...........        71                                      (1,373)
 Proceeds in excess of
  net assets of
  affiliates sold, net..       366    $   500
 Long-term debt.........    (5,300)
                           -------    -------
 Net cash effect from
  sales of investments
  in affiliates.........   $ 1,785    $   500
                           -------    -------                          -------
 Acquisition of net
  assets from wholesale
  distribution company..                                               $(8,954)
                                                                       -------

        The accompanying notes are an integral part of these statements.

Certified Grocers of California, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements (dollars in thousands)

Years Ended August 31, 1996 August 30, 1997 and August 29, 1998 and the Nine Months Ended May 30, 1998 (Unaudited) and May 29, 1999 (Unaudited)

1. Summary of Significant Accounting Policies:

 Unaudited Interim Consolidated Financial Statements:

   In the opinion of management, the unaudited consolidated financial statements for the nine months ended May 30, 1998 and May 29, 1999 are presented on a basis consistent with the audited consolidated financial statements and reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results thereof. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

 Principles of Consolidation:

   The consolidated financial statements include the accounts of Certified Grocers of California, Ltd. and its subsidiaries ("Certified" or the "Company"). Intercompany transactions and accounts with subsidiaries have been eliminated. Grocers Capital Company ("GCC") is a wholly owned subsidiary.

 Nature of Business:

   The Company is a cooperative organization engaged principally in the distribution of food products and related nonfood items primarily to retail establishments owned by shareholders of the Company. All establishments with which directors are affiliated, as members of the Company, purchase groceries, related products and store equipment from the Company in the ordinary course of business pursuant to published terms or according to the provisions of supply agreements.

   The Company makes investments in retail grocery operations to assist its membership. Periodically, the Company will own and manage retail grocery stores on a temporary basis until a qualified and suitable owner can be identified.

   The Company's fiscal year ends on the Saturday nearest to August 31.

 Use of Estimates:

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents:

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories:

   Inventories are valued at the lower of cost or market. Cost is determined on the first-in first-out method for items of the warehouse stock and by the retail inventory method for retail stores.

Certified Grocers of California, Ltd. and Subsidiaries

 Depreciation:

   Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 3 to 40 years. Leasehold improvements are amortized based on the estimated life of the asset or the life of the lease, whichever is shorter. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to operations as incurred. Upon sale or retirement of properties, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in operations.

 Goodwill:

   Amounts paid in excess of the fair value of acquired net assets are amortized on a straight-line basis. The recoverability of goodwill is assessed by determining whether the goodwill balance can be recovered through projected cash flows and operating results over its remaining life. Impairment of the asset would be recognized when it is probable that such future undiscounted cash flows will be less than the carrying value of the asset. As of May 29, 1999, goodwill net of accumulated amortization amounted to $23.1 million.

 Environmental Costs:

   The Company expenses, on a current basis, certain recurring costs incurred in complying with environmental regulations and remediating environmental pollution. The Company also reserves for certain non-recurring future costs required to remediate environmental pollution for which the Company is liable whenever, by diligent legal and technical investigation, the scope or extent of pollution has been determined, the Company's contribution to the pollution has been ascertained, remedial measures have been specifically identified as practical and viable, and the cost of remediation and the Company's proportionate share can be reasonably estimated.

 Transfers and Servicing of Financial Assets:

   The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which the Company adopted in 1997. The Statement provides for standards that are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Accordingly, the Company conformed to the new requirements of SFAS No. 125 for transactions involving the sale of member loans receivable for applicable transactions occurring after December 31, 1996.

 Comprehensive Income:

   As of August 30, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is net income, plus certain other items that are recorded

Certified Grocers of California, Ltd. and Subsidiaries directly to shareholders' equity, bypassing net income. The only items currently applicable to the Company are the unrealized gain or loss on appreciation or depreciation of investments and the minimum pension liability adjustment. The balance and current period change for each component of comprehensive earnings are summarized as follows:

                                  Net Unrealized Gain
                                (Loss) On Appreciation       Minimum Pension
                             (Depreciation) of Investments Liability Adjustment
                             ----------------------------- --------------------
   Balance, September 2,
    1995...................              $ 114
    Current-period change..               (398)                   $(255)
                                         -----                    -----
   Balance, August 31,
    1996...................               (284)                    (255)
    Current-period change..                522                      172
                                         -----                    -----
   Balance, August 30,
    1997...................                238                      (83)
    Current-period change..                 (5)                      27
                                         -----                    -----
   Balance, August 29,
    1998...................                233                      (56)
    Current-period change
     (unaudited)...........                (71)
                                         -----                    -----
   Balance, May 29, 1999
    (unaudited)............              $ 162                    $ (56)
                                         =====                    =====

 Disclosures about Segments of an Enterprise and Related Information:

   The FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments and requires reporting for selected information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for the Company's 1999 fiscal year. Management is in the process of determining the effects on the Company's financial statement disclosures.

 Accounting for Derivative Instruments and Hedging Activities:

   The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. As amended by SFAS No. 137, this statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management is in the process of determining the effects on the Company's financial statements.

2. Properties:

   Properties at August 30, 1997, August 29, 1998, and May 29, 1999 stated at cost, are comprised of:

                                                   1997     1998      1999
                                                 -------- -------- -----------
                                                                   (unaudited)
   Land......................................... $  8,812 $  8,350  $  8,337
   Buildings and leasehold improvements.........   66,185   52,353    58,952
   Equipment....................................   82,849   94,011   105,202
   Equipment under capital leases...............    7,595    6,094     6,094
                                                 -------- --------  --------
                                                  165,441  160,808   178,585
   Less accumulated depreciation and
    amortization................................   89,306   84,509    99,308
                                                 -------- --------  --------
                                                 $ 76,135 $ 76,299   $79,277
                                                 ======== ========  ========

Certified Grocers of California, Ltd. and Subsidiaries

   On May 19, 1998, the Company completed the sale of approximately 24 acres of property located in Commerce, California. The sale resulted in a gain (net of expenses related to the sale) of $3.2 million. This transaction required certain administrative offices and distribution facilities to be relocated. The Company utilized its remaining properties to accommodate most of the displaced facilities.

3. Investments:

   The amortized cost and fair value of available-for-sale investments, including equity securities, were as follows:

                                                    Gross      Gross
                                        Amortized Unrealized Unrealized  Fair
   August 30, 1997                        Cost      Gains      Losses    Value
   ---------------                      --------- ---------- ---------- -------
   Fixed Maturities:
     U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies........  $11,569     $ 73       $143    $11,499
     Corporate securities..............    6,227      271         58      6,440
     Mortgage backed securities........    4,952       48         22      4,978
                                         -------     ----       ----    -------
       Sub-total.......................   22,748      392        223     22,917
   Redeemable preferred stock..........    8,946      204         12      9,138
   Equity securities...................    4,658        1                 4,659
                                         -------     ----       ----    -------
                                         $36,352     $597       $235    $36,714
                                         =======     ====       ====    =======
                                                    Gross      Gross
                                        Amortized Unrealized Unrealized  Fair
   August 29, 1998                        Cost      Gains      Losses    Value
   ---------------                      --------- ---------- ---------- -------
   Fixed Maturities:
     U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies........  $13,276     $150       $  7    $13,419
     Corporate securities..............    3,807      268        131      3,944
     Mortgage backed securities........   10,776       86         14     10,848
                                         -------     ----       ----    -------
       Sub-total.......................   27,859      504        152     28,211
   Redeemable preferred stock..........    8,253       59         49      8,263
   Equity securities...................    4,867                          4,867
                                         -------     ----       ----    -------
                                         $40,979     $563       $201    $41,341
                                         =======     ====       ====    =======

                                                    Gross      Gross
                                        Amortized Unrealized Unrealized  Fair
                                          Cost      Gains      Losses    Value
   May 29, 1999 (unaudited)             --------- ---------- ---------- -------
   Fixed Maturities:
     U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies........  $16,899     $164       $251    $16,812
     Corporate securities..............    5,580      342        126      5,796
     Mortgage backed securities........    7,974       59          8      8,025
                                         -------     ----       ----    -------
       Sub-total.......................   30,453      565        385     30,633
   Redeemable preferred stock..........    2,257      103         36      2,324
   Equity securities...................    2,744        6          0      2,750
                                         -------     ----       ----    -------
                                         $35,454     $674       $421    $35,707
                                         =======     ====       ====    =======


Certified Grocers of California, Ltd. and Subsidiaries

   Fixed maturity investments are due as follows:

                                                              Amortized  Fair
   August 30, 1997                                              Cost     Value
   ---------------                                            --------- -------
   Fixed Maturities Available for Sale:
     Due after one year through five years...................  $ 7,356  $ 7,395
     Due after five years through ten years..................   10,739   10,874
     Due after ten years.....................................    4,653    4,648
                                                               -------  -------
                                                               $22,748  $22,917
                                                               =======  =======

                                                              Amortized  Fair
   August 29, 1998                                              Cost     Value
   ---------------                                            --------- -------
   Fixed Maturities Available for Sale:
     Due after one year through five years...................  $10,762  $10,954
     Due after five years through ten years..................    7,584    7,612
     Due after ten years.....................................    9,513    9,645
                                                               -------  -------
                                                               $27,859  $28,211
                                                               =======  =======

   Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as being due at their average expected maturity dates.

   Investment income is summarized as follows:

                                                            1996   1997   1998
                                                           ------ ------ ------
   Fixed maturities....................................... $1,834 $1,728 $2,526
   Preferred stock........................................    350     91    444
   Equity securities......................................    132     75     82
   Cash and cash equivalents..............................    197    332    364
                                                           ------ ------ ------
                                                            2,513  2,226  3,416
   Less investment expenses...............................     95    137     22
                                                           ------ ------ ------
     Net investment income................................ $2,418 $2,089 $3,394
                                                           ====== ====== ======

   Investments carried at fair values of $20,359, $17,975 and $19,239 (unaudited) at August 30, 1997, August 29, 1998 and May 29, 1999, respectively, are on deposit with regulatory authorities in compliance with insurance company regulations. Equity securities which do not have readily determinable fair values are accounted for using the cost method.

   At August 29, 1998, the Company owned an equity interest in SavMax Foods, Inc. ("SavMax"), a member-patron. SavMax is an operator of seven retail grocery stores with retail sales of approximately $110 million per year. The investment consisted of (a) 10% of the outstanding Series A common stock with an original cost of $2.5 million and (b) $6.3 million of 8.5% Series B cumulative redeemable preferred stock.

Certified Grocers of California, Ltd. and Subsidiaries

   The Company purchased the remaining common and preferred shares of SavMax Foods, Inc. as of December 31, 1998, for an aggregate purchase price of approximately $4.5 million (unaudited) (see Note 17). The transaction also included an ongoing covenant not to compete from a selling shareholder, termination of the sellers' existing employment and consulting agreements, and the entry into a consulting arrangement with a selling shareholder. The acquisition has been accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the consideration has been allocated to the assets and liabilities based on their relative fair values. The excess of the purchase price over the fair market value of the net assets was $23.4 million and was recorded as goodwill. The results of the acquired business have been included in the consolidated financial statements from the effective date December 31, 1998 through May 29, 1999. Although SavMax has been consolidated, the Company's plans are to sell its investment to a qualified buyer(s) in the future. The following recaps the fair value of assets acquired and the liabilities assumed based on SavMax's balance sheet dated January 2, 1999 and is subject to final determination based on real estate, leasehold and equipment valuation studies which are not yet complete:

   Accounts Receivable, net............................................ $  1,689
   Inventories, net....................................................    6,118
   Other current assets................................................      723
   Equipment and leasehold improvements, net...........................    4,467
   Other assets........................................................    2,681
                                                                        --------
     Total assets......................................................   15,678
                                                                        --------
   Accounts payable....................................................   12,724
   Accrued liabilities and deferred credits............................    5,747
   Notes payable.......................................................    8,673
                                                                        --------
     Total liabilities.................................................   27,144
                                                                        --------
   Net.................................................................  (11,466)
   Total investment common and preferred stock.........................   11,888
                                                                        --------
   Goodwill............................................................ $ 23,354
                                                                        ========

   The Company has also entered into lease guarantees or subleases (see Note 6) on six SavMax stores. The current minimum annual rent on locations underlying such lease guarantees or subleases is $2.7 million. The commitments have expiration dates through 2012.

4. Accrued Liabilities:

   Accrued liabilities at August 30, 1997, August 29, 1998 and May 29, 1999 are summarized as follows:

                                                    1997    1998      1999
                                                   ------- ------- -----------
                                                                   (unaudited)
   Insurance loss reserves & other liabilities.... $19,676 $17,290   $19,051
   Accrued wages & related taxes..................   9,966  12,136    16,678
   Accrued income & other taxes payable...........   6,952   6,230     5,637
   Accrued promotional liabilities................   3,940   2,561       520
   Other accrued liabilities......................  13,786  13,550    20,323
                                                   ------- -------   -------
                                                   $54,320 $51,767   $62,209
                                                   ======= =======   =======

Certified Grocers of California, Ltd. and Subsidiaries

  5. Notes Payable:

   Notes payable at August 30, 1997, August 29, 1998 and May 29, 1999 are summarized as follows:

                                                    1997     1998      1999
                                                  -------- -------- -----------
                                                                    (unaudited)
   Senior notes payable to a life insurance com-
    pany expiring April 1, 2008, interest rate
    at 7.22% payable monthly, interest only
    through April 1, 2000 and $832 principal and
    interest thereafter through April 1, 2008,
    remaining $34.8 million due May 1, 2008.....           $ 80,000  $ 80,000
   Note payable to banks under a $100 million
    revolving credit agreement expiring April
    10, 2003, interest rate at the agent's base
    rate (7.75% at May 29, 1999 (unaudited) and
    8.5% at August 29, 1998) or adjusted LIBOR
    (5.06% plus 0.9% at May 29, 1999 (unaudited)
    and 5.69% plus 0.825% at August 29, 1998)...             44,000    70,000
   Note payable to a revocable trust, due Janu-
    ary 4, 2000, interest rate at 7.00%.........                        1,036
   Line of credit agreement with a bank, inter-
    est fluctuates based on Bank's prime rate
    plus 1% (9.75% at May 29, 1999).............                        2,991
   Notes payable to NCCB, interest at prime plus
    1.5%, 9.25% at May 29, 1999, principal and
    interest due in monthly installments through
    October 2002, secured by equipment and in-
    ventory of Sav Max..........................                          705
   Revolving term loan payable to bank, interest
    fluctuates based on Bank's prime rate plus
    1%, 9.75% at May 29, 1999, due in full in
    October 1999, secured by first priority in
    receivables, inventory, and other intangi-
    bles and equipment of Sav Max...............                          232
   Notes payable to banks under a $135 million
    revolving credit agreement, paid on April
    14, 1998....................................  $ 55,626
   Subordinated note payable to a life insurance
    company, paid on April 14, 1998.............    17,500
   Senior note payable to a life insurance com-
    pany, paid on April 14, 1998................    15,000
   Other notes payable, paid on April 14, 1998..    12,724
   Obligations under capital leases.............     2,696    1,873     1,626
                                                  -------- --------  --------
     Total notes payable........................   103,546  125,873   156,590
   Less portion due within one year.............    11,329      743     5,798
                                                  -------- --------  --------
                                                  $ 92,217 $125,130  $150,792
                                                  ======== ========  ========

United Grocers, Inc. and Subsidiaries

   Maturities of notes payable as of August 29, 1998 are:

   Fiscal year
   -----------
   1999................................................................ $    743
   2000................................................................    2,213
   2001................................................................    4,790
   2002................................................................    4,790
   2003................................................................   49,147
   Thereafter..........................................................   64,190
                                                                        --------
                                                                        $125,873
                                                                        ========

   On April 14, 1998, the Company issued $80 million in Senior Notes (the "Senior Notes") to a life insurance company and pension funds. The proceeds of the Senior Notes were utilized to pay off substantially all existing senior, subordinated and secured long-term notes payable and a portion of amounts due under the Company's revolving credit agreement with banks. The Senior Notes are unsecured, due in April 2008 and bear interest at 7.22% per annum. On the same date, the Company entered into a new $100 million revolving credit facility with a group of banks (the "Revolving Credit"). The Revolving Credit is unsecured, expires in April of 2003 and bears interest at the bank's base rate or at an adjusted LIBOR rate plus a margin ranging from 0.375% to 0.90% depending on the Company's leverage ratio. Both the Senior Notes and the Revolving Credit (the "Credit Agreements") limit the incurrence of additional funded debt, restrict the issuance of secured indebtedness and prohibit the payment of dividends (other than patronage dividends). The Credit Agreements contain various financial covenants. Obligations under the Credit Agreements are senior to the rights of member patrons with respect to deposits and patronage dividend certificates.

   The Company entered into a five-year interest rate collar agreement during February 1999 in relation to certain borrowings on its variable rate Revolving Credit. The collar agreement was put in place without incurring any costs. The hedge agreement is structured such that the Company pays a variable rate of interest between 6% (cap rate) and 4.94% (floor rate) based on a notional amount of $50,000,000. The weighted average interest rate on borrowings on the Revolving Credit were 5.96% at May 29, 1999.

   The extraordinary loss of $1.08 million, net of income taxes, in fiscal 1998 is related to the early extinguishment of debt in connection with the Company's refinancing transaction. This charge covers prepayment premiums paid and the write-off of financing costs relating to debt refinanced in the transaction.

   A $10 million credit agreement is collateralized by GCC's member loan receivables. The primary function of GCC is to provide loan financing to the Company's member-patrons. Member loans are made at a market rate of interest starting at prime plus 1/2%. The funding for loans made by GCC is provided by GCC's cash reserves as well as the $10 million credit agreement. The maturity date of the credit agreement is September 20, 2001, but is subject to an annual extension of one year by the mutual consent of GCC and the bank. Amounts advanced under the credit agreement bear interest at prime (8.5% at August 29, 1998) or Eurodollar (5.73% at August 29, 1998) plus 0.9%. No amounts were outstanding under this credit line at May 29, 1999 (unaudited) or August 29, 1998. The unused portion of this credit line is subject to commitment fees of 0.125% plus $25 annually.

Certified Grocers of California, Ltd. and Subsidiaries

   Member loans receivable are periodically sold by GCC to a bank through a loan purchase agreement. The maturity date of the loan purchase agreement is August 29, 2001, but is subject to extension by mutual agreement of the Company and the bank for an additional one year on each anniversary date of the initial purchase date. Total loan purchases under the agreement are limited to a total aggregate principal outstanding of $50 million. GCC entered into another loan purchase agreement with a different bank in January 1999. This loan purchase agreement can be terminated upon ninety days prior written notice. There is no maximum limitation on the loan purchases. At August 29, 1998 and May 29, 1999, the aggregate principal outstanding balance of loans purchased by the banks was $17 and $25 million (unaudited), respectively. The loan sales are subject to limited recourse provisions.

   The Company and GCC have also guaranteed loans made directly to members by third party lenders. At August 29, 1998 and May 29, 1999, the maximum principal amount of these guarantees was $7.8 million and $7.6 million, respectively. Member loans, provided by GCC and third parties, are generally secured with collateral which usually consists of personal and real property owned by member-patrons and personal guarantees of member-patrons.

   As a result of maturing long-term debt (a noncash financing activity), the Company reclassified from long to short-term debt $11.4 million, $11.3 million, $0.7 million, and $0.6 million and $0.9 million (unaudited) in fiscal 1996, 1997, and 1998, and at the nine month period ended May 30, 1998 and May 29, 1999, respectively.

6. Leases:

   The Company has entered into operating and capital leases for certain warehouse, transportation and data processing equipment. The Company has also entered into operating leases for approximately 26 retail supermarkets. The majority of these locations are subleased to various member-patrons of the Company. The operating leases and subleases are noncancelable, renewable, include purchase options in certain instances, and require payment of real estate taxes, insurance and maintenance.

   In addition, on August 29, 1998, the Company was contingently liable with respect to 17 lease guarantees for certain member-patrons. The total current annual rent on locations underlying such lease guarantees is approximately $6.1 million. The commitments have expiration dates through 2017. The Company believes the locations underlying these leases are marketable and, accordingly, the Company would be able to recover a substantial portion of the guaranteed amounts in the event the Company is required to satisfy its obligations under the guarantees.

   In consideration of lease guarantees and subleases, the Company receives a monthly fee equal to 5% of the monthly rent under the lease guarantees and subleases. Obligations of member-patrons to the Company, including lease guarantees, are generally supported by the Company's right of offset, upon default, against the member-patrons' cash deposits, shareholdings and Patronage Certificates, as well as in certain instances, personal guarantees and reimbursement and indemnification agreements.

   Total rent expense was $20.5 million, $17.0 million, and $16.2 million in 1996, 1997, and 1998 respectively. Sublease rental income was $6.2 million, $5.3 million, and $6.2 million in 1996, 1997, and 1998, respectively.

Certified Grocers of California, Ltd. and Subsidiaries

   Minimum rentals on properties leased by the Company, including properties subleased to third parties, as of August 29, 1998 are summarized as follows:

   Fiscal year                                 Capital Leases Operating Leases
   -----------                                 -------------- ----------------
    1999......................................     $  851         $ 15,456
    2000......................................        852           13,936
    2001......................................        340           12,162
    2002......................................                      10,306
    2003......................................                       9,402
    Thereafter................................                      49,156
                                                   ------         --------
      Total minimum lease payments............      2,043         $110,418
                                                                  ========
   Less amount representing interest..........        170
   Present value of net minimum lease
    payments..................................      1,873
   Less current portion.......................        743
                                                   ------
     Total long term portion..................     $1,130
                                                   ======

   Future minimum sublease rental income on operating leases as of August 29, 1998 is summarized as follows:

   Fiscal year
   -----------
    1999................................................................ $ 3,613
    2000................................................................   3,069
    2001................................................................   3,015
    2002................................................................   2,942
    2003................................................................   2,604
    Thereafter..........................................................  21,748
                                                                         -------
                                                                         $36,991
                                                                         =======

7. Income Taxes:

   The significant components of income tax expense are summarized as follows:

                                                         1996     1997    1998
                                                        -------  ------  ------
   Federal:
     Current........................................... $ 3,641  $  932  $2,367
     Deferred..........................................  (2,849)    162    (820)
                                                        -------  ------  ------
       Total federal...................................     792   1,094   1,547
                                                        -------  ------  ------
   State:
     Current...........................................     923     278     653
     Deferred..........................................    (970)   (269)   (399)
                                                        -------  ------  ------
       Total state.....................................     (47)      9     254
                                                        -------  ------  ------
       Income tax expense.............................. $   745  $1,103  $1,801
                                                        =======  ======  ======

Certified Grocers of California, Ltd. and Subsidiaries

   The effects of temporary differences and other items that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                           August 30, August 29,
                                                              1997       1998
                                                           ---------- ----------
   Deferred tax assets:
     Accounts receivable..................................  $ 2,808    $ 2,388
     Accrued benefits.....................................    7,188      9,159
     Deferred income......................................      575      1,697
     Insurance reserves...................................    2,034      1,788
     Investment valuation adjustment......................      646        642
     Accrued environmental liabilities....................      530        313
     Alternative minimum tax and other credits............      435      1,080
     Net operating loss carryforwards.....................      301          5
     Other................................................    1,237        786
                                                            -------    -------
       Total gross deferred tax assets....................   15,754     17,858
     Less valuation allowance.............................    1,400      1,400
                                                            -------    -------
         Deferred tax assets..............................  $14,354    $16,458
                                                            -------    -------
                                                           August 30, August 29,
                                                              1997       1998
                                                           ---------- ----------
   Deferred tax liabilities:
     Property, plant and equipment........................  $ 5,648    $ 5,939
     Capitalized software.................................    1,864      1,988
     Intangible assets....................................      629        627
     Deferred state taxes.................................      610        753
     Other................................................       59        191
                                                            -------    -------
       Total gross deferred tax liabilities...............    8,810      9,498
                                                            -------    -------
         Net deferred tax asset...........................  $ 5,544    $ 6,960
                                                            =======    =======

   Net deferred tax assets of $3.4 million and $3.9 million are included in deferred taxes, current and $2.1 million and $3.1 million in other assets on the Company's accompanying consolidated balance sheets as of August 30, 1997 and August 29, 1998, respectively.

   A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The remaining balance of the net deferred tax assets should be realized through future operating results, the reversal of taxable temporary differences, and tax planning strategies.

Certified Grocers of California, Ltd. and Subsidiaries

   The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate (34%) as follows:

                                                             Nine months ended
                                                             -------------------
                                                             May 30,    May 29,
                                    1996    1997     1998      1998       1999
                                    -----  -------  -------  --------   --------
                                                                (unaudited)
   Federal income tax expense at
    the statutory rate............  $ 769  $ 1,159  $ 1,765  $  1,593   $  1,010
   State income taxes, net of
    federal income tax benefit....    139      209      303       273        174
   Insurance subsidiary not
    recognized for state taxes....   (123)    (324)    (278)     (228)      (124)
   Other, net.....................    (40)      59       11        21        (39)
                                    -----  -------  -------  --------   --------
   Provision for income taxes (net
    of taxes related to
    extraordinary item in 1998)...  $ 745  $ 1,103  $ 1,801  $  1,659   $  1,021
                                    =====  =======  =======  ========   ========

   At August 29, 1998, the Company has alternative minimum tax credit carryforwards of approximately $698 available to offset future regular income taxes payable to the extent such regular taxes exceed alternative minimum taxes payable.

8. Subordinated Patronage Dividend Certificates:

   The Company has a patronage dividend retention program whereby, subject to annual Board approval, it may retain a portion of the patronage dividends and issue Patronage Certificates (the "Patronage Certificates") evidencing the indebtedness respecting the retained amounts. The program provides for the issuance of the Patronage Certificates to patrons in a portion and at an interest rate determined by the Board in connection with its approval of a particular issuance. The Patronage Certificates are unsecured general obligations, subordinated to certain indebtedness of Certified, and nontransferable without the consent of Certified.

   The Company has issued Patronage Certificates for fiscal years 1993, 1994 and 1995. The outstanding Patronage Certificates have a seven-year term and bear interest payable annually on December 15 in each year. The following table represents a summary of the outstanding Patronage Certificates and their respective terms:

                                       Aggregate        Annual
   Fiscal Year                      Principal Amount Interest Rate Maturity Date
   -----------                      ---------------- ------------- -------------
    1993...........................     $ 1,807             7%       12/15/00
    1994...........................     $ 2,257             8%       12/15/01
    1995...........................     $ 1,922             7%       12/15/02

   During fiscal 1996, 1997, and 1998 Certified set off approximately $12, $273, and $118 respectively, in Patronage Certificates against a portion of amounts owed to the Company by the holders.

   Patronage Certificates have not been issued subsequent to fiscal 1995. However, the program has not been discontinued, and the Board could authorize the issuance of Patronage Certificates in connection with patronage dividends payable in future years.

Certified Grocers of California, Ltd. and Subsidiaries

9. Capital Shares:

   The Company requires that each member-patron hold 100 Class A Shares. Each member-patron must also hold Class B Shares having combined issuance values equal to the lesser of the amount of the member-patron's required deposit or twice the member-patron's average weekly purchases (the "Class B Share requirement"). For this purpose, each Class B Share held by a member-patron has an issuance value equal to the book value of Certified's outstanding shares as of the close of the fiscal year last ended prior to the issuance of such Class B Share.

   After payment of at least 20% of the patronage dividend in cash and the issuance of the Patronage Certificates, Class B Shares are issued as a portion of each member-patron's patronage dividend and, to the extent necessary to fulfill the member-patron's Class B Share requirement, by crediting the member-patron's cash deposit account for the issuance values of such shares.

   All shares of a terminated member, or member who holds Class B Shares in excess of their Class B Share requirement, may be redeemed by the Company (subject to certain legal limitations, provisions of the Company's redemption policy, and provisions of certain of the Company's committed lines of credit) at a price equal to the book value of the shares as of the close of the fiscal year ended prior to the redemption, less all amounts that may be owing by the member to the Company. All shares are pledged to the Company to secure the Company's redemption rights and as collateral for all obligations to the Company. The Company is not obligated in any fiscal year to redeem more than 5% of the sum of the number of Class B Shares outstanding as of the close of the preceding fiscal year and the number of Class B Shares issued as a part of the patronage dividend for the preceding year (the "5% limit"). Thus, shares tendered for redemption in a given fiscal year may not necessarily be redeemed in that fiscal year. In fiscal 1999, the 5% limitation will restrict Certified's redemption of shares to 19,007 shares for $3.5 million. Additionally, 8,133 (unaudited) shares have been tendered for redemption between August 29, 1998 and May 29, 1999. The following table summarizes the Class B Shares tendered and presently approved for redemption, shares redeemed, and the remaining number of shares pending redemption:

   Fiscal Year                            Tendered Redeemed Remaining Book Value
   -----------                            -------- -------- --------- ----------
   Years prior to 1996...................                    79,231    $14,537
   1996..................................  14,875   19,238   74,868    $13,736
   1997..................................  10,396   19,191   66,073    $12,122
   1998..................................  30,123   19,300   76,896    $14,108
   1999 (unaudited)......................   8,133   19,007   66,022    $12,113

   Because the 5% limit for fiscal year 1999 has been met, Board approval would be required to redeem the remaining 66,022 shares (or approximately $12.1 million, using fiscal 1998 year end book value) not redeemed in fiscal year 1999, as well as the redemption of any additional Class B Shares tendered during fiscal 1999. At present, such approvals are not expected to be given. The total of Class B Shares tendered and awaiting redemption will also cause the 5% limits for fiscal 2000 through 2002 to be met, thereby delaying the redemption of Class B Shares tendered during those years. The redemptions required for fiscal years 1999 through 2002 are estimated to be $12.1 million (unaudited) based on the fiscal 1998 year end book value. The funds needed to redeem shares are expected to be provided from operations, patron deposits, new share issuances and borrowings under

Certified Grocers of California, Ltd. and Subsidiaries the Company's credit lines. Any additional tenderings of Class B Shares could also potentially cause 5% limits beyond fiscal 2002 to be exceeded.

   There are 500,000 authorized Class A Shares, of which 47,900 and 46,800 were outstanding at August 30, 1997 and August 29, 1998, respectively. There are 2,000,000 authorized Class B Shares, of which 385,990 and 380,146 were outstanding at August 30, 1997 and August 29, 1998, respectively, including 21,366 and 13,456 respectively issued after year-end. Once redeemed, such shares are not available for reissuance to member-patrons.

   No member-patron may hold more than 100 Class A Shares. However, it is possible that a member may have an interest in another member, or that a person may have an interest in more than one member, and thus have an interest in more than 100 Class A Shares. The Board of Directors is authorized to accept member-patrons without the issuance of Class A Shares when the Board of Directors determines that such action is justified by reason of the fact that the ownership of the patron is the same, or sufficiently the same, as that of another member-patron holding 100 Class A Shares. The price for such shares will be the book value per share of outstanding shares at the close of the fiscal year last ended.

   There are also 15 authorized Class C Shares of which 15 are outstanding. These shares are valued at $10 per share, and ownership is limited to members of the Board of Directors with no rights as to dividends or other distributions.

   Holders of Class A Shares are entitled to vote such shares cumulatively for the election of 12 of the directors on the Board of Directors. Holders of the Class B Shares are entitled to vote such shares cumulatively for the election of 3 of the directors on the Board of Directors. Except as required by California law, the Class C Shares have no voting rights.

10. Benefit Plans:

   The Company has a noncontributory, defined benefit pension plan covering substantially all of its nonunion employees. The benefits under the plan generally are based on the employee's years of service and average earnings for the three highest consecutive calendar years of compensation during the ten years immediately preceding retirement. The Company makes contributions to the pension plan in amounts which are at least sufficient to meet the minimum funding requirements of applicable laws and regulations but no more than amounts deductible for federal income tax purposes. Benefits under the plan are included in a trust providing benefits through annuity contracts.

Certified Grocers of California, Ltd. and Subsidiaries

   The funded status of the plan and the amounts recognized in the balance sheet are:

                                                              1997     1998
                                                             -------  -------
   Actuarial present value of benefit obligations:
     Accumulated benefit obligations, including vested
      benefits.............................................. $23,679  $27,566
     Effect of assumed future increase in compensation
      levels................................................  10,834   12,348
                                                             -------  -------
     Projected benefit obligation for services rendered to
      date..................................................  34,513   39,914
     Plan assets at fair value..............................  37,276   41,511
                                                             -------  -------
     Plan assets in excess of projected benefit
      obligations...........................................  (2,763)  (1,597)
     Unrecognized net loss..................................    (807)    (801)
     Unrecognized transition asset..........................   1,221      912
     Unrecognized prior service cost........................     265      226
                                                             -------  -------
     Prepaid pension costs at June 1........................  (2,084)  (1,260)
     Fourth quarter contribution............................    (600)
     Fourth quarter net periodic pension cost...............     241      195
                                                             -------  -------
     Prepaid pension cost at fiscal year-end................ $(2,443) $(1,065)
                                                             =======  =======

                                                    1996     1997     1998
                                                   -------  -------  -------
   Net pension cost included the following
    components:
     Service cost--benefits earned during the
      period...................................... $ 1,448  $ 1,514  $ 1,586
     Interest cost on projected benefit
      obligation..................................   2,709    2,641    2,705
     Actual return on plan assets.................  (6,321)  (6,292)  (6,887)
     Net amortization and deferral................   3,476    3,102    3,374
                                                   -------  -------  -------
     Net periodic pension cost.................... $ 1,312  $   965  $   778
                                                   =======  =======  =======
   Major assumptions:
     Assumed discount rate........................     7.5%     7.5%     7.0%
     Assumed rate of future compensation
      increases...................................     5.5%     5.5%     5.5%
     Expected rate of return on plan assets.......     8.5%     8.5%     9.0%

   The method used to compute the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled if the employee separates immediately. The vested benefit obligation was $22.3 million and $26.8 million at August 30, 1997 and August 29, 1998, respectively.

   The Company also made contributions of $5.7 million, $6.1 million, and $5.6 million in 1996, 1997, and 1998, respectively, to collectively bargained, multiemployer defined benefit pension plans in accordance with the provisions of negotiated labor contracts. Information from the plans' administrators is not available to permit the Company to determine its proportionate share of termination liability, if any.

   The Company has an Employees' Sheltered Savings Plan ("SSP"), which is a defined contribution plan, adopted pursuant to Section 401(k) of the Internal Revenue Code for substantially all of its nonunion employees. The Company matches each dollar deferred up to 4% of compensation and, at its discretion, matches 40% of amounts deferred between 4% and 8%. At the end of each fiscal year, the Company also contributes an amount equal to 2% of the compensation of those participants employed at that date. The Company contributed approximately $2.1 million, $2.2 million, and $2.3 million, in 1996, 1997, and 1998, respectively.

Certified Grocers of California, Ltd. and Subsidiaries

   The Company has an Employee Savings Plan ("ESP"), which is a defined contribution plan, for substantially all union and nonunion employees hired prior to March 1, 1983. Subsequent to March 1, 1983, the Company's contribution to the ESP in any fiscal year is based on net earnings as a percentage of total sales and is applicable to union employees only. In the event net earnings are less than 1.5% of total sales, no contribution is required. All corporate (nonunion) employees who had a previous balance in the ESP Plan had their balances transferred to the SSP Plan effective first quarter of fiscal 1992. No expense was incurred in fiscal years 1996, 1997, and 1998.

   The Company's Executive Salary Protection Plan ("ESPP II"), provides additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company.

   The amounts recognized in the balance sheet relative to ESPP II are:

                                                                1997    1998
                                                               ------  ------
   Actuarial present value of benefit obligations:
     Accumulated benefit obligations, including vested
      benefits................................................ $3,648  $3,846
     Effect of assumed future increase in compensation
      levels..................................................    317     453
                                                               ------  ------
     Projected benefit obligation for services rendered to
      date....................................................  3,965   4,299
                                                               ------  ------
     Plan assets in deficiency of projected benefit
      obligation..............................................  3,965   4,299
     Unrecognized net loss....................................   (618)   (592)
     Unrecognized prior service cost.......................... (1,459) (1,463)
                                                               ------  ------
     Accrued pension cost as of June 1........................  1,888   2,244
     Fourth quarter net periodic pension cost.................    159      42
     Additional minimum liability.............................  1,601   1,560
                                                               ------  ------
     Accrued pension cost at fiscal year-end.................. $3,648  $3,846
                                                               ======  ======

   The additional minimum liability represents the excess of the unfunded accumulated benefit obligation over previously accrued pension costs. A corresponding intangible asset is recorded as an offset to this additional liability. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the balance, net of tax benefits, of $83,000 and $56,000 is reported as a separate component of shareholders' equity at August 30, 1997 and August 29, 1998, respectively.

   The components of the net periodic pension cost under ESPP II for the fiscal years ending include:

                                                            1996  1997  1998
                                                            ----  ----  ----
   Service cost--benefits attributed to service during the
    period................................................. $194  $193  $200
   Interest cost on projected benefit obligation...........  257   303   294
   Net amortization and deferral...........................  110   141   127
                                                            ----  ----  ----
     Net periodic pension cost............................. $561  $637  $621
                                                            ====  ====  ====
   Major assumptions:
     Assumed discount rate.................................  7.5%  7.5%  7.0%
     Assumed rate of future compensation increases.........  4.0%  4.0%  4.0%

Certified Grocers of California, Ltd. and Subsidiaries

   The method used to compute the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled if the employee separates immediately. The vested benefit obligation was $3.6 million and $3.8 million at August 30, 1997 and August 29, 1998, respectively.

11. Postretirement Benefit Plans Other Than Pensions:

   The Company sponsors postretirement benefit plans that cover both nonunion and union employees. Retired nonunion employees currently are eligible for a plan providing medical benefits. A certain group of retired nonunion employees currently participate in a plan providing life insurance benefits for which active nonunion employees are no longer eligible. Certain eligible union and nonunion employees have separate plans providing a lump-sum payout for unused days in the sick leave bank. The postretirement health care plan is contributory for nonunion employees retiring after January 1, 1990, with the retiree contributions adjusted annually. The life insurance plan and the sick leave payout plans are noncontributory.

   The plans are unfunded. The amounts recognized in the balance sheet are:

                                                             1997      1998
                                                           --------  --------
   Accumulated postretirement benefit obligation:
     Retirees............................................. $ 14,377  $ 17,701
     Fully eligible active plan participants..............    4,160     5,474
     Other active plan participants.......................    9,915    10,116
                                                           --------  --------
     Accumulated postretirement benefit obligation........   28,452    33,291
     Unrecognized transition obligation...................  (17,977)  (16,853)
     Unrecognized net loss................................   (1,017)   (4,297)
                                                           --------  --------
     Accrued postretirement benefit cost at June 1........    9,458    12,141
     Fourth quarter contributions.........................     (380)     (416)
     Fourth quarter net periodic postretirement benefit
      cost................................................    1,052     1,123
                                                           --------  --------
     Accrued postretirement benefit cost at fiscal year-
      end................................................. $ 10,130  $ 12,848
                                                           ========  ========

   The components of the net periodic postretirement benefit cost for the fiscal year ending include:

                                                           1996    1997   1998
                                                          ------  ------ ------
   Service cost--benefits attributed to service during
    the period..........................................  $  796  $  788 $  920
   Interest cost on accumulated postretirement benefit
    obligation..........................................   1,855   1,960  2,145
   Amortization of transition obligation over 20 years..   1,124   1,124  1,124
   Net amortization and deferral........................      (2)     19     79
                                                          ------  ------ ------
     Net periodic postretirement benefit cost...........  $3,773  $3,891 $4,268
                                                          ======  ====== ======

   For measurement purposes, a 7.24% annual rate of increase in the per capita cost of covered health care benefits was assumed for fiscal year 1999; the rate was assumed to decrease gradually to 4.97% in fiscal 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of August 29, 1998 by $4.5 million and the aggregate benefit cost for the year then ended by $486.

Certified Grocers of California, Ltd. and Subsidiaries

   The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%.

   The Company's union employees participate in a multiemployer plan that provides health care benefits for retired union employees. Amounts contributed to the multiemployer plan for these union employees totaled $1.1 million in fiscal years 1996, 1997, and 1998, respectively.

12. Contingencies:

   Litigation. The Company is a defendant in a number of cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flow.

   Environmental Matters. The United States Environmental Protection Agency ("EPA") notified the Company in 1993 that, together with others, it was a potentially responsible party ("PRP") for the disposal of hazardous substances at a landfill site located in Monterey Park, California. The Company believes that its share of cost for the remaining phases of cleanup will not exceed the amounts which the Company has reserved.

13. Concentration of Credit Risk:

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade receivables and lease guarantees for certain member-patrons. These concentrations of credit risk may be affected by changes in economic or other conditions affecting the Western United States, particularly California. However, management believes that receivables are well diversified, and the allowances for doubtful accounts are sufficient to absorb estimated losses. Obligations of member-patrons to the Company, including lease guarantees, are generally supported by the Company's right of offset, upon default, against the member-patrons' cash deposits, shareholdings and Patronage Certificates, as well as personal guarantees and reimbursement and indemnification agreements.

   The Company's largest customer and ten largest customers accounted for approximately 6% and 31%, respectively, of net sales in fiscal 1998 and 6% and 27% (unaudited), respectively, of net sales for the nine month period ending May 29, 1999.

14. Fair Value of Financial Instruments:

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash and cash equivalents

   The carrying amount approximates fair value due to the short maturity of these instruments.

Certified Grocers of California, Ltd. and Subsidiaries

 Investments and Notes receivable

   The fair values for investments and notes receivable are based primarily on quoted market prices for those or similar instruments. Equity securities which do not have readily determinable fair values are accounted for using the cost method. The Company regularly evaluates securities carried at cost to determine whether there has been any diminution in value that is deemed to be other than temporary and adjusts the value accordingly.

 Notes payable, Notes payable due after one year and Subordinated patronage dividend certificates

   The fair values for notes payable, notes payable due after one year, and subordinated patronage dividend certificates are based primarily on rates currently available to the Company for debt with similar terms and remaining maturities. The fair value for notes payable, notes payable due after one year, and patronage dividend certificates approximated fair value at August 30, 1997 and August 29, 1998.

   The methods and assumptions used to estimate the fair values of the Company's financial instruments at August 29, 1998 were based on estimates of market conditions, estimates using present value and risks existing at that time. These values represent an approximation of possible value and may never actually be realized.

15. Related Party Transactions:

   Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services which are generally offered by the Company to its eligible members.

   Since the programs listed below are only available to patrons of the Company, it is not possible to assess whether transactions with members of the Company, including directors of the Company, are less favorable to the Company than similar transactions with unrelated third parities. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

   A brief description of related party transactions with members affiliated with directors of the Company follows:

 Loans and Loan Guarantees:

   As described in Note 5 "Notes Payable", GCC provides loan financing to its members. GCC had the following loans outstanding at August 29, 1998 and May 29, 1999 to members affiliated with directors of the Company:

                                        Aggregate Loan  Aggregate Loan
                                          Balance at      Balance at   Maturity
   Director                             August 29, 1998  May 29, 1999    Date
   --------                             --------------- -------------- ---------
                                                      (unaudited)
   Bill Andronico......................                     $2,171     1999-2004
   Michael A. Provenzano, Jr. .........      $246                           2005

Certified Grocers of California, Ltd. and Subsidiaries

   As described in Note 5 "Notes Payable", member loans are periodically sold to a bank, subject to limited recourse provisions. At August 29, 1998 and May 29, 1999, the principal balances of loans to members affiliated with directors of the Company that were sold with recourse were as follows:

                            Aggregate Loan               Aggregate
                              Balances at   Maturity  Loan Balances at
   Director                 August 29, 1998   Dates     May 29, 1999   Maturity Dates
   --------                 --------------- --------- ---------------- --------------
                                                                (unaudited)
   Darioush Khaledi........     $1,597           1999      $1,262             1999
   Michael A. Provenzano,
    Jr. ...................      1,096      2000-2004         935        2000-2004
   Willard R. "Bill"
    MacAloney..............        542           2002
   Jay McCormack...........        335      1998-2001          39             2000
   Mark Kidd...............        292           2003         198             2003
   John Berberian..........        255      1999-2000         117        1999-2000
   James R. Stump..........        221      1999-2001         153        1999-2001
   Edward J. Quijada.......          4           1999

   As described in Note 5 "Notes Payable" the Company provides loan guarantees to its members. The Company has guaranteed certain third party loans to Super Center Concepts, Inc., of which director Mimi R. Song is an affiliate. At August 29, 1998 and May 29, 1999 (unaudited), the maximum principal amount of this guarantee was $3.8 million. GCC has guaranteed 10% of the principal amount of certain third party loans to K.V. Mart Co. of which director Darioush Khaledi is an affiliate. At August 29, 1998, and May 29, 1999, the maximum principal amount of this guarantee was $590 and $570 (unaudited), respectively.

 Lease Guarantees and Subleases:

   As described in Note 6 "Leases", the Company provides lease guarantees and subleases to its members. The Company has executed lease guarantees or subleases to members affiliated with directors of the Company at August 29, 1998 as follows:

                                                 No. Of Total Current Expiration
   Director                                      Stores  Annual Rent   Date(s)
   --------                                      ------ ------------- ----------
   Edmund K. Davis..............................    1      $1,319          2009
   Darioush Khaledi.............................    3       1,095     2004-2011
   Willard R. "Bill" MacAloney..................    3         385     2002-2012
   Michael A. Provenzano, Jr. ..................    2         351     2016-2017
   Harley DeLano (retired May, 1999)............    2         327          2009
   Mark Kidd....................................    1         121          2008
   James R. Stump...............................    2         110     1998-2002

 Other Leases:

   The Company leases its produce warehouse to Joe Notrica, Inc., with which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in November 2003. Monthly rent during the term is $24.

 Supply Agreements:

   During the course of its business, the Company enters into supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise

Certified Grocers of California, Ltd. and Subsidiaries under agreed terms and conditions relating to such matters as pricing, delivery, discounts and allowances. Members affiliated with directors Davis, DeLano, Khaledi, Kidd, MacAloney, McCormack, Provenzano, and Song have entered into supply agreements with the Company. These supply agreements vary in terms and length, and expire at various dates through 2004, but are subject to earlier termination in certain events.

 Direct Investment:

   At August 29, 1998, GCC owned 10% of the common stock of K.V. Mart Co. ("KV"), of which Certified director Darioush Khaledi is affiliated. The cost of the investment was approximately $3 million. The Stock Purchase Agreement contained a provision which allowed KV to repurchase the shares upon certain terms and conditions. In March 1999, KV exercised its repurchase rights under the agreement.

   On March 27, 1999, the Company, GCC and KV entered into a stock repurchase agreement (the "Agreement"). Under the Agreement KV purchased the shares for $4.5 million, payable in cash and in an interest-bearing note as provided for in the Stock Purchase Agreement, resulting in a pre-tax gain of $1.5 million. Coincident to the transaction, KV entered into a supply agreement with Certified for a five-year term. The Agreement also provides that for a three-year period commencing as of the date of the Agreement, in the event of (i) a change of control of KV or (ii) a breach of the supply agreement by KV, KV shall pay the Company $900 or an amount equal to the difference between 10% of the appraised value of KV as of the approximate date of the Agreement (as prepared by an independent third party appraisal firm) and $4.5 million, whichever is greater (unaudited).

 Other:

   In August 1997, the Company entered into an agreement with Ralphs Grocery Company ("Ralphs") providing for the dissolution of Golden Alliance Distribution ("GAD"), a joint venture partnership previously formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California. The dissolution agreement provides that certain amounts owed by Ralphs to Certified at August 30, 1997 will be offset by future redemptions of excess Class B shares (see Note 9) held by Ralphs and its affiliates. If redemptions of Class B shares are insufficient to satisfy the remaining obligation at December 31, 2000, Ralphs will satisfy the shortfall with a cash payment.

   At August 29, 1998, the Company subleased a store in Riverside, California to Jax Apple Market, Inc. ("Jax"), of which former Director Willard R. "Bill" MacAloney is a principal. Mr. MacAloney's term as a director expired as of the Shareholders' Meeting held February 23, 1999. The Company asserted that monthly lease and other occupancy-related payments and equipment purchases related to the Riverside store had not been paid timely by Jax. Jax disputed the amounts claimed due by the Company.

   On April 5, 1999, the Company entered into an agreement with Jax, Mr. MacAloney and other entities controlled by Mr. MacAloney (collectively, "the MacAloney entities"). Pursuant to the Agreement, the MacAloney entities paid the indebtedness due the Company and its affiliates related to the Riverside store, and the sublease was terminated. In addition, the Company acquired a right of first refusal to purchase all of the common stock related to supermarket entities controlled by Mr. MacAloney for a period of five years (unaudited).

Certified Grocers of California, Ltd. and Subsidiaries

16. Subsequent Events (Unaudited)

   In June 1999, the Company executed an Agreement and Plan of Merger with respect to a proposed merger with United Grocers, Inc. ("United"), a grocery cooperative headquartered in Portland, Oregon. Pursuant to the merger agreement, shareholders of United would exchange their shares for the Company's Class A Shares and Class B Shares based on an exchange ratio of 0.228 shares of the Company's stock for each share of United Common Stock outstanding. Existing Company Class A Shares and Class B Shares would remain outstanding except that prior to the merger, Class B Shares held by previously terminated members would be redeemed. Consummation of the merger agreement is conditioned on the approval of amendments to the Articles of Incorporation and Bylaws of the Company including amendments to increase the number of directors of Certified and to modify redemption provisions as they affect Class A Shares and Class B Shares. The consummation of the merger is conditioned upon the approval of the agreement by the shareholders of both entities, approval of the related amendments by the shareholders of the Company, required filings with regulatory entities, and other customary conditions. Certified has received financing commitments from financial institutions to provide financing necessary to complete the merger. Under these commitments, Certified will increase its bank revolving credit line to $200 million, secured by accounts receivable and inventory. Certified's existing institutionally placed $80 million of 7.22% Senior Unsecured Notes due 2008 will be secured by property, plant and equipment and the interest rate will be increased to 7.72%. A new issue of $40 million in ten year senior mortgage notes would be issued with an interest rate of 280 basis points over U.S. Treasury issues with a corresponding maturity. These notes would also be secured by property, plant and equipment.

   In May 1999 Certified entered into an agreement with Albertson's, Inc. to purchase certain assets related to 32 stores being sold as a result of a required divestiture of stores associated with Albertson's merger with American Stores, Inc. Certified will sell or otherwise permit the direct transfer of a total of 26 of the stores to Certified members coincident to the closing of the transaction. Certified will retain six stores until it locates a suitable buyer for the stores. Certified has provided some members with financing support from Grocers Capital Company in connection with this transaction. Financing support is provided on a member by member basis. In addition, Certified will provide credit enhancement with respect to certain of the leases involved in the transaction in the form of guarantees or as a sublessee/sublessor.

17. Restatement (Unaudited)

   Subsequent to the issuance of the Company's quarterly report on Form 10-Q for the nine months ended May 29, 1999, the Company's management determined to account for the acquisition of SavMax, as described in Note 3, as a purchase pursuant to Accounting Principles Board Opinion No. 16 "Business Combinations". As a result, the financial statements for the nine-month period ended May 29, 1999 have been restated from the amounts previously reported to reflect the consolidation of SavMax with the Company. This restatement increased current assets by $7,000 and increased total assets by $14,000. Shareholder's equity and net earnings each decreased by $16.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
United Grocers, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, members' equity and cash flows, present fairly, in all material respects, the financial position of United Grocers, Inc. and Subsidiaries (United) at October 3, 1997 and October 2, 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 2, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of United's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note 1 to the consolidated financial statements, during the year ended October 2, 1998, United changed its method of amortizing the unrecognized gains and losses in connection with its defined benefit plan.

   As discussed in Note 2 to the consolidated financial statements, results of operations for the year ended September 27, 1996 and members' equity as of September 29, 1995 and September 27, 1996 have been restated.

PricewaterhouseCoopers LLP

Portland, Oregon
April 30, 1999

United Grocers, Inc. and Subsidiaries

Consolidated Balance Sheets
(dollars in thousands, except share data)

                                              October 3, October 2,   July 2,
                                                 1997       1998       1999
                                              ---------- ---------- -----------
                                                                    (unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents..................  $ 10,223   $  1,294   $  3,907
  Investments restricted or maintained for
   insurance reserves........................    51,513        --         --
  Accounts and notes receivable, net.........    78,537     67,269     64,582
  Inventories................................   102,333     68,898     69,716
  Other current assets.......................     7,037      5,115      5,918
  Deferred income taxes......................     8,147      1,526      1,525
                                               --------   --------   --------
    Total current assets.....................   257,790    144,102    145,648
Notes receivable, net........................    16,498     29,201     20,143
Investments in affiliated companies..........     6,971      3,360      3,354
Other receivables............................     4,837      3,033      3,169
Deferred income taxes........................       553        --         --
Other assets, net............................    17,335     16,032     13,129
Property, plant and equipment, net...........    61,443     37,914     30,386
                                               --------   --------   --------
                                               $365,427   $233,642   $215,829
                                               ========   ========   ========
       LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Notes payable, current portion.............  $ 10,191   $ 41,159   $ 55,688
  Accounts payable...........................    97,587     59,676     57,840
  Insurance reserves.........................    26,356        --         --
  Compensation and taxes payable.............     8,328      6,335      4,578
  Other current liabilities..................     8,115      5,780      2,708
                                               --------   --------   --------
    Total current liabilities................   150,577    112,950    120,814
Notes payable, net of current portion........   187,995     74,434     56,596
Deferred gains on sale-leaseback
 transactions................................     3,650      1,257      1,168
Deferred income taxes........................       --       2,233      2,233
Other liabilities............................     7,434      7,520      5,647
                                               --------   --------   --------
    Total liabilities........................   349,656    198,394    186,458
                                               --------   --------   --------
Commitments and contingencies
Redeemable members' equity...................     1,120      3,905      1,886
                                               --------   --------   --------
Members' equity:
  Common stock--authorized, 10,000,000 shares
   at $5.00 par value; issued and
   outstanding, 586,834, 523,955 and 508,479
   (unaudited) shares, respectively..........     2,934      2,620      2,542
  Additional paid-in capital.................    22,886     20,394     18,827
  Retained earnings (accumulated deficit)....   (11,431)     8,329      6,116
  Unrealized gain on investments.............       262        --         --
                                               --------   --------   --------
    Total members' equity....................    14,651     31,343     27,485
                                               --------   --------   --------
                                               $365,427   $233,642   $215,829
                                               ========   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

United Grocers, Inc. and Subsidiaries

Consolidated Statements of Operations
(dollars in thousands)

                                                                   Nine month
                                      Years ended                 periods ended
                          ------------------------------------  ------------------
                          September 27,
                              1996      October 3,  October 2,  July 3,   July 2,
                           (Restated)      1997        1998       1998      1999
                          ------------- ----------  ----------  --------  --------
                                                                   (unaudited)
Net sales and
 operations.............   $1,280,453   $1,306,602  $1,175,279  $892,279  $773,475
                           ----------   ----------  ----------  --------  --------
Costs and expenses:
 Cost of sales..........    1,115,735    1,133,690   1,015,268   771,653   667,883
 Operating expenses.....      119,785      130,323     114,595    83,214    68,659
 Selling and
  administrative
  expenses..............       15,365       22,425      19,565    16,795    16,405
 Depreciation and
  amortization..........        8,015       11,483      10,416     7,715     7,413
                           ----------   ----------  ----------  --------  --------
                            1,258,900    1,297,921   1,159,844   879,377   760,360
                           ----------   ----------  ----------  --------  --------
Other income (expense):
 Interest expense.......      (14,825)     (16,307)    (13,585)  (11,229)   (7,069)
 Interest income........          828          733       2,206     1,330     1,912
 Gain on sale of Cash &
  Carry division........          --           --       29,033    26,670       --
 Gain (loss) on write-
  down or disposition
  of assets, net........          --        (4,385)      2,213     1,077     1,956
                           ----------   ----------  ----------  --------  --------
                              (13,997)     (19,959)     19,867    17,848    (3,201)
                           ----------   ----------  ----------  --------  --------
   Income (loss) from
    continuing
    operations before
    members' allowances,
    members' patronage
    dividends,
    cumulative effect on
    prior years of a
    change in accounting
    principle and income
    taxes...............        7,556      (11,278)     35,302    30,750     9,914
Members' allowances.....      (11,605)     (10,349)    (14,108)   (9,060)  (13,602)
Members' patronage
 dividends..............       (4,000)         --          --        --        --
                           ----------   ----------  ----------  --------  --------
   Income (loss) from
    continuing
    operations before
    cumulative effect on
    prior years of a
    change in accounting
    principle and income
    taxes...............       (8,049)     (21,627)     21,194    21,690    (3,688)
Income tax benefit
 (provision)............          --        10,466      (7,939)   (8,676)    1,475
                           ----------   ----------  ----------  --------  --------
   Net income (loss)
    from continuing
    operations, before
    cumulative effect of
    a change in
    accounting
    principle...........       (8,049)     (11,161)     13,255    13,014    (2,213)
Discontinued operations:
 Income from operations
  of insurance segment
  (less income taxes of
  $0, $1,666, $903 and
  $624 (unaudited),
  respectively).........        2,480        2,501       1,355     1,355       --
 Gain on disposal of
  insurance segment
  (less income taxes of
  $2,000 for 1998)......          --           --        3,403       --        --
                           ----------   ----------  ----------  --------  --------
   Net income (loss)
    before cumulative
    effect of a change
    in accounting
    principle...........       (5,569)      (8,660)     18,013  $ 14,369  $ (2,213)
                                                                ========  ========
Cumulative effect on
 prior years (to October
 3, 1997) of changing
 methods of amortizing
 the unrecognized net
 gain in the Company's
 defined benefit pension
 plan (less income taxes
 of $1,165 for 1998)....          --           --        1,747
                           ----------   ----------  ----------
   Net income (loss)....   $   (5,569)  $   (8,660) $   19,760
                           ==========   ==========  ==========
   Pro forma net income
    (loss), assuming the
    new amortization
    method is applied
    retroactively.......   $   (4,877)  $   (8,342) $   18,013
                           ==========   ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

United Grocers, Inc. and Subsidiaries

Consolidated Statements of Members' Equity
(dollars in thousands, except for share data)

                                                       Retained
                          Common Stock    Additional   Earnings   Unrealized
                         ---------------   Paid-in   (Accumulated   Gain on
                         Shares   Amount   Capital     Deficit)   Investments  Total
                         -------  ------  ---------- ------------ ----------- -------
Balance, September 29,
 1995 (restated)........ 655,663  $3,278   $23,957     $  4,918      $ 199    $32,352
Common stock issued.....  18,724      94     1,059          --         --       1,153
Repurchase of common
 stock.................. (48,936)   (245)   (1,527)      (1,232)       --      (3,004)
Patronage dividends.....  13,000      65       735          --         --         800
Net loss (restated).....     --      --        --        (5,569)       --      (5,569)
Changes in unrealized
 gains on investments...     --      --        --           --           1          1
                         -------  ------   -------     --------      -----    -------
Balance, September 27,
 1996 (restated)........ 638,451   3,192    24,224       (1,883)       200     25,733
Common stock issued.....  13,775      69       780          --         --         849
Repurchase of common
 stock.................. (34,609)   (173)   (1,152)        (888)       --      (2,213)
Redemptions pending..... (30,783)   (154)     (966)         --         --      (1,120)
Net loss................     --      --        --        (8,660)       --      (8,660)
Change in unrealized
 gain on investments....     --      --        --           --          62         62
                         -------  ------   -------     --------      -----    -------
Balance, October 3,
 1997................... 586,834   2,934    22,886      (11,431)       262     14,651
Repurchase of common
 stock..................    (577)     (3)      (18)         --         --         (21)
Redemptions pending..... (62,302)   (311)   (2,474)         --         --      (2,785)
Net income..............     --      --        --        19,760        --      19,760
Change in unrealized
 gain on investments....     --      --        --           --        (262)      (262)
                         -------  ------   -------     --------      -----    -------
Balance, October 2,
 1998................... 523,955   2,620    20,394        8,329        --      31,343
Common stock issued
 (unaudited)............  21,528     108       655          --         --         763
Repurchase of common
 stock (unaudited)...... (96,124)   (481)   (3,947)         --         --      (4,428)
Redemptions pending
 (unaudited)............  59,120     295     1,725          --         --       2,020
Net loss (unaudited)....     --      --        --        (2,213)       --      (2,213)
                         -------  ------   -------     --------      -----    -------
Balance, July 2, 1999
 (unaudited)............ 508,479  $2,542   $18,827     $  6,116      $ --     $27,485
                         =======  ======   =======     ========      =====    =======


   The accompanying notes are an integral part of the consolidated financial statements.

United Grocers, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
(dollars in thousands)

                                                                 Nine month
                                     Years ended                periods ended
                         -----------------------------------  ------------------
                         September 27,
                             1996      October 3, October 2,  July 3,   July 2,
                          (Restated)      1997       1998       1998      1999
                         ------------- ---------- ----------  --------  --------
                                                                 (unaudited)
Cash flows from
 operating activities:
 Net income (loss)......  $   (5,569)   $ (8,660) $   19,760  $ 14,369  $ (2,213)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization........       8,202      11,842      10,522     7,875     7,413
   Patronage dividends
    paid in common
    stock...............         800         --          --        --        --
   Loss (gain) on write-
    down or disposition
    of assets...........         --        4,385      (2,213)   (1,077)   (1,956)
   Gain on disposal of
    discontinued
    operations..........         --          --       (5,403)      --        --
   Gain on sale of Cash
    & Carry division....         --          --      (29,033)  (26,670)      --
   Equity in earnings of
    affiliated
    companies...........        (568)       (107)        (41)      --        --
   Deferred income
    taxes...............         --       (8,700)      9,407       --        --
   Changes in assets and
    liabilities:
     Accounts
      receivable........       4,731      (2,133)     (6,932)   (2,910)    3,137
     Inventories........      (2,631)      2,312       7,900    16,296      (818)
     Other assets.......       1,354         (96)     (1,731)    4,400    (2,081)
     Accounts payable...       8,902      14,864     (11,465)  (18,225)   (1,836)
     Insurance
      reserves..........        (397)     (3,206)      1,406     1,406       --
     Compensation and
      taxes payable.....         403       3,306      (1,850)   (1,468)   (1,757)
     Other liabilities..         791      (1,117)     (1,418)    7,278    (5,034)
     Members' patronage
      payable...........      (3,447)     (2,427)        --        --        --
     Deferred gains on
      sale leaseback
      transactions......         --        2,650      (2,393)      --        --
                          ----------    --------  ----------  --------  --------
   Net cash flows
    provided by (used
    in) operating
    activities..........      12,571      12,913     (13,484)    1,274    (5,145)
                          ----------    --------  ----------  --------  --------
Cash flows from
 investing activities:
 Loans to members.......     (22,512)    (10,396)     (2,416)   (1,647)     (358)
 Collections on member
  loans.................      10,626       4,988       3,798     2,603     8,966
 Proceeds from sale of
  member loans..........      10,549      13,205       2,918     1,550       --
 Sale of investment in
  affiliated company....         --        6,023         --        --        --
 Purchase of
  investments
  restricted or
  maintained for
  insurance reserves....     (13,404)    (10,226)     (3,167)   (3,167)      --
 Sale of investments
  restricted or
  maintained for
  insurance reserves....       7,385       5,604       8,685     8,685       --
 Investment in
  affiliated
  companies.............        (267)        (48)        --        --        --
 Proceeds from
  disposition of
  assets................       6,884      11,036      18,313    15,193     7,912
 Purchase of property,
  plant and equipment...     (16,231)    (15,607)     (3,677)   (1,870)   (1,789)
 Purchase of other
  assets................      (6,417)     (6,446)     (1,011)      --        --
 Acquisition of
  California
  operations............     (23,252)        --          --        --        --
 Proceeds from sale of
  discontinued
  operations, net.......         --          --       26,813       --        --
 Proceeds from sale of
  Cash & Carry
  division..............         --          --       37,986    37,986       --
                          ----------    --------  ----------  --------  --------
   Net cash flows
    provided by (used
    in) investing
    activities..........     (46,639)     (1,867)     88,242    59,333    14,731
                          ----------    --------  ----------  --------  --------
Cash flows from
 financing activities:
 Sale of common stock...       1,153          76         --        --        762
 Repurchase of common
  stock.................      (3,004)     (2,213)        (21)      --     (4,427)
 Proceeds from notes
  payable...............   1,091,567     932,370   1,171,161   871,891   818,850
 Repayments of notes
  payable...............  (1,052,183)   (947,566) (1,253,754) (927,050) (822,158)
 Payment of debt
  issuance costs........         --          --       (1,073)      --        --
                          ----------    --------  ----------  --------  --------
   Net cash flows
    provided by (used
    in) financing
    activities..........      37,533     (17,333)    (83,687)  (55,159)   (6,973)
                          ----------    --------  ----------  --------  --------
   Net increase
    (decrease) in cash
    and cash
    equivalents.........       3,465      (6,287)     (8,929)    5,448     2,613
Cash and cash
 equivalents, beginning
 of year................      13,045      16,510      10,223    10,223     1,294
                          ----------    --------  ----------  --------  --------
Cash and cash
 equivalents, end of
 year...................  $   16,510    $ 10,223  $    1,294  $ 15,671  $  3,907
                          ==========    ========  ==========  ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

United Grocers, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Operations and Summary of Significant Accounting Policies:

 Organization and Nature of Operations

   United Grocers, Inc. and subsidiaries (United) operates a distribution business primarily in Oregon, Southern Washington and Northern California. The distribution business includes all operations relating to wholesale grocery and related product sales, service department revenues and financing income and fees. Through July 1998, United had an additional operating segment, which included all operations relating to insurance underwriting, commissions and reinsurance, primarily to provide workers' compensation and property-casualty coverage. As discussed in Note 9, the insurance operations were sold in July 1998 and those operations discontinued by United.

   Its member customers own United's stock. Sales to these members accounted for approximately 80%, 56% and 57% of sales from continuing operations for the years ended September 27, 1996, October 3, 1997 and October 2, 1998, respectively.

 Unaudited Interim Financial Statements

   In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the consolidated financial position of United at July 2, 1999 and the consolidated results of operations and cash flows for the nine month periods ended July 3, 1998 and July 2, 1999.

   Operating results for the interim period ended July 2, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year ending October 1, 1999, or any other period.

 Fiscal Year

   United reports on a fiscal year of 52 or 53 weeks, which is the fiscal year of the distribution segment. United's fiscal closing date is the Friday nearest September 30. The fiscal year of the subsidiaries included in the insurance segment ended on September 30.

 Principles of Consolidation

   The consolidated financial statements include the accounts of United Grocers, Inc. and its wholly-owned subsidiaries as follows: Western Passage Express, Inc.; Northwest Process, Inc.; UG Resources, Inc.; United Resources, Inc.; Western Security Services, Ltd.; R&R Liquidating Corporation; and Bergrens Market, Inc. The consolidated financial statements also include:
Grocers Insurance Group, Inc.; Grocers Insurance Agency, Inc., UGIC Ltd., Grocers Insurance Company and United Workplace Consultants, Inc. (collectively, the insurance segment) through July 1998 (see Notes 9 and 13); and Rich and Rhine, Inc. through May 1998. All intercompany balances and transactions have been eliminated upon consolidation.

 Cash and Cash Equivalents

   United considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

United Grocers, Inc. and Subsidiaries

 Investments

   Investments, which were held by subsidiaries within the insurance segment, were classified and accounted for as follows:

  . held-to-maturity securities were reported at amortized cost.

  . available-for-sale securities were reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of members' equity.

   The cost of investments used in computing realized gains or losses was determined using the specific identification method.

 Reinsurance

   United accounted for reinsurance transactions in accordance with Statement of Financial Accounting Standards (SFAS) No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. SFAS No. 113 requires that transactions relating to reinsurance transactions be reported at gross amounts rather than net amounts. Net premiums earned are reported as net sales and operations while net losses and loss adjustment expenses are reported as cost of sales.

   In the normal course of business, United sought to reduce the losses that may have resulted from catastrophes or other events that would cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers were estimated in a manner consistent with the claim liability associated with the reinsured policy. Amounts paid for prospective reinsurance were reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of insurance protection provided.

 Inventories and Cost of Sales

   Inventories are stated at the lower of cost or market. The cost of these inventories is determined under the first-in, first-out (FIFO) method or other methods that approximate FIFO.

   Cost of sales includes primarily the costs of distribution, which include the purchases of product, net of allowances paid and received and the net advertising department margins, plus the handling allowances made to members based upon the cost of servicing their accounts.

 Restricted Assets and Net Assets

   Restricted assets and net assets that could not be transferred to the parent company in the form of loans, advances or cash dividends by the insurance subsidiary without the consent of state insurance agencies as of October 3, 1997 were as follows:

     Restricted cash................................................ $   401,000
     Investments....................................................  18,486,000
                                                                     -----------
       Total........................................................ $18,887,000
                                                                     ===========

United Grocers, Inc. and Subsidiaries

   In addition, the balance of the investments of $32,626,000 represented assets that had been accumulated for the possible payment of claims against the insurance reserves.

 Investments in Affiliated Companies

   Investments in affiliated companies represent United's ownership in entities in which it does not have a controlling interest. The investments are accounted for using the equity method, in which carrying value represents cost plus United's share of earnings since acquisition, less distributions received.

 Other Assets

   Software costs, non-competition agreements and other intangibles, included in other assets in the accompanying balance sheets, are stated at cost and are being amortized and charged to operating expenses on a straight-line basis over the estimated or contractual lives of three to five years.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost and include expenditures for new facilities and those that substantially increase the useful lives of the existing plant and equipment. United capitalizes interest when applicable as a component of the cost of significant construction projects. No interest was capitalized for the years ended September 27, 1996, October 3, 1997 and October 2, 1998.

   Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives are generally as follows:

     Buildings and improvements...................................... 4-75 years
     Warehouse equipment............................................. 5-20 years
     Truck equipment.................................................  3-8 years
     Office equipment................................................ 3-10 years

   Maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of property, plant and equipment, any gain or loss on disposition is reflected in the consolidated statement of operations and the related asset cost and accumulated depreciation are removed from the respective accounts.

 Recoverability of Long-Term Assets

   Management of United reviews the carrying value of long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

 Debt Classification

   United classifies as current liabilities any line of credit arrangements that contain a subjective acceleration clause and a lock-box arrangement.

United Grocers, Inc. and Subsidiaries

 Income Taxes

   United files a consolidated income tax return. United operates and is taxed as a cooperative. Accordingly, amounts distributed as qualified patronage dividends are not included in its taxable income but are instead taxed to the patrons receiving the patronage dividends. Deferred income taxes are recorded to reflect the tax consequences on future years of the non-patronage portion of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in net deferred tax assets and liabilities.

 Earnings per Common Share

   United's policy is to distribute earnings only in the form of patronage dividends. No dividends have ever been declared on the common stock of United and all earnings not distributed as patronage dividends have been retained. In accordance with generally accepted accounting principles, earnings per share information is not presented because United does not have publicly held common stock.

 Common Stock

   United's Board of Directors' policy, subject to change without notice, requires United to repurchase on request the number of shares a member owns in excess of 4,000 shares. The excess shares are redeemed in exchange for cash or capital stock residual notes, payable over a five-year period. In fiscal 1998, United's Board of Directors temporarily suspended redemptions of members' capital stock. Future redemptions are at the discretion of the Board of Directors.

   At October 3, 1997, October 2, 1998 and July 2, 1999, there were 30,783, 93,085 and 33,965 (unaudited) shares in the amounts of $1,120,000, $3,905,000 and $1,886,000 (unaudited), respectively, which have been presented by members for redemption, but which had not yet been redeemed. These shares are included in redeemable members' equity in the accompanying consolidated balance sheet.

   As of October 2, 1998, United holds $111,000 to be used for issuance of 5,400 shares to new members.

 Advertising Costs

   United expenses the costs of advertising the first time the advertising takes place. Advertising expense for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 was $2,593,000, $1,734,000 and $444,000,
respectively, exclusive of costs incurred on behalf of members for which United is reimbursed.

United Grocers, Inc. and Subsidiaries

 Members' Allowances

   United makes rebates to members based on the respective members' volume of purchases over defined periods of time.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Change in Method of Accounting for Net Periodic Pension Costs

   For the year ended October 2, 1998, United began amortizing its unrecognized net gains and losses in connection with its defined benefit pension plan (see
Note 14) over a three-year period. In previous years United used the minimum amortization allowed by SFAS No. 87, Employer's Accounting for Pensions. The new method was adopted to more currently recognize the effects of changes in actuarial assumptions and differences between the assumptions used and the actual experience. The pro forma amounts in the statement of operations have been adjusted for the effect of the retroactive application of the change on operating expenses and related income taxes. The effect of the change on the statement of operations for the year ended October 2, 1998 was to increase net income before the cumulative effect of the change in accounting method by approximately $996,000.

 Transfers and Servicing of Financial Assets

   The Financial Accounting Standards Board (FASB) issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which United adopted in 1997. The Statement provides for standards that are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Accordingly, United conformed to the new requirements of SFAS No. 125 for transactions involving the sale of member loans receivable for applicable transactions occurring after December 31, 1996.

 Accounting Pronouncements

   During the first quarter of 1998, United adopted FASB SFAS No. 130, Reporting Comprehensive Income, which establishes requirements for disclosure of comprehensive income. The objective of SFAS No. 130 is to report a measure of all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. Comprehensive income did not differ significantly from reported net income or loss in the periods presented.

United Grocers, Inc. and Subsidiaries

   In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and earns revenues and its major customers. The statement is effective for fiscal years beginning after December 15, 1997.

   In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. The statement suggests combined formats for presentation of pension and other post-retirement benefit disclosures. The statement is effective for fiscal years beginning after December 15, 1997.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative instrument's fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000.

   United's management has studied the implications of SFAS Nos. 131 and 132, and based on the initial evaluation, expects the adoption to have no impact on United's financial condition or results of operations, but will require revised disclosures when the respective statements become effective. United's management has studied the implications of SFAS No. 133 and based on the initial evaluation, expects the adoption to have no impact on United's financial condition or results of operations.

2. Restatement:

   United previously reported retained earnings as of September 29, 1995 and September 27, 1996 of $14,923,000 and $13,843,000, respectively. These amounts have been restated to retained earnings of $4,918,000 as of September 29, 1995 and an accumulated deficit of $1,883,000 as of September 27, 1996 in the accompanying consolidated statements of members' equity. The adjustments which necessitated the restatement, and their effect on United's net income for the year ended September 27, 1996 and members' equity as of September 29, 1995 are summarized as follows:

                                                    Decrease (Increase) In:
                                                  ----------------------------
                                                               Members' Equity
                                                  Fiscal 1996   September 29,
                                                  Net Income        1995
                                                  -----------  ---------------
   Accruals for losses on lease/sublease
    arrangements................................. $(2,258,000)   $11,872,000
   Write-off of advertising and other
    receivables..................................   3,561,000            --
   Accrual of vendor trust account liabilities...   1,581,000            --
   Adjustment of carrying value of used store
    equipment to net realizable value............   1,309,000            --
   Income taxes..................................     (74,000)    (2,126,000)
   Other.........................................   1,602,000        259,000
                                                  -----------    -----------
     Net restatement............................. $ 5,721,000    $10,005,000
                                                  ===========    ===========

United Grocers, Inc. and Subsidiaries

3. Investments Restricted or Maintained for Insurance Reserves:

   The amortized costs and estimated fair values of investments in debt securities and other investments at October 3, 1997 are as follows:

                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized
                                      Cost       Gains      Losses    Fair Value
                                   ----------- ---------- ----------  -----------
Available-for-sale securities
-----------------------------
U.S. Treasury securities.......... $ 3,512,000 $  103,000 $     --    $ 3,615,000
Obligations of states, political
 subdivisions and government
 agencies.........................   4,410,000    134,000       --      4,544,000
Corporate securities..............   1,026,000     25,000       --      1,051,000
                                   ----------- ---------- ---------   -----------
    Subtotal......................   8,948,000    262,000       --      9,210,000
Common stocks.....................     225,000        --        --        225,000
                                   ----------- ---------- ---------   -----------
    Total......................... $ 9,173,000 $  262,000 $     --    $ 9,435,000
                                   =========== ========== =========   ===========
Held-to-maturity securities
---------------------------
U.S. Treasury securities.......... $16,547,000 $  848,000 $ (42,000)  $17,353,000
Obligations of states, political
 subdivisions and government
 agencies.........................  19,154,000    255,000   (66,000)   19,343,000
Corporate securities..............   5,976,000    141,000   (19,000)    6,098,000
                                   ----------- ---------- ---------   -----------
    Total......................... $41,677,000 $1,244,000 $(127,000)  $42,794,000
                                   =========== ========== =========   ===========
Restricted assets
-----------------
Cash and cash equivalents......... $   401,000 $      --  $     --    $   401,000
                                   =========== ========== =========   ===========
Reconciliation to balance sheet:
  Available-for-sale securities,
   at fair value..................                                    $ 9,435,000
  Held-to-maturity securities, at
   amortized cost.................                                     41,677,000
  Restricted assets, at fair
   value..........................                                        401,000
                                                                      -----------
    Total investments.............                                    $51,513,000
                                                                      ===========

   Gross realized gains of $3,000 were realized in the year ended October 3, 1997 from the maturity and redemption of held-to-maturity securities being called by the issuers. The amortized cost of these securities at the time of call was $4,470,000. There were no realized losses.

   Proceeds from the sale of available-for-sale securities were $1,105,000 and $1,131,000 in the years ended September 27, 1996 and October 3, 1997, respectively. The gross realized gains on these sales were $4,226 in the year ended September 27, 1996 and losses on these sales were $9,000 in the year ended October 3, 1997.

United Grocers, Inc. and Subsidiaries

4. Accounts and Notes Receivable:

   These consist of amounts due principally from members at the balance sheet date as follows:

                                                                    Nine Month
                                               Year Ended          Period Ended
                                         ------------------------  ------------
                                         October 3,   October 2,     July 2,
                                            1997         1998          1999
                                         -----------  -----------  ------------
                                                                   (Unaudited)
Accounts receivable....................  $69,778,000  $60,503,000  $60,198,000
Insurance premiums receivable and
 related balances......................   14,521,000          --           --
Less allowance for doubtful accounts...   (7,598,000)  (1,236,000)  (1,185,000)
                                         -----------  -----------  -----------
  Net accounts receivable..............   76,701,000   59,267,000   59,013,000
                                         -----------  -----------  -----------
Notes receivable, current portion......    1,977,000    8,002,000    5,569,000
Less allowance for doubtful notes......     (141,000)         --           --
                                         -----------  -----------  -----------
  Net current notes receivable.........    1,836,000    8,002,000    5,569,000
                                         -----------  -----------  -----------
  Net accounts and current notes
   receivable..........................  $78,537,000  $67,269,000  $64,582,000
                                         ===========  ===========  ===========
Notes receivable, non-current portion..  $18,886,000  $29,515,000  $20,899,000
Less allowance for doubtful accounts...   (2,388,000)    (314,000)    (756,000)
                                         -----------  -----------  -----------
  Net non-current notes receivable.....  $16,498,000  $29,201,000  $20,143,000
                                         ===========  ===========  ===========

   During the year ended October 2, 1998, United wrote off approximately $11 million of accounts and notes receivable, and adjusted the related allowance for doubtful accounts, for amounts determined to be uncollectible.

   The notes receivable from members are generally for periods of two to ten years at annual interest rates of 3% to 11%. The notes receivable as of October 2, 1998 include $17.5 million in connection with the sale of the Cash & Carry division (see Note 10). This note carries an annual interest rate of 6.5%. The annual maturities of notes receivable for each of the next five fiscal years following October 2, 1998 are as follows:

     1999........................................................... $ 8,002,000
     2000...........................................................   4,349,000
     2001...........................................................   6,859,000
     2002...........................................................   6,632,000
     2003...........................................................   6,562,000
     Thereafter.....................................................   5,113,000
                                                                     -----------
                                                                     $37,517,000
                                                                     ===========

United Grocers, Inc. and Subsidiaries

   Changes in the allowance for doubtful accounts for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 and for the nine month period ended July 2, 1999 are summarized as follows:

                             Balance at  Charged to                Balance at
                              beginning   costs and                  end of
        Description            of year    expenses    Deductions      year
        -----------          ----------- ----------- ------------  -----------
1996:
-----
Allowance for doubtful
 accounts for:
  Accounts receivable....... $ 1,177,000 $ 6,213,000 $ (6,250,000) $ 1,140,000
  Notes receivable..........     508,000   1,062,000     (460,000)   1,110,000
                             ----------- ----------- ------------  -----------
    Total................... $ 1,685,000 $ 7,275,000 $ (6,710,000) $ 2,250,000
                             =========== =========== ============  ===========
1997:
-----
Allowance for doubtful
 accounts for:
  Accounts receivable....... $ 1,140,000 $ 7,829,000 $ (1,371,000) $ 7,598,000
  Notes receivable..........   1,110,000   2,943,000   (1,524,000)   2,529,000
                             ----------- ----------- ------------  -----------
  Total..................... $ 2,250,000 $10,772,000 $ (2,895,000) $10,127,000
                             =========== =========== ============  ===========
1998:
-----
Allowance for doubtful
 accounts for:
  Accounts receivable....... $ 7,598,000 $ 1,440,000 $ (7,802,000) $ 1,236,000
  Notes receivable..........   2,529,000   1,000,000   (3,215,000)     314,000
                             ----------- ----------- ------------  -----------
    Total................... $10,127,000 $ 2,440,000 $(11,017,000) $ 1,550,000
                             =========== =========== ============  ===========
1999:
-----
Allowance for doubtful
 accounts for:
  Accounts receivable
   (unaudited).............. $ 1,236,000 $   291,000 $   (342,000) $ 1,185,000
  Notes receivable
   (unaudited)..............     314,000     450,000       (8,000)     756,000
                             ----------- ----------- ------------  -----------
    Total (unaudited)....... $ 1,550,000 $   741,000 $   (349,000) $ 1,941,000
                             =========== =========== ============  ===========

5. Other Assets:

   Other assets consist of the following:

                                                                    Nine Month
                                               Year Ended          Period Ended
                                         ------------------------  ------------
                                         October 3,   October 2,     July 2,
                                            1997         1998          1999
                                         -----------  -----------  ------------
                                                                   (Unaudited)
   Software............................. $18,356,000  $19,999,000  $21,195,000
   Prepaid loan fees....................         --     1,073,000    1,111,000
   Other................................   2,570,000    1,941,000    1,973,000
                                         -----------  -----------  -----------
     Subtotal...........................  20,926,000   23,013,000   24,279,000
   Less accumulated amortization........  (3,591,000)  (6,981,000) (11,150,000)
                                         -----------  -----------  -----------
     Total other assets, net............ $17,335,000  $16,032,000  $13,129,000
                                         ===========  ===========  ===========

   Amortization expense for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 was $1,573,000, $4,152,000 and $4,143,000, respectively, and $3,091,000 (unaudited) and $4,052,000 (unaudited) for the nine month periods ended July 3, 1998 and July 2, 1999, respectively.

United Grocers, Inc. and Subsidiaries

6. Property, Plant and Equipment:

   Property, plant and equipment consists of the following:

                                                                   Nine Month
                                              Year Ended          Period Ended
                                        ------------------------  ------------
                                        October 3,   October 2,     July 2,
                                           1997         1998          1999
                                        -----------  -----------  ------------
                                                                  (Unaudited)
   Land................................ $ 3,865,000  $ 2,163,000  $   537,000
   Buildings and improvements..........  55,999,000   42,996,000   37,128,000
   Warehouse and truck equipment.......  31,316,000   24,022,000   22,148,000
   Office equipment....................  14,185,000   14,432,000   13,405,000
   Construction in progress............   5,069,000      466,000      470,000
                                        -----------  -----------  -----------
     Total property, plant and
      equipment........................ 110,434,000   84,079,000   73,688,000
   Less accumulated depreciation....... (48,991,000) (46,165,000) (43,302,000)
                                        -----------  -----------  -----------
     Property, plant and equipment,
      net.............................. $61,443,000  $37,914,000  $30,386,000
                                        ===========  ===========  ===========

   Depreciation expense for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 was $6,629,000, $7,690,000 and $6,379,000, respectively, including $187,000, $359,000 and $160,000, respectively, related to discontinued operations. Depreciation expense for the nine month periods ended July 3, 1998 and July 2, 1999 was $4,784,000 (unaudited) and $3,361,000
(unaudited), respectively, including $160,000 (unaudited) related to discontinued operations for the nine month period ended July 3, 1998. Due to operating losses incurred by a retail store in Sacramento, California, United recorded during the year ended October 3, 1997 a write-down of approximately $1.8 million to reduce the carrying cost of the store's assets to estimated net realizable value. The loss is included in "gain/loss on write-down or disposition of assets, net" in the accompanying statements of operations. The store incurred losses for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 of $601,000, $520,000 and $562,000, respectively. The carrying value of the store's assets at October 2, 1998 is $10,000. The store is being operated but is being held for sale.

United Grocers, Inc. and Subsidiaries

7. Notes Payable:

   Notes payable consists of the following:

                                                                   Nine Month
                                             Year Ended           Period Ended
                                      --------------------------  ------------
                                       October 3,    October 2,     July 2,
                                          1997          1998          1999
                                      ------------  ------------  ------------
                                                                  (Unaudited)
Line of credit with financial
 institution......................... $ 69,000,000  $ 34,315,000  $ 47,568,000
Notes payable with financial
 institution:
  Term loan, interest at 7.344%,
   payable in four equal annual
   payments beginning May 1999.......          --     10,000,000    10,000,000
  Real estate term loan, interest at
   7.344%, payable in 120 equal
   monthly principal and interest
   payments beginning February 1999..          --     25,000,000    16,863,000
Notes payable, other:
  Capital stock residual notes,
   payable in 20 quarterly
   installments plus interest at a
   variable interest rate based on
   the current capital investment
   note rate.........................    4,071,000     2,327,000     3,683,000
  Capitalized equipment leases,
   payable in monthly installments of
   $43,853, including interest at 12%
   to 20% through 2005
   (collateralized by equipment).....    2,276,000     1,563,000           --
  Other notes payable................    1,495,000       281,000       150,000
Redeemable notes and certificates:
  Capital investment notes
   (subordinated), interest at 7.5%,
   maturity dates through 2005.......   41,745,000    39,277,000    31,302,000
  Registered redeemable building
   notes (subordinated), interest at
   8%, not fixed maturity date.......    3,088,000     2,830,000     2,718,000
  Credit agreement notes, interest
   from 7.0875% to 7.1875%...........   42,915,000           --            --
Senior notes payable to insurance
 companies, interest at 8.42% and
 9.15%...............................   29,999,000           --            --
Mortgage notes payable, interest at
 7.25%...............................    3,597,000           --            --
                                      ------------  ------------  ------------
    Total............................  198,186,000   115,593,000   112,284,000
Less current portion.................  (10,191,000)  (41,159,000)  (55,688,000)
                                      ------------  ------------  ------------
    Total notes payable, net of
     current portion................. $187,995,000  $ 74,434,000  $ 56,596,000
                                      ============  ============  ============

   Maturities of notes payable subsequent to October 2, 1998 are as follows:

     1999.......................................................... $ 41,159,000
     2000..........................................................    7,942,000
     2001..........................................................    9,984,000
     2002..........................................................    9,206,000
     2003..........................................................    6,200,000
     Thereafter....................................................   41,102,000
                                                                    ------------
                                                                    $115,593,000
                                                                    ============

United Grocers, Inc. and Subsidiaries

   United has a credit agreement with a financial institution providing for a line of credit of $100 million for revolving loans and $35 million for term loan facilities. The agreement was entered into in August 1998 and matures in February 2002. The agreement provides for letter of credit accommodations up to $1 million.

   The amount of borrowings available under the revolving line of credit, based upon a lending formula applied to accounts and notes receivable and inventory, was $70.4 million as of October 2, 1998. The revolving line of credit bears interest at LIBOR plus 1.75% or at prime rate (7.125% and 8.5%, respectively, at October 2, 1998). United had $34.3 million outstanding under the revolving loans, $20 million at LIBOR and $14.3 million at prime. The term loans bear interest at LIBOR plus 1.75% as of October 2, 1998. The revolving line of credit and term loans are collateralized by account receivables, inventory and other assets.

   As of October 2, 1998, United had letters of credit totaling $11 million, $1 million required by certain real property leases and $10 million required under its cash management agreement with a bank. The revolving and term loans and letters of credit are cross-collateralized by essentially all assets of the borrowers (United Grocers, Inc. and United Resources, Inc.) and are guaranteed by all subsidiaries.

   United's most restrictive covenants require it to maintain certain minimum adjusted net worth, minimum accounts receivable turnover and fill rates (as defined). United is in compliance with covenants related to its credit agreements as of October 2, 1998.

   Amounts available under the credit agreement and letter of credit accommodations are subject to reduction by the lender being permitted to establish availability reserves based upon certain events, conditions, contingencies or risks which it may in good faith determine.

8. Income Taxes:

   The income tax (provision) benefit, including amounts associated with discontinued operations and the cumulative effect of a change in accounting method, for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 consists of the following:

                                                  1996     1997        1998
                                                 ------ ---------- ------------
     Current:
       Federal.................................. $  --  $  100,000 $ (2,600,000)
                                                 ------ ---------- ------------
     Deferred:
       Federal..................................    --   7,493,000   (8,135,000)
       State....................................    --   1,207,000   (1,272,000)
                                                 ------ ---------- ------------
                                                    --   8,700,000   (9,407,000)
                                                 ------ ---------- ------------
                                                 $  --  $8,800,000 $(12,007,000)
                                                 ====== ========== ============

   The current provision for the year ended October 2, 1998 primarily relates to the gain on disposal of the insurance segment.

United Grocers, Inc. and Subsidiaries

   The reconciliation of the statutory Federal tax rate to the effective income tax rate for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 is as follows:

                                           1996         1997          1998
                                        -----------  -----------  ------------
   Statutory income tax rate (34%)....  $ 1,893,000  $ 5,937,000  $(10,801,000)
   State income taxes, net of Federal
    income tax benefit................      223,000      797,000    (1,272,000)
   Tax exempt interest................       98,000          --            --
   Establishment of valuation
    allowance.........................   (2,156,000)         --            --
   Reversal of valuation allowance due
    to tax planning strategy..........          --     3,568,000           --
   Patronage-related book/tax
    differences.......................          --    (1,502,000)          --
   Other..............................      (58,000)         --         66,000
                                        -----------  -----------  ------------
     Total............................  $       --   $ 8,800,000  $(12,007,000)
                                        ===========  ===========  ============

   The significant components of deferred income taxes as of October 3, 1997 and October 2, 1998 is as follows:

                                                        1997         1998
                                                     -----------  -----------
   Deferred income taxes, current asset:
     Insurance reserves............................. $ 1,359,000
     Inventories....................................     362,000  $   309,000
     Allowance for doubtful accounts................   1,650,000      253,000
     Accrued employee benefits......................     192,000      168,000
     Capitalized lease insurance....................     244,000      244,000
     Nonpatronage net operating loss carryforward...   4,128,000          --
     Alternative minimum tax credit.................     150,000      178,000
     Other..........................................      62,000      374,000
                                                     -----------  -----------
       Net current deferred tax asset...............   8,147,000    1,526,000
                                                     -----------  -----------
   Deferred income taxes, non-current asset
    (liability):
     Accumulated depreciation.......................  (2,561,000)  (3,088,000)
     Impairment reserve.............................     689,000          --
     Lease accrual..................................   1,474,000    1,302,000
     Prepaid pension cost...........................         --      (738,000)
     Deferred income on sale-leaseback
      transactions..................................     845,000          --
     Deferred compensation..........................     106,000      291,000
                                                     -----------  -----------
       Net non-current deferred tax asset
        (liability).................................     553,000   (2,233,000)
                                                     -----------  -----------
       Total........................................ $ 8,700,000  $  (707,000)
                                                     ===========  ===========

9. Discontinued Operations:

   In September 1997, United's management and board of directors approved a plan whereby the insurance operations would be sold to an unrelated party. The sale of the insurance operations was completed in July 1998. Accordingly, the results of operations of the insurance segment for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 have been presented as "discontinued operations" in the accompanying statements of operations.

United Grocers, Inc. and Subsidiaries

   The following is a summary of the assets and liabilities of the insurance segment as of October 3, 1997:

     Assets:
       Investments................................................. $51,513,000
       Receivables and other current assets........................  22,070,000
       Long-term assets............................................   1,328,000
                                                                    -----------
                                                                     74,911,000
     Liabilities:
       Insurance reserves supported by investments.................  26,356,000
       Accounts payable and other current liabilities..............  19,544,000
                                                                    -----------
         Net investment in insurance segment....................... $29,011,000
                                                                    ===========

10. Sale of Cash & Carry Division:

   On May 15, 1998, United sold to an unrelated party the assets and liabilities of its Cash & Carry division, consisting of 40 wholesale grocery stores. The net sales proceeds included a $17,500,000 note from the buyer. United realized a gain on the sale, as follows:

     Net sales proceeds............................................ $55,486,000
                                                                    -----------
     Net investment in Cash & Carry division:
       Current assets..............................................  26,589,000
       Non-current assets..........................................   5,864,000
       Current liabilities.........................................  (6,000,000)
                                                                    -----------
                                                                     26,453,000
                                                                    -----------
                                                                    $29,033,000
                                                                    ===========

   The accompanying consolidated statements of operations for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 (through May 15, 1998) include the following amounts with respect to the Cash & Carry division:

                                           1996          1997          1998
                                       ------------  ------------  ------------
   Net sales and operations........... $ 32,882,000  $ 37,530,000  $ 22,797,000
   Costs and expenses.................  (32,133,000)  (34,551,000)  (22,380,000)
   Other income.......................    1,707,000     1,179,000     1,519,000
                                       ------------  ------------  ------------
     Income before income taxes....... $  2,456,000  $  4,158,000  $  1,936,000
                                       ============  ============  ============

11. Members' Patronage Dividends:

   United's income from sales to members, before income taxes and patronage dividends, is available at the discretion of the Board of Directors, to be returned to the members in the form of patronage dividends. For the year ended September 27, 1996, the Board of Directors voted to distribute $4 million in patronage dividends, approximately $3.2 million which was paid in cash and approximately $800,000 which was distributable in the form of common stock. No patronage earnings were available to pay patronage dividends for the years ended October 3, 1997 and October 2, 1998.

United Grocers, Inc. and Subsidiaries

12. Reinsurance:

   Reinsurance contracts do not relieve United from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to United. United evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

   United limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of high risk with other insurers or reinsurers, either on an automatic basis under general reinsurance contracts known as "treaties" or by negotiation on substantial individual risks. Ceded reinsurance is treated as the risk and liability of the assuming companies.

   Reinsurance amounts reflected in the financial statements as of October 3, 1997 and for the years ended September 27, 1996 and October 3, 1997 are as follows:

                                                         1996          1997
                                                      -----------  ------------
   For the balance sheet:
     Reinsurance recoverable.........................              $  9,440,000
     Prepaid reinsurance premiums....................                 3,746,000
                                                                   ------------
       Total.........................................              $ 13,186,000
                                                                   ============
   For the statement of operations:
     Premiums written:
       Gross......................................... $28,988,000  $ 31,198,000
       Assumed.......................................     567,000       742,000
       Ceded.........................................  (8,185,000)  (10,331,000)
                                                      -----------  ------------
       Net premiums written.......................... $21,370,000  $ 21,609,000
                                                      ===========  ============
     Premiums earned:
       Gross......................................... $26,515,000  $ 29,596,000
       Assumed.......................................     598,000       682,000
       Ceded.........................................  (7,403,000)   (9,698,000)
                                                      -----------  ------------
       Net premiums earned........................... $19,710,000  $ 20,580,000
                                                      ===========  ============
     Expenses:
       Losses and loss adjustment expenses........... $18,051,000  $ 16,610,000
       Reinsurance recoveries........................  (4,617,000)   (3,142,000)
                                                      -----------  ------------
       Net losses and loss adjustment expenses....... $13,434,000  $ 13,468,000
                                                      ===========  ============

United Grocers, Inc. and Subsidiaries

13. Segment Reporting:

   A summary of information about United's operations by the distribution and insurance segments for the years ended September 27, 1996 and October 3, 1997 is as follows:

                                                     1996            1997
                                                --------------  --------------
   Net sales and operations:
     Distribution.............................. $1,280,453,000  $1,306,602,000
     Insurance (1).............................     20,096,000      22,231,000
                                                --------------  --------------
       Total................................... $1,300,549,000  $1,328,833,000
                                                ==============  ==============
   Income (loss) before income taxes:
     Distribution.............................. $   (8,049,000) $  (21,627,000)
     Insurance (1).............................      2,480,000       4,167,000
                                                --------------  --------------
       Total................................... $   (5,569,000) $  (17,460,000)
                                                ==============  ==============
   Depreciation and amortization expense:
     Distribution.............................. $    8,015,000  $   11,483,000
     Insurance (1).............................        187,000         359,000
                                                --------------  --------------
       Total................................... $    8,202,000  $   11,842,000
                                                ==============  ==============
   Capital expenditures, including software:
     Distribution.............................. $   22,568,000  $   21,974,000
     Insurance.................................         80,000          79,000
                                                --------------  --------------
       Total................................... $   22,648,000  $   22,053,000
                                                ==============  ==============
   Total assets at October 3, 1997:
     Distribution..............................                 $  290,516,000
     Insurance.................................                     74,911,000
                                                                --------------
       Total...................................                 $  365,427,000
                                                                ==============

--------
(1) Reported as discontinued operations.

14. Retirement Plans:

   United has a company-sponsored pension plan that covers substantially all of its salaried employees. United has made annual contributions to the plan equal to the amount annually accrued for pension expense. United's funding policy is to satisfy the funding requirements of the Employees' Retirement Income Security Act.

   In determining the actuarial present value of the projected benefit obligation, a discount rate of 8%, 7.75% and 6.75% was used for the years ended September 27, 1996, October 3, 1997 and October 2, 1998, respectively, and a future maximum compensation increase rate of 4%, 3.75% and 2.75% was used for the years ended September 27, 1996, October 3, 1997 and October 2, 1998, respectively. The expected long-term rate of return on assets was 8%.

United Grocers, Inc. and Subsidiaries

   Pension costs for the plan consists of the following for the years ended September 27, 1996, October 3, 1997 and October 2, 1998, respectively:

                                            1996         1997         1998
                                         -----------  -----------  -----------
   Company-sponsored:
     Service costs of benefits earned..  $   952,000  $ 1,155,000  $ 1,184,000
     Interest cost on the projected
      benefit obligation...............    1,668,000    1,788,000    1,856,000
     Expected return on plan assets....   (1,932,000)  (2,197,000)  (2,616,000)
     Amortization of:
       Unrecognized net asset..........     (168,000)    (168,000)    (168,000)
       Unrecognized net gain...........      (38,000)    (100,000)  (4,962,000)
       Unrecognized prior service
        cost...........................       61,000       61,000       61,000
                                         -----------  -----------  -----------
       Net periodic pension cost
        (benefit)......................  $   543,000  $   539,000  $(4,645,000)
                                         ===========  ===========  ===========

   Amortization of the unrecognized net gain for the year ended October 2, 1998, includes the cumulative effect of a change in accounting method (see Note
1) of $2,912,000.

   The following table sets forth the plan's funded status as of the years ended October 3, 1997 and October 2, 1998:

                                                         1997         1998
                                                      -----------  -----------
   Actuarial present value of benefit obligations:
     Vested.........................................  $17,200,000  $27,082,000
     Non-vested.....................................    1,137,000      841,000
                                                      -----------  -----------
       Accumulated benefit obligation...............   18,337,000   27,923,000
     Effect of projected future compensation
      levels........................................    5,268,000    2,125,000
                                                      -----------  -----------
       Projected benefit obligation.................   23,605,000   30,048,000
   Plan assets at fair value, primarily listed
    stocks, fixed income and bond and equity funds..   33,541,000   33,919,000
                                                      -----------  -----------
       Excess of plan assets over projected benefit
        obligation..................................    9,936,000    3,871,000
   Unrecognized net asset...........................   (1,393,000)  (1,225,000)
   Unrecognized net gain............................   (9,064,000)    (976,000)
   Unrecognized prior service cost..................      594,000      271,000
                                                      -----------  -----------
       Prepaid pension cost.........................  $    73,000  $ 1,941,000
                                                      ===========  ===========

   United also participates in several multi-employer pension plans for the benefit of its employees who are union members. The data available from administrators of the multi-employer plans is not sufficient to determine the accumulated benefits obligation, nor the net assets attributable to the multi-employer plans in which United's union employees participate. United's costs for these multi-employer plans for the years ended September 27, 1996, October 3, 1997 and October 2, 1998 were $3,326,000, $3,874,000 and $3,965,000, respectively.

   In addition to providing pension benefits, United provides certain medical benefits for certain salaried retirees, spouse and eligible dependents. Employees who were hired prior to January 1, 1989, the last eligibility date, and have met United's minimum service requirements, become eligible for

United Grocers, Inc. and Subsidiaries
these benefits. The post-retirement medical benefits available are non-contributory in nature and it is United's practice to fund these benefits as incurred.

   The following table presents the status of the plan and amounts recognized for post-retirement benefits in United's financial statements as of and for the years ended October 3, 1997 and October 2, 1998:

                                                        1997         1998
                                                     -----------  -----------
   Accumulated post-retirement benefit obligation:
     Retirees....................................... $ 1,810,000  $ 2,515,000
     Fully eligible active plan participants........   1,578,000    1,111,000
     Other active plan participants.................     927,000      370,000
                                                     -----------  -----------
       Total accumulated post-retirement benefit
        obligation..................................   4,315,000    3,996,000
   Unrecognized net transition obligation...........  (3,331,000)  (3,075,000)
                                                     -----------  -----------
       Accrued post-retirement benefit obligation... $   984,000  $   921,000
                                                     ===========  ===========

                                                       1996     1997     1998
                                                     -------- -------- --------
   Net periodic post-retirement benefit cost
    includes the following components for the years
    ended September 27, 1996, October 3, 1997 and
    October 2, 1998:
     Service cost..................................  $ 52,000 $ 52,000 $ 24,000
     Interest cost.................................   271,000  271,000  246,000
     Amortization of transition obligation.........   169,000  169,000  178,000
                                                     -------- -------- --------
       Net periodic post-retirement benefit cost...  $492,000 $492,000 $448,000
                                                     ======== ======== ========

   The assumed health care cost trend rate used to measure the expected cost of benefits was 11% in year one, decreasing 1% per year to a minimum rate of 4%. The effect of a 1% increase in the assumed health care cost trend rate on the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost and the accumulated post-retirement benefit obligation would be to increase these amounts by approximately $170,000, $170,000 and $12,000 for the years ended September 27, 1996, October 3, 1997 and October 2, 1998, respectively. The discount rate used in determining the accumulated post-retirement benefit obligation was 7.75%, 8% and 7% as of September 27, 1996, October 3, 1997 and October 2, 1998, respectively.

   United also has two separate company-sponsored 401(k) plans. In one plan, all salaried non-union employees are eligible to participate. Contributions by United are at the discretion of the Board of Directors. In the other plan, union employees are eligible to participate, but United makes no matching contributions. For the years ended September 27, 1996, October 3, 1997 and October 2, 1998, United made matching contributions to the 401(k) plans totaling $291,000, $305,000 and $262,000, respectively.

15. Leases:

   United has various operating leases for buildings and equipment, certain of which are subleased to affiliated companies and members. The leases expire at various dates through 2022. Rental

United Grocers, Inc. and Subsidiaries
expense consists of the following for the years ended September 27, 1996, October 3, 1997 and October 2, 1998:

                                            1996          1997         1998
                                         -----------  ------------  -----------
   Minimum rentals...................... $19,463,000  $ 24,551,000  $25,768,000
   Less sublease income.................  (6,873,000)  (10,506,000)  (8,844,000)
                                         -----------  ------------  -----------
     Net rental expense................. $12,590,000  $ 14,045,000  $16,924,000
                                         ===========  ============  ===========

   The following is a schedule by years showing future minimum rentals under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of October 2, 1998:

                                                (a)          (b)
                                              Minimum      Minimum       Net
   Fiscal Year                                Payments    Receipts     Minimum
   -----------                              ------------ ----------- -----------
   1999.................................... $ 21,486,000 $ 8,890,000 $12,596,000
   2000....................................   19,408,000   8,143,000  11,265,000
   2001....................................   17,016,000   7,689,000   9,327,000
   2002....................................   15,616,000   7,247,000   8,369,000
   2003....................................   13,786,000   6,567,000   7,219,000
   Thereafter..............................   82,695,000  57,044,000  25,651,000
                                            ------------ ----------- -----------
       Total............................... $170,007,000 $95,580,000 $74,427,000
                                            ============ =========== ===========
   Summary:
     Building leases....................... $141,073,000 $89,266,000 $51,807,000
     Equipment leases......................   28,934,000   6,314,000  22,620,000
                                            ------------ ----------- -----------
       Total............................... $170,007,000 $95,580,000 $74,427,000
                                            ============ =========== ===========

--------
(a) Minimum payments are those required by the Company over the terms of significant leases.
(b) Minimum receipts are those to be received by the Company from sublease agreements.

   United has accrued $7,310,000 and $7,751,000 as of October 3, 1997 and October 2, 1998, respectively, for the estimated losses on subleasing arrangements, $5,505,000 and $5,896,000, respectively, of which is included in other liabilities and $1,805,000 and $1,855,000, respectively, of which is included in other current liabilities in the accompanying consolidated balance sheets.

   United has entered into sale-leaseback transactions for various supermarket properties, which resulted in deferred gains of approximately $3,650,000 and $1,257,000 as of October 3, 1997 and October 2, 1998, respectively. The deferred gains are being amortized over the leaseback periods of twenty years. The total remaining lease commitments at October 2, 1998 are approximately $7,877,000 over nineteen years with an annual rental of approximately $336,000.

United Grocers, Inc. and Subsidiaries

16. Supplemental Cash Flow Information:

                                               1996        1997        1998
                                            ----------- ----------- -----------
   Supplemental disclosures:
     Cash paid during the years for:
       Interest...........................  $14,546,000 $16,342,000 $12,738,000
       Income taxes, net of refunds of
        $1,200,000 in 1998................      279,000     151,000   4,800,000
     Supplemental schedule of noncash
      investing and financing activities:
       Sale of insurance segment in
        exchange for note receivable......          --          --    4,000,000
       Sale of Cash & Carry division and
        other assets in exchange for notes
        receivable........................          --          --   18,846,346
       Members' allowances paid in common
        stock.............................          --      773,000         --
       Exchange of member receivable for
        equity interest in affiliate......    3,250,000     362,000         --
       Exchange of investment in affiliate
        for note receivable...............          --          --    4,550,000

17. Affiliated Companies:

   United owns interests in affiliates, which are accounted for on the equity method. One affiliate is a vendor that provides private label brand merchandise. The other affiliates operate retail grocery stores and are also members of United. A member of United's Board of Directors controls R.A.F. Limited Liability Company.

   An approximate summary of aggregate balances and transactions with affiliates in which United had an interest as of year-end is as follows:

                                                           October 3, October 2,
                                                              1997       1998
                                                           ---------- ----------
   Balance sheet:
     Investment in affiliated companies................... $6,971,000 $3,360,000
     Accounts receivable..................................  2,898,000  2,651,000
     Notes receivable.....................................    428,000        --
     Accounts payable.....................................  7,046,000  4,079,000

                                                      Year ended
                                        --------------------------------------
                                        September 27,  October 3,  October 2,
                                            1996          1997        1998
                                        ------------- ------------ -----------
   Statement of operations:
     Sales............................. $129,855,000   137,029,000   2,933,000
     Purchases.........................  111,348,000   118,268,000 119,495,000
     Volume incentive rebate for
      purchases from affiliated
      company..........................    2,931,000     3,909,000   4,361,000
     Refunds, rebates and member
      allowances to affiliated
      companies........................    2,570,000     1,985,000      34,000
     Equity in earnings of affiliated
      companies........................      568,000       107,000     169,000

United Grocers, Inc. and Subsidiaries

   These affiliates and United's net investments as of October 3, 1997 and October 2, 1998 and percentages of ownership during the years then ended are as follows:

                                                              Net     Percentage
   1997                                                    Investment Ownership
   ----                                                    ---------- ----------
   Western Family Holding Company......................... $1,974,000     22%
   C & K Market, Inc. (sold July 1997)....................        --      22%
   R.A.F. Limited Liability Company.......................  1,081,000     94%
   North State Grocery, Inc...............................  3,623,000     26%
   Other..................................................    293,000
                                                           ----------
                                                           $6,971,000
                                                           ==========
   1998
   ----
   Western Family Holding Company......................... $2,143,000     22%
   R.A.F. Limited Liability Company.......................  1,081,000     94%
   Other..................................................    136,000
                                                           ----------
                                                           $3,360,000
                                                           ==========

   Combined unaudited financial information of the affiliated entities, including third-party interests is as follows:

                                                        October 3,  October 2,
                                                           1997        1998
                                                        ----------- -----------
   Current assets...................................... $55,359,000 $41,903,000
   Non-current assets..................................  13,559,000   4,185,000
   Current liabilities.................................  49,193,000  35,905,000
   Non-current liabilities.............................   3,872,000         --
   Owners' equity......................................  15,853,000  10,184,000

                                         Year Ended    Year Ended   Year Ended
                                        September 27,  October 3,   October 2,
                                            1996          1997         1998
                                        ------------- ------------ ------------
   Revenues............................ $777,379,000  $633,124,000 $525,514,000
   Gross profit........................   98,929,000    46,506,000   19,550,000
   Net income (loss)...................    2,531,000       220,000      (77,000)

   All of these affiliates are privately held companies for which no ready market values are available. In management's opinion, the equity interests as stated are equal to or less than the fair market value of United's interests in these affiliates.

18. Related Party Transactions:

   United is owned by its primary customers, and its Board of Directors consists entirely of members who are also customers; accordingly, the nature of United's business involves a significant number of related party transactions. Such transactions with members, some of whom are directors, include leasing and sub-leasing arrangements, sale of merchandise and related extensions of trade credit, extensions of long-term credit for members' purchases of fixed assets, notes payable to members for capital stock and capital investment notes and payment of purchase incentives (see

United Grocers, Inc. and Subsidiaries
members allowances in the accompanying consolidated statements of operations) in the form of cash and shares of United's stock.

19. Concentrations of Credit Risk:

   Financial instruments that potentially subject United to significant concentrations of credit risk consist principally of cash and cash equivalents, investments, store financing loans and trade accounts receivable.

   United holds its cash and cash equivalents in several banks located in the Pacific Northwest and a zero balance bank account located in the Midwest. Each bank is covered by Federal Depositors Insurance Corporation insurance; balances in excess of coverage are not insured.

   As a cooperative, the majority of United's accounts receivable represent sales to its members who are located throughout the Pacific Northwest and Northern California. These accounts are not generally collateralized but each member has stock holdings in United as well as patronage rebates, which United could apply against account balances.

   United makes store financing loans to members from time-to-time, mainly to finance the acquisition of grocery store properties and equipment. These loans are represented by notes receivable which are collateralized with personal property, securities and guarantees.

   United performs ongoing credit evaluations of its members' financial condition and maintains allowances for potential credit losses.

   Two customers accounted for more than 10% of United's net sales for the year ended October 2, 1998. Sales to these customers were approximately $118 million and $235 million.

20. Fair Value of Financial Instruments:

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by United using available market information and appropriate valuation methodologies.

   United in estimating its fair value disclosures for financial instruments used the following methods and assumptions:

     Cash and cash equivalents and long-term notes receivables--the carrying amounts reported in the balance sheet for cash and cash equivalents and long-term receivables approximate their fair value.

     Investments restricted or maintained for insurance reserves--see Note 4.

     Investment in and accounts with affiliated companies--it is not practicable to estimate the fair value of an investment representing the common stock of a privately-held company because the stock is not traded; thus, the investments are carried at original cost plus equity in earnings to date in the consolidated balance sheet. Such investments are subject to review for possible impairment.

     Notes payable--the carrying amounts of variable-rate debt instruments approximate their fair value. The fair values of fixed-rate long-term debt are estimated using discounted cash flow

United Grocers, Inc. and Subsidiaries
  analyses based on United's incremental borrowing rates for similar types of borrowing arrangements. The assumed incremental borrowing rates used to determine the fair value of fixed-rate long-term debt were 11% and 8% for 1997 and 1998.

   The carrying amounts and approximate fair values of United's financial instruments at the balance sheet dates are as follows:

                                                        Carrying       Fair
   1997                                                 Amounts       Values
   ----                                               ------------ ------------
   Cash and cash equivalents........................  $ 10,223,000 $ 10,223,000
   Long-term notes receivable, including the current
    portion, net of allowance for doubtful notes....    18,334,000   18,334,000
   Investment in and accounts with affiliated
    companies.......................................     6,971,000    6,971,000
   Notes payable....................................   198,186,000  193,886,000
   1998
   ----
   Cash and cash equivalents........................  $  1,294,000 $  1,294,000
   Long-term notes receivable, including the current
    portion, net of allowance for doubtful notes....    37,203,000   37,203,000
   Investment in and accounts with affiliated
    companies.......................................     3,360,000    3,360,000
   Notes payable....................................   115,593,000  112,688,000

21. Commitments and Contingencies:

   United has entered into various agreements under which it sells certain of its notes receivable from members subject to limited recourse provisions. Personal property, securities and guarantees collateralize these notes. United in turn receives a monthly service fee. United recognizes the net present value of the excess of the future service fees over the estimated service cost as a servicing asset and related gain upon the sale of a loan. The service asset is amortized over the life of the related note agreement. In the years ended September 27, 1996, October 3, 1997 and October 2, 1998, United sold notes totaling approximately $10,549,000, $13,205,000 and $1,518,000, respectively, and recognized $330,852, $1,734,000 and $20,000, respectively, of gains on the sales. The balances of transferred notes that were outstanding and subject to recourse provisions were approximately $39,313,000 and $24,426,000 at October 3, 1997 and October 2, 1998, respectively. The unamortized service asset as of October 3, 1997 and October 2, 1998 was $1,969,000 and $1,281,000,
respectively. In the event United is in default of other credit agreements, the buyer of these notes has the right to demand collection of the outstanding notes balances from United.

   United is guarantor of a covenant not to compete and loans by members as of October 2, 1998 totaling approximately $6,740,000 with annual payments of approximately $837,000.

   United is a party to various litigation and claims arising in the ordinary course of business. While the ultimate effect of such actions cannot be predicted with certainty, United expects the outcome of these matters will not result in a material adverse effect on United's consolidated financial position, results of operations or cash flows.

   United is guarantor of a letter of credit a customer has with a bank. The letter of credit is $1,500,000 of which no amount has been drawn at October 2, 1998.

United Grocers, Inc. and Subsidiaries

22. Proposed Merger (Unaudited):

   In March 1999, United executed a letter of intent with respect to a proposed merger with Certified Grocers of California, Ltd., a grocery cooperative headquartered in Commerce, California. The consummation of the merger is conditional upon the execution of a mutually approved definitive merger agreement following completion of due diligence, approval of the agreement by the shareholders of both entities, required filings with regulatory entities, and other customary conditions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The proposed merger will be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the consideration will be allocated to the assets and liabilities based on their relative fair values. For a description of purchase accounting, see "THE MERGER--Accounting Treatment."

   The unaudited pro forma condensed combined financial statements, including the notes thereto, are based upon, and should be read in conjunction with, the historical consolidated financial statements of both Certified and United, including the notes thereto, contained elsewhere in this document.

   The unaudited pro forma condensed combined balance sheet gives effect to the proposed merger as if it had occurred as of May 29, 1999. The unaudited pro forma condensed combined statements of operations for the nine months ended May 29, 1999 and the year ended August 29, 1998 assume the proposed merger took place as of the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations combine Certified's year ended August 29, 1998 with United's year ended October 2, 1998 and Certified's nine months ended May 29, 1999 with United's nine months ended July 2, 1999.

   The adjustments included in the unaudited pro forma condensed combined financial statements represent a preliminary determination of these adjustments based upon available information. The consideration is expected to exceed the fair value of the net assets acquired. This difference has been allocated to goodwill, which will be amortized over forty years. Such allocations are subject to final determination based on real estate, leasehold and equipment valuation studies which are not yet complete. These studies are expected to be completed before the end of the fiscal year 2000. Accordingly, the final allocations may be different from the amounts reflected herein.

   The computation of patronage earnings involves complex cost allocations among member/non-member groups and non-patronage activities. United's management believes that patronage earnings for the fiscal year ended October 2, 1998 and the nine month period ended July 2, 1999 would have approximated break-even.

   Management is in the process of assessing and formulating its integration plans, which are expected to include the elimination of duplicative facilities and functions, the amendment of credit facilities and other restructuring actions. The pro forma financial information includes only the impact of transaction costs related to the merger, amortization of goodwill, interest expense and the related tax effect of these items. The pro forma financial information does not include any synergy cost savings the combined company is expected to realize. Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the final purchase accounting adjustments may differ materially from those presented in these unaudited pro forma condensed combined financial statements.

   The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position and results of operations that would have been realized had Certified and United been a combined company during the specified periods.

Unified Western Grocers, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet
May 29, 1999
(Dollars in thousands)

                                                                     Pro Forma
                           Certified      United                      Unified
                            Grocers      Grocers     Pro Forma        Western
                          May 29, 1999 July 2, 1999 Adjustments    Grocers, Inc.
                          ------------ ------------ -----------    -------------
         ASSETS
Current:
  Cash and cash
   equivalents...........   $  8,401     $  3,907                    $ 12,308
  Accounts and notes
   receivable, net.......    105,152       64,582                     169,734
  Inventories............    140,192       69,716                     209,908
  Other current assets...      6,950        5,918                      12,868
  Deferred income taxes..      4,277        1,525    $    426 (3)       6,228
                            --------     --------    --------        --------
    Total current
     assets..............    264,972      145,648         426         411,046
Notes receivable, net....     19,090       20,143                      39,233
Investments..............     35,707          --                       35,707
Property, plant and
 equipment, net..........     79,277       30,386      13,263 (2)     122,926
Other assets
  Goodwill, net..........     23,110          --       29,913 (2)      53,023
  Deferred financing
   costs, net............        681          793       2,200 (1)       2,581
                                                       (1,093)(3)
  Other..................     18,559       18,859      (3,129)(2)      33,457
                                                         (832)(2)
                            --------     --------    --------        --------
    Total assets.........   $441,396     $215,829    $ 40,748        $697,973
                            ========     ========    ========        ========
     LIABILITIES AND
   SHAREHOLDERS' EQUITY
Current:
  Notes payable..........   $  5,798     $ 55,688    $(52,568)(1)    $  9,295
                                                          377 (1)
  Accounts payable and
   other current
   liabilities...........    148,040       65,126      10,200 (2)     223,366
  Patrons' excess
   deposits and patronage
   dividends.............     14,433          --       (3,700)(3)      10,733
                            --------     --------    --------        --------
    Total current
     liabilities.........    168,271      120,814     (45,691)        243,394
Notes payable, net of
 current portion.........    150,792       56,596     (91,863)(1)     281,993
                                                      164,959 (1)
                                                        1,509 (1)
Other long-term
 liabilities.............     24,149        9,048                      33,197
Patrons' deposits and
 certificates:
  Patrons' required
   deposits..............     15,509          --                       15,509
  Subordinated patronage
   dividend
   certificates..........      5,986          --                        5,986
                            --------     --------    --------        --------
    Total liabilities....    364,707      186,458      28,914         580,079
Redeemable members'
 equity..................        --         1,886      (1,886)(1)         --
Shareholders' equity:
  Class A shares.........      5,622          --        9,709 (3)      15,331
  Class B shares.........     54,404        2,542      (2,542)(3)      90,565
                                                      (10,830)(1)
                                                       43,291 (3)
                                                        3,700 (3)
  Additional paid in
   capital...............        --        18,827     (18,827)(3)         --
  Retained earnings......     16,557        6,116      (6,116)(3)      11,892
                                                       (3,998)(1)
                                                         (667)(3)
  Accumulated other
   comprehensive
   earnings..............        106          --          --              106
                            --------     --------    --------        --------
    Total shareholders'
     equity..............     76,689       27,485      13,720         117,894
                            --------     --------    --------        --------
    Total liabilities and
     shareholders'
     equity..............   $441,396     $215,829    $ 40,748        $697,973
                            ========     ========    ========        ========

     See Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet as of May 29, 1999 (Dollars in thousands)

(1) Gives effect to the new credit facility as contemplated by the merger, and the application of the net proceeds therefrom (including payment of debt, redeemed shares, and related fees) as follows:

   Proceeds from new credit facility......................           $ 164,959
   Conversion of United redeemable members' equity
     Notes payable, current............................... $    377
     Notes payable, net of current portion................    1,509      1,886
                                                           --------
   Repayment of bank borrowings and senior debt
     Notes payable, current...............................  (52,568)
     Notes payable, net of current portion................  (91,863)  (144,431)
                                                           --------
   Purchase of Certified shares pending redemption
     Initial issue value..................................  (10,830)
     Redemption value in excess of initial issue value....   (3,998)   (14,828)
                                                           --------
   Redeemable members' equity of United...................              (1,886)
   Merger related costs...................................              (3,500)
   Financing costs........................................              (2,200)
                                                                     ---------
     Net cash.............................................           $      --
                                                                     =========

   Certified has secured financing commitments for a new term loan of $40 million and a revolving credit facility for $200 million.

(2) Consideration for the Merger will consist of issuance of Unified Western Grocers, Inc. shares for all of the outstanding shares of United Grocers, Inc. based upon the exchange ratio as described in "THE MERGER AGREEMENT-- Conversion of United Shares." At the conclusion of the exchange, former members of Certified and United will own approximately 75% and 25%, respectively, of the total outstanding shares of Unified. The proposed merger will be accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the consideration will be allocated to the assets and liabilities based upon their relative fair values. Such allocations are subject to final determination based on valuations and other studies to be performed. The final values may differ from those set forth below:

   Equity issued (Class A & B shares)......................          $ 53,000
   Acquisition costs.......................................             3,500
   Less book value of net assets acquired..................           (27,485)
                                                                     --------
   Excess of purchase price over book value of net assets
    acquired...............................................          $ 29,015
                                                                     ========

   Allocation of excess purchase price over book value of assets of United:

   Property, plant and equipment, net
     Land.................................................. $ 7,374
     Buildings.............................................   8,789
     Equipment.............................................  (2,900) $ 13,263
                                                            -------
   Other assets
     Over-funded pension ..................................   3,871
     Capitalized software..................................  (7,000)   (3,129)
                                                            -------
   Accrued liabilities (primarily severance and duplicate
    facility closure costs)................................           (10,200)
   Deferred taxes on temporary differences (39%)...........              (832)
   Goodwill................................................            29,913
                                                                     --------
                                                                     $ 29,015
                                                                     ========

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet as of May 29, 1999 (Dollars in thousands)--(Continued)

(3) Following is a summary of the change in shareholders' equity as a result of the merger and refinancing:

   Issuance of new Unified Western Class A
    Shares.......................................                     $  9,709
   Issuance of new Unified Western Class B
    Shares.......................................                       43,291
   Elimination of United historical members'
    equity.......................................                      (27,485)
   Estimated normal patronage dividend--Class B
    Shares.......................................                        3,700
   Elimination of Certified shares tendered for
    redemption...................................                      (14,828)

                                                    Cost   Tax Effect
                                                   ------  ----------
   Write-off United historical deferred financing
    costs........................................    (793)    309
   Write-off Certified historical deferred
    financing costs..............................    (300)    117
                                                   ------     ---
                                                   (1,093)    426         (667)
                                                                      --------
   Pro forma adjustment to shareholders' equity..                     $ 13,720
                                                                      ========

Unified Western Grocers, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months ended May 29, 1999
(Dollars in Thousands)

                             Certified   United
                              Grocers   Grocers
                              (August   (October
                             30, 1998-  3, 1998-                   Pro Forma
                              May 29,   July 2,    Pro Forma    Unified Western
                               1999)     1999)    Adjustments    Grocers, Inc.
                             ---------- --------  -----------   ---------------
Net sales................... $1,381,531 $775,387        --        $2,156,918
Costs and expenses:
  Cost of sales.............  1,256,294  681,485                   1,937,779
  Distribution, selling and
   administrative...........    104,386   92,477    $    46 (A)      197,470
                                                        561 (A)
                             ---------- --------    -------       ----------
                              1,360,680  773,962        607        2,135,249
                             ---------- --------    -------       ----------
Operating income............     20,851    1,425       (607)          21,669
Interest expense............      8,816    7,069      2,156 (B)       18,041
Other income, net...........      1,500    1,956                       3,456
                             ---------- --------    -------       ----------
Earnings (loss) before
 patronage dividends and
 provision (benefit) for
 income taxes...............     13,535   (3,688)    (2,763)           7,084
Patronage dividends.........     10,580      --      (2,679)(C)        7,901
                             ---------- --------    -------       ----------
Earnings (loss) before
 provision (benefit) for
 income taxes...............      2,955   (3,688)       (84)            (817)
Provision (benefit) for
 income taxes...............      1,021   (1,475)       186 (D)         (268)
                             ---------- --------    -------       ----------
Net earnings (loss)......... $    1,934 $ (2,213)   $  (270)      $     (549)
                             ========== ========    =======       ==========


See Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended May 29, 1999
(Dollars in thousands)

(A) Reflects adjustments to depreciation and amortization based upon the preliminary purchase accounting allocations related to property, plant and equipment and intangible assets in connection with the proposed merger of Certified and United as more fully described in Note (2) to the unaudited pro forma condensed combined balance sheet. Buildings and equipment are being depreciated over their remaining useful lives and goodwill is being amortized over forty years. Depreciation and amortization for the nine months ended May 29, 1999 would have increased by $46 and $561, respectively.

(B) Represents the elimination of historical interest expense on debt which is expected to be refinanced, offset by the additional interest expense that would have been incurred had the merger and new credit facility occurred at the beginning of the pro forma period. For purposes of the unaudited pro forma condensed combined statement of operations, the interest rate on the new $200 million revolving credit facility was assumed to be LIBOR plus 2.0% and the interest rate on the new $40 million subordinated notes was assumed to be 8.75%. The interest rate on Certified's existing senior term debt will increase from 7.22% to 7.72%. The weighted average rate assumed was 7.69%. The proceeds from the new credit facility will be used to refinance substantially all of United's institutional debt, and to refinance Certified's revolving credit agreement and purchase shares of members previously tendered for redemption at book value. The unused portion of the $200 million revolving credit facility will be used to fund the Company's normal and seasonal business operations and maintain additional working capital to provide for future business opportunities. The interest rates on the debt to be retired ranged from 7.1% to 8.3% on United's institutional debt, 6.07% to 6.76% on Certified's revolving credit agreement and 7.22% on Certified's senior notes. United's redeemable members' equity would be converted to residual stock notes payable over twenty quarters plus interest at 6%. Following is a summary of the pro forma interest adjustment:

   Historical Interest Expense
     Congress Term Loan and Revolver................................... $ 4,615
     Certified Senior Term Notes.......................................   4,380
     Certified Revolving Credit Agreement..............................   2,869
                                                                        -------
                                                                        $11,864
                                                                        -------
   Pro Forma Interest Expense
     Senior Term Notes................................................. $ 4,632
     Subordinated Term Notes...........................................   2,625
     Revolver (including unused fees)..................................   6,596
     Residual Stock Notes..............................................     167
                                                                        -------
                                                                        $14,020
                                                                        -------
   Net increase in interest expense.................................... $ 2,156
                                                                        =======

  A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $228 for the nine months ended May 29, 1999.

  See Note 7 to the consolidated financial statements of United included elsewhere herein for further information regarding the historical indebtedness of United. See Note 5 to the consolidated financial statements of Certified included elsewhere herein for further information with respect to the historical indebtedness of Certified.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the
Nine Months Ended May 29, 1999
(Dollars in thousands)--(Continued)

(C) Pro forma adjustments to depreciation expense, amortization of goodwill, and interest expense would be allocated to patronage and non-patronage activities and result in a reduction of patronage dividends paid of $2,679.

(D) The pro forma adjustment to the provision (benefit) for income taxes is based upon a tax rate of 39% applied to the pro forma earnings (loss) before provision (benefit) for income taxes adjusted for amortization of goodwill.

Unified Western Grocers, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year ended August 29, 1998
(Dollars in Thousands)

                         Certified Grocers  United Grocers
                         (August 31, 1997- (October 4, 1997-                  Pro Forma
                         August 29, 1998)  October 2, 1998)   Pro Forma    Unified Western
                             (audited)         (audited)     Adjustments    Grocers, Inc.
                         ----------------- ----------------- -----------   ---------------
Net sales...............    $1,831,686        $1,175,279                     $3,006,965
Costs and expenses:
  Cost of sales.........     1,668,202         1,029,376                      2,697,578
  Distribution, selling
   and administrative...       137,232           144,576       $   62 (A)       282,618
                                                                  748 (A)
                            ----------        ----------       ------        ----------
                             1,805,434         1,173,952          810         2,980,196
                            ----------        ----------       ------        ----------
Operating income........        26,252             1,327         (810)           26,769
Interest expense, net...        12,320            11,379          628 (B)        24,327
Other income, net.......         3,200            31,246(E)                      34,446
                            ----------        ----------       ------        ----------
Earnings before
 patronage dividends,
 provision for income
 taxes, discontinued
 operations, cumulative
 effect of change in
 accounting principle
 and extraordinary
 item...................        17,132            21,194       (1,438)           36,888
Estimated patronage
 dividends..............        10,149               --        (1,326)(C)         8,823
                            ----------        ----------       ------        ----------
Earnings before
 provision for income
 taxes..................         6,983            21,194         (112)           28,065
Provision for income
 taxes..................         2,515             7,939          248 (D)        10,702
                            ----------        ----------       ------        ----------
Earnings before
 discontinued
 operations, cumulative
 effect of change in
 accounting principle
 and extraordinary
 item...................    $    4,468        $   13,255       $ (360)       $   17,363
                            ==========        ==========       ======        ==========


See Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended August 29, 1998
(Dollars in thousands)

(A) Reflects adjustments to depreciation and amortization based upon the preliminary purchase accounting allocations related to property, plant and equipment and intangible assets in connection with the proposed merger of Certified and United as more fully described in Note (2) to the unaudited pro forma condensed combined balance sheet. Buildings and equipment are being depreciated over their remaining useful lives and goodwill is being amortized over forty years. Depreciation and amortization for the year ended August 29, 1998 would have increased $62 and $748, respectively.

(B) Represents the elimination of historical interest expense on debt which is expected to be refinanced, offset by the additional interest expense that would have been incurred had the merger and new credit facility occurred at the beginning of the pro forma period. For purposes of the unaudited pro forma condensed combined statement of operations, the interest rate on the new $200 million revolving credit facility was assumed to be LIBOR plus 2.0% and the interest rate on the new $40 million subordinated notes was assumed to be 8.75%. The interest rate on Certified's existing senior term debt will increase from 7.22% to 7.72%. The weighted average rate assumed was 7.60%. The proceeds from the new credit facility will be used to refinance substantially all of United's institutional debt, and to refinance Certified's revolving credit agreement and purchase shares of members previously tendered for redemption at book value. The unused portion of the $200 million revolving credit facility will be used to fund the Company's normal and seasonal business operations and maintain additional working capital to provide for future business opportunities. The interest rates on the debt to be retired ranged from 6.9% to 9.95% on United's institutional debt, 6.69% to 9.14% on Certified's revolving credit agreement and 7.22% to 10.8% on Certified's senior notes. United's redeemable members' equity would be converted to residual stock notes payable over twenty quarters plus interest at 6%. Following is a summary of the pro forma interest adjustment:

   Historical Interest Expense
     Congress Term Loan and Revolver................................... $ 9,425
     Certified Senior Term Notes.......................................   4,253
     Certified Revolving Credit Agreement..............................   5,002
                                                                        -------
                                                                        $18,680
                                                                        -------
   Pro Forma Interest Expense
     Senior Term Notes................................................. $ 6,176
     Subordinated Term Notes...........................................   3,500
     Revolver (including unused fees)..................................   9,398
     Residual Stock Notes..............................................     234
                                                                        -------
                                                                        $19,308
                                                                        -------
   Net increase in interest expense.................................... $   628
                                                                        =======

  A 0.125% increase or decrease in the weighted average interest rate would change interest expense by $318 for the year ended August 29, 1998.

  See Note 7 to the consolidated financial statements of United included elsewhere herein for further information regarding the historical indebtedness of United. See Note 5 to the consolidated financial statements of Certified included elsewhere herein for further information with respect to the historical indebtedness of Certified.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended August 29, 1998
(Dollars in thousands)--(Continued)

(C) Pro forma adjustments to depreciation expense, amortization of goodwill, and interest expense would be allocated to patronage and non-patronage activities and result in a reduction of patronage dividends paid of $1,326.

(D) The pro forma adjustment to the provision for income taxes is based upon a tax rate of 39% applied to the pro forma earnings before provision for income taxes adjusted for amortization of goodwill.

(E) Included in "Other Income, net" for United is the recorded gain on the sale of the Cash & Carry division totaling $29,033. See Note 5 to the consolidated financial statements of United included elsewhere herein for further information.

                                                                        ANNEX A


                         AGREEMENT AND PLAN OF MERGER

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                             UNITED GROCERS, INC.

                                      AND

                                 NEW UG CORP.

                                  DATED AS OF

                                 JUNE 14, 1999

                       AND AMENDED AS OF AUGUST 11, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I. THE MERGER..................................................    A-1
    Section 1.1   The Merger...........................................     A-1
    Section 1.2   Effective Time of the Merger.........................     A-1
    Section 1.3   Closing..............................................     A-1
    Section 1.4   Effect of the Merger.................................     A-2
    Section 1.5   Articles of Incorporation and Bylaws of the Surviving
                  Corporation..........................................     A-2
    Section 1.6   Directors and Officers of the Surviving Corporation..     A-2
 ARTICLE II. EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT
             CORPORATIONS...............................................    A-2
    Section 2.1   Conversion of Securities.............................     A-2
    Section 2.2   Exchange of Certificates.............................     A-4
    Section 2.3   Accounting Treatment.................................     A-5
 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF UG......................    A-5
    Section 3.1   Organization of UG and its Subsidiaries..............     A-6
    Section 3.2   Capitalization.......................................     A-6
    Section 3.3   Authority; No Conflict; Required Filings and
                  Consents.............................................     A-7
    Section 3.4   Public Filings; Financial Statements.................     A-8
    Section 3.5   No Undisclosed Liabilities...........................     A-8
    Section 3.6   Absence of Certain Changes or Events.................     A-9
    Section 3.7   Taxes................................................     A-9
    Section 3.8   Litigation...........................................    A-11
    Section 3.9   Environmental Matters................................    A-12
    Section 3.10  Employee Benefit Plans...............................    A-13
    Section 3.11  Labor Matters........................................    A-15
    Section 3.12  Compliance...........................................    A-15
    Section 3.13  Year 2000............................................    A-16
    Section 3.14  Joint Proxy Statement/Prospectus; Registration
                  Statement............................................    A-16
    Section 3.15  Opinion of Financial Advisor.........................    A-16
    Section 3.16  No Existing Discussions..............................    A-17
    Section 3.17  Oregon Takeover Statute..............................    A-17
    Section 3.18  Brokers and Others...................................    A-17
    Section 3.19  Transactions with Affiliates.........................    A-17
 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF CERTIFIED AND MERGER
             SUB........................................................   A-17
    Section 4.1   Organization.........................................    A-17
    Section 4.2   Capitalization.......................................    A-18
    Section 4.3   Authority; No Conflict; Required Filings and
                  Consents.............................................    A-19
    Section 4.4   Public Filings; Financial Statements.................    A-20

                                                                         Page
                                                                         ----
    Section 4.5   No Undisclosed Liabilities...........................  A-20
    Section 4.6   Absence of Certain Changes or Events.................  A-20
    Section 4.7   Taxes................................................  A-21
    Section 4.8   Litigation...........................................  A-23
    Section 4.9   Environmental Matters................................  A-23
    Section 4.10  Employee Benefit Plans...............................  A-23
    Section 4.11  Labor Matters........................................  A-26
    Section 4.12  Compliance...........................................  A-26
    Section 4.13  Year 2000............................................  A-27
    Section 4.14  Joint Proxy Statement/Prospectus; Registration
                  Statement............................................  A-27
    Section 4.15  Opinion of Financial Advisor.........................  A-27
    Section 4.16  No Existing Discussions..............................  A-27
    Section 4.17  No Operations of Merger Sub..........................  A-27
    Section 4.18  Brokers and Others...................................  A-27
    Section 4.19  Transactions with Affiliates.........................  A-28
 ARTICLE V. COVENANTS................................................... A-28
    Section 5.1   Conduct of Business of UG and Certified..............  A-28
    Section 5.2   Cooperation; Notice; Cure............................  A-30
    Section 5.3   No Solicitation......................................  A-31
    Section 5.4   Joint Proxy Statement/Prospectus; Registration
                  Statement............................................  A-32
    Section 5.5   Stockholders' Meetings...............................  A-34
    Section 5.6   Access to Information................................  A-34
    Section 5.7   Governmental Approvals...............................  A-34
    Section 5.8   Publicity............................................  A-35
    Section 5.9   Indemnification......................................  A-35
    Section 5.10  Employee Benefits....................................  A-35
    Section 5.11  Tax Treatment of Reorganization......................  A-36
    Section 5.12  Further Assurances and Actions.......................  A-36
    Section 5.13  Letter of UG's Accountants...........................  A-37
    Section 5.14  Letter of Certified's Accountants....................  A-37
    Section 5.15  Certified's Board of Directors.......................  A-37
 ARTICLE VI. CONDITIONS TO MERGER....................................... A-37
    Section 6.1   Conditions to Each Party's Obligation to Effect the
                  Merger...............................................  A-37
    Section 6.2   Additional Conditions to Obligations of UG...........  A-38
    Section 6.3   Additional Conditions to Obligations of Certified....  A-39
 ARTICLE VII. TERMINATION AND AMENDMENT................................. A-40
    Section 7.1   Termination..........................................  A-40

                                                                          Page
                                                                          ----
    Section 7.2  Effect of Termination.................................   A-41
    Section 7.3  Fees and Expenses.....................................   A-41
    Section 7.4  Amendment.............................................   A-42
    Section 7.5  Extension; Waiver.....................................   A-42
 ARTICLE VIII. MISCELLANEOUS............................................  A-43
    Section 8.1  Nonsurvival of Representations, Warranties, Covenants
                 and Agreements........................................   A-43
    Section 8.2  Notices...............................................   A-43
    Section 8.3  Interpretation........................................   A-43
    Section 8.4  Counterparts..........................................   A-44
    Section 8.5  Entire Agreement; No Third Party Beneficiaries........   A-44
    Section 8.6  Governing Law.........................................   A-44
    Section 8.7  Assignment............................................   A-44
    Section 8.8  Severability; Enforcement.............................   A-44
    Section 8.9  Specific Performance..................................   A-44

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 14, 1999, and amended as of August 11, 1999, by and among CERTIFIED GROCERS OF CALIFORNIA, LTD., a California corporation ("Certified"), NEW UG CORP., an Oregon corporation and a direct wholly-owned subsidiary of Certified ("Merger Sub"), and UNITED GROCERS, INC., an Oregon corporation ("UG").

   WHEREAS, Certified and UG have determined to engage in a business combination as peer firms in a merger with equality;

   WHEREAS, in furtherance thereof the respective Boards of Directors of Certified, UG and Merger Sub, have approved the merger of Merger Sub into UG and the change of Certified's name to Unified Western Grocers, Inc., all pursuant to the terms and conditions of this Agreement;

   WHEREAS, the Board of Directors of UG has determined that the merger of Merger Sub with and into UG, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to, and in the best interests of, UG and its stockholders;

   WHEREAS, the Boards of Directors of Certified and Merger Sub have determined that the Merger is fair to, and in the best interests of Certified and Merger Sub and their respective stockholders;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, the Boards of Directors of Certified, Merger Sub and UG have each approved and adopted this agreement and approved the Merger and the other transactions contemplated hereby; and

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the provisions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into UG. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and UG shall continue as the surviving corporation (the "Surviving Corporation").

   Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement (including Section 7.1 hereof), articles of merger with respect to the Merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Oregon for filing, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the later of the date of filing of the Articles of Merger or at such time within 90 days of the date of filing as is specified in the Articles of Merger (the "Effective Time").

   Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Certified and UG, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), unless another date is agreed to by Certified and UG.

   Section 1.4 Effect of the Merger. Upon becoming effective, the Merger shall have the effects set forth in Section 60.497 of the Oregon Business Corporation Act (the "OBCA"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and UG shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and UG shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "United Grocers, Inc."), in each case until duly amended in accordance with applicable law.

   Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II.

                       EFFECT OF THE MERGER ON SECURITIES
                        OF THE CONSTITUENT CORPORATIONS

   Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

     (a) UG Common Stock. Each share of common stock, par value $5.00 per share, of UG ("UG Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted, subject to Section 2.1(e), (f) and (g), into the right to receive a number of Certified Class A Shares and Class B Shares determined as follows:

       (i) Aggregate Certified Shares: each holder of UG Common Stock shall receive such aggregate number of shares of Certified Class A Stock and Class B Stock that results from multiplying (x) the number of shares of UG Common Stock held by such holder, by (y) the Exchange Ratio (which product is herein referred to as the "Resulting Shares");

       (ii) Class A Shares: the first one hundred Resulting Shares (or, if
    (i) above produces less than one hundred shares, all of the Resulting Shares) shall be Certified Class A Shares;

       (iii) Class B Shares: all remaining shares issuable at the Exchange Ratio shall be Certified Class B Shares.

     (b) For this purpose, the Exchange Ratio shall be that each share of UG Common Stock will convert into .228 shares of Certified Class A Shares or Class B Shares based on the allocation in (a)(i), (ii) and (iii) above. All shares of UG Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration, as defined in Section 2.2(b), in exchange for such shares upon the surrender of such certificate in accordance with Section 2.2.

     (c) Cancellation of Treasury Stock and Certified-Owned Stock. All shares of UG Common Stock that are owned by UG as treasury stock and any shares of UG Common Stock owned by Certified or any wholly-owned Subsidiary (as defined in Section 3.1) of Certified shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (d) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (e) UG Debt Securities. All notes and other debt instruments of UG that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or any other like change with respect to Certified Common Stock or UG Common Stock occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 2.1(e).

     (g) Fractional Shares. No certificates or scrip representing fractional shares of Certified Class A Shares or Class B Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Certified. In lieu of any such fractional shares, each holder of UG Common Stock upon surrender of a certificate (a "Certificate") for exchange shall be paid an amount in cash (without interest) or by credit to a member's deposit account, rounded up to the nearest cent, determined by multiplying
  (i) the adjusted book value of a share of UG Common Stock as of April 2, 1999 (as calculated pursuant to, and with such adjustments as are called for under, UG's Bylaws) by (ii) the fractional share to which such holder would otherwise be entitled (after taking into account all shares of UG Common Stock then held of record by such holder).

     (h) UG Dissenting Common Shares. Shares of UG Common Stock held by any holder entitled to and seeking relief as a dissenting shareholder under
  Section 60.554 of the OBCA (the "UG Dissenting Common Shares") shall not be converted into the right to receive Certified Class A Shares or Class B Shares but shall be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the OBCA, unless and until the right of such holder to receive fair value for such UG Dissenting Common Shares terminates in accordance with the OBCA. If such right is terminated otherwise than by the purchase of such shares by UG, then such shares shall cease to be UG Dissenting Common Shares and shall be converted into and represent the right to receive Certified Class A Shares and Class B Shares as provided in Section 2.1(a).

     (i) Certified Dissenting Shares. Shares of Certified Class A Shares or Class B Shares held by any holder entitled to and seeking relief as a dissenting shareholder under Section 1300 of the California General Corporation Law (the "CGCL") (the "Certified Dissenting Shares") shall be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the CGCL, unless and until the right of such holder to receive fair cash value for such Certified Dissenting Shares terminates in accordance with the CGCL. If such right is terminated otherwise than by the purchase of such shares by Certified, then such shares shall cease to be Certified Dissenting Shares.

     (j) Certified Class A Shares and Class B Shares. Except to the extent provided in Section 2.1(h), the Certified Class A Shares and Class B Shares shall remain outstanding.

   Section 2.2 Exchange of Certificates.

     (a) Exchange of Certificates. At or prior to the Effective Time, Certified shall make available for the benefit of the holders of shares of UG Common Stock outstanding immediately prior to the Effective Time, for exchange of their Certificates ("Certificates") in accordance with this
  Section 2.2 (i) certificates evidencing the Certified Class A Shares and Class B Shares issuable pursuant to Section 2.1(a) in exchange for outstanding shares of UG Common Stock and (ii) cash in an aggregate amount sufficient to pay for fractional shares pursuant to Section 2.1(f).

     (b) Exchange Procedures. Promptly after the Effective Time, Certified will mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Certified and shall be in such form and have such other provisions as Certified may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Certified Class A Shares and Class B Shares, if any (plus cash in lieu of fractional shares, if any). Upon surrender of a Certificate for cancellation to Certified together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Certified Class A Shares and Class B Shares, which such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of UG Common Stock formerly evidenced by such Certificate (provided that possession of such Certificates will be retained by Certified for the account of such holder in accordance with the Bylaws of Certified) and (B) cash in respect of fractional shares as provided in Section 2.1(f) (such shares of Certified Class A Shares and Class B Shares, if any, and cash, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of UG Common Stock which is not registered in the transfer records of UG as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee, in all events subject to all applicable restrictions on transferability, if the Certificate evidencing such shares of UG Common Stock is presented to Certified, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of UG Common Stock will be deemed from and after the Effective Time for all corporate purposes (subject to Section 2.1(e) and (f)) to evidence the ownership of the number of full shares of Certified Class A Shares and Class B Shares into which such shares of UG Common Stock shall have been so converted.

     (c) Transfers of Ownership. At the Effective Time, the stock transfer books of UG shall be closed, and there shall be no further registration of transfers of UG Common Stock thereafter on the records of UG. If any certificate for shares of Certified Class A Shares or Class B Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer, that the transfer will comply with or be exempt from all restrictions on transferability set forth in UG's Articles of Incorporation or Bylaws, and that the person requesting such exchange will have paid to Certified or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Certified shares in any name other than that of the registered holder of the certificate surrendered, or have established to the reasonable satisfaction of Certified or any agent designated by it that such tax has been paid or is not payable.

     (d) No Liability. None of Certified, Merger Sub or UG shall be liable to any holder of UG Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) Withholding Rights. Certified shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of UG Common Stock such amounts as Certified is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Certified, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of UG Common Stock in respect of which such deduction and withholding was made by Certified.

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Certified shall pay and/or issue, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.2; provided, however, that Certified may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Certified, UG or New UG Corp. with respect to the Certificates alleged to have been lost, stolen or destroyed.

   Section 2.3 Accounting Treatment. The Merger shall be so accounted for on a purchase accounting basis and shall be so recorded and reflected on the books of Certified and the Surviving Corporation.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF UG

   UG represents and warrants to Certified and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by UG to Certified and Merger Sub on or before the date of this Agreement (the "UG Disclosure Schedule"). The UG Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonable from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   Section 3.1 Organization of UG and its Subsidiaries. Each of UG and its Subsidiaries (as defined below) is duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of UG and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, would not be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations, or prospects of UG and its Subsidiaries, taken as a whole (a "UG Material Adverse Effect"). UG has delivered to Certified a true and correct copy of the Articles of Incorporation and Bylaws of UG and each of its Subsidiaries, as amended to the date of this Agreement. Except as set forth in UG SEC Reports (as defined in Section 3.4) filed prior to the date hereof or in Schedule 3.1 of the UG Disclosure Schedule, neither UG nor any of its Subsidiaries directly or indirectly owns (other than ownership interests of UG in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

   Section 3.2 Capitalization.

     (a) The authorized capital stock of UG as of      , 1999, consisted of
  10,000,000 shares of UG Common Stock, $5.00 par value per share. As of such
  date,         shares of UG Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 3.2(a) of the UG Disclosure Schedule sets forth the number of shares of UG Common Stock reserved for future issuance upon exercise of rights, warrants, options or other agreements. Except as disclosed in Schedule 3.2(a) of the UG Disclosure Schedule or the UG SEC Reports, there are no obligations, contingent or otherwise, of UG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of UG Common Stock or the capital stock or ownership interests of any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries of UG entered into in the ordinary course of business. All of the outstanding shares of capital stock or other ownership interests of each of UG's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Schedule 3.2 of the UG Disclosure Schedule or the UG SEC Reports, all such shares and ownership interests are owned by UG or another Subsidiary of UG free and clear of all security interests, liens, claims, pledges, agreements, limitations on UG's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

     (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of UG or any of its Subsidiaries issued and outstanding. Except as set forth in Schedule 3.2(b) of the UG Disclosure Schedule or the UG SEC Reports, as of the date hereof, (i) there are no shares of capital stock of any class of UG, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which UG or any of its Subsidiaries is a party or by which it is bound obligating UG or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of UG or any of its Subsidiaries or obligating UG or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of UG to which UG or any of its Subsidiaries is a party.

   Section 3.3 Authority; No Conflict; Required Filings and Consents.

     (a) UG has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by UG have been duly authorized by all necessary corporate action on the part of UG, subject only to the approval and adoption of this Agreement and the Merger by a majority of UG's stockholders. This Agreement has been duly executed and delivered by UG and assuming the due authorization, execution and delivery by Certified and Merger Sub, constitutes the valid and binding obligation of UG, enforceable against it in accordance with its terms.

     (b) Other than as disclosed in Schedule 3.3(b) of the UG Disclosure Schedule, the execution and delivery of this Agreement by UG does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of UG or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which UG or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UG or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, breaches, cancellations, accelerations or requirements for consent or waiver not obtained which (x) are not, individually or in the aggregate, reasonably likely to have a UG Material Adverse Effect and (y) would not impair or unreasonably delay the consummation of the Merger.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, or other governmental authority or instrumentality or other similar governmental entity, whether foreign or domestic ("Governmental Entity") is required by or with respect to UG or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Articles of Merger with respect to the Merger with the [Secretary of State of the State of Oregon], (iii) the filing of the Joint Proxy Statement/Prospectus and the Registration

  Statement (as such terms are defined in Section 3.14 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents; approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, serving or sale of alcoholic beverages, (v) such filings and consents as may be required under any environmental health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vi) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which UG or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not be reasonably likely to have a UG Material Adverse Effect.

   Section 3.4 Public Filings; Financial Statements.

     (a) Except as disclosed on Schedule 3.4(a), UG has filed and made available to Certified all forms, reports and documents required to be filed by UG with the SEC since January 1, 1996 (collectively, the "UG SEC Reports"). Except as disclosed in Schedule 3.4(a) of the UG Disclosure Schedule, none of UG's Subsidiaries is required to file forms, reports and documents with the SEC. Except as disclosed on Schedule 3.4(a), the UG SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such UG SEC Reports or necessary in order to make the statements in such UG SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) of UG contained in the UG SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as indicated in the UG SEC Reports) and fairly presented the consolidated financial position of UG and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, were not or are not expected to be material in amount. The audited balance sheet of UG as of October 2, 1998 is referred to herein as the "UG Balance Sheet."

   Section 3.5 No Undisclosed Liabilities. Except as disclosed in the UG SEC Reports filed prior to the date of this Agreement or in Schedule 3.5 of the UG Disclosure Schedule, and except for liabilities and obligations incurred since the date of the UG Balance Sheet in the ordinary course of business consistent with past practices, UG and its consolidated Subsidiaries do not have any indebtedness, obligations or liabilities of any kind, whether accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which would be reasonably likely to have a UG Material Adverse Effect.

   Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the UG SEC Reports filed prior to the date of this Agreement or in Schedule 3.6 of the UG Disclosure Schedule, since the date of the UG Balance Sheet, UG and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a UG Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to UG or any of its Subsidiaries which is reasonably likely to have a UG Material Adverse Effect; (iii) any material change by UG in its accounting methods, principles or practices; (iv) any revaluation by UG of any of its assets which is reasonably likely to have a UG Material Adverse Effect; (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of UG or of any of its Subsidiaries, other than dividends paid by wholly owned Subsidiaries of UG to UG (and for this purpose patronage dividends, to the extent declared, set-aside or paid in the ordinary course of business and in accordance with past practices or as contemplated by this Agreement, shall not be deemed to be a dividend or distribution with respect to the equity interests of UG), (vi) any redemption, purchase or other acquisition by UG of any securities of UG other than pursuant to its published membership stock redemption policies; (vii) any split, combination or reclassification of any of UG's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of UG's capital stock; (viii) any amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, the effect of which is to increase benefits to participants in such plan, or any other increase in the compensation payable or to become payable to any officers or key employees of UG or any Subsidiary of UG, other than increases which would not be material, individually or in the aggregate, with respect to such officers or employees receiving such benefit or compensation (based upon a comparison to benefits and compensation received in the prior fiscal year); (ix) any entry into, renewal, modification or extension of, any material contract, arrangement or agreement with any other party except for contracts, arrangements or agreements in the ordinary course of business or as contemplated by this Agreement; or (x) any settlement of pending or threatened litigation involving UG or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) other than any settlement which is not reasonably likely to have a UG Material Adverse Effect. Schedule 3.6 contains a list of all customers of UG that purchased in excess of $500,000 of merchandise from UG and its subsidiaries in the 1998 fiscal year and that have ceased making purchases or have substantially diminished the level of purchases in fiscal 1999, or have given notice of their intention to cease making purchases or substantially diminish the level of purchases.

   Section 3.7 Taxes.

     (a) Except as set forth in Schedule 3.7(a) of the UG Disclosure
  Schedule:

       (i) Each of UG and its Subsidiaries (and any affiliated group (within the meaning of Section 1504 of the Code) of which UG or any of its Subsidiaries is now or ever has been a member) has timely filed with the appropriate taxing authorities all federal and other Tax Returns (as defined in Section 3.7(c)) required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. All such Tax Returns were (and, to the extent they will be filed prior to the Effective Time, will be) complete and accurate in all material respects. None of UG, its Subsidiaries, nor any affiliated group (within the meaning of Section 1504 of the Code) of which UG or any of its Subsidiaries is now or was a member, has pending any request for an extension of time within which to file federal income Tax Returns.

       (ii) All Taxes (as defined in Section 3.7(c)) in respect of periods ending on or before the Closing Date (including without limitation the portion before the Closing Date of any period beginning before and ending after the Closing Date) have been paid or will be timely paid, or an adequate reserve has been or will be established therefor in accordance with GAAP, by each of UG and its Subsidiaries, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a UG Material Adverse Effect.

       (iii) UG and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in all material respects in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a UG Material Adverse Effect.

       (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of UG or any of its Subsidiaries. Neither UG nor any of its Subsidiaries has received a written notice or announcement of any material audits or proceedings. No requests for waivers of time to assess any Taxes are pending and none of UG or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open taxable year.

       (v) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing, or to the best knowledge of UG, is threatening in writing to assert, (a) against UG or any of its Subsidiaries any deficiency or claim for Taxes in excess of the reserves established therefor or (b) that UG or any of its Subsidiaries should have, but did not, file a Tax Return in a particular jurisdiction; except as which would not be reasonably likely to have a UG Material Adverse Effect.

       (vi) Neither UG nor any of its Subsidiaries is either obligated to make any payments, or party to any agreement that under any circumstances would obligate UG or any of its Subsidiaries to make any payments, that either (A) are, or under any circumstances would be, "parachute payments" within the meaning of Section 280G of the Code or
    (B) are or would be nondeductible under Section 162(m) of the Code (assuming that, during the same taxable year as such payments are or would be received, the recipient also was to receive other "applicable employee remuneration" within the meaning of Section 162(m) of the Code equal to the "applicable employee remuneration" received by the employee during the last taxable year of UG ending before the Closing
    Date).

     (b) Except as set forth in Schedule 3.7(b) of the UG Disclosure
  Schedule:

       (i) There are no liens for Taxes upon any property or assets of UG or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth in Schedule 3.7(a) of UG Disclosure Schedule and as to which adequate reserves have been established in accordance with GAAP.

       (ii) Neither UG nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after January 1, 1992, other than a group the common parent of which is or was UG or any Subsidiary of UG.

       (iii) Neither UG nor any of its Subsidiaries has (a) any obligation under any Tax sharing agreement or similar arrangement with any other person with respect to Taxes of any other person or (b) entered into a closing agreement or other similar agreement related to Taxes with any taxing authority for any open or future taxable year.

       (iv) Neither UG nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have
    Section 341(f)(2) of the Code apply to any disposition of a subsection
    (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by UG or any of its Subsidiaries;

       (v) To the best knowledge of UG, no member of the UG affiliated group (as defined in Section 1504 of the Code) has realized any material gain in connection with any intercompany transaction that has been deferred for federal income tax purposes, except for such gains as have been taken into account on Tax Returns filed prior to the date hereof in accordance with Treas. Reg. Section 1.1502-13.

       (vi) UG has no stockholder who has held more than 5% of any class of UG stock within the last five years for whom such stock would be treated as a "United States real property interest" within the meaning of Section 897(c) of the Code.

       (vii) Neither UG nor any of its Subsidiaries has agreed to, or is required to make, any adjustments under Section 481 of the Code for any open or future taxable year, except as which would not be reasonably likely to have, individually or in the aggregate, a UG Material Adverse Effect.

     (c) For purposes of Sections 3.7 and 4.7: "Taxes" shall mean any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, alternative or add-on minimum, excise, real (due and payable) or personal property, environmental, recapture, sales, use, value-added, withholding, social security, estimated retirement, employment, unemployment, disability, occupation, service, registration, license, customs duties, net worth, payroll, franchise, gains, stock, stamp, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service ("IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any amendments of any such tax or information returns and any schedules, exhibits or other documents with respect to or accompanying any such tax or information returns or any payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

   Section 3.8 Litigation. Except as disclosed in the UG SEC Reports filed prior to the date of this Agreement or in Schedules 3.8 or 3.11 of the UG Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against UG or any of its Subsidiaries pending, or as to which UG or any of its Subsidiaries has received any written notice of assertion or, to the best knowledge of UG, threatened against or affecting, UG or any of its Subsidiaries or any property or asset of UG or any of its Subsidiaries, before any Governmental Entity, that, individually or in the aggregate, could reasonably be expected to (i) have a UG Material Adverse Effect or (ii) prevent the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against UG or any of its Subsidiaries that could reasonably be expected to have any effect referred to in clauses (i) or (ii) above.

   Section 3.9 Environmental Matters. Except as disclosed in Schedule 3.9 of the UG Disclosure Schedule or as would not be reasonably likely to have a UG Material Adverse Effect, (a) UG and its Subsidiaries are in compliance with all Environmental Laws, (b) there are no Environmental Claims pending or, to the best knowledge of UG, threatened against UG and its Subsidiaries, (c) to the best knowledge of UG, there are no Environmental Conditions relating to any portion of the UG Real Property, (d) to the best knowledge of UG, no asbestos containing materials, polychlorinated biphenyls (i.e., PCBs) or underground storage tanks are present at any of the UG Real Property, (e) none of UG and its Subsidiaries has received any notices from any governmental agency or other third party alleging liability under or violation of any Environmental Law, or alleging responsibility for the removal, investigation, or remediation of any Environmental Condition and (f) UG is not subject to any enforcement or investigatory action by any governmental agency of which it has received notice, and is not conducting any removal, investigation or remediation, regarding an Environmental Condition with respect to any UG Real Property.

   For purposes of this Section 3.9 and Section 4.9, the following definitions shall apply:

   "Hazardous Materials" means, without limitation, all wastes, substances or materials defined as hazardous or toxic under any Environmental Laws.

   "Environmental Laws" means all applicable foreign, federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of human health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), Safe Drinking Water Act (42 U.S.C. (S) 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), Clean Air Act (42 U.S.C. (S) 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.) and similar state and local statutes, in effect as of the date hereof.

   "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, remedial action costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence or release of any Hazardous Materials at any location, whether or not owned or operated by UG and its Subsidiaries or Certified and its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

   "Environmental Condition" means the release into the environment of any Hazardous Material as a result of which UG (or, as used in Section 4.9, Certified) (1) is or was in violation of any Environmental Law, (2) has or may be required to incur response costs for investigation or remediation, or (3) by reason of which any of the UG Real Property (or, as used in Section 4.9,

Certified Real Property) or other assets of UG (or, as used in Section 4.9, Certified), may be subject to any lien under Environmental Laws.

   "UG Real Property" means any owned or leased real property in which UG or any of its Subsidiaries has an interest.

   "Certified Real Property" means any owned or leased real property in which Certified or any of its Subsidiaries has an interest.

   Section 3.10 Employee Benefit Plans.

     (a) Definitions. The following terms, when used in this Section 3.10 shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

       (i) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (including but not limited to any letter or memorandum relating to employment) and each plan, program or agreement providing for workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life insurance, health, accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits), deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation which (1) is not a Welfare Plan, Pension Plan, or Multiemployer Plan under which UG or any ERISA Affiliate may incur any liability, and (2) covers any employee or former employee of UG or any ERISA Affiliate (with respect to their relationship with such entities).

       (ii) Code. "Code" shall have the meaning set forth in the preamble to this Agreement.

       (iii) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans, under which UG or any ERISA Affiliate may incur any liability.

       (iv) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       (v) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, UG as defined in Section 414(b), (c),
    (n) or (o) of the Code or any partnership of which UG or any of its Subsidiaries is a general partner.

       (vi) Multiemployer Plan. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, under which UG or any ERISA Affiliate may incur any liability.

       (vii) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan", as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, under which UG or any ERISA Affiliate may incur any liability.

       (viii) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan", as defined in Section 3(l) of ERISA, under which UG or any ERISA Affiliate may incur any liability.

     (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 3.10 of the UG Disclosure Schedule contains a complete list of the Employee Plans. Copies of (i) each Employee Plan other than any Multiemployer Plan, and, if applicable, related trust agreement, and any amendment thereto, (ii) the most recent determination letter issued by the IRS with respect to each Employee Plan which is intended to qualify under Section 401(a) of the Code and (iii) the most recent Annual Report on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan have been delivered by UG to Certified and are true and complete copies of such documents.

     (c) Representations. Except as set forth in Schedule 3.10(c) of the UG Disclosure Schedule:

       (i) Employee Plans.

              (A) Each Pension Plan (with its related trust) that is intended to qualify under the provisions of Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service stating that the Pension Plan is so qualified and the related trust is exempt from federal income tax under Section 501(a) of the Code and, to the best knowledge of UG, nothing has occurred since the date of the last such determination letter which has resulted in or is likely to result in the revocation of such determination letter.

              (B) Each Employee Plan has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all applicable laws, including without limitation ERISA and the Code to the extent applicable.

              (C) The fair market value, as of the date hereof, of the assets held by each Pension Plan that is subject to the requirements of
           Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA is not materially less than the present value of the accumulated benefit obligations (determined as of the date hereof) of the participants and beneficiaries under such Pension Plan, based on the actuarial methods, tables and assumptions heretofore utilized by such Pension Plan's actuary to determine such Pension Plan's funded status. None of the Pension Plans that are subject to
           Section 412 of the Code or Section 302 of ERISA has ever incurred an "accumulated funding deficiency" (as defined in such Code and ERISA sections).

       (ii) Multiemployer Plans. Neither UG nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of UG or any ERISA Affiliate which has not been fully satisfied. Neither UG nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

     (iii) Welfare Plans. None of UG, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of UG or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, except to the extent required by the Code or ERISA.

     (iv) Litigation. To the best knowledge of UG, there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending against UG, any ERISA Affiliate or any Employee Plan other than routine claims for benefits.

     (v) Miscellaneous Matters. As of the date hereof (a) all material payments required to be made on or before the date hereof by or under any Employee Plan, any related trust, or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and except as set forth in UG's financial statement, all material amounts required to be reflected thereon have been properly accrued to date as liabilities under or with respect to each Employee Plan,
  (b) UG and its ERISA Affiliates have performed all material obligations required to be performed by them on or before the date hereof under any Employee Plan and (c) UG and its ERISA Affiliates have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty.

   Section 3.11 Labor Matters. Except as disclosed in Schedule 3.11 of the UG Disclosure Schedule or as would not be reasonably likely to have a UG Material Adverse Effect, (i) there are no discrimination, wage and hour, family leave or other employment-related complaints, suits, actions, or charges pending in or before any Governmental Entity, and there are no other claims or controversies pending or, to the best knowledge of UG or any of its Subsidiaries, threatened, between UG or any of its Subsidiaries and any of their respective present or former employees; (ii) to the best knowledge of UG, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither UG nor any of its Subsidiaries has breached or otherwise failed to comply with any material provision of any collective bargaining agreement or contract and there are no grievances outstanding against UG or any of its Subsidiaries under any such agreement or contract; (iv) there are no unfair labor practice charges and/or complaints pending against UG or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of UG or any of its Subsidiaries; (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of UG, threat thereof, by or with respect to any employees of UG or any of its Subsidiaries, and (vi) UG is in full compliance with the Warn Act. UG and its Subsidiaries are not parties to any collective bargaining agreements, except for collective bargaining agreements disclosed in Schedule 3.11 of the UG Disclosure Schedule.

   Section 3.12 Compliance. Except as set forth on Schedule 3.12 of the UG Disclosure Schedule and except as otherwise provided in Sections 3.7, 3.9 and 3.10, each of UG and its Subsidiaries, hold all permits, registrations, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws) necessary to conduct the business and operations of UG and each of its Subsidiaries, each of which is in full force and effect in all material respects, except for such permits, registrations, licenses, variances, exemptions, certificates of occupancy, orders and approvals the failure of which to hold would not, individually or in the aggregate, be reasonably likely to have a UG Material Adverse Effect (the "UG Permits") and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, nonrenewal, modification, suspension, limitation or termination of any UG Permit that currently is in effect the loss of which either individually or in the aggregate would be reasonably likely to have a UG Material Adverse Effect. Except as disclosed in the UG SEC Reports filed prior to the date of this Agreement, or except as set forth on Schedule 3.12 of the UG Disclosure Schedule, and except as otherwise disclosed or permitted in Sections 3.7, 3.9 and 3.10 and the Schedules related thereto, each of UG and its

Subsidiaries, are in compliance with the terms of the UG Permits, except for such failures to comply, which singly or in the aggregate, would not be reasonably likely to have a UG Material Adverse Effect. Except as disclosed in the UG SEC Reports filed prior to the date of this Agreement or except as set forth on Schedule 3.12 of the UG Disclosure Schedule, and except as otherwise disclosed or permitted in Sections 3.7, 3.9 and 3.10 and the Schedules related thereto, the businesses of UG and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not be reasonably likely to have a UG Material Adverse Effect. To the best knowledge of UG, no investigation or review by any Governmental Entity with respect to UG or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a UG Material Adverse Effect.

   Section 3.13 Year 2000. Schedule 3.13 of the UG Disclosure Schedule describes the measures UG has taken to ensure that all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and to ensure that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

   Section 3.14 Joint Proxy Statement/Prospectus; Registration Statement. None of the information supplied or to be supplied by UG or its Subsidiaries to be included or incorporated by reference in the joint proxy statement/prospectus to be sent to the stockholders of Certified and UG in connection with the meeting of UG's stockholders (the "UG Stockholders' Meeting") and the meeting of Certified stockholders (the "Certified Stockholders' Meeting") to consider the Agreement and the Merger (the "Joint Proxy Statement/Prospectus") or any amendment thereof or supplement thereto, will, on the date it becomes effective with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement, at the time of UG Stockholders' Meeting and the Certified Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that UG makes no representation with respect to any information supplied or to be supplied by Certified or Merger Sub for inclusion in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto. None of the information supplied by UG or its Subsidiaries to be included or incorporated by reference from UG SEC filings in the registration statement on Form S-4 pursuant to which Certified Class A Shares and Class B Shares issued in the Merger will be registered under the Securities Act (the "Registration Statement"), of which the Joint Proxy Statement/Prospectus will form a part, will, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 3.15 Opinion of Financial Advisor. UG has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that the Exchange Ratio is fair to the holders of UG Common Stock from a financial point of view.

   Section 3.16 No Existing Discussions. As of the date hereof, UG is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.4).

   Section 3.17 Oregon Takeover Statutes. As of the date hereof, the restrictions of Sections 60.801 through 60.816 and Sections 60.825 through
60.845 of the OBCA do not and will not affect the Merger or the benefits and obligations under this Agreement.

   Section 3.18 Brokers and Others. None of UG or any of its Subsidiaries, or to the knowledge of UG, any of their respective officers, directors or employees have employed or contracted with any broker, financial advisor, finder or other person or incurred any liability for any brokerage fees, commissions, finder's fees or other fees in connection with the transactions contemplated by this Agreement, except that UG has retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as its financial advisor to render the opinion referred to in Section 3.15, the arrangements with which have been disclosed in writing to Certified and Merger Sub prior to the date of this Agreement.

   Section 3.19 Transactions with Affiliates. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the UG SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule
3.19 of the UG Disclosure Schedule, from January 1, 1997 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between UG or any of its Subsidiaries, on the one hand, and UG's affiliates or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                          OF CERTIFIED AND MERGER SUB

   Certified and Merger Sub represent and warrant to UG that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by Certified and Merger Sub to UG on or before the date of this Agreement (the "Certified Disclosure Schedule"). The Certified Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonable from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   Section 4.1 Organization. Each of Certified and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, partnership and limited liability company power and authority to carry on its business as now being conducted. Each of Certified and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of Certified and its Subsidiaries, taken as a whole (a "Certified Material Adverse Effect"). Certified has delivered to UG true and correct copies of the Certificate of Incorporation and Bylaws of each of Certified and each of its Subsidiaries (including, without limitation, the Merger Sub), in each case as amended to the date of this Agreement. Except as set forth in Certified SEC Reports (as defined in Section 4.4) filed prior to the date hereof or in Schedule 4.1 of the Certified Disclosure Schedule, neither Certified nor any of its Subsidiaries directly or indirectly owns (other than ownership interests of Certified in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

   Section 4.2 Capitalization.

     (a) The authorized capital stock of Certified consists of 500,000 Class A Shares, 2,000,000 Class B Shares, and 19 Class C Shares. As of February 27, 1999, (i) 46,800 Class A Shares were issued and outstanding, (ii) 361,139 Class B Shares were issued and outstanding, and 15 Class C Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable. No shares of Certified authorized capital stock are held in Treasury. Schedule 4.2(a) of the Certified Disclosure Schedule sets forth the number of shares of Certified's authorized capital stock reserved for future issuance upon the exercise of rights, warrants, options or other agreements. Except as disclosed in Schedule 4.2(a) of the Certified Disclosure Schedule, there are no obligations, contingent or otherwise, of Certified or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Certified authorized capital stock or the capital stock or ownership interests of any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries of Certified entered into in the ordinary course of business. All of the outstanding shares of capital stock or other ownership interests of each of Certified's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Schedule 4.2(a) of the Certified Disclosure Schedule or the Certified SEC Reports, all such shares and ownership interests are owned by Certified or another Subsidiary of Certified free and clear of all security interests, liens, claims, pledges, agreements, limitations on Certified's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

     (b) There is no Voting Debt of Certified or any of its Subsidiaries issued and outstanding. Except as set forth in Section 4.2(a), (i) there are no shares of capital stock of any class of Certified, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Certified or any of its Subsidiaries is a party or by which it is bound obligating Certified or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting
  Debt) of Certified or any of its Subsidiaries or obligating Certified or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Certified or to which Certified or any of its Subsidiaries is a party.

     (c) The authorized capital stock of Merger Sub consists of 2,500 shares of Common Stock, $0.01 par value ("Merger Sub Common Stock"), of which 100 shares are issued and outstanding. Certified owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights.

   Section 4.3 Authority; No Conflict; Required Filings and Consents.

     (a) Certified and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Certified and Merger Sub have been duly authorized by all necessary corporate action on the part of Certified and Merger Sub, subject only to the approval and adoption of this Agreement and the Merger by a majority of each class of Certified stockholders. This Agreement has been duly executed and delivered by Certified and Merger Sub and assuming the due authorization, execution and delivery by UG, constitutes the valid and binding obligation of Certified and Merger Sub, enforceable against each of them in accordance with its terms.

     (b) Other than or as disclosed in Schedule 4.3(b) of the Certified Disclosure Schedule, the execution and delivery of this Agreement by Certified and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Certified or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Certified or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
  (iii) subject to the governmental filings and other matters referred to in
  Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Certified or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, breaches, cancellations, accelerations or requirements for consent or waiver not obtained which (x) are not, individually or in the aggregate, reasonably likely to have a Certified Material Adverse Effect and (y) would not impair or unreasonably delay the consummation of the Merger.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Certified or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Oregon, (iii) the filing of the Joint Proxy Statement/Prospectus and the Registration Statement (as such terms are defined in Section 3.14 above) with the SEC in accordance with the Securities Act and the Exchange Act, (iv) such consents, approvals, orders, authorizations, permits, filings, or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vi) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Certified or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not be reasonably likely to have a Certified Material Adverse Effect.

   Section 4.4 Public Filings; Financial Statements.

     (a) Certified has filed and made available to UG all forms, reports and documents required to be filed by Certified with the SEC since January 1, 1996 (collectively, the "Certified SEC Reports"). None of Certified's Subsidiaries is required to file forms, reports or documents with the SEC. The Certified SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Certified SEC Reports or necessary in order to make the statements in such Certified SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) of Certified and its Subsidiaries contained in the Certified SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Certified and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Certified as of August 29, 1998 is referred to herein as the "Certified Balance Sheet."

   Section 4.5 No Undisclosed Liabilities. Except as disclosed in the Certified SEC Reports filed prior to the date of this Agreement or in Schedule 4.5 of the Certified Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Certified Balance Sheet in the ordinary course of business consistent with past practices, Certified and its consolidated Subsidiaries do not have any indebtedness, obligations or liabilities of any kind, whether accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which would be reasonably likely to have a Certified Material Adverse Effect.

   Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Certified SEC Reports filed prior to the date of this Agreement or in Schedule
4.6 of the Certified Disclosure Schedule, since the date of the Certified Balance Sheet, Certified and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a Certified Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Certified or any of its Subsidiaries which is reasonably likely to have a Certified Material Adverse Effect; (iii) any material change by Certified in its accounting methods, principles or practices; (iv) any revaluation by Certified of any of its assets which is reasonably likely to have a Certified Material Adverse Effect; (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Certified, other than dividends paid by wholly owned Subsidiaries of Certified to Certified (and for this purpose patronage dividends, to the extent declared, set-aside or paid in the ordinary course of business and in accordance with past practices or as contemplated by this Agreement, shall not be deemed to be a distribution with respect to the equity interests of Certified); (vi) any redemption, purchase or other acquisitions by Certified of any securities of Certified other than pursuant to its published membership stock redemption policies; (vii) any split, combination or reclassification of any of Certified capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Certified capital stock; (viii) any amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, the effect of which is to increase benefits to participants in such plans, or any other increase in the compensation payable or to become payable to any officers or key employees of Certified or any of its Subsidiary other than increases which would not be material, individually or in the aggregate, with respect to such officers or employees receiving such benefit or compensation (based on a comparison to benefits and compensation received in the prior fiscal year); (ix) any entry into, renewal, modification or extension of, any material contract, arrangement or agreements with any other party except for contracts, arrangements or agreements in the ordinary course of business or as contemplated by this Agreement; or (x) any settlement of pending or threatened litigation involving Certified or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) other than any settlement which is not reasonably likely to have a Certified Material Adverse Effect. Schedule 4.6 contains a list of all customers of Certified that purchased in excess of $500,000 of merchandise from Certified and its subsidiaries in the 1998 fiscal year and that have ceased making purchases or have substantially diminished the level of purchases in fiscal 1999 or have given notice of their intention to cease making purchases or to substantially diminish the level of purchases.

   Section 4.7 Taxes.

     (a) Except as set forth in Schedule 4.7(a) of the Certified Disclosure
  Schedule:

       (i) Each of Certified and its Subsidiaries (and any affiliated group (within the meaning of Section 1504 of the Code)) of which Certified or any of its Subsidiaries is now or ever has been a member) has timely filed with the appropriate taxing authorities all federal and other Tax Returns (as defined in Section 3.7(c)) required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. All such Tax Returns were (and, to the extent they will be filed prior to the Effective Time, will be) complete and accurate in all material respects. None of Certified, its Subsidiaries, nor any affiliated group (within the meaning of Section 1504 of the Code) of which Certified or any of its Subsidiaries is now or was a member, has pending any request for an extension of time within which to file federal income Tax Returns.

       (ii) All Taxes (as defined in Section 3.7(c)) in respect of periods ending on or before the Closing Date (including without limitation the portion before the Closing Date of any period beginning before and ending after the Closing Date) have been paid or will be timely paid, or an adequate reserve has been or will be established therefor in accordance with GAAP, by each of Certified and its Subsidiaries, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Certified Material Adverse Effect.

       (iii) Certified and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in all material respects in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Certified Material Adverse Effect.

       (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Certified or any of its Subsidiaries. Neither Certified nor any of its Subsidiaries has received a written notice or announcement of any material audits or proceedings. No requests for waivers of time to assess any Taxes are pending, and none of Certified or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open taxable year.

       (v) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing, or to the best knowledge of Certified, is threatening in writing to assert, (a) against Certified or any of its Subsidiaries any deficiency or claim for Taxes in excess of the reserves established therefor or (b) that Certified or any of its Subsidiaries should have, but did not, file a Tax Return in a particular jurisdiction; except as which would not be reasonably likely to have a Certified Material Adverse Effect.

       (vi) Neither Certified nor any of its Subsidiaries is either obligated to make any payments, or party to any agreement that under any circumstances would obligate Certified or any of its Subsidiaries to make any payments, that either (A) are, or under any circumstances would be, "parachute payments" within the meaning of Section 280G of the Code or (B) are or would be nondeductible under Section 162(m) of the Code (assuming that, during the same taxable year as such payments are or would be received, the recipient also was to receive other "applicable employee remuneration" within the meaning of Section 162(m) of the Code equal to the "applicable employee remuneration" received by the employee during the last taxable year of Certified ending before the Closing Date).

     (b) Except as set forth in Schedule 4.7(b) of the Certified Disclosure
  Schedule:

       (i) There are no liens for Taxes upon any property or assets of Certified or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth in Schedule 4.7(a) of the Certified Disclosure Schedule and as to which adequate reserves have been established in accordance with GAAP.

       (ii) Neither Certified nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after January 1, 1992, other than a group the common parent of which is or was Certified or any Subsidiary of Certified.

       (iii) Neither Certified nor any of its Subsidiaries has (a) any obligation under any Tax sharing agreement or similar arrangement with any other person with respect to Taxes of any other person or (b) entered into a closing agreement or other similar agreement related to Taxes with any taxing authority for any open or future taxable year.

       (iv) Neither Certified nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of

    Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Certified or any of its Subsidiaries;

       (v) To the best knowledge of Certified, no member of the Certified affiliated group (as defined in Section 1504 of the Code) has realized any material gain in connection with any intercompany transaction that has been deferred for federal income tax purposes, except for such gains as have been taken into account on Tax Returns filed prior to the date hereof in accordance with Treas. Reg. Section 1.1502-13.

       (vi) Certified has no stockholder who has held more than 5% of any class of Certified stock within the last five years for whom such stock would be treated as a "United States real property interest" within the meaning of Section 897(c) of the Code.

       (vii) Neither Certified nor any of its Subsidiaries has agreed to, or is required to make, any adjustments under Section 481 of the Code for any open or future taxable year, except as which would not be reasonably likely to have, individually or in the aggregate, a Certified Material Adverse Effect.

   Section 4.8 Litigation. Except as disclosed in the Certified SEC Reports filed prior to the date of this Agreement or in Schedules 4.8 or 4.11 of the Certified Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against Certified or any of its Subsidiaries pending, or as to which Certified or any of its Subsidiaries has received any written notice of assertion or, to the best knowledge of Certified, threatened against or affecting, Certified or any of its Subsidiaries or any property or asset of Certified or any of its Subsidiaries, before any Governmental Entity, that, individually or in the aggregate, could reasonably be expected to (i) have a Certified Material Adverse Effect or (ii) prevent the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Certified or any of its Subsidiaries that could reasonably be expected to have any effect referred to in clauses (i) or (ii) above.

   Section 4.9 Environmental Matters. Except as disclosed in Schedule 4.9 of the Certified Disclosure Schedule or as would not be reasonably likely to have a Certified Material Adverse Effect, (a) Certified and its Subsidiaries are in compliance with all Environmental Laws, (b) there are no Environmental Claims pending or, to the best knowledge of Certified, threatened against Certified and its Subsidiaries, (c) to the best knowledge of Certified, there are no Environmental Conditions relating to any portion of the Certified Real Property, (d) to the best knowledge of Certified, no asbestos containing materials, polychlorinated biphenyls (i.e., PCBs) or underground storage tanks are present at any of the real properties owned or operated by Certified, (e) none of Certified or its Subsidiaries has received any notices from any governmental agency or other third party alleging liability under or violation of any Environmental Law, or alleging responsibility for the removal, investigation, or remediation of any Environmental Condition and (f) Certified is not subject to any enforcement or investigatory action by any governmental agency of which it has received notice, and is not conducting any removal, investigation or remediation, regarding an Environmental Condition with respect to any Certified Real Property.

   Section 4.10 Employee Benefit Plans.

     (a) Definitions. The following terms, when used in this Section 4.10 shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

       (i) Benefit Arrangement. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (including but not limited to any letter or memorandum relating to employment) and each plan, program or agreement providing for workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life insurance, health, accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits), deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation which (1) is not a Welfare Plan, Pension Plan, or Multiemployer Plan under which Certified or any ERISA Affiliate may incur any liability, and (2) covers any employee or former employee of Certified or any ERISA Affiliate (with respect to their relationship with such entities).

       (ii) Code. "Code" shall have the meaning set forth in the preamble to this Agreement.

       (iii) Employee Plans. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans, under which Certified or any ERISA Affiliate may incur any liability.

       (iv) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       (v) ERISA Affiliate. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Certified as defined in Section 414(b), (c), (n) or (o) of the Code or any partnership of which Certified or any of its Subsidiaries is a general partner.

       (vi) Multiemployer Plan. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, under which Certified or any ERISA Affiliate may incur any liability.

       (vii) Pension Plan. "Pension Plan" shall mean any "employee pension benefit plan", as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, under which Certified or any ERISA Affiliate may incur any liability.

       (viii) Welfare Plan. "Welfare Plan" shall mean any "employee welfare benefit plan", as defined in Section 3(l) of ERISA, under which Certified or any ERISA Affiliate may incur any liability.

     (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.10 of the Certified Disclosure Schedule contains a complete list of the Employee Plans. Copies of (i) each Employee Plan other than any Multiemployer Plan, and, if applicable, related trust agreement, and any amendment thereto, (ii) the most recent determination letter issued by the IRS with respect to each Employee Plan which is intended to qualify under Section 401(a) of the Code and (iii) the most recent Annual Report on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan have been delivered by Certified to UG and are true and complete copies of such documents.

     (c) Representations. Except as set forth in Schedule 4.10(c) of the Certified Disclosure Schedule:

       (i) Employee Plans.

              (A) Each Pension Plan (with its related trust) that is intended to qualify under the provisions of Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service stating that the Pension Plan is so qualified and the related trust is exempt from federal income tax under Section 501(a) of the Code and, to the best knowledge of Certified, nothing has occurred since the date of the last such determination letter which has resulted in or is likely to result in the revocation of such determination letter.

              (B) Each Employee Plan has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all applicable laws, including without limitation ERISA and the Code to the extent applicable.

              (C) The fair market value, as of the date hereof, of the assets held by each Pension Plan that is subject to the requirements of
           Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA is not materially less than the present value of the accumulated benefit obligations (determined as of the date hereof) of the participants and beneficiaries under such Pension Plan, based on the actuarial methods, tables and assumptions heretofore utilized by such Pension Plan's actuary to determine such Pension Plan's funded status. None of the Pension Plans that are subject to
           Section 412 of the Code or Section 302 of ERISA has ever incurred an "accumulated funding deficiency" (as defined in such Code and ERISA sections).

       (ii) Multiemployer Plans. Neither Certified nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of Certified or any ERISA Affiliate which has not been fully satisfied. Neither Certified nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

       (iii) Welfare Plans. None of Certified, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Certified or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, except to the extent required by the Code or ERISA.

       (iv) Litigation. To the best knowledge of Certified, there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending against Certified, any ERISA Affiliate or any Employee Plan other than routine claims for benefits.

       (v) Miscellaneous Matters. As of the date hereof (a) all material payments required to be made on or before the date hereof by or under any Employee Plan, any related trust, or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and except as set forth in Certified's financial statement, all material amounts required to be reflected thereon have been properly accrued to date as liabilities under or with respect to each Employee Plan, (b) Certified and its ERISA Affiliates have performed all material obligations required to be performed by them on or before the date hereof under any Employee Plan and (c) Certified and its ERISA Affiliates have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty.

   Section 4.11 Labor Matters. Except as disclosed in Schedule 4.11 of the Certified Disclosure Schedule or as would not have a Certified Material Adverse Effect, (i) there are no discrimination, wage and hour, family leave or other employment-related complaints, suits, actions, or charges pending in or before any Governmental Entity, and there are no other claims or controversies pending or, to the best knowledge of Certified or any of its Subsidiaries, threatened, between Certified or any of its Subsidiaries and any of their respective present or former employees; (ii) to the best knowledge of Certified, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Certified nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or contract and there are no grievances outstanding against Certified or any of its Subsidiaries under any such agreement or contract; (iv) there are no unfair labor practice charges and/or complaints pending against Certified or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Certified or any of its Subsidiaries; (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Certified, threat thereof, by or with respect to any employees of Certified or any of its Subsidiaries; and (vi) Certified and its Subsidiaries are in full compliance with the Warn Act. Certified and its Subsidiaries are not parties to any collective bargaining agreements, except for collective bargaining agreements disclosed in Schedule 4.11 of the Certified Disclosure Schedule.

   Section 4.12 Compliance. Except as set forth on Schedule 4.12 of the Certified Disclosure Schedule and except as otherwise provided in Sections 4.7,
4.9 and 4.10, each of Certified and its Subsidiaries hold all permits, registrations, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws), necessary to conduct the business and operations of Certified and each of its Subsidiaries, each of which is in full force and effect in all material respects, except for such permits, registrations, licenses, variances, exemptions, certificates of occupancy, orders and approvals the failure of which to hold would not, individually or in the aggregate, be reasonably likely to have a Certified Material Adverse Effect (the "Certified Permits") and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Certified Permit that currently is in effect the loss of which either individually or in the aggregate would be reasonably likely to have a Certified Material Adverse Effect. Except as disclosed in the Certified SEC Reports filed prior to the date of this Agreement, or as set forth on Schedule 4.12 of the Certified Disclosure Schedule and except as otherwise disclosed or permitted in Sections 4.7, 4.9 and 4.10 and the Schedules relating thereto, each of Certified and its Subsidiaries are in compliance with the terms of the Certified Permits, except for such non-compliance which, singly or in the aggregate, would not be reasonably likely to have a Certified Material Adverse Effect. Except as disclosed in the Certified SEC Reports filed prior to the date of this Agreement, or except as set forth on Schedule 4.12 of the Certified Disclosure Schedule, and except as otherwise disclosed or permitted in Sections 4.7, 4.9 and 4.10 and the Schedules relating thereto, the businesses of Certified and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not be reasonably likely to have a Certified Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Certified or any of its Subsidiaries is pending, or, to the best knowledge of Certified, threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Certified Material Adverse Effect.

   Section 4.13 Year 2000. Schedule 4.13 of the Certified Disclosure Schedule describes the measures Certified has taken to ensure that all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and to ensure that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

   Section 4.14 Joint Proxy Statement/Prospectus; Registration Statement. None of the information supplied or to be supplied by Certified or Merger Sub to be included or incorporated by reference in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, will, on the date it becomes effective with the SEC, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto to the stockholders of Certified or UG, at the time of the Certified Stockholders' Meeting and the UG Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that Certified makes no representation with respect to any information supplied or to be supplied by UG for inclusion or incorporated by reference from UG SEC filings in the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto. None of the information supplied by Certified or Merger Sub to be included or incorporated by reference from Certified SEC filings in the Registration Statement will, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 4.15 Opinion of Financial Advisor. Certified has received the opinion of Rabobank Nederland, New York Branch, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the shareholders of Certified from a financial point of view.

   Section 4.16 No Existing Discussions. As of the date hereof, Certified is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.4).

   Section 4.17 No Operations of Merger Sub. Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Merger Sub has not conducted any business, has not owned, leased or operated any real property and has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

   Section 4.18 Brokers and Others. None of Certified, any of its Subsidiaries, or any of their respective officers, directors or employees have employed or contracted with any broker, financial advisor, finder or other person or incurred any liability for any brokerage fees, commissions, finder's fees or other fees in connection with the transactions contemplated by this Agreement, except that Certified has retained Rabobank Nederland, New York Branch, as its financial advisor to render the opinion referred to in Section 4.15, the arrangements with which have been disclosed in writing to UG prior to the date hereof.

   Section 4.19 Transactions with Affiliates. Other than the transaction contemplated by this Agreement, and except to the extent disclosed in the Certified SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 4.19 of the Certified Disclosure Schedule, from January 1, 1997 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Certified or any of its Subsidiaries, on the one hand, and Certified's affiliates or other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                   ARTICLE V.

                                   COVENANTS

   Section 5.1 Conduct of Business of UG and Certified. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each party hereto agrees as to itself and each of its Subsidiaries to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other obligations when due in the ordinary course in substantially the same manner as previously paid or performed, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Each of UG and Certified shall promptly notify the other of any event or occurrence not in the ordinary course of business of such notifying party. Without limiting the generality of the foregoing and except as expressly contemplated by his Agreement, or as specifically disclosed on
Schedule 5.1 of the UG Disclosure Schedule or Schedule 5.1 of the Certified Disclosure Schedule, as applicable, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of the other, neither Certified nor UG shall, nor shall either permit any of its Subsidiaries to:

     (i) adopt any amendment to its Articles of Incorporation or Bylaws or comparable charter or organizational documents;

     (ii) issue, pledge or sell, or authorize the issuance, pledge or sale of additional shares of capital stock of any class (other than upon acceptance of a new Member in accordance with its existing policies), or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, or any other securities in respect of, in lieu of, or in substitution for, shares of capital stock outstanding on the date hereof;

     (iii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than dividends by any wholly-owned Subsidiary to its parent (and for this purpose patronage dividends shall not be deemed a dividend or other distribution in respect of any class or series of its Capital Stock);

     (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities other than pursuant to existing member redemption policies;

     (v) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, or pay any benefit not required by any existing plan or arrangement or grant any severance or termination pay to (except pursuant to existing agreements or policies previously disclosed in writing to the other parties hereto, which shall be interpreted and implemented in a manner consistent with past practice), or enter into any employment or severance agreement with, any director, officer or employee or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Employee Plan (as defined in Section 3.10 with respect to UG and Section 4.10 with respect to Certified), except (A) to the extent required by applicable law or regulation, (B) pursuant to any collective bargaining agreements or Employee Plan as in effect on the date of this Agreement consistent with past practices, or (C) for salary and benefit increases in the ordinary course of business consistent with past practice to employees other than executive officers;

     (vi)(A) sell, pledge, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, disposition, grant or encumbrance of any of its properties or assets or the properties and assets of any of its Subsidiaries, except for sales of assets in the ordinary course of business; (B) acquire (including, without limitation, by merger, consolidation, lease or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets;

     (vii)(A) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except in the ordinary course of business consistent with past practice under existing lines of credit, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (C) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice (including advances to employees);

     (viii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

     (ix) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions (including, without limitation, any change to its methods or basis or write-offs of accounts receivable) for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recently filed completed tax year;

     (x) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the applicable entity;

     (xi) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability before the same comes due in accordance with its terms;

     (xii) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

     (xiii) enter into any collective bargaining agreement (other than as required by law or extensions of existing agreements in the ordinary course of business);

     (xiv) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, unless required by GAAP or the SEC;

     (xv) modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

     (xvi) take, or agree to commit to take, any action that would be reasonably likely to cause the representations and warranties contained herein, individually or in the aggregate, not to be true and correct in all material respects;

     (xvii) take or agree to take any action that would prevent the Merger from qualifying as a reorganization as described in Section 368(a) of the Code;

     (xviii) settle any litigation relating to the transactions contemplated hereby other than any settlement which would not (A) be reasonably likely to have a Material Adverse Effect as to the settling party or (B) materially adversely affect the consummation of the transactions contemplated hereby;

     (xix) declare or pay any patronage dividend except a patronage dividend, to the extent earned, for the partial fiscal year ended prior to the Effective Time of the Merger, declare on a basis consistent with the Bylaws of UG and Certified, respectively; or

     (xx) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

   Section 5.2 Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Certified and UG shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Certified and UG shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Certified or UG, as the case may be, under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Certified or UG contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. All information disclosed by UG and Certified pursuant to this Section
5.2 shall be deemed confidential, and shall be so treated by the non-disclosing party in accordance with the Confidentiality Agreements as defined in Section 5.3.

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

   Section 5.3 No Solicitation.

     (a) Neither UG nor Certified shall, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction of such party involving other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any person (or group of persons) (other than with each other as contemplated hereby) or its respective affiliates (a "Third Party") concerning, provide any non-public information to any person or entity relating to, or take any other action to facilitate inquiries or the making of any proposal that constitutes, an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this Section 5.3 shall prevent a party hereto or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written proposal for an Acquisition Proposal by such Third Party, if and only to the extent that
  (1) such Third Party has made a written proposal to the Board of Directors of such party to consummate an Acquisition Proposal, which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of UG or Certified, as the case may be, (2) the Board of Directors of such party determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater benefit to the holders of UG Common Stock or the Certified capital stock, as the case may be, than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the Board of Directors of such party determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and
  (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality and standstill agreement (unless the Board of Directors determines in good faith upon the advice of counsel, that requiring such person or entity to enter into a standstill agreement would violate such Board's fiduciary duty) with material terms no less favorable to such party than those contained in the Confidentiality Agreements each dated October 16, 1998 between Certified and UG (the "Confidentiality Agreements"). Each party agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the Board of Directors of such party determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to its stockholders under applicable law.

     (b) Each party shall notify the other promptly after receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to its properties, books or records by any person or entity that informs such party that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact. Each party shall (i) keep the other party informed of the status

  (including any change to the material terms) of any such Acquisition Proposal or request for non-public information and (ii) provide to the other party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material (A) sent or provided to such party or any of its employees, representatives or agents from any Third Party in connection with any Acquisition Proposal or request for non-public information or (B) sent or provided by such party or any of its employees, representatives or agents to any Third Party in connection with any Acquisition Proposal or request for non-public information.

     (c) Except as expressly permitted by this Section 5.3, neither the Board of Directors of UG or Certified nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or cause UG or Certified, respectively, to enter into a letter of intent, agreement in principle or any legally binding acquisition agreement or similar agreement relating to any Acquisition Proposal (any such legally binding agreement, an "Acquisition Agreement") or (iii) approve or recommend, or propose to publicly approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, if either party has received a Superior Proposal, and the Board of Directors of such party determines in good faith, after consultation with and based upon the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company and its shareholders, such party may terminate this Agreement pursuant to Section 7.1(f), but only at a time that is more than 48 hours following receipt by the non-terminating party of written notice advising it that the Board of Directors of the terminating party is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Third Party making such Superior Proposal.

     (d) Nothing contained in this Section 5.3 shall prohibit either party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors, after consultation with outside legal counsel, failure to so disclose would violate applicable law, including (without limitation) Rule 14e-2 promulgated under the Exchange Act; provided, however, that neither party nor its Board of Directors (nor any committee thereof) shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, except as permitted by Section 5.3(c).

   Section 5.4 Joint Proxy Statement/Prospectus; Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, UG and Certified shall cooperate, prepare and file with the SEC, the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, provided that Certified may delay the filing of the Registration Statement until approval of the Joint Proxy Statement/Prospectus by the SEC. UG and Certified will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Certified and UG shall use all reasonable efforts to have or cause the Joint Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of UG and Certified shall, and shall cause its respective representatives to, fully cooperate with the other party and its respective representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other party with all information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Subject to Section 5.3, the Joint Proxy Statement/Prospectus with respect to the Merger shall include the determination and recommendation of the Board of Directors of UG and the Board of Directors of Certified that their respective shareholders vote in favor of the approval and adoption of this Agreement and the Merger. UG and Certified shall use reasonable efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of Certified Class A Shares and Class B Shares pursuant to the Merger. As promptly as practicable after the Registration Statement with respect to the Merger shall have become effective, UG and Certified shall cause the Joint Proxy Statement/Prospectus with respect to the Merger to be mailed to their respective stockholders.

     (b) Without limiting the generality of the foregoing, (i) UG and Certified shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Joint Proxy Statement/ Prospectus or the Registration Statement, and (ii) UG and Certified shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

     (c) The information supplied by UG for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the holders of UG Common Stock, (iii) at the time of the UG Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to UG or any if its affiliates or its or their respective officers and directors should be discovered by UG which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, UG shall promptly inform Certified of such event or circumstance.

     (d) The information supplied by Certified for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the holders of Certified and UG capital stock, (iii) at the time of the Certified and UG Stockholder's Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Certified or any if its affiliates or its or their respective officers and directors should be discovered by Certified which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/ Prospectus, Certified shall promptly inform UG of such event or circumstance.

   Section 5.5 Stockholders' Meetings. UG and Certified shall each call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of considering and voting upon a proposal to approve and adopt this Agreement and the Merger. Each of UG and Certified shall, through its respective Board of Directors, recommend to their respective stockholders adoption of this Agreement and approval of such matters, shall coordinate and cooperate with the respect to the timing of such meetings and shall use their best efforts to hold such meetings as soon as practicable after the date hereof. Each of UG and Certified shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters. Without limiting the generality of the foregoing, unless this Agreement is terminated pursuant to
Section 7.1(f), each party agrees that its obligations pursuant to this Section
5.5 shall not be affected by the commencement, public proposal or communication to it of any Acquisition Proposal.

   Section 5.6 Access to Information. Upon reasonable notice, each of Certified and UG (and each of their respective Subsidiaries) shall afford to the other party and its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its management personnel, properties, books, contracts, commitments and records and, during such period, each of Certified and UG shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, properties and personnel as the other party may reasonably request. Each party making such requests will hold any such information furnished to it by the other party which is nonpublic in confidence in accordance with the Confidentiality Agreement binding on such party. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

   Section 5.7 Governmental Approvals.

     (a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all filings required under the HSR Act ("Governmental Approvals"), and to comply with the terms and conditions of all such Governmental Approvals. Each of the parties hereto shall use their reasonable best efforts to file all required documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Notwithstanding the foregoing, nothing herein shall require either party to comply with any legal requirement or agree to the imposition of any order of any Governmental Entity that would (i) prohibit or restrict the ownership or operation of either UG or Certified or their respective Subsidiaries of any material portion of their business or assets, (ii) compel UG or Certified of any of their respective Subsidiaries to dispose of or hold separate any material portion of their business or assets, or
  (iii) impose any limitation on the ability of UG or Certified or any of their respective Subsidiaries to own or operate their businesses and operations, substantially in the manner such businesses are presently conducted.

     (b) UG and Certified shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

   Section 5.8 Publicity. Certified and UG shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

   Section 5.9 Indemnification.

     (a) From and after the Effective Time, Certified agrees that it will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless each present director and officer of UG and its Subsidiaries and each person serving in such capacities within the last two years (the "Indemnified Parties"), against any costs or expenses (including attorneys'
  fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to wrongful acts or omissions whensoever existing or occurring (i) relating to such Indemnified Party's status as an officer or director of UG or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that UG would have been permitted to indemnify such Indemnified Party under applicable law, or under UG' Articles of Incorporation, its Bylaws or any indemnity agreements with UG (and Certified shall advance expenses prior to the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Oregon law upon receipt of any undertaking required by applicable Oregon law), or (ii) relating to all liability based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transaction contemplated hereby. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time) (i) Certified may retain counsel satisfactory to it and to the Indemnified Parties, and shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties, and (ii) Certified will use all reasonable efforts to assist in the vigorous defense of any such matter.

     (b) Immediately prior to the Effective Time, UG shall purchase a 6 year extended coverage and reporting period under its existing directors' and officers' liability insurance policy (copies of which have been heretofore delivered by UG to Certified) modified to reduce the insured vs. insured claims exclusion from 36 months to 12 months for a cost of not to exceed 100% of the current annual premium of such policy.

     (c) The provisions of this Section 5.9 are intended to be an addition to the rights otherwise available to the officers and directors of UG by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   Section 5.10 Employee Benefits. Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Certified or the Surviving Corporation to continue any Employee Plan of UG or Certified following the Effective Time.

   Section 5.11 Tax Treatment of Reorganization.

     (a) The parties intend the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and shall use their best efforts (and shall cause their respective Subsidiaries to use their best efforts) to cause the Merger to so qualify. Neither UG nor Certified, nor any of their respective Subsidiaries or other Affiliates, shall take any action, or fail to take any action, that is not specifically provided for by this Agreement that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. UG and Certified shall, and shall cause their respective Subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under those Sections of the Code.

     (b) UG and Certified shall cooperate and use their best efforts in obtaining the opinions of Schwabe, Williamson & Wyatt, P.C., counsel to UG, and Sheppard, Mullin, Richter & Hampton LLP, counsel to Certified, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (c) UG and Certified shall cooperate and use their best efforts to confirm that there is no UG stockholder with respect to whom any Tax, withholding, reporting or other obligation would arise under Sections 897 or 1445 (or related provisions) of the Code as a result of the Merger.

   Section 5.12 Further Assurances and Actions.

     (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and
  (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

     (b) At and after the Effective Time, Certified shall make such contribution or contributions to the capital of UG as shall be necessary to fund the payment of amounts due to holders of UG Dissenting Common Shares pursuant to Section 60.554 of the OBCA

     (c) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Merger, the proper officers and/or directors of Certified, UG and the Surviving Corporation shall take all such necessary action to effect the same.

     (d) Notwithstanding anything to the foregoing to the contrary, in the event that the Merger or any of the other transactions contemplated by this Agreement will give rise to any default or breach under the terms of the Indentures governing UG's indebtedness, the seeking of the waiver or consent of the holders of such indebtedness to such default or breach shall be on terms and conditions determined by Certified in its sole and absolute discretion, which may include, subject to such discretion, the repayment or repurchase of such indebtedness and the amendment of the terms of such indebtedness which remains outstanding, in each case on terms that are usual and customary for similar transactions. In the event that a consent or waiver necessary to satisfy Section 6.3(d) shall not be received on terms and conditions acceptable to

  Certified, then Certified shall not be obligated to consummate the Merger or any other transaction contemplated hereby.

   Section 5.13 Letter of UG's Accountants. UG shall use all reasonable efforts to cause to be delivered to Certified a letter of PricewaterhouseCoopers LLP, UG's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Certified, in form reasonably satisfactory to Certified and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   Section 5.14 Letter of Certified's Accountants. Certified shall use all reasonable efforts to cause to be delivered to UG a letter of Deloitte & Touche LLP, Certified independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to UG, in form reasonably satisfactory to UG and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   Section 5.15 Certified's Board of Directors. Certified shall take such action as may be necessary to: (a) expand its Board of Directors to 24, and to cause to be elected 9 designees of UG promptly upon consummation of the Merger,
(b) change its name to Unified Western Grocers, Inc., effective upon consummation of the Merger; and (c) amend its Articles of Incorporation and Bylaws and adopt revisions to its policies regarding deposit requirements and patronage dividends, in all cases substantially in such manner as is described in a memorandum submitted to United Grocers prior to the date of this Agreement, the substance of which will be described in the Joint Proxy Statement/Prospectus.

                                  ARTICLE VI.

                              CONDITIONS TO MERGER

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved by the stockholders of UG and the stockholders of Certified in the manner required by law and the Articles of Incorporation of UG and Certified, respectively, and the stockholders of Certified shall have approved the Amendments to the Articles of Incorporation of Certified contemplated by this Agreement and as described in the Registration Statement.

     (b) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (c) Governmental Approvals. All Governmental Approvals required to consummate the transactions contemplated hereby shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods (including, without limitation, under the HSR Act) shall have expired, and no such approval shall contain, or expiration of waiting period be subject to, any conditions, limitations or restrictions which will have or would reasonably be expected to have a UG Material Adverse Effect or a Certified Material Adverse Effect.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

     (e) Financing Transaction. The financing described in the commitment letter received by Certified prior to the mailing of the Joint Proxy Statement/Prospectus, copies of which will be provided to UG (the "Financing") shall close prior to or contemporaneously with the Closing.

     (f) Dissenters. Not greater than 5% of the outstanding shares of UG Common Stock and Certified Class A Shares or Class B Shares shall have perfected dissenters rights with respect to the Merger.

     (g) Employment Agreement. An Employment Agreement between Certified and Alfred A. Plamann, as Chief Executive Officer, shall have been executed and delivered by each party.

   Section 6.2 Additional Conditions to Obligations of UG. The obligation of UG to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by UG:

     (a) Representations and Warranties. The representations and warranties of Certified and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) other than for representations and warranties already qualified as to materiality or a Certified Material Adverse Effect, inaccuracies which, individually or in the aggregate have not had and are not reasonably likely to have a Certified Material Adverse Effect. UG shall have received a certificate signed on behalf of Certified by the chief executive officer and the chief financial officer of Certified to such effect.

     (b) Performance of Obligations of Certified. Certified and the Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and UG shall have received a certificate signed on behalf of Certified by the chief executive officer and the chief financial officer of Certified to such effect.

     (c) Tax Opinion Regarding Merger. Schwabe, Williamson & Wyatt, P.C., counsel to UG, shall have delivered to UG an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger (including customary representation letters), that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may rely upon representations and certifications of Certified, UG and Merger Sub.

     (d) Third-Party Consents. Certified shall have received all third-party consents and approvals required to be obtained by Certified in connection with the transactions contemplated hereby, under any contract to which Certified (or any of its Subsidiaries) may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in a Certified Material Adverse Effect. United shall have received (i) the consent of Western Family Holding Company ("Western Family") to the transfer of its shares in Western Family in connection with the Merger and (ii) assurance from Western Family of a continued source of supply of Western Family products to United members following the Merger.

     (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes, occurrences or circumstances involving the business, results of operations or financial condition or prospects of Certified and its Subsidiaries, considered as a whole, that, individually or taken together constitute a Certified Material Adverse Effect. For this purpose, the failure of Certified to maintain performance consistent with the budgeted performance provided to UG prior to the date hereof shall be considered a Certified Material Adverse Effect.

     (f) Approval of Bylaws and Articles of Merger Sub. The Board of Directors of UG shall have approved the content and substance of the Articles of Incorporation and bylaws of the Merger Sub.

   Section 6.3 Additional Conditions to Obligations of Certified. The obligations of Certified and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Certified:

     (a) Representations and Warranties. The representations and warranties of UG set forth in this Agreement shall be true and correct as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and
  (ii) other than for representations and warranties already qualified as to materiality or a UG Material Adverse Effect, inaccuracies which, individually or in the aggregate have not had and are not reasonably likely to have a UG Material Adverse Effect. Certified shall have received a certificate signed on behalf of UG by the chief executive officer and the chief financial officer of UG to such effect.

     (b) Performance of Obligations of UG. UG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Certified shall have received a certificate signed on behalf of UG by the chief executive officer and the chief financial officer of UG to each such effect.

     (c) Tax Opinion Regarding Merger. Sheppard, Mullin, Richter & Hampton LLP, counsel to Certified, shall have delivered to Certified an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger (including customary representation letters), that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may rely upon representations and certifications of Certified, UG and Merger Subsidiaries.

     (d) Third-Party Consents. UG shall have received all third-party consents and approvals required to be obtained by UG in connection with the transactions contemplated hereby, under any contract to which UG (or any of its Subsidiaries) may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in a UG Material Adverse Effect.

     (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes, occurrences or circumstances involving the business, results of operations or financial condition or prospects of UG and its subsidiaries, considered as a whole, that, individually or taken together, constitute a UG Material Adverse Effect. For this purpose, the failure of UG to maintain performance consistent with the budgeted performance provided to Certified prior to the date hereof shall be considered a UG Material Adverse Effect.

     (f) No Impediment to Conducting Insurance Business. The parties shall have taken such steps that are in all respects satisfactory to Certified to ensure that, following the Merger, Certified will not be precluded from continuing to operate its insurance business in such manner as it has been conducted prior hereto, or in such other form, structure or arrangement as is satisfactory to Certified.

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT

   Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of UG and Certified:

     (a) by mutual written consent of UG and Certified; or

     (b) by either Certified or UG if the Merger shall not have been consummated by October 12, 1999 (provided that (i) if the Merger shall not have been consummated because the requisite Governmental Approvals required under Section 6.1(c) shall not have been obtained and are still being pursued, either Certified or UG may extend such date to December 10, 1999 by providing written notice thereof to the other party on or prior to October 12, 1999 and (ii) the right to terminate this Agreement under this
  Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Certified or UG if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d)(i) by either Certified or UG, if, at the UG Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of UG in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or (ii) by either UG or Certified, if, at the Certified Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Certified in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

     (e)(i) by Certified, if for any reason UG fails to call and hold the UG Stockholders' Meeting by September 29, 1999, unless such failure is due to the fact that (A) the Registration Statement or Joint Proxy Statement/Prospectus was not declared effective or otherwise cleared sufficiently in advance of such date to enable UG to hold the UG Stockholders' Meeting by such date, or (B) a court of competent jurisdiction enjoined or temporarily restrained the Merger, and any such occurrence or omission has not resulted from any breach of this Agreement by UG; provided, that Certified's right to terminate this Agreement under this clause (e)(i) shall not be available if at such time UG would be entitled to terminate this Agreement under Section 7.1(h); or (ii) by UG, if for any reason Certified fails to call and hold the Certified Stockholders' Meeting by September 29, 1999; unless such failure is due to the fact that (A) the Registration Statement or Joint Proxy Statement/Prospectus was not declared effective or otherwise cleared sufficiently in advance of such date to enable Certified to hold the Certified Stockholders' Meeting by such date, or (B) a court of competent jurisdiction enjoined or temporarily restrained the Merger, and any such occurrence or omission has not resulted from any breach of this Agreement by Certified: provided, that UG's right to terminate this Agreement under this clause (e)(ii) shall not be available if at such time Certified would be entitled to terminate this Agreement under Section 7.1(h); or

     (f) by UG, in accordance with Section 5.3(c); provided, however, that no termination pursuant to this Section 7.1(f) shall be deemed effective unless UG shall have materially complied with all provisions contained in
  Section 5.3(c), including the notice provision therein, and the applicable requirements of Section 7.3; or

     (g) by Certified, in accordance with Section 5.3(c); provided, however, that no termination pursuant to this Section 7.1(g) shall be deemed effective unless Certified shall have materially complied with all provisions contained in Section 5.3(c), including the notice provisions thereof, and the applicable requirements of Section 7.3; or

     (h) by Certified or UG, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the other, which breach will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by UG) or 6.3(a) or (b) (in the case of termination by Certified) not to be satisfied; provided that a breach of Section 5.3 by either party shall be deemed to be a breach which caused such condition, as applicable, not to be satisfied; or

     (i) by either Certified or UG, if financing commitments substantially consistent with the financing described in the bank book jointly submitted to potential lenders are not obtained within (30) days of the date of execution of this Agreement.

   Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Certified, Merger Sub or UG, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that the provisions of this Section 7.2, Section 7.3 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

   Section 7.3 Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) In the event the Closing occurs, Certified shall assume and pay all of UG's valid reorganization expenses within the meaning of Revenue Ruling 73-54 promulgated under Section 368 of the Code. In the event the Closing does not occur, the costs and expenses incurred in connection with the filing, printing and mailing of the joint proxy statement/prospectus and the Hart-Scott-Rodino filing fee will be borne equally by Certified and United.

     (c) UG shall pay Certified a termination fee of $2.5 million in the following events:

       (i) the termination of this Agreement by Certified pursuant to
    Section 7.1(e)(i);

       (ii) the termination of this Agreement by UG pursuant to Section
    7.1(f);

       (iii) the termination of this Agreement by Certified pursuant to
    Section 7.1(h) by reason of a breach by UG of Section 5.3

  and, notwithstanding anything to the contrary herein set forth, such amount shall be payable by UG only upon the consummation of any transaction with another entity in which a material portion of its shares of capital stock or its assets, or business in whole or in part, is acquired by or combined with another entity in a transaction in which UG Shareholders do not hold, after the combination, in excess of 50% of the voting shares of the combined entity, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory or immaterial portions of its assets in the ordinary course) based on a letter of intent or any other agreement executed within twelve months of the date of this Agreement.

     (d) Certified will pay UG a termination fee of $2.5 million in the following events:

       (i) the termination of this Agreement by UG pursuant to Section
    7.1(e)(ii);

       (ii) the termination of this Agreement by Certified pursuant to
    Section 7.1(g);

       (iii) the termination of this Agreement by UG pursuant to Section 7.1(h) by reason of the breach by Certified of Section 5.3;

  and, notwithstanding anything to the contrary herein set forth, such amount shall be payable by Certified only upon the consummation of any transaction with another entity in which a material portion of its shares of capital stock or its assets, or business in whole or in part, is acquired by or combined with another entity in a transaction in which UG Shareholders do not hold, after the combination, in excess of 50% of the voting shares of the combined entity, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory or immaterial portions of its assets in the ordinary course) based on a letter of intent or any other agreement executed within twelve months of the date of this Agreement.

     (e) Payment of a termination fee pursuant to subsections (c) and (d) shall be the sole and exclusive remedy of a party against the other and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement.

   Section 7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of UG or the stockholders of Certified, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

   Section 8.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.9, 5.10, 5.12(b) and 5.15.

   Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to UG, to

       United Grocers, Inc.
       6433 S.E. Lake Road
       Portland, OR 97222
       Attn.: Charles E. Carlbom
       Fax: (503) 833-1008

       with a copy to

       Schwabe, Williamson & Wyatt, P.C.
       1211 Southwest fifth Ave.
       Portland, OR 97204
       Attn.: Mark A. Long, Esq.
       Fax: (503) 796-2900

     (b) if to Certified or Merger Sub, to

       Certified Grocers of California, Ltd.
       5200 Sheila Street
       Commerce, CA 90040
       Attn.: Robert M. Ling, Jr., Esq.
       Senior Vice President, General Counsel and Secretary
       Fax: (323) 265-3716

       with a copy to:

       Sheppard, Mullin, Richter & Hampton LLP
       333 South Hope Street, 48th Floor
       Los Angeles, CA 90071
       Attn.: John D. Hussey, Esq.
       Fax: (213) 617-5508

   Section 8.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

   Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   Section 8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement and all documents and instruments referred to herein and therein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Certified, Merger Sub or UG makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

   Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

   Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, that no such assignment shall relieve Certified of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   Section 8.8 Severability; Enforcement. Except to the extent that the application of this Section 8.8 would be reasonably likely to have a Certified Material Adverse Effect with respect to Certified or a UG Material Adverse Effect with respect to UG, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

   Section 8.9 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

                                 [END OF TEXT]

   IN WITNESS WHEREOF, Certified, Merger Sub and UG have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

UNITED GROCERS, INC.                      CERTIFIED GROCERS OF CALIFORNIA,
                                          LTD.

           /s/ T.W. Olsen
By: _________________________________              /s/ Alfred A. Plamann
                                          By: _________________________________
  By: T.W. Olsen                             By: Alfred A. Plamann
  Its: President, Chief Executive            Its: President and Chief
    Officer and Secretary                     Executive Officer

                                          NEW UG CORP.

                                                  /s/ Alfred A. Plamann
                                          By: _________________________________
                                             By: Alfred A. Plamann
                                             Its: President and Chief
                                              Executive Officer

                                                                        ANNEX B

                                                [LOGO OF RABOBANK]
                                                Rabobank
                                                New York Branch
                                                245 Park Avenue
                                                New York, NY 10167-0062 U.S.A.
                                                212-916-7800

PERSONAL AND CONFIDENTIAL

June 9, 1999

Board of Directors
Certified Grocers of California, Ltd.
5200 Sheila Street
Commerce, CA 90040

Gentlemen:

   We understand that Certified Grocers of California, Ltd. ("Certified") and United Grocers, Inc. ("United") propose to enter into an Agreement and Plan of Merger (the "Agreement") to which Certified, a newly formed, wholly-owned subsidiary of Certified, and United are parties. In the merger contemplated by the Agreement, shares of United's common stock will be converted into the right to receive Certified's Class A Shares and Class B Shares. The exchange ratio shall be .228 shares of Certified's Class A Shares or Class B Shares for each outstanding share of United common stock (the "Exchange Ratio"). The first 100 shares issued at the Exchange Ratio will be Class A Shares and the balance, if any, will be Class B Shares. After the merger, new holders of Class A Shares will have the right to elect 80% of the number of authorized directors and holders of Class B Shares will have the right to elect the remaining number of directors. In the merger, Certified's existing Class A Shares, Class B Shares and Class C Shares will remain outstanding as shares of the combined company. After the merger, United and Certified will operate as a single cooperative for purposes of determining patronage dividends.

   You have requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Certified. In arriving at our opinion, we have reviewed, among other things, the draft of the Agreement dated June 3, 1999; the Annual Reports to Stockholders of Certified for the three fiscal years ended August 29, 1998 and the Annual Reports on Form 10-K of Certified for the three fiscal years ended August 29, 1998; the Annual Reports to Stockholders of United for the three fiscal years ended October 2, 1998 and the Annual Reports on Form 10-K of United for its fiscal years ended October 2, 1998 and September 27, 1996; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Certified and United; certain other communications from Certified and United to their respective shareholders; and certain internal financial analyses and forecasts for Certified and United prepared by their respective managements, including certain cost savings and

                                                       Rabobank
                                                       International
operating synergies (the "Synergies") projected by the management of Certified and United to result from the merger. We also held discussions with members of the senior management of Certified and United regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we (i) compared certain financial information for Certified and United with publicly available financial and stock market information for certain other companies which we deemed relevant;
(ii) reviewed the financial terms of certain recent business combinations which we deemed relevant; (iii) compared the relative contributions to the combined company of both Certified's and United's earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; book value and other financial information, with the relative ownership of the combined company upon giving effect to the transaction; and (iv) conducted such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts prepared by the managements of Certified and United, including the Synergies, have been reasonably prepared on a basis reflecting the best available estimates and judgements of Certified and United, and that such forecasts will be realized in the amounts and time periods contemplated thereby. We also have not made an independent evaluation or appraisal of the assets and liabilities of Certified or United or any of their respective subsidiaries. We assumed that the consummation of the transaction contemplated by the Agreement would be accounted for as a purchase of United by Certified under generally accepted accounting principles. Further, we have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion expressed herein is provided for the information and assistance of the Board of Directors of Certified in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any shareholder of Certified should vote with respect to such transaction.

   Rabobank International ("Rabobank"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. In the past, Rabobank and its affiliates have provided financial advisory and corporate banking services to Certified and have received customary compensation for the rendering of these services. Rabobank will also receive a fee from Certified for rendering this opinion.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to Certified.

Very truly yours,

/s/ Rabobank International, New York Branch
RABOBANK INTERNATIONAL, NEW YORK BRANCH

                                                                        ANNEX C

                               [HLHZ LETTERHEAD]

PERSONAL AND CONFIDENTIAL

June 9, 1999

Board of Directors of United Grocers, Inc.
6433 Southeast Lake Road
Portland, Oregon 97222

Members of the Board:

We understand that United Grocers, Inc. ("United" or the "Company") is considering entering into a series of transactions (collectively, the "Transaction") pursuant to which the Company will become a subsidiary of Certified Grocers of California, Ltd. ("Certified"). In order to effect the Transaction (as defined in the Agreement and Plan of Merger), Certified will form a wholly-owned subsidiary ("Merger Sub"), which will merge with and into the Company with the Company being the surviving entity (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub will cease and United will be a wholly-owned subsidiary of Certified. Upon the effective date of the Merger, each issued and outstanding share of common stock of United, will be converted into 0.228 shares of Certified's Class A or Class B common stock. The first one hundred shares issued to each United Shareholder will be Class A Shares. Consistent with the structure of shares outstanding among current Certified shareholders, the balance of shares issued to each United Shareholder will be shares of Certified's Class B Shares.

In connection with the Transaction, you requested our written opinion (the "Opinion") as to the fairness of the Transaction to the holders of United common stock, from a financial point of view. The Opinion does not address the Company's underlying business decision to effect the Transaction. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. At your request, we have not negotiated the Transaction or advised you with respect to alternatives to it. Our Opinion does not constitute a recommendation to shareholders of United as to how they should vote on the proposed Transaction.

In connection with the Opinion, we made such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we reviewed:

  1. a draft of the Agreement and Plan of Merger dated as of May 23, 1999;

  2. the audited financial statements of United for fiscal years 1996, 1997 and 1998 and the annual report on Form 10-K of United for fiscal year 1998, and of Certified for fiscal years ended 1996, 1997 and 1998;

  3. a number of Quarterly Reports on Form 10-Q of United and Certified, including all quarterly reports issued since the date of the most recent annual reports on Form 10-K;

  4. a number of internal financial analyses and forecasts for United and Certified prepared by their managements;

  5. a draft of the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, dated June 3, 1999, relating to the Special Meetings of Stockholders of United and Certified;

  6. the historical and pro forma book values, the implied per share redemption prices, as well as managements' estimates of adjusted book value for United and Certified;

  7. certain other publicly available financial data for certain companies that we deem comparable to United and Certified; and

  8. the existing and proposed Articles of Incorporation and Bylaws of United and Certified.

In addition to the foregoing, we conducted such other studies, analyses and inquiries as we have deemed appropriate. We also visited certain facilities and business offices of United and Certified and met with certain members of the senior management of United and Certified to discuss the operations, financial condition, future prospects and projected operations and performance of each company.

We relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent historical financial statements made available to us.

We assumed that, by virtue of logistic and geographic considerations, it is unlikely that United's shareholders will make purchases from Certified's dairy manufacturing plant, and, accordingly, will likely not participate in patronage dividends attributable to Certified's dairy division.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

The Company, like other companies and any business entities analyzed by Houlihan Lokey or which are otherwise involved in any manner in connection with this Opinion, could be materially affected by complications that may occur, or may be anticipated to occur, in computer-related applications as a result of the year change from 1999 to 2000 (the "Y2K Issue"). In accordance with long-standing practice and procedure, Houlihan Lokey's services are not designed to detect the likelihood and extent of the effect of the Y2K Issue or any other potential or contingent liabilities, directly or indirectly, on the financial condition and/or operations of a business. Further, Houlihan Lokey has no responsibility with regard to the Company's efforts to make its systems, or any other systems (including its vendors and service providers), Year 2000 compliant on a timely basis. Accordingly, Houlihan Lokey shall not be responsible for any effect of the Y2K Issue or any other potential or contingent liabilities on the matters set forth in this Opinion.

This Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and in our engagement letter with the Company, and subject to the understanding that the obligations of Houlihan Lokey in connection with delivering this opinion are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the holders of United common shares from a financial point of view.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                        ANNEX D

                 SELECTED PROVISIONS OF THE CALIFORNIA GENERAL
                 CORPORATION LAW REGARDING DISSENTERS' RIGHTS

(S)1300. Right to Require Purchase -- "Dissenting Shares" and "Dissenting Shareholder" Defined.

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. Leg. H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1982 ch. 36, effective
February 17, 1982, 1990 ch. 1018, 1993 ch. 543.

(S)1301. Demand for Purchase.

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received, by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1980 chs. 501,
1155.

(S)1302. Endorsement of Shares.

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. Leg.H. 1975 ch. 682, effective January 1, 1977, 1986 ch. 766.

(S)1303. Agreed Price -- Time for Payment.

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. Leg.H. 1975 ch. 682, effective January 1, 1977, 1980 ch. 501, 1986 ch. 766.

(S)1304. Dissenter's Action to Enforce Payment.

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1305. Appraiser's Report--Payment--Costs.

   (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301). Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977,
1977 ch. 235, 1986 ch. 766.

(S)1306. Dissenting Shareholder's Status as Creditor.

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1307. Dividends Paid as Credit Against Payment.

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1308. Continuing Rights and Privileges of Dissenting Shareholders.

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1309. Termination of Dissenting Shareholder Status.

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1310. Suspension of Proceedings for Payment Pending Litigation.

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation. Leg.H. 1975 ch. 682, effective January 1, 1977.

(S)1311. Exempt Shares.

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. Leg.H. 1975 ch. 682, effective January 1, 1977, 1988 ch. 919.

(S)1312. Attacking Validity of Reorganization or Merger.

   (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those term and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or shortform merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. Leg.H. 1975 ch. 682, 1976 ch. 641, effective January 1, 1977, 1988 ch. 919.

                                                                        ANNEX E

                       SELECTED PROVISIONS OF THE OREGON
             BUSINESS CORPORATION ACT REGARDING DISSENTERS' RIGHTS

                Right to Dissent and Obtain Payment for Shares

  60.551 Definitions for 60.551 to 60.594.--As used in ORS 60.551 to 60.594:

   (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

   (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

   (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (7) "Shareholder" means the record shareholder or the beneficial shareholder.

   60.554 Right to dissent.--(1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

     (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

       (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

       (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141; or

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide.

   60.557 Dissent by nominees and beneficial owners.--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

                        Procedure for Exercise of Rights

   60.561 Notice of dissenters' rights.--(1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

   (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.

   60.564 Notice of intent to demand payment.--(1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

   (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

   60.567 Dissenters' notice. -- (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

   (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

     (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

     (e) Be accompanied by a copy of ORS 60.551 to 60.594.

   60.571 Duty to demand payment. -- (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

   (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

   60.574 Share restrictions. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

   (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   60.577 Payment. -- (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

   (2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

     (b) A statement of the corporation's estimate of the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under ORS 60.587; and

     (e) A copy of ORS 60.551 to 60.594.

   60.581 Failure to take action. -- (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.

   60.584 After-acquired shares. -- (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.

   60.587 Procedure if shareholder dissatisfied with payment or offer. -- (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS 60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

     (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

   (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

                          Judicial Appraisal of Shares

   60.591 Court action. -- (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (5) Each dissenter made a party to the proceeding is entitled to judgment for:

     (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

     (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

   60.594 Court costs and counsel fees. -- (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

   (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

   (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The California General Corporation Law provides that California corporations may include provisions in their Articles of Incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions that a director believes to be contrary to the best interest of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (vi) any improper transaction between a director and the corporation in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or any illegal loan or guaranty. The Registrant's Articles of Incorporation contain such a provision.

   The Bylaws of the Registrant require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law.

   The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify the directors and executive officers to the fullest extent permitted by applicable law, and the Company has also purchased directors and officer's liability insurance to directly insure the directors and officers with respect to claims and to insure the Company's indemnification obligations.

   Under Section 5.9 of the Merger Agreement, from and after the effective time the Registrant is required to indemnify and hold harmless each present and former director and officer of United and its subsidiaries and each person serving in such capacities in the last two years against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matter existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that United would have been permitted to indemnify such person under applicable law, the United Articles of Incorporation and Bylaws, and indemnity agreements. Certified is obligated to permit United to purchase a six year extended reporting period endorsement under United's existing directors' and officers' liability insurance coverage immediately prior to the effective time of the Merger.

Item 21. Exhibits and Financial Statement Schedules

a.  Exhibits

 Exhibit No.                             Description
 -----------                             -----------
    2.1      Agreement and Plan of Merger dated June 14, 1999, among the
             Registrant, New UG Corp. and United Grocers, Inc. (included as
             Annex A to the Joint Proxy Statement/Prospectus)

    3.1 Articles of Incorporation of the Registrant (as amended through May 5, 1997)[3.1]*(/1/)

    3.1.1    Proposed form of Amended Articles of Incorporation

    3.2      Bylaws of the Registrant (as amended through June 21, 1994)
             [4.2]*(/2/)

    3.2.1    Proposed form of Amended Bylaws

    4.1      Retail Grocer Application and Agreement for Continuing Service
             Affiliation With Certified Grocers of California Ltd. and Pledge
             Agreement [4.7]*(/3/)

    4.2      Retail Grocer Application and Agreement for Service Affiliation
             With and Agreement [4.2]*(/4/)

    4.3      Agreement respecting directors' shares [4.9]*(/3/)

    4.4      Subordination Agreement (Existing Member-Patron) [4.4]*(/5/)

    4.5      Subordination Agreement (Existing Associate Patron) [4.5]*(/5/)

    4.6      Subordination Agreement (New Member-Patron) [4.6]*(/5/)

    4.7      Subordination Agreement (New Associate Patron) [4.7]*(/5/)

    4.8      Form of Class A Share Certificate [4.5]*(/2/)

    4.9      Form of Class B Share Certificate [4.6]*(/2/)

    4.10.1   Articles FIFTH and SIXTH of the Registrant's Articles of
             Incorporation (See Exhibit 3.1)

    4.10.2   Article I and Article VII of the Registrant's Bylaws (See Exhibit
             3.2)

    4.11     Indenture between the Registrant and First Interstate Bank of
             California, Trustee, relating to $3,000,000 Subordinated Patronage
             Dividend Certificates Due December 15, 2000 [4.3]*(/6/)

    4.12     Indenture between the Registrant and First Interstate Bank of
             California, Trustee, relating to $5,000,000 Subordinated Patronage
             Dividend Certificates Due December 15, 2001 [4.3]*(/7/)

    4.13     Indenture between the Registrant and First Interstate Bank of
             California, Trustee, relating to $3,000,000 Subordinated Patronage
             Dividend Certificates Due December 15, 2002 [4.3]*(/8/)

    4.14     Note Purchase Agreement dated as of March 15, 1998, among the
             Registrant and the Purchasers named therein relating to $80,000,000 7.22% Senior Notes due 2008 [4.16]*(/9/)

    4.15     $100,000,000 Revolving Credit Agreement dated as of April 10,
             1998, among the Registrant, the Lenders named therein and Cooperative Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank
             Nederland," New York Branch, as agent [4.17]*(/9/)

    4.15.1   Amendment No. 1 to Revolving Credit Agreement, dated as of May 1,
             1998, among the Registrant, the Lenders named therein and Cooperative Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank
             Nederland" New York Branch, as agent [4.15.1]*(/15/)


 Exhibit No.                             Description
 -----------                             -----------
    4.15.2   Amendment No. 2 and Limited Waiver to Revolving Credit Agreement
             dated as of December 24, 1998 among the Registrant, the Lenders named therein and Cooperative Centrale Raiffeisen-Boerenleenbank
             B.A., "Rabobank Nederland" New York Branch, as agent
             [4.15.1]*(/15/)

    4.16 Loan Purchase and Service Agreement dated as of August 29, 1996, between Grocers Capital Company and National Consumer Cooperative
             Bank [4.18]*(/10/)

    4.17 $10,000,000 Credit Agreement and Security Agreement each dated as of September 20, 1996, between Grocers Capital Company and
             National Cooperative Bank as agent [4.19]*(/10/)

    5.1 Opinion of Sheppard, Mullin, Richter & Hampton llp regarding the validity of securities being registered

    8.1 Opinion of Schwabe, Williamson & Wyatt, P.C., regarding certain federal income tax consequences of the merger

    8.2 Opinion of Sheppard, Mullin, Richter & Hampton llp, regarding certain federal income tax consequences of the merger

   10.1      Comprehensive Amendment to Retirement Plan for Employees of
             Certified Grocers of California, Ltd., dated as of July 27, 1995
             [10.1]*(/1/)

   10.3      Comprehensive Amendment to Certified Grocers of California, Ltd.
             Employee Sheltered Savings Plan, dated as of July 27, 1995
             [10.3]*(/1/)

   10.4      Certified Grocers of California, Ltd., Executive Salary Protection
             Plan I ("ESPP II"), Master Plan Document, effective January 4,
             1995 [10.4]*(/11/)

   10.5      Master Trust Agreement For Certified Grocers of California, Ltd.
             Executive Salary Protection Plan II, dated as of April 28, 1995
             [10.5]*(/11/)

   10.6      Certified Grocers of California, Ltd. Executive Insurance Plan
             Split Dollar Agreement and Schedule of Executive Officers party thereto [10.6]*(/11/)

   10.7      Comprehensive Amendment to Certified Grocers of California, Ltd.
             Employee Excess Benefit Plan dated as of December 5, 1995
             [10.7]*(/1/)

   10.8      Comprehensive Amendment to Certified Grocers of California, Ltd.
             Employee Supplemental Deferred Compensation Plan dated as of
             December 5, 1995 [10.8]*(/1/)

   10.9      Comprehensive Amendment to Certified Grocers of California, Ltd.
             Employee Savings Plan dated as of August 18, 1995 [10.9]*(/1/)

   10.10 Joint Venture Agreement of Golden Alliance Distribution, dated as of April 8, 1992, between Food 4 Less GM, Inc. and Grocers General
             Merchandise Company [10.7]*(/12/)

   10.10.1   Agreement Regarding Termination and Dissolution of Joint Venture
             Agreement of Golden Alliance Distribution, dated as of August 15,
             1997, between Food 4 Less GM, Inc. and Grocers Merchandise Company
             [10.10.1]*(/1/)

   10.11 Lease, dated as of December 23, 1986, between Cercor Associates and Grocer Specialty Company [10.8]*(/12/)

   10.12     Expansion Agreement, dated as of May 1, 1991, and Industrial
             Lease, dated of May 1, 1991, between Dermody Properties and the
             Registrant [10.9]*(/12/)

   10.12.1 Lease Amendment, dated June 20, 1991, between Dermody Properties and the Registrant [10.9.1]*(/12/)


 Exhibit No.                             Description
 -----------                             -----------
   10.2.2    Lease Amendment, dated October 18, 1991, between Dermody
             Properties and the Registrant [10.9.2]*(/12/)

   10.17     Commercial Lease-Net dated December 6, 1994 between TriNet
             Essential Facilities XII and the Registrant [10.17]*(/11/)

   10.19     Form of Employment Agreement between the Company and Alfred A.
             Plamann [10.19]*(/10/)

   10.20     Severance Agreement between the Company and Charles J. Pillitier
             [10.21]*(/1/)

   10.21     Severance Agreement between the Company and Robert M. Ling, Jr.
             [10.21]*(/13/)

   10.22     Severance Agreement between the Company and Richard J. Martin
             [10.22]*(/13/)

   10.23 Form of Indemnification Agreement between the Company and each director and officer [A]*(/14/)

   10.24     Annual Incentive Plan for Chief Executive Officer [10.23]*(/1/)

   10.25     Annual Incentive Plan for Senior Management [10.24]*(/1/)

   10.26     Employment Agreement dated as of August  , 1999, between Certified
             Grocers of California, Ltd. and Terrence W. Olsen.

   10.27 Amendment to Employment Agreement dated as of August , 1999, between Certified Grocers of California, Ltd. and Alfred A.
             Plamann.

   10.28     Certified Grocers of California, Ltd. Early Retirement Program

   21.1      Subsidiaries(/13/)

   23.1      Consent of Deloitte & Touche LLP, independent auditors of the
             Registrant.

   23.2 Consent of PricewaterhouseCoopers LLP, independent accountants of United Grocers, Inc.

   23.3      Consents of Sheppard, Mullin, Richter & Hampton LLP (see Exhibits
             5.1 and 8.1)

   23.4      Consent of Schwabe, Williamson & Wyatt, P.C. (See Exhibit 8.2)

   99.1      Consent of Rabobank International, New York Branch

   99.2      Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

   99.3      Form of Certified Proxy Card

   99.4      Form of United Proxy Card

--------
*     Indicates the exhibit number of the document in the original filing.

(/1/) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 30, 1997 filed with the Securities and Exchange Commission on November 28, 1997 (File No. 0-10815).

(/2/) Filed as an exhibit to Post-Effective Amendment No. 6 to Form S-2
      Registration Statement of the Registrant filed with the Securities and Exchange Commission on December 15, 1994 (File No. 33-38152).

(/3/) Filed as an exhibit to Amendment No. 2 to Form S-1 Registration Statement of the Registrant filed with the Securities and Exchange Commission on December 31, 1981 (File No. 2-70069).

(/4/) Filed as an exhibit to Post-Effective Amendment No. 7 to Form S-2
      Registration Statement of the Registrant filed with the Securities and Exchange Commission on December 13, 1989 (File No. 33-19284).

(/5/) Filed as an exhibit to Post-Effective Amendment No. 4 to Form S-2
      Registration Statement of the Registrant filed with the Securities and Exchange Commission on July 15, 1988 (File No. 33-19284).

(/6/Filed)as an exhibit to Amendment No. 1 to Form S-2 Registration Statement of the Registrant filed on September 27, 1993 (File No. 33-68288).

(/7/Filed)as an exhibit to the Registrant's Registration Statement on Form S-2 filed with the Securities and Exchange Commission on October 12, 1994 (File No. 33-56005).

(/8/Filed)as an exhibit to the Registrant's Registration Statement on Form S-2 filed with the Securities and Exchange Commission on October 13, 1995 (File No. 33-63383).

(/9/Filed)as an exhibit to the Registrant's Registration Statement on Form S-2 filed with the Securities and Exchange Commission on May 6, 1998 (File No. 333-51931).

(/10/Filed)as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1996 filed with the Securities and Exchange Commission on November 5, 1996 (File No. 0-10815).

(/11/Filed)as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 2, 1995 filed with the Securities and Exchange Commission on December 1, 1995 (File No. 0-10815).

(/12/Filed)as an exhibit to the Registrant's Registration Statement on Form S-2
     filed with the Securities and Exchange Commission on September 2, 1993 (File No. 33-68288).

(/13/Filed)as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 29, 1998 filed with the Securities and Exchange Commission on November 16, 1998 (File No. 0-10815).

(/14/Filed)as an exhibit to the Registrant's Proxy Statement dated February 24,
     1997 filed with the Securities and Exchange Commission on February 24, 1997 (File No. 0-10815).

(/15/Filed)as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended November 28, 1998 (File No. 0-10845).

   (b) Schedules. Not applicable.

   (c) The opinions of Rabobank International, New York Branch and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. are included as Annex B and Annex C, respectively, to the Joint Proxy Statement/Prospectus.

Item 22. Undertakings



   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date responding to the request.

   (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (e)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) Rule 415 Offering. Include the following if the securities are registered pursuant to Rule 415 under the Securities Act:

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California on August 25, 1999.

                                          Certified Grocers of California,
                                           Ltd.

                                                  /s/ Alfred A. Plamann
                                          By: _________________________________
                                             Alfred A. Plamann, President and
                                                  Chief Executive Officer

   Each person whose signature appears below hereby constitutes and appoints each of Alfred A. Plamann and Robert M. Ling, Jr., his or her true and lawful attorney-in-fact and agent with full powers of substitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                Date

      /s/ Alfred A. Plamann             President and Chief    August 25, 1999
-------------------------------------    Executive Officer
          Alfred A. Plamann              (Principal
                                         Executive Officer)

      /s/ Richard J. Martin             Senior Vice            August 25, 1999
-------------------------------------    President--Finance
          Richard J. Martin              & Administration
                                         and Chief Financial
                                         Officer (Principal
                                         Financial Officer
                                         and Principal
                                         Accounting Officer)

        /s/ Louis A. Amen               Director               August 25, 1999
-------------------------------------
   Louis A. Amen (Chairman of the
               Board)

    /s/ William J. Andronico            Director               August 25, 1999
-------------------------------------
        William J. Andronico

              Signature                         Title                Date

       /s/ John Berberian               Director               August 25, 1999
-------------------------------------
           John Berberian

     /s/ Edmund Kevin Davis             Director               August 25, 1999
-------------------------------------
         Edmund Kevin Davis

      /s/ David M. Goodwin              Director               August 25, 1999
-------------------------------------
          David M. Goodwin

      /s/ Darioush Khaledi              Director               August 25, 1999
-------------------------------------
          Darioush Khaledi

        /s/ Mark H. Kidd                Director               August 25, 1999
-------------------------------------
            Mark H. Kidd

      /s/ Jay T. McCormack              Director               August 25, 1999
-------------------------------------
          Jay T. McCormack

       /s/ Morrie Nortrica              Director               August 25, 1999
-------------------------------------
           Morrie Nortrica

 /s/ Michael A. Provenzano, Jr.         Director               August 25, 1999
-------------------------------------
     Michael A. Provenzano, Jr.

      /s/ Edward J. Quijada             Director               August 25, 1999
-------------------------------------
          Edward J. Quijada

        /s/ David Bennett               Director               August 25, 1999
-------------------------------------
            David Bennett

        /s/ Mimi R. Song                Director               August 25, 1999
-------------------------------------
            Mimi R. Song

      /s/ Robert E. Stiles              Director               August 25, 1999
-------------------------------------
          Robert E. Stiles

       /s/ James R. Stump               Director               August 25, 1999
-------------------------------------
           James R. Stump

                                 Exhibit Index

 Exhibit
  Index                               Description
 -------                              -----------
 2.1     Agreement and Plan of Merger dated June 14, 1999, among the
         Registrant, New United Corp. and United Grocers, Inc. (included as
         Annex A to the Joint Proxy Statement Prospectus)

 3.1.1   Proposed form of Amended Articles of Incorporation

 3.2.1   Proposed form of Amended Bylaws

 5.1 Opinion of Sheppard, Mullin, Richter & Hampton LLP, regarding the validity of the securities being registered

 8.1 Opinion of Schwabe, Williamson & Wyatt, P.C., regarding certain federal income tax consequences of the Merger

 8.2 Opinion of Sheppard, Mullin, Richter & Hampton LLP, regarding certain federal income tax consequences of the merger

 10.26   Employment Agreement dated as of August  , 1999, between Certified
         Grocers of California, Ltd. and Terrence W. Olsen.

 10.27   Amendment to Employment Agreement dated as of August  , 1999, between
         Certified Grocers of California, Ltd. and Alfred A. Plamann.

 10.28   Certified Grocers of California, Ltd. Early Retirement Program

 23.1    Consent of Deloitte & Touche LLP, independent auditors of the
         Registrant

 23.2 Consent of PricewaterhouseCoopers LLP, independent accountants of United Grocers, Inc.

 99.1    Consent of Rabobank International, New York Branch

 99.2    Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

 99.3    Form of Certified Proxy Card

 99.4    Form of United Proxy Card